As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253969

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus Dated July 6, 2021

This prospectus supplement amends and supplements the prospectus dated July 6, 2021, as supplemented or amended from time to time (Prospectus), which forms a part of our Registration Statement on Form S-1 (No. 333-253969). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 3, 2021 (Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (1) 13,799,972 shares of our Class A common stock, par value $0.0001 per share (Class A Common Stock) that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (Public Warrants) issued by CC Neuberger Principal Holdings I (CCNB1) in its initial public offering; (2) 10,280,000 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to CC Neuberger Principal Holdings Sponsor, LLC (Sponsor) in a private placement consummated simultaneously with CCNB1’s IPO (Private Placement Warrants); and (iii) up to an aggregate of 5,000,000 shares of our Class A Common Stock that may be issued upon the exercise of the forward purchase warrants at an exercise price of $11.50 per share that were issued to the Neuberger Berman Opportunistic Capital Solutions Master Fund LP (NBOKS) in connection with the closing of the Business Combination (as defined below), (Forward Purchase Warrants) and, together with the Public Warrants and Private Placement Warrants, the Warrants.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (Selling Holders), or any of their permitted transferees, of (1) up to an aggregate of 10,280,000 shares of our Class A Common Stock underlying the Private Placement Warrants; (2) 5,000,000 shares of Class A Common Stock underlying the Forward Purchase Warrants; (3) 43,289,370 shares of Class A Common Stock issued in the combination of CCNB1 and E2open Holdings, LLC and its operating subsidiaries (E2open Holdings) on February 4, 2021 (Business Combination); (4) 8,120,367 shares of Class A Common Stock issuable upon conversion of an equal number of shares of our Series B-1 common stock, par value $0.0001 per share; (5) 3,372,184 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 common stock, par value $0.0001 per share; (6) 35,636,680 shares of Class A Common Stock issuable upon the exchange of common units representing limited liability company interests of E2open Holdings, which are non-voting, economic interests in E2open Holdings (Common Units) and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (7) 7,007,281 shares of Class A Common Stock issuable upon (a) the conversion of restricted common units into Common Units and (b) the exchange of such Common Units and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (8) 12,766,286 shares of Class A Common Stock held by the Sponsor and 83,714 shares held by CCNB1’s independent directors; (9) 69,500,000 shares of Class A Common Stock issued in a private placement to certain investors in exchange for $695.0 million (PIPE Investment) in connection with the Business Combination; (10) 6,830 shares of Class A Common Stock granted to one of our directors; and (11) 20,000,000 shares of Class A Common Stock issued to NBOKS for $200.0 million (Forward Purchase Shares) under the Forward Purchase Agreement in connection with the Business Combination. The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

Our Class A Common Stock and warrants trade on the New York Stock Exchange under the symbols “ETWO” and “ETWO-WT,” respectively. On September 14, 2021, the closing price of our common stock was $11.82 per share and the closing price of our warrants was $3.22 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the Risk Factors section beginning on page 31 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2021

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO-WT	New York Stock Exchange

Item 1.01. Entry Into A Material Definitive Agreement.

As disclosed in greater detail in the Current Report on Form 8-K filed by E2open Parent Holdings, Inc. (“E2open”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 1, 2021, E2open entered into (a) a Share Purchase Deed (the “Purchase Agreement”) by and among E2open, BluJay TopCo Limited, a private limited liability company registered in England and Wales (“BluJay”), and the sellers party thereto (the “BluJay Sellers”), (b) a Management Warranty Deed  by and among E2open and the warrantors party thereto and (c) a Tax Deed by and among E2open and the warrantors party thereto. The Purchase Agreement provided for the acquisition by E2open of all of the outstanding equity interests of BluJay and BluJay becoming an indirect subsidiary of E2open (the “Transaction”).

In connection with the consummation of the Transaction on September 1, 2021, E2open and certain of its stockholders amended and restated its existing Investor Rights Agreement, dated as of February 4, 2021, to add certain of BluJay’s existing stockholders as parties thereto, including certain affiliates of each of Francisco Partners and Temasek Holdings (“Temasek”) and make other changes related to this Transaction (the “A&R Investor Rights Agreement”). The A&R Investor Rights Agreement provides each of Francisco Partners and Temasek with the right to nominate one director to E2open’s board of directors (subject to certain conditions). The A&R Investor Rights Agreement also includes registration rights in respect of the shares of Class A Common Stock of E2open held by the equityholders party thereto. In addition, in the A&R Investor Rights Agreement, Francisco Partners, Temasek, and certain of the existing equityholders of E2open agreed to a six month “lock-up” restriction with respect to their shares of Class A Common Stock of E2open. The other BluJay Sellers also entered into lock-up agreements with E2open (each a “Lock-Up Agreement”) on September 1, 2021, pursuant to which they agreed to a six month “lock-up” restriction with respect to their shares of Class A Common Stock of E2open.

On September 1, 2021, E2open Intermediate, LLC, as holdings, E2open, LLC, a subsidiary of E2open as borrower, Goldman Sachs Bank USA, as administrative agent, and the financial institutions parties thereto as lenders and issuing banks entered into Amendment No. 2 to Credit Agreement (the “Credit Agreement Amendment”), which amends that certain Credit Agreement dated as of February 4, 2021 (the “Existing Credit Agreement” as amended and restated pursuant to the Amendment being referred to herein as the “Amended Credit Agreement”).

Under the Amended Credit Agreement, E2open, LLC obtained (i) a senior secured incremental term loan facility in an aggregate principal amount equal to $380,000,000 (the “Incremental Term Facility”) and the loans thereunder, (the “Incremental Term Loans”) and (ii) a senior secured incremental revolving facility in the aggregate principal amount of $80,000,000 (the “Incremental Revolving Facility” and together with the Incremental Term Facility, the “Incremental Facilities”). The Incremental Term Loans were documented as a fungible increase to the term loans under the Existing Credit Agreement and were drawn in full on September 1, 2021. The proceeds of the Incremental Term Facility were applied to consummate the Transaction, to pay fees and expenses in connection therewith and to refinance any existing third party indebtedness held by BlueJay Solutions Group Holdings Limited. The proceeds of the borrowings under the Incremental Revolving Facility will be used by E2open, LLC after the date of the adoption of the Amended Credit Agreement for working capital and general corporate purposes.

A copy of the A&R Investor Rights Agreement, a form of Lock-Up Agreement and the Credit Agreement Amendment are attached as Exhibits 10.1, 10.2 and 10.4 hereto and are incorporated herein by reference, and the foregoing descriptions of the A&R Investor Rights Agreement, the Lock-Up Agreements and the Credit Agreement Amendment are qualified in their entirety by reference thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference. On August 31, 2021, the stockholders of E2open approved the Share Issuance Proposal that E2open presented to its stockholders at a special meeting in connection with the Transaction. On September 1, 2021, the Transaction was consummated in accordance with the terms of the Purchase Agreement.

E2open’s definitive proxy statement, filed with SEC on August 2, 2021, contains additional information about the Transaction, including information concerning the interests of directors, executive officers and affiliates of E2open and BluJay in the Transaction. The foregoing description of the Purchase Agreement is not complete and is qualified

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in its entirety by reference to the Purchase Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on June 1, 2021, and which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference in regards to entry into the Credit Agreement Amendment.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference. In connection with the consummation of the Transaction, E2open issued 72,383,299 shares of Class A Common Stock of E2open to the former stockholders of BluJay. The issuances made to the former stockholders of BluJay, each of whom is an accredited investor, were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act.

In connection with the signing of the Purchase Agreement, E2open entered into subscription agreements (the “Subscription Agreements”) with certain investors, including certain current equityholders of E2open (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and E2open agreed to issue and sell to such investors, on the closing date, an aggregate of 28,909,022 shares of Class A Common Stock for aggregate gross proceeds of approximately $300 million (the “PIPE Financing”). The Subscription Agreements provide that E2open will grant the PIPE Investors in the PIPE Financing certain customary registration rights. On September 1, 2021, E2open consummated the PIPE Financing. The sales and issuances of securities in the PIPE Financing were made to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

As of September 1, 2021, following the consummation of the Transaction, there were 299,043,813 shares of Class A Common Stock of E2open outstanding.

A copy of the form of the Subscription Agreements is attached as Exhibit 10.3 hereto and is incorporated herein by reference, and the foregoing description of the Subscription Agreements is qualified in its entirety by reference thereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Directors

In connection with the consummation of the Transaction and pursuant to the A&R Investor Rights Agreement, Mr. Deep Shah and Mr. Martin Fichtner were appointed to the board of directors of E2open (the “Board”). Mr. Fichtner has been appointed to serve on the Audit Committee and Compensation Committee and Mr. Shah has been appointed to serve on the Nominating, Sustainability & Governance Committee, with such appointments effective upon becoming a director of E2open. Mr. Shah has been appointed as a Class II director while Mr. Fichtner has been appointed a Class III director.

Mr. Deep Shah is a Co-President with Francisco Partners and is Co-Head of the firm’s European investing. Prior to joining Francisco Partners in 2003, Mr. Shah worked at Morgan Stanley in London in both their Mergers and Acquisitions group and their Princes Gate Investors private equity fund, where he was responsible for the identification, evaluation and execution of transactions in a variety of industries, including information technology. He previously served on the board of Attenti, Click Software, C-MAC MicroTechnology, eFront, Ex Libris, Lumata, Masternaut, Metaswitch Networks, NexTraq, Operative, Paysafe, Prometheus Group, and SmartFocus. Mr. Shah holds an M.A. in Economics from the University of Cambridge (UK) with First Class Honors.

Mr. Martin Fichtner joined Temasek in May 2019 and is currently Managing Director, TMT for Temasek International (USA) LLC. Before joining Temasek, Martin had over 16 years of investing experience across the broad technology

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landscape. Most recently, Mr. Fichtner was at technology private equity firm Silver Lake, where he was Managing Director of Silver Lake Kraftwerk, a fund focused on technology-enabled growth businesses. Earlier, Mr. Fichtner was a Principal and founding member of Elevation Partners, a private equity firm focused on online, media, and consumer-related technology sectors. Prior to becoming a private equity investor, Mr. Fichtner was an investment banker at Goldman, Sachs & Co. He holds a Bachelor of Science in Industrial Engineering and a Master of Science in Engineering Economic Systems & Operations Research, both from Stanford University.

The Board has affirmatively determined that Messrs. Shah and Fichtner meet the applicable standards for an independent director under both the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.

Both Messrs. Shah and Fichtner are entitled to compensation by E2open for their services as directors in accordance with the previously disclosed director compensation program and neither individual has entered into an employment agreement with E2open. In connection with this appointment, both individuals have entered into an Indemnity Agreement with E2open on the same terms as the Indemnity Agreement entered into by the other directors and officers of E2open, which was filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2021.

Except as provided in the A&R Investor Rights Agreement as disclosed above under Item 1.01, neither individual is a party to any arrangement or understanding with any person pursuant to which they were appointed as directors, nor is either individual a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving E2open.

Appointment of Sector Presidents

Mr. Ron P. Kubera, age 56, has been appointed Sector President – Distribution. Mr. Kubera was hired in January 2018 by E2open to run the Process business unit as the Senior Vice President and General Manager. He transitioned to the Technology business unit in December 2019. Prior to joining E2open, Mr. Kubera was the Executive Vice President and Chief Marketing Officer for Lucas Systems who focused on voice picking solutions in the warehouse execution space from January 2016 through January 2018. Prior to Lucas Systems, Mr. Kubera also ran the voice business of Vocollect, a division of Honeywell and served in various consulting capacities.

Mr. David J. Kenneson, age 50, has been appointed Sector President – Manufacturing. Mr. Kenneson most recently served as General Manager of the Industrial business unit at E2open. Before joining E2open, Mr. Kenneson served as Chief Revenue Officer at Xeeva, Inc. from 2018 until February 2020, and as Chief Revenue Officer in addition to other executive positions at Quintiq, a Dassault Systèmes company, from 2011 to 2018. Prior to this, Mr. Kenneson held various executive positions in the consulting and software industries with a strong focus on supply chain and ERP technologies.

There is no arrangement or understanding between Messrs. Kenneson or Kubera and any other person pursuant to which he was selected as an officer of the Company. There are no related party transactions between Messrs. Kenneson or Kubera and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there is no family relationship between Messrs. Kenneson or Kubera and any of the Company’s other directors or executive officers.

The Board approved the entry into employment letter agreements with the newly created Sector Presidents that set forth the terms of continued employment with the Company. The form of letter agreement is the same for each executive and provides for the provision of base salary, an annual cash incentive opportunity and a long-term equity opportunity. The agreement also provides for participation in the various health, insurance, retirement, paid time off and other benefits provided to other officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. Except as provided for in the Executive Severance Plan that each executive is eligible to participate in, the Sector Presidents are employed on an at-will basis. The compensation of the

•	Sector Presidents is as follows:
•	Base Salary = $325,000
•	Annual Short-Term Target Bonus = $325,000
•	Annual Equity Grant Target = $1.00 million
o	Grant to begin in FY 2023

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•	Inducement Equity Grant = $150,000 in form of time-based RSUs with three-year vest

In connection with their appointments as Sector Presidents, both Messrs. Kenneson and Kubera are expected to enter into the Company’s standard form of Indemnification Agreement, which was filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2021.

Success Bonus Payouts

On September 1, 2021, the Compensation Committee recommended, and the Board approved one-time cash bonus payments in recognition of significant managerial efforts that contributed to the successful completion of the BluJay Transaction to the following individuals and in the following amounts: Chief Executive Officer Michael Farlekas $490,000, Chief Financial Officer Jarett Janik $513,000 and Chief Operating Officer Peter Hantman $442,500.

Item 7.01. Regulation FD Disclosure

On September 1, 2021, the Company issued a press release announcing the completion of the Transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired

The audited consolidated financial statements of BluJay for the years ended March 31, 2021 and March 31, 2020 are filed as Exhibit 99.2 hereto and incorporated herein by reference.

The unaudited consolidated financial statements of BluJay for the year ended March 31, 2019 are filed as Exhibit 99.3 hereto and incorporated herein by reference.

(b)       Pro Forma Financial Information

Unaudited pro forma condensed combined financial information of E2open is filed as Exhibit 99.4 hereto and incorporated herein by reference.

(d)       Exhibits

Exhibit No.	Exhibit
2.1 †

Share Purchase Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc., BluJay TopCo Limited and the other parties thereto (incorporated by reference to Exhibit 2.1 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

2.2 †

Management Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto(incorporated by reference to Exhibit 2.2 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

2.3 †

Tax Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto (incorporated by reference to Exhibit 2.3 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

10.1*	Amended and Restated Investor Rights Agreement, dated as of September 1, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto.
10.2*	Form of Lock-up Agreement.
10.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).
10.4*

Amendment No. 2 to Credit Agreement, dated September 1, 2021, by and among E2open Intermediate, LLC, E2open, LLC, Goldman Sachs Bank USA, and the financial institutions parties thereto as lenders and issuing banks.

23.1*	Consent of Grant Thornton UK LLP.

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99.1*	Press Release, dated September 1, 2021.
99.2*	Audited consolidated financial statements of BluJay TopCo Limited for the years ended March 31, 2021 and March 31, 2020.
99.3*	Unaudited consolidated financial statements of BluJay TopCo Limited for the year ended March 31, 2019.
99.4*	Unaudited pro forma condensed combined financial information of E2open.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL).
*	Filed herewith
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 2, 2021

E2open Parent Holdings, Inc.

By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President and General Counsel

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Execution Version

Exhibit 10.1

Amended and restated INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 1, 2021 (the “Effective Date”), is made by and among (i) E2open Parent Holdings, Inc., a Delaware corporation and successor to CC Neuberger Principal Holdings I, a Cayman Islands exempted company (including any of its successors or assigns, “PubCo”); (ii) (A) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“GBCF Cayman”), (B) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Cayman Islands exempted limited partnership (“GBCF Delaware”), (C) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman”) and (D) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (together with GBCF Cayman, GBCF Delaware, and IVP Cayman, the “IVP Blocked Equityholders”); (iii) (A) Helios Associates, LLC, a Delaware limited liability company (“Helios”), and (B) Sesame Investments LP, a Delaware limited partnership (together with Helios, the “Elliott Equityholders”); (iv) (A) EFFEM Master Fund II Parallel, L.P., a Delaware limited partnership (“PEM Parallel Fund II”), (B) EFFEM Master Fund II, L.P., a Delaware limited partnership (“PEM Fund II”) and (C) Performance EFFEM PE Fund II, L.P. (Series 2017), (together with PEM Parallel Fund II and PEM Fund II, the “PEM Blocked Equityholders,” and collectively with the IVP Blocked Equityholders and the Elliott Equityholders, the “Blocked Equityholders”); (v) Insight E2open Aggregator, LLC (“IVP Aggregator”, together with the IVP Blocked Equityholders, the “IVP Equityholders”); (vi) Performance Direct Investments III, L.P., a Delaware limited partnership (together with the PEM Blocked Equityholders, the “PEM Equityholders”); (vii) CC Neuberger Principal Holdings I Sponsor LLC, a Delaware limited liability company (the “Sponsor”); (viii) CC NB Sponsor 1 Holdings LLC, a Delaware limited liability company (“CC Capital”); (ix) Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted limited partnership (“NBOKS” and, together with CC Capital, the “Founder Holders”); (x) Eva F. Huston and Keith W. Abell (each, a “CCNB1 Independent Director” and, together, the “CCNB1 Independent Directors”); (xi) Francisco Partners III (Cayman), L.P., a Cayman Islands exempted limited partnership, and Francisco Partners Parallel Fund III (Cayman), L.P., a Cayman Islands exempted limited partnership (collectively, the “Francisco Partners Equityholders”); and (xii) Anderson Investments Pte. Ltd., a Singapore private limited company (the “Temasek Equityholder” and collectively with Francisco Partners Equityholders, the “BluJay Equityholders” each of the Temasek Equityholder and the Francisco Partners Equityholders, a “BluJay Equityholder”, and the BluJay Equityholders collectively with the Blocked Equityholders, the IVP Aggregator and the PEM Equityholders, the “Equityholders”). Each of PubCo, each Equityholder, the Sponsor, each Founder Holder and each CCNB1 Independent Director may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo entered into that certain Business Combination Agreement, dated as of October 14, 2020 (as amended, and as it may be further amended from time to time in accordance with the terms thereof, the “BCA”), by and among PubCo, the Blocker Merger Subs (as defined in the BCA), each wholly owned subsidiaries of PubCo, the Company Merger Sub (as defined in the BCA), a wholly owned subsidiary of PubCo, the Blockers (as defined in the BCA), E2open Holdings, LLC (formerly known as Eagle Parent Holdings, LLC), a Delaware limited liability company (the “Operating Company”), and the other parties thereto, in connection with the business combination of PubCo and the Operating Company (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, pursuant to the BCA, at the Closing, among other things (i) the Operating Company became a subsidiary of PubCo and PubCo acquired a certain number of common units in the Operating

Company (“Common Units”) and (ii) (A) the holders of Equity Securities of the Operating Company (including IVP Aggregator but excluding the Blockers) immediately prior to the Effective Time (as defined in the BCA), received (1) a certain number of Common Units and the same number of shares of Class V Common Stock and (2) a certain number of unvested performance-based restricted Common Units (“Restricted Common Units”), and (B) the Blocked Equityholders, immediately prior to the Effective Time (as defined in the BCA), received (1) a certain number of shares of Class A Common Stock and (2) a certain number of shares of Class B Common Stock, in each case in accordance with the terms of the BCA;

WHEREAS, upon the consummation of the Business Combination, PubCo and the other persons holding Common Units and Restricted Common Units, including IVP Aggregator, entered into that certain third amended and restated operating agreement of the Operating Company dated as of February 4, 2021 (as it may be further amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, upon satisfaction of the conditions set forth in the LLC Agreement, (i) the Restricted Common Units will vest and become Common Units and (ii) PubCo will issue to the holders of such Common Units an additional number of shares of Class V Common Stock such that each such holder holds the same number of Common Units and shares of Class V Common Stock, and upon satisfaction of the conditions set forth in the Certificate of Incorporation, the shares of Class B Common Stock will convert automatically into shares of Class A Common Stock of PubCo;

WHEREAS, each of the Equityholders holding Common Units has the right to exchange such Common Units, along with the cancelation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the terms and conditions of the LLC Agreement;

WHEREAS, PubCo, the Sponsor and the CCNB1 Independent Directors entered into that certain Registration and Shareholder Rights Agreement, dated as of April 28, 2020 (the “Original RRA”);

WHEREAS, at the consummation of the Business Combination, on February 4, 2021, PubCo, the Sponsor, the Founder Holders, the CCNB1 Independent Directors and the Equityholders (other than the BluJay Equityholders) entered into an Investor Rights Agreement (the “Original IRA”);

WHEREAS, in connection with the execution of the Original IRA, PubCo, the Sponsor and the CCNB1 Independent Directors terminated the Original RRA and replaced it with the Original IRA;

WHEREAS, PubCo entered into that certain Share Purchase Agreement, dated as of May 26, 2021 (as amended, and as it may be further amended from time to time in accordance with the terms thereof, the “SPA”), by and among PubCo, BluJay Toco Limited (“BluJay”), the BluJay Equityholders, the Management Sellers (as defined in the SPA) and the Non-Management Sellers (as defined in the SPA), in connection with the acquisition by PubCo of BluJay (the “BluJay Acquisition”) and other transactions contemplated therein;

WHEREAS, pursuant to the SPA, at the Completion, among other things (i) PubCo will, directly or indirectly, acquire all of the outstanding equity interests of BluJay, and BluJay will become a direct or indirect wholly-owned subsidiary of the Operating Company;

WHEREAS, at the Completion, the BluJay Equityholders will receive a certain number of shares of Class A Common Stock;

WHEREAS, in connection with Completion, the Parties hereto desire to amend and restate the Original IRA in its entirety and replace it with this Agreement;

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WHEREAS, the Original IRA can be amended in the form of this Agreement with the consent of PubCo, the IVP Representative and the Sponsor Representative; and

WHEREAS, on the Effective Date, the Parties desire to amend and restate the Original IRA to add the BluJay Equityholders as party hereto and to otherwise set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section I.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide, material business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, a Transfer with respect to any Equity Securities shall, for purposes of this Agreement, means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

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“Blocked Equityholder” has the meaning set forth in the Preamble.

“BluJay” has the meaning set forth in the Recitals.

“BluJay Acquisition” has the meaning set forth in the Recitals.

“BluJay Equityholder” has the meaning set forth in the Preamble.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Effective Date, as the same may be amended from time to time.

“CC Capital” has the meaning set forth in the Preamble.

“CCNB1” means CC Neuberger Principal Holdings I, a Cayman Islands exempted company.

“CCNB1 Independent Directors” has the meaning set forth in the Preamble.

“CEO Director” has the meaning set forth in Section 3.1(a).

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Effective Date, as the same may be amended from time to time.

“CFIUS” shall mean the Committee on Foreign Investment in the United States, including any member agency acting in its capacity as such.

“CFIUS Authorities” means the Defense Production Act of 1950 (50 U.S.C.§ 4565), and its implementing regulations located at 31 C.F.R. Parts 800-802.

“CFIUS Clearance” means any of the following shall have occurred: (i) CFIUS has concluded that the BluJay Acquisition is not a “Covered Real Estate Transaction” or otherwise a “Covered Transaction” and is not subject to review under the CFIUS Authorities; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the declaration or notice provided pursuant to the CFIUS Authorities with respect to the BluJay Acquisition, and has concluded all action under the CFIUS Authorities; (iii) in the event that the parties have filed a declaration, CFIUS has informed the Parties that it is unable to conclude action under the CFIUS Authorities with respect to the BluJay Acquisition on the basis of the declaration, but CFIUS has not requested that the Parties file a written notice of the BluJay Acquisition, and the 30-day assessment period established by CFIUS for the review of the declaration shall have elapsed, or (iv) if CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event

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involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class B common stock or into which the Class B common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class V common stock or into which the Class V common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA, which date is February 4, 2021.

“Common Stock” means shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock, the Class B Common Stock and the Class V Common Stock.

“Common Units” has the meaning set forth in the Recitals.

“Company Units” means the Common Units and the Restricted Common Units.

“Completion” has the meaning given to such term in the SPA.

“Completion Date” has the meaning given to such term in the SPA.

“Confidential Information” has the meaning set forth in Section 3.4.

“Demanding Holders” has the meaning set forth in Section 4.1(c).

“E2open” means E2open, LLC, a Delaware limited liability company.

“Economic Interests” mean (a) for the IVP Equityholders, (i) Common Units, plus any Common Units issued upon the conversion of Restricted Common Units pursuant to clause (y) below and (ii) shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below, in each case owned by the IVP Equityholders or their Permitted Transferees, (b) for the Elliott Equityholders, shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below, in each case owned by the Elliott Equityholders or their Permitted Transferees, (c) for the Sponsor, 12,766,286 shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below owned by the Sponsor or its Permitted Transferees, (d) for CC Capital, 6,383,143 shares of Class A Common Stock, plus any shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock pursuant to clause (y) below owned by CC Capital or its Permitted Transferees, (e) for the Francisco

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Partners Equityholders, shares of Class A Common Stock owned by the Francisco Partners Equityholders or their Permitted Transferees, and (f) for the Temasek Equityholder, shares of Class A Common Stock owned by the Temasek Equityholder or its Permitted Transferees, in the case of clauses (a), (b), (c), (d) (e) and (f), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like. For purposes of computing the percentage of Economic Interests held by the IVP Equityholders in clause (a), the Elliott Equityholders in clause (b), the Sponsor in clause (c) and CC Capital in clause (d) in Section 3.1 and Section 6.4(b), in each case, Restricted Common Units and Class B Common Stock shall (x) not be included as held as of the Closing Date or at the applicable time while unvested and remaining Restricted Common Units or shares of Class B Common Stock and (y) be included as being held as of the Closing Date and at the applicable time beginning only if and when they vest and convert into Common Units or shares of Class A Common Stock.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Equityholders” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 4.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 4.1(a).

“Forward Purchase Agreement” means that certain forward purchase agreement, dated as of April 28, 2020, among PubCo and NBOKS, as amended by that certain Side Letter, dated as of October 14, 2020, by and between NBOKS and PubCo, pursuant to which NBOKS purchased 20,000,000 Class A ordinary shares of PubCo and a number of redeemable warrants to purchase Class A ordinary shares of PubCo equal to 1/4 the number of Class A ordinary shares of PubCo purchased, in a private placement that occurred concurently with the Closing.

“Founder Holders” has the meaning set forth in the Preamble.

“FP Director” has the meaning set forth in Section 3.1(a).

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“FP Representative” means Francisco Partners III (Cayman), L.P., or such other Person, which Person must be an Affiliate of Francisco Partners III (Cayman), L.P. or Francisco Partners Parallel Fund III (Cayman), L.P., who is identified as the replacement FP Representative by the then existing FP Representative giving prior written notice to PubCo.

“Francisco Partners Equityholders” has the meaning set forth in the Preamble.

“GBCF Cayman” has the meaning set forth in the Preamble.

“GBCF Delaware” has the meaning set forth in the Preamble.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to Article VI; provided that a Party who does not hold Registrable Securities as of the Effective Date and who acquires Registrable Securities after the Effective Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

“Holder Information” has the meaning set forth in Section 4.10(b).

“Initial Form S-1 Shelf” has the meaning set forth in Section 4.1(a).

“Initial Period” has the meaning set forth in Section 3.1(d)(i)(A).

“IVP Aggregator” has the meaning set forth in the Preamble.

“IVP Blocked Equityholders” has the meaning set forth in the Preamble.

“IVP Cayman” has the meaning set forth in the Preamble.

“IVP Director” has the meaning set forth in Section 3.1(a).

“IVP Equityholders” has the meaning set forth in the Preamble.

“IVP Representative” means IVP Aggregator, or such other Person, which Person must be an Affiliate of Insight Venture Management, LLC, who is identified as the replacement IVP Representative by the then existing IVP Representative giving prior written notice to PubCo.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LLC Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” has the meaning set forth in Section 5.1(a).

“Lock-Up Shares” has the meaning set forth in Section 5.1(a).

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“Maximum Number of Securities” has the meaning set forth in Section 4.1(e).

“Minimum Takedown Threshold” has the meaning set forth in Section 4.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“NBOKS” has the meaning set forth in the Preamble.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“New Shelf” has the meaning set forth in Section 4.1(a).

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original IRA” has the meaning set forth in the Recitals.

“Original RRA” has the meaning set forth in the Recitals.

“Participation Conditions” has the meaning set forth in Section 4.1(d).

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person and (ii) any Affiliate of such Person (including any partner, shareholder, member controlling or under common control with such Member and Affiliated investment fund or vehicle) of such Person, but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Operating Company and any portfolio company; provided that no Affiliated investment fund or vehicle of any Person (for the avoidance of doubt, excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that engages in or competes with the business of PubCo or the Operating Company so long as such securities are not the only securities held by such Affiliated investment fund or vehicle of such Person.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

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“Potential Takedown Participant” has the meaning set forth in Section 4.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means (a) any shares of Class A Common Stock, including Class A Common Stock (i) to be issued pursuant to the LLC Agreement upon exchange of Common Units (along with the cancelation of an equal number of shares of Class V Common Stock), and (ii) to be issued as a result of the conversion of shares of Class B Common Stock, (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding or (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any securities exchange on which the Class A Common Stock is then listed;
(b)

fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;
(d)	reasonable fees and disbursements of counsel for PubCo;
(e)	reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and
(f)

reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering in an amount not to exceed $75,000 for each Registration.

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“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Equityholder requesting piggyback rights pursuant to Section 4.2 of this Agreement with respect to an Underwritten Shelf Takedown.

“Restricted Common Units” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 4.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Takedown Notice” has the meaning set forth in Section 4.1(d).

“Shelf Takedown Request” has the meaning set forth in Section 4.1(c).

“SPA” has the meaning set forth in the Recitals.

“Special Holder” means each of the Sponsor, the Founder Holders, each Elliott Equityholder, each IVP Equityholder and each BluJay Equityholder, at such times as such Party is a Holder.

“Sponsor” means CC Neuberger Principal Holdings I Sponsor LLC, or, upon its dissolution, the Founder Holders.

“Sponsor Director” has the meaning set forth in Section 3.1(a).

“Sponsor Representative” means CC Neuberger Principal Holdings I Sponsor LLC or, after the dissolution of CC Neuberger Principal Holdings I Sponsor LLC, such other Person who is an Affiliate of one or more of the Founder Holders, who is identified as the replacement Sponsor Representative by the then existing Sponsor Representative giving prior written notice to PubCo, the IVP Representative, the Elliott Equityholders, the FP Representative and the Temasek Equityholder.

“Subsequent Shelf Registration” has the meaning set forth in Section 4.1(b).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power

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or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Temasek Director” has the meaning set forth in Section 3.1(a).

“Temasek Equityholder” has the meaning set forth in the Preamble.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), contracts or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 4.1(f).

“Voting Securities” means Equity Securities of PubCo which are entitled to vote generally in the election of directors to the Board.

“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Class A Common Stock, (a) warrants to purchase 10,280,000 shares of Class A Common Stock issued to the Sponsor pursuant to that certain private placement warrants purchase agreement, dated April 28, 2020, by and among the Sponsor and PubCo, for a purchase price of $11.50 per warrant and (b) warrants to purchase 5,000,000 shares of Class A Common Stock issued to NBOKS pursuant to the Forward Purchase Agreement.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 4.1(f).

Section I.2Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a)the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

(b)the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(c)references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d)whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation.”

(e)the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)pronouns of any gender or neuter or, as appropriate, the other pronoun forms.

Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties to this Agreement hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section II.1Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section II.2Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section II.3Consents. Other than any consents which have already been obtained and the CFIUS Clearance, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Article III
GOVERNANCE

Section III.1Board of Directors.

(a)Composition of the Board. Each of the Sponsor, the Elliott Equityholders, the IVP Equityholders, the Francisco Partners Equityholders and the Temasek Equityholder, severally and not jointly, agrees with PubCo to take all Necessary Action to cause (x) the Board to be comprised of up to eleven (11) directors and (y) those individuals to be nominated in accordance with this Article III, initially (i) three (3) of whom have been or will be nominated by the IVP Representative, initially Ryan M. Hinkle and Timothy I. Maudlin (with one (1) vacancy) and thereafter designated pursuant to Section 3.1(b) or

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Section 3.1(g) of this Agreement (each, an “IVP Director”), (ii) five (5) of whom have been or will be nominated by CC Capital (on behalf of the Sponsor), initially Chinh E. Chu, Eva F. Huston and Stephen C. Daffron (and two (2) vacancies) and thereafter designated pursuant to Section 3.1(c) or Section 3.1(g) of this Agreement (each, a “Sponsor Director”), (iii) one (1) of whom has been or will be nominated by the FP Representative, initially Deep Shah, and thereafter designated pursuant to Section 3.1(d) or Section 3.1(g) of this Agreement (the “FP Director”), (iv) one (1) of whom has been or will be nominated by the Temasek Equityholder, initially Martin Fichtner, and thereafter designated pursuant to Section 3.1(e) or Section 3.1(g) of this Agreement (the “Temasek Director”) and (v) the CEO of E2open, initially Michael Farlekas (the “CEO Director”). Each of the Sponsor, the Elliott Equityholders, the IVP Equityholders, the Francisco Partners Equityholders and the Temasek Equityholder, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i)the Class I directors shall include up to three (3) Sponsor Directors, initially Eva F. Huston and Stephen C. Daffron (and one (1) vacancy);

(ii)the Class II directors shall include up to two (2) IVP Directors, initially Ryan M. Hinkle and Timothy I. Maudlin, one (1) Sponsor Director, initially vacant, and the FP Director; and

(iii)the Class III directors shall include up to one (1) IVP Director, initially vacant, one (1) Sponsor Director, initially Chinh E. Chu, the Temasek Director and the CEO Director.

Any vacancies existing on the Board as of the date hereof shall be filled in accordance with Section 3.1(g). The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

(b)IVP Equityholder Representation. For so long as the IVP Equityholders and their Permitted Transferees Beneficially Own Economic Interests (in PubCo and the Operating Company, without duplication) representing the percentage of the Economic Interests held by the IVP Equityholders immediately after the Closing shown below (or the percentage of Voting Securities shown below, if relevant), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, that number of individuals designated by the IVP Representative that, if elected, will result in the IVP Equityholders having the number of directors serving on the Board that is shown in the column labeled “Number of IVP Directors” below; provided, that after the number of IVP Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the IVP Equityholders and their Permitted Transferees cannot subsequently increase the number of IVP Directors entitled to be designated as a result of their acquisition of Beneficial Ownership of additional Economic Interests (in PubCo and the Operating Company, without duplication).

Economic Interests Beneficially Owned by the IVP Equityholders (and their Permitted Transferees) as a Percentage of the Economic Interests Held by the IVP Equityholders immediately after the Closing	Number of IVP Directors
85% or greater	3
66% or greater, but less than 85%	2
33% or greater (or, if greater, 2% of the Voting Securities of Pubco), but less than 66%	1
Less than the greater of 33% and 2% of the Voting Securities of PubCo	0

(c)Sponsor Representation. For so long as the Sponsor and its Permitted Transferees (including CC Capital and NBOKS and their Permitted Transferees) Beneficially Own Economic Interests in PubCo representing at least the percentage, shown below, of the Economic Interests Beneficially Owned by CC Capital immediately after the Closing shown below, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by CC Capital (on behalf of the Sponsor) that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown below; provided, that after the number of Sponsor Directors is reduced because the percentage Beneficially Owned of such Economic Interests is reduced, the Sponsor and its Permitted Transferees cannot subsequently increase the number of Sponsor Directors entitled to be designated as a result of its acquisition of Beneficial Ownership of additional Economic Interests in PubCo.

Economic Interests Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Economic Interests Beneficially Owned by CC Capital immediately after the Closing	Number of Sponsor Directors
85%	5
68%	4
51%	3
34%	2
17%	1
0%	0

(d)Francisco Partners Equityholder Representation.

(i)In respect of the period:

(A)on and from the Completion Date until the earlier of (x) the date that is two (2) years following the Completion Date; and (y) the second annual meeting of stockholders of PubCo following the Completion Date at which directors are to be elected (the resulting period, the “Initial Period”), for so long as the Francisco Partners Equityholders and their Permitted Transferees Beneficially Own Economic Interests in PubCo representing (1) 100% of the Economic Interests held by the Francisco Partners Equityholders immediately after Completion; or (2) at least 7.5% of outstanding shares of Class A Common Stock and Class V Common Stock of PubCo; and

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(B)from and after the Initial Period, for so long as the Francisco Partners Equityholders and their Permitted Transferees Beneficially Own Economic Interests in PubCo representing at least 7.5% of outstanding shares of Class A Common Stock and Class V Common Stock of PubCo,

PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, one individual designated by the FP Representative that, if elected, will result in the Francisco Partners Equityholders having one (1) director serving on the Board.

(ii)Notwithstanding anything to the contrary in Section 3.1(d)(i), from and after such time that the Francisco Partners Equityholders and their Permitted Transferees no longer Benefcially Own Economic Interests in PubCo representing:

(A)in respect of the Initial Period, (1) 100% of the Economic Interests held by the Francisco Partners Equityholders immediately after Completion; or (2) at least 7.5% of the outstanding shares of Class A Common Stock and Class V Common Stock; and

(B)from and after the Initial Period, at least 7.5% of the outstanding shares of Class A Common Stock and Class V Common Stock of PubCo,

the FP Representative shall no longer be entitled to designate a FP Director and the Francisco Partners Equityholders and their Permitted Transferees cannot subsequently become entitled to designate a FP Director as a result of their acquisition of Beneficial Ownership of additional Economic Interests in PubCo.  The Parties agree that, during the two (2) years following the Completion Date, the Francisco Partners Equityholders will not be required to cause the FP Director to tender his or her resignation for so long as the Francisco Partners Equityholders and their Permitted Transferees Beneficially Own Economic Interests in PubCo representing 100% of the Economic Interests held by the Francisco Partners Equityholders immediately after Completion.

(e)Temasek Equityholder Representation. In respect of the:

(i)Initial Period, for so long as the Temasek Equityholder and its Permitted Transferees Beneficially Own Economic Interests in PubCo representing (1) 100% of the Economic Interests held by the Temasek Equityholder immediately after Completion; or (2) at least 7.5% of outstanding shares of Class A Common Stock and Class V Common Stock of PubCo; and

(ii)from and after the Initial Period, for so long as the Temasek Equityholder Beneficially Owns Economic Interests in PubCo representing at least 7.5% of outstanding shares of Class A Common Stock and Class V Common Stock of PubCo,

in either case, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, one individual designated by the Temasek Equityholder that, if elected, will result in the Temasek Equityholder having one (1) director serving on the Board; provided, that after the Temasek Equityholder and its Permitted Transferees no longer Benefcially Owns Economic Interests in PubCo representing:

(iii) in respect of the Initial Period, (1) 100% of the Economic Interests held by the Temasek Equityholder immediately after Completion; or (2) at least 7.5% of the outstanding shares of Class A Common Stock and Class V Common Stock; and

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(iv)from and after the Initial Period, at least 7.5% of the outstanding shares of Class A Common Stock and Class V Common Stock of PubCo,

the Temasek Equityholder shall no longer be entitled to designate a Temasek Director and the Temasek Equityholder and its Permitted Transferees cannot subsequently become entitled to designate a Temasek Director as a result of their acquisition of Beneficial Ownership of additional Economic Interests in PubCo. The Parties agree that, during the two (2) years following the Completion Date, the Temasek Equityholder will not be required to cause the Temasek Director to tender his or her resignation for so long as the Temasek Equityholder and its Permitted Transferees Beneficially Own Economic Interests in PubCo representing 100% of the Economic Interests held by the Temasek Equityholder immediately after Completion.

(f)Decrease in Directors. Subject to the last sentence in each of Section 3.1(d) and Section 3.1(e), upon any decrease in the number of directors that the IVP Representative, the FP Representative, the Temasek Equityholder or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 3.1(b), Section 3.1(c), Section 3.1(d) or Section 3.1(e), the IVP Equityholders, the Sponsor, the Francisco Partners Equityholders or the Temasek Equityholder, as applicable, shall take all Necessary Action to cause the appropriate number of IVP Directors, Sponsor Directors, FP Director or Temasek Director, as applicable, to offer to tender their resignation promptly, and no later than, sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination an IVP Director, Sponsor Director, FP Director or Temasek Director that has tendered his or her resignation pursuant to this Section 3.1(f).

(g)Removal; Vacancies. Except as provided in Section 3.1(f), and subject to the Organizational Documents, the IVP Representative, CC Capital (on behalf of the Sponsor), the FP Representative and the Temasek Equityholder, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies existing on the date hereof or created by reason of death, removal or resignation of its nominees to the Board, and PubCo, the Sponsor, the Elliott Equityholders, the IVP Equityholders and the BluJay Equityholders shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 3.1(g), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

(h)Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. For so long as the IVP Equityholders are entitled to designate at least one (1) director to serve on the Board pursuant to Section 3.1(b), each committee of the Board shall, at the IVP Representative’s option, include at least one (1) IVP Director, for so long as CC Capital (on behalf of the Sponsor) is entitled to designate at least one (1) director to serve on the Board pursuant to Section 3.1(c), each committee of the Board shall, at CC Capital’s option, include at least one (1) Sponsor Director, and for so long as the BluJay Equityholders are entitled to designate at least either the FP Director or the Temasek Director to serve on the Board pursuant to Section 3.1(d) or Section 3.1(e), each committee of

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the Board shall, at the option of the FP Representative and the Temasek Equityholder, include at least one (1) of either the FP Director or the Temasek Director (as jointly selected for each such committee by the FP Representative and the Temasek Equityholder), in each case subject to applicable Laws and applicable stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

(i)Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(j)Indemnification. For so long as any IVP Director, Sponsor Director, FP Director or Temasek Director serves as a director of PubCo, (i) PubCo shall provide such IVP Director, Sponsor Director, FP Director or Temasek Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any IVP Director, Sponsor Director, FP Director or Temasek Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, the last sentence of Section 10.1(G) of the Certificate of Incorporation, Article VIII of the Certificate of Incorporation, Article IV of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k)CFIUS Springing Right. Notwithstanding anything to the contrary herein, the Temasek Equityholder’s right to nominate one director to the Board pursuant to this Section 3.1 (the “Temasek Nomination Right”) shall be suspended and be of no force and effect, and PubCo and the other Parties hereto shall have no obligations with respect thereto, unless and until CFIUS Clearance has been obtained with respect to the Temasek Equityholder’s ownership of its portion of PubCo. The decision as to whether to file a notice or a declaration in respect of CFIUS Clearance shall be in the sole discretion of the Temasek Equityholder; provided, that the failure to file any such notice or declaration shall not amend or waive the requirement that CFIUS Clearance be obtained pursuant to the first sentence of this Section 3.1(k). For the avoidance of doubt, CFIUS Clearance is not a condition to the occurrence of the Completion and, if and when CFIUS Clearance is issued or obtained (whether before or after the Completion), the Nomination Right shall apply and shall no longer be suspended with respect to the particular entity with respect to which CFIUS Clearance is obtained.

Section III.2Voting Agreement. For the Standstill Period, each of the Sponsor, the Founder Holders, each IVP Equityholder, each Elliott Equityholder, the Francisco Partners Equityholders and the Temasek Equityholder, severally and not jointly, agree with PubCo to cause all Equity Securities such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d) and Section 3.1(e), and recommended by the Board for election at any such meeting or through any such written consent. The Sponsor, the Founder Holders, each IVP Equityholder, each Elliott Equityholder the Francisco Partners Equityholders and the Temasek Equityholder, severally and not jointly, agree with PubCo not to take action to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.1.

Section III.3Standstill.

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(a)Each IVP Equityholder, each Elliott Equityholder, each BluJay Equityholder, the Founder Holders and the Sponsor (each a, “Standstill Party”), severally and not jointly, agree with PubCo that, from the Effective Date until, and including, the date that is the later of (i) February 4, 2022 and (ii) the date on which PubCo’s 2022 annual meeting of stockholders at which directors are elected occurs (or any postponement or adjournment thereof) (such period, the “Standstill Period”), such Standstill Party shall not, directly or indirectly:

(i)make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Equity Securities of PubCo or any of its Subsidiaries in favor of the election of any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) or in opposition of any individual nominated or designated for appointment or election to the Board by PubCo pursuant to this Agreement (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation) or otherwise in opposition of any IVP Director, Sponsor Director, FP Director or Temasek Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);

(ii)nominate any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) (other than by making a non-public proposal or request to the Board or its nominating committee in a manner which would not require the Board or PubCo to make any public disclosure);

(iii)take any action in support of or make any proposal or request that constitutes: (i) a change in the number or term of directors or to fill any vacancies on the Board (other than in accordance with this Agreement) or (ii) a change to the composition of the Board, other than by making a non-public proposal or request to the Board (or its nominating committee) in a manner which would not require the Board or PubCo to make any public disclosure;

(iv)enter into a voting trust, voting agreement or similar voting arrangement with respect to any Equity Securities of PubCo, or subject any Equity Securities of PubCo to any voting trust, voting agreement or similar voting arrangement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and similar other accounts), in each case other than (A) this Agreement, (B) solely with Affiliates or Permitted Transferees of the Standstill Party or (C) granting proxies in solicitations approved by the Board;

(v)form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action contemplated by this Section 3.3(a); or

(vi)make any public disclosure inconsistent with this Section 3.3(a), or take any action that would reasonably be expected to require PubCo to make any public disclosure with respect to the matters set forth in this Section 3.3(a).

(b)Notwithstanding the foregoing provisions of this Section 3.3, the foregoing provisions of Section 3.3(a) shall not, and are not intended to:

(i)prohibit any Party or its Affiliates from privately communicating with, including making any offer or proposal to, the Board (in a manner which would not require the Board or PubCo to make any public disclosure);

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(ii)restrict in any manner how a Party or its Affiliates vote their Common Stock or other Common Stock, except as provided in Section 3.2 or otherwise as set forth in this Agreement;

(iii)restrict the manner in which any IVP Director, Sponsor Director, FP Director or Temasek Director may (A) vote on any matter submitted to the Board or the stockholders of PubCo, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided the foregoing shall not limit an Equityholder’s, the Sponsor’s or the Founder Holders’ obligations hereunder; or

(iv)restrict the Sponsor, any Founder Holder or any Equityholder or any of their respective Permitted Transferees from selling or transferring any of their Common Stock in accordance with this Agreement.

Section III.4Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each Equityholder and the Sponsor, severally and not jointly, agrees with PubCo and acknowledges that the directors designated by the Sponsor, the IVP Representative, the FP Representative and the Temasek Equityholder may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sponsor (or the Founder Holders), the IVP Equityholders, the Francisco Partners Equityholders and the Temasek Equityholder. Further, each Equityholder and the Sponsor recognizes that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Equityholder and the Sponsor, severally and not jointly, covenants and agrees with PubCo that it will not (and will cause its respective Affiliates, Permitted Transferees and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Nothing in this Agreement shall prohibit any of the IVP Equityholders, the Francisco Partners Equityholders, the Temasek Equityholder or the Sponsor (or the Founder Holders) from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Party shall be responsible for any breach of this Section 3.4 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of an Equityholder or Sponsor, unless such Confidential Information is actually provided to such Person. PubCo and each Equityholder and the Sponsor, severally and not jointly, acknowledges and agrees with PubCo that each of the Equityholders, the Sponsor and their respective Affiliates (including CC Capital and NBOKS) may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its subsidiaries, or operate in the same or similar business as PubCo and its subsidiaries, and that nothing herein shall be in any way construed to prohibit or restrict the Equityholders, the Sponsor or their respective Affiliates’ (including CC Capital and NBOKS) ability to maintain, make or consider such other investments (including purchasing publicly traded securities). PubCo and each Equityholder and the Sponsor, severally and not jointly, hereby agrees with PubCo that, to the extent permitted under applicable law, each of the Equityholders and the Sponsor (other than any Equityholder that is an employee of PubCo or any of its

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subsidiaries) and their respective Affiliates (including CC Capital and NBOKS) shall not be liable to PubCo, the Sponsor or any other Equityholder for any claim arising out of, or based upon, (i) the investment by such Equityholder or the Sponsor, as applicable, or such Party’s Affiliates in any entity competitive with PubCo, or (ii) actions taken by any partner, officer, employee or other representative of any such Equityholder or the Sponsor, as applicable, or such Party’s Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on PubCo; provided, however, that (x) no Confidential Information is used or disclosed in connection with such activities and (y) the foregoing shall not relieve any director or officer of PubCo from any liability associated with his or her fiduciary duties to PubCo. Notwithstanding the foregoing or anything to the contrary herein, (1) each of the IVP Equityholders, the Francisco Partners Equityholders, the Temasek Equityholder and the Sponsor, CC Capital and NBOKS (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (b) shall not be required to provide notice to any Party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information and (2) the Sponsor, CC Capital, NBOKS, and each Equityholder that is (or is an investment vehicle managed by) a private equity, venture capital or other investment firm and their respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.

Section III.5Legend. In order to enforce the obligations set forth in this Article III, PubCo shall place restrictive legends in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Agreement, including any Registrable Securities Transferred to a Permitted Transferee. Within two (2) Business Days of PubCo’s receiving a request to remove such legend by a Holder or the duly appointed transfer agent of PubCo, PubCo shall notify the Sponsor, the IVP Representative, the FP Representative and the Temasek Equityholder of such request in writing, including the number of Registrable Securities with respect to which such request relates and, if in connection with a proposed Transfer, the date such Transfer is, or is to be, effected. All certificates or book entries representing Registrable Securities, as the case may be, shall bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED FEBRUARY 4, 2021, AS AMENDED (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG E2OPEN PARENT HOLDINGS, INC. (THE “COMPANY”), CC NEUBERGER PRINCIPAL HOLDINGS I SPONSOR LLC AND THE OTHER PARTIES NAMED THEREIN, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

Article IV
REGISTRATION RIGHTS

Section IV.1Shelf Registration.

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(a)Filing. PubCo has previously filed a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with any Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) and any Subsequent Shelf Registration, the “Shelf”) covering the resale of Registrable Securities held by Holders (other than the BluJay Equityholders) on a delayed or continuous basis, which initial Form S-1 Shelf became effective under the Securities Act on March 29, 2021 (the “Initial Form S-1 Shelf”). PubCo shall file, within thirty (30) days of the Completion Date, a new Form S-1 Shelf or an amendment to the Initial Form S-1 Shelf (the “New Shelf”) covering the resale of all Registrable Securities, including the Registrable Securities held by the BluJay Equityholders.  PubCo shall use its commercially reasonable efforts to cause the New Shelf to become effective under the Securities Act as soon as practicable after the initial filing thereof. The New Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the New Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such New Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3. After effectiveness of the New Shelf, the Special Holders shall be prohibited from making a Shelf Takedown Request (as defined below) under the Initial Form S-1 Shelf (and shall only be entitled to make such a Shelf Takedown Request under the New Shelf) and any references herein to the “Shelf” shall be deemed to include the New Shelf.

(b)Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is then a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

(c)Requests for Underwritten Shelf Takedowns. At any time and from time to time after the relevant Shelf has been declared effective by the SEC, the Special Holders may request (each, a “Shelf Takedown Request”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that

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PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (exclusive of piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10.0 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder, provided that any request for an Underwritten Shelf Takedown pursuant to this clause (ii) made by the Sponsor Representative as representative of the Founder Holders, shall apply to all Registrable Securities then held by the Founder Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range of such Underwritten Shelf Takedown, provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 3.4. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 4.1(c).

(d)Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 4.1(d) shall be determined by the Requesting Holder.

(e)Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders,

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exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f)Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained herein, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 4.1(f).

(g)Long-Form Demands. Upon the expiration of the applicable Lock-Up Period and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within sixty (60) days of filing. The provisions of Sections 4.1(c)-(f) shall apply to this Section 4.1(g) as if a demand under this Section 4.1(g) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 4.1(g), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 4.1(g).

Section IV.2Piggyback Registration.

(a)Piggyback Rights. If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Special Holders and the PEM Equityholders as soon as practicable but not less than three (3) calendar days before the anticipated filing date of such Registration Statement or, in the case

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of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Special Holders and the PEM Equityholders the opportunity to include in such registered offering such number of Registrable Securities as such Special Holders or PEM Equityholders, as applicable, may request in writing within two (2) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Special Holder and each PEM Equityholder agrees with PubCo that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 3.3. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Special Holders and PEM Equityholders pursuant to this Section 4.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Special Holder’s or any PEM Equityholder’s Registrable Securities in a Piggyback Registration shall be subject to such Special Holder’s or PEM Equityholder’s, respectively, agreement to abide by the terms of Section 4.6 below.

(b)Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo, the Special Holders and the PEM Equityholders, in each case, participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Special Holders and PEM Equityholders hereunder and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to this Section 4.2, exceeds the Maximum Number of Securities, then:

(i)If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders and PEM Equityholders exercising their rights to register their Registrable Securities pursuant to Section 4.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and each PEM Equityholder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii)If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Special Holders and the PEM Equityholders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders and the PEM Equityholders exercising their rights to register their Registrable Securities pursuant to Section 4.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder and each PEM Equityholder has requested be included in

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such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 4.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 4.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Special Holders and PEM Equityholders pursuant to this Section 4.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 4.1(e), instead of this Section 4.2(b).

(c)Piggyback Registration Withdrawal. Any Special Holder and any PEM Equityholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Special Holder’s or such PEM Equityholder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth herein, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 4.2(c).

Section IV.3Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder that holds more than 1.0% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Company Units), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of PubCo, during the seven (7) days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriter or Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) and (ii) PubCo will cause each of its directors and officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i). Notwithstanding the foregoing, a Holder shall not be subject to this Section 4.3 with respect to an Underwritten Offering unless each Holder that holds at least 1.0% of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Company Units) and each of PubCo’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section IV.4General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such

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Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a)prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b)prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Special Holder or PEM Equityholder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders and PEM Equityholders, in each case, who are Holders of Registrable Securities included in such Registration, and such Special Holders’ or PEM Equityholders’ respective legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders or PEM Equityholders, in each case, who are Holders of Registrable Securities included in such Registration or the respective legal counsel for any such Special Holders or PEM Equityholders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders or PEM Equityholders;

(d)prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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(g)advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder or PEM Equityholder, in each case, who is a Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i)notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.7 hereof;

(j)permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k)obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders or PEM Equityholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l)on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders and, if participating in such Registration, the PEM Equityholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Special Holders, PEM Equityholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders and PEM Equityholders;

(m)in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

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(o)if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50.0 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p)otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Special Holders, in connection with such Registration.

Section IV.5Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section IV.6Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained herein, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration hereunder unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 4.1(c) and Section 4.4(o) of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 4.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section IV.7Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.7.

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Section IV.8Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 4.8.

Section IV.9Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section IV.10Indemnification and Contribution.

(a)PubCo agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers, managers, directors and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, except in each case insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b)In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify PubCo, its directors and officers and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received

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by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c)Any Person entitled to indemnification under this Section 4.10 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)The indemnification provided hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e)If the indemnification provided in this Section 4.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.10(a), 4.10(b) and 4.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities

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Act) shall be entitled to contribution pursuant to this Section 4.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section IV.11Other Registration Rights. Other than the registration rights set forth in the Forward Purchase Agreement, the Backstop Agreement and the Subscription Agreements (as defined in the BCA), PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant hereto, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor and the Sponsor Representative represents and warrants that this Agreement supersedes any other registration rights agreement or other similar agreement, other than the registration rights set forth in the Forward Purchase Agreement, the Backstop Agreement and the Subscription Agreements.

Section IV.12Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section IV.13 Term. Article IV shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 4.8 and Section 4.10 shall survive any such termination with respect to such Holder.

Section IV.14Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations hereunder, including for purposes of Section 4.12 hereof.

Section IV.15Termination of Original RRA.  Upon the Closing, PubCo, the Sponsor and the CCNB1 Independent Directors terminated the Original RRA pursuant to the Original IRA, and the Original RRA and all of the respective rights and obligations of the parties thereunder, as and from the Closing, were and are of no further force or effect.

Section IV.16Distributions.

(a)In the event that, pursuant to a dissolution of the Sponsor, the Sponsor distributes all of its Registrable Securities to its members, the Founder Holders shall be treated as the Sponsor hereunder; provided, that such Founder Holders, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b)In the event that any Elliott Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such Elliott Equityholder hereunder; provided, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Elliott Equityholders, as if they remained a single party to this Agreement.

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(c)In the event that any IVP Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such IVP Equityholder hereunder; provided, that only the IVP Representative shall be entitled to take any action hereunder that any such IVP Equityholder is entitled to take; provided, further, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the IVP Equityholders, as if they remained a single party to this Agreement.

(d)In the event that any PEM Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such PEM Equityholder hereunder; provided, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the PEM Equityholders, as if they remained a single party to this Agreement.

(e)In the event that any Francisco Partners Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such Francisco Partners Equityholder hereunder; provided, that only the FP Representative shall be entitled to take any action hereunder that any such Francisco Partners Equityholder is entitled to take; provided, further, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Francisco Partners Equityholders, as if they remained a single party to this Agreement.

(f)In the event that the Temasek Equityholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to a controlled Affiliate, which Affiliate must be a Permitted Transferee, such distributees or contributees, as applicable, shall be treated as such Temasek Equityholder hereunder; provided, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Temasek Equityholder, as if it remained a single party to this Agreement

Section IV.17Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Article V
LOCK-UP

Section V.1Lock-Up.

(a)Other than pursuant to the LLC Agreement, no Special Holder (including any Founder Holder), other Equityholder or CCNB1 Independent Director shall Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 5.2. The “Lock-Up Period” shall be (other than in respect of the BluJay Equityholders, the IVP Equityholders, the Sponsor, CC Capital and NBOKS) the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date or, in the case of the BluJay Equityholders, the IVP Equityholders, the Sponsor, CC Capital and NBOKS, the period commencing on the Completion Date and ending on the

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date that is six (6) months following the Completion Date. The “Lock-Up Shares” means (i) (x) the Class A Common Stock, Class B Common Stock, Class V Common Stock, Common Units and Restricted Common Units held by the Special Holders (other than the BluJay Equityholders), the Equityholders (other than the BluJay Equityholders) or the CCNB1 Independent Directors as of the Closing Date and (y) the Class A Common Stock held by the BluJay Equityholders as of the Completion Date, and (ii) shares of Class A Common Stock issued pursuant to the LLC Agreement upon exchange of Company Units held as of the Closing Date, along with an equal number of Class V Common Stock, for Class A Common Stock; provided however that (w) any Equity Securities purchased by NBOKS or any Founder Holder (or Affiliate thereof) pursuant to the Forward Purchase Agreement or any other forward purchase agreement entered into with PubCo in connection with PubCo’s initial public offering, (x) any Equity Securities purchased by NBOKS or any Affiliate of NBOKS in connection with that certain Backstop Agreement, by and between PubCo and NBOKS, dated as of October 14, 2020; (y) any Equity Securities issued pursuant to any Subscription Agreement (as defined in the BCA or the SPA) entered into with PubCo in connection with the entry into the BCA or the SPA (including any such agreement entered into by CC Capital or any of its Affiliates) and (z) any warrants to purchase Class A Common Stock or any Class A Common Stock underlying such warrants, shall not be “Lock-Up Shares” under this Agreement.

(b)During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)The Special Holders, the other Equityholders and the CCNB1 Independent Directors acknowledge and agree that, notwithstanding anything to the contrary herein, the Equity Securities in the Operating Company (including Common Units and Restricted Common Units), shares of Class V Common Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person, if any, shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and under the LLC Agreement.

Section V.2Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Special Holders, other Equityholders and the CCNB1 Independent Directors may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder), also to the IVP Representative, and in the case of such a Transfer by (x) an Elliott Equityholder or its Permitted Transferees, (y) an IVP Equityholder or its Permitted Transferees, or (z) a BluJay Equityholder or its Permitted Transferees, also to the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by the Sponsor (including a Founder Holder) also to the IVP Representative, and in the case of such a Transfer by (I) an Elliott Equityholder or its Permitted Transferees, (II) an IVP Equityholder or its Permitted Transferees or (III) a BluJay Equityholder or its Permitted Transferees, also to the Sponsor; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination or the BluJay Acquisition, as appropriate; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 5.1 and this Section 5.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 5.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement

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by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

Article VI
GENERAL PROVISIONS

Section VI.1Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)Except as otherwise permitted hereunder, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of PubCo and the IVP Representative (for so long as the IVP Representative has the right to appoint a nominee to the Board), in the case of an assignment by the Sponsor (including a Founder Holder) or a CCNB1 Independent Director, or the Sponsor (for so long as CC Capital (on behalf of the Sponsor) has the right to appoint a nominee to the Board), in the case of an assignment by an Equityholder. Any such assignee may not again assign those rights, other than in accordance with this Article VI. Any attempted assignment of rights or obligations in violation of this Article VI shall be null and void.

(b)Notwithstanding anything to the contrary herein (other than the succeeding sentence of this Section 6.1(b)), no Holder may Transfer such Holder’s rights or obligations under this Agreement, in whole or in part, except in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (a) any Person with the prior written consent of PubCo or (b) any of such Holder’s Permitted Transferees. In no event can the Sponsor (including the Founder Holders), the Equityholders, the IVP Representative or the FP Representative assign any of such Person’s rights under Section 3.1.  Any Transferee of Registrable Securities pursuant to this Section 6.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement, as applicable and to the extent in accordance with this Section 6.1(b).

(c)All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof; provided, however, notwithstanding anything to the contrary herein, Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.3 and Section 5.1 shall only inure to the benefit of and be enforceable by (i) PubCo (with respect to each other Party) and (ii) each other Party (with respect to PubCo’s obligations to such other Party, as applicable).

(d)Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section VI.2Termination. Section 3.1 shall terminate in accordance with its terms. Sections 3.2 and 3.3 shall terminate at the end of the applicable Standstill Period. Article IV of this Agreement shall terminate as set forth in Section 4.13. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to hold any Registrable Securities; provided, that, a Party may elect to terminate all of its rights and obligations under this Agreement prior to such time (which termination shall terminate such Party’s rights under Section 6.4(b), but shall not, for the avoidance of doubt, terminate such Party’s obligations under Section 3.1, Section 3.2, Section 3.3, Article V and Article VI).

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Section VI.3Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions hereof, to the extent permitted by Law shall remain in full force and effect.

Section VI.4Entire Agreement; Amendments; No Waiver.

(a)This Agreement, together with Exhibit A to this Agreement, the LLC Agreement, the Sponsor Side Letter (as such term is defined in the BCA) and, solely with respect to the terms defined therein and incorporated herein by reference, the BCA and the SPA constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b)No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the IVP Equityholders and their Permitted Transferees collectively Beneficially Own Economic Interests (in the Operating Company and PubCo, without duplication) representing 20% or more of the Economic Interests held by the IVP Equityholders immediately after the Closing, the IVP Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Economic Interests in PubCo representing 20% or more of the Economic Interests held by the Sponsor immediately after the Closing, the Sponsor Representative, (iv) the FP Representative for so long as the Francisco Partners Equityholders and their Permitted Transferees collectively Beneficially Own Economic Interests in PubCo representing (1) during the Initial Period, (x) 100% of the Economic Interests held by the Francisco Partners Equityholders immediately after Completion; or (y) 7.5% or more of the outstanding Class A Common Stock and Class V Common Stock of PubCo; and (2) following the Initial Period, 7.5% or more of the outstanding Class A Common Stock and Class V Common Stock of PubCo, and (v) the Temasek Equityholder for so long as the Temasek Equityholder and its Permitted Transferees collectively Beneficially Own Economic Interests in PubCo representing (1) during the Initial Period, (x) 100% of the Economic Interests held by the Temasek Equityholder immediately after Completion; or (y) 7.5% or more of the outstanding Class A Common Stock and Class V Common Stock of PubCo; and (2) following the Initial Period, 7.5% or more of the outstanding Class A Common Stock and Class V Common Stock of PubCo; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Economic Interests shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c)No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section VI.5Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section VI.6Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally

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delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 6.6, notices, demands and other communications shall be sent to the addresses indicated below.

if to the PubCo, to:

c/o E2open, LLC
9600 Great Hills Trail, Suite 300E
Austin, TX 78759
Attention:	Michael Farlekas
Laura Fese
Email:	Michael.Farlekas@e2open.com
Laura.Fese@e2open.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Morgan D. Elwyn
Robert A. Rizzo
Claire James
Email:	melwyn@willkie.com
rrizzo@willkie.com
cejames@willkie.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Lauren M. Colasacco, P.C.
Frances D. Dales
Peter Seligson
Email:	lauren.colasacco@kirkland.com
frances.dales@kirkland.com
peter.seligson@kirkland.com

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if to the IVP Equityholders, to:

c/o Insight Venture Management, LLC
1114 Avenue of the Americas, 36th Floor
New York, NY 10036
Attention:	Andrew Prodromos
Email:	aprodromos@insightpartners.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Morgan D. Elwyn
Robert A. Rizzo
Claire James
Email:	melwyn@willkie.com
rrizzo@willkie.com
cejames@willkie.com

if to the Elliott Equityholders, to:

c/o Elliott Investment Management LP
Phillips Point, East Tower
777 S. Flagler Drive, Suite 1000
West Palm Beach, FL 33401
Attention:	Isaac Kim
Email:	iKim@egc-capital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:	Richard Birns
Email:	RBirns@gibsondunn.com

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if to the PEM Equityholders, to:

c/o Performance Equity Management, LLC
5 Greenwich Office Park, Third Floor
Greenwich, CT 06831
Attention:	Frank Brenninkmeyer
Email:	FBrenninkmeyer@perform-equity.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
55 West 46th Street
New York, NY 10036
Attention:	Ted Ughetta
Email:	tughetta@nixonpeabody.com

if to Francisco Partners Equityholders, to:

207 Sloane Street, 2nd Floor
London, SW1X 9QX
United Kingdom
Attention:	Deep Shah
Email:	Shah@franciscopartners.com

with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate, London EC2M 3XF
United Kingdom
Attention:	Kem Ihenacho and Cory Tull
Email:	Kem.Ihenacho@lw.com and Cory.Tull@lw.com

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if to Temasek Equityholder, to:

c/oTemasek Capital Management Pte Ltd
60B Orchard Road, #06-18 Tower 2
The Atrium@Orchard
Singapore 238891
Attention:	Fock Wai Hoong and Martin Fichtner
Email:	waihoong@temasek.com.sg and martinfichtner@temasek.com.sg

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10011
Attention:	Kevin M. Schmidt
Email:	kmschmidt@debevoise.com

if to the Sponsor or the CCNB1 Independent Directors, as applicable, to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Lauren M. Colasacco, P.C.
Frances D. Dales
Peter Seligson
Email:	lauren.colasacco@kirkland.com
frances.dales@kirkland.com
peter.seligson@kirkland.com

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with a copy (which shall not constitute notice) to:

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104
Attention:	Lawrence Kohn
Ralph DeFeo
Ephraim Lemberger
Email:	lawrence.kohn@nb.com
ralph.defeo@nb.com
ephraim.lemberger@nb.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Jennifer Spiegel
Email:	jspiegel@sidley.com

if to NBOKS, to:

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104
Attention:	Lawrence Kohn
Ralph DeFeo
Ephraim Lemberger
Email:	lawrence.kohn@nb.com
ralph.defeo@nb.com
ephraim.lemberger@nb.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Jennifer Spiegel
Email:	jspiegel@sidley.com

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Section VI.7Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 6.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section VI.8Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section VI.9Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO:

E2OPEN PARENT HOLDINGS, INC. (f/k/a CC NEUBERGER PRINCIPAL HOLDINGS I)

By:	/s/ Laura L. Fese
Name:	Laura L. Fese
Title:	Executive Vice President and General Counsel

SPONSOR:

CC NEUBERGER PRINCIPAL HOLDINGS I SPONSOR LLC

By:	/s/ Douglas Netwon
Name:	Douglas Newton
Title:	Authorized Signatory

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EQUITYHOLDERS:

Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.

By:	Insight Venture Associates Growth-Buyout Coinvestment, L.P., its General Partner
By:	Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its General Partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.

By:	Insight Venture Associates Growth-Buyout Coinvestment, L.P., its General Partner
By:	Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its General Partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners (Cayman) IX, L.P.

By:	Insight Venture Associates IX, L.P., its General Partner
By:	Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

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EQUITYHOLDERS (Conyinued):

Insight Venture Partners (Delaware) IX, L.P.

By:	Insight Venture Associates IX, L.P., its General Partner
By:	Insight Venture Associates IX, Ltd., its General Partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight E2open Aggregator, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

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EQUITYHOLDERS (Continued):

Francisco Partners GP III Management (Cayman) Limited, acting in its capacity as general partner of
Francisco Partners GP III (Cayman) L.P., acting in its capacity as general partner of

FRANCISCO PARTNERS III (CAYMAN), L.P.

By:	/s/ Deep Shah
Name:	Deep Shah
Title:	Authorized Signatory

Francisco Partners GP III Management (Cayman) Limited, acting in its capacity as general partner of
Francisco Partners GP III (Cayman) L.P., acting in its capacity as general partner of

FRANCISCO PARTNERS PARALLEL FUND III (CAYMAN), L.P.

By:	/s/ Deep Shah
Name:	Deep Shah
Title:	Authorized Signatory

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EQUITYHOLDERS (Continued):

ANDERSON INVESTMENTS PTE. LTD.

By:	/s/ Fock Wai Hoong
Name:	Fock Wai Hoong
Title:	Authorised Signatory

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FOUNDER HOLDERS:

CC NB SPONSOR 1 HOLDINGS LLC

By:	/s/ Matthew Skurbe
Name:	Matthew Skurbe
Title:	Authorized Signatory

NEUBERGER BERMAN OPPORTUNISTIC CAPITAL SOLUTIONS MASTER FUND LP

By: Neuberger Berman Investment Advisers LLC, its investment adviser

By:	Charles Kantor
Name:	Charles Kantor
Title:	Managing Director

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Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Amended and Restated Investor Rights Agreement (each as defined below), made as of , is between (“Transferor”) and (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Amended and Restated Investor Rights Agreement, dated as of September 1, 2021, among E2open Parent Holdings, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 6.6 of the Investor Rights Agreement.

Section 1.5Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

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Exhibit 10.2

FORM OF LOCK-UP AGREEMENT

This letter agreement (this “Agreement”) is dated as of September 1, 2021 by and between E2open Parent Holdings, Inc., a Delaware corporation (including any of its successors or assigns, “PubCo”) and ________________ (the “Holder”). Each of PubCo and Holder may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in Section 1.3 hereof.

RECITALS

WHEREAS, PubCo entered into a Share Purchase Deed, dated as of May 27, 2021 (as amended or modified from time to time in accordance with the terms of such agreement, the “SPA”), with BluJay Topco Limited, a private limited company incorporated in England and Wales (the “Company”), the Institutional Sellers (as defined in the SPA), the Management Sellers (as defined in the SPA) and the Non-Management Sellers (as defined in the SPA), pursuant to which, among other things, on the date hereof PubCo directly or indirectly acquired all of the outstanding equity interests of the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the SPA, PubCo entered into an Amended and Restated Investor Rights Agreement with (i) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P., Insight E2open Aggregator, LLC, CC Neuberger Principal Holdings I Sponsor LLC, CC NB Sponsor 1 Holdings LLC, Neuberger Berman Opportunistic Capital Solutions Master Fund LP (collectively, the “Existing PubCo Equityholders”), (ii) Francisco Partners III (Cayman), L.P., Francisco Partners III Parallel (Cayman), L.P., and Anderson Investments Pte. Ltd. (collectively, the “BluJay Equityholders”), and (iii) the other parties thereto, dated as of the date hereof, pursuant to which, among other things, the Existing PubCo Equityholders and the BluJay Equityholders agreed to certain restrictions with respect to shares held in PubCo, including, in respect of the BluJay Equityholders, shares in PubCo received as consideration pursuant to the SPA;

WHEREAS, as a result of the consummation of the transactions contemplated by the SPA, among other things, the Holder has received Lock-Up Shares (as defined below); and

WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Shares received by Holder under the SPA.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
Lock Up

Section I.1Lock-Up.

(a)Holder shall not Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by the Holder during the Lock-

49

Agreed Form

Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 1.2. The “Lock-Up Period” shall be the period commencing on the date hereof and ending on the date that is six (6) months following the date hereof. The “Lock-Up Shares” means the Class A Common Stock held by the Holder as of the date hereof following the consummation of the transactions contemplated by the SPA.

(b)During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the shares of Class A Common Stock Beneficially Owned by the Holder shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section I.2Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of PubCo, any of its Lock-Up Shares to (i) any of its Permitted Transferees, upon written notice to PubCo or (ii) (a) a charitable organization, upon written notice to PubCo; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the date hereof; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

Section I.3Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Agreement.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, a Transfer with respect to any Equity Securities shall, for purposes of this Agreement, mean that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person and (ii) any Affiliate of such Person (including any partner, shareholder, member controlling or under common control with such Person and Affiliated investment fund or vehicle) of such Person, but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or its subsidiaries and any portfolio company.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), contracts or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any

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security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

ARTICLE II
Miscellaneous

ARTICLE II

Section II.1Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.1, notices, demands and other communications shall be sent to the addresses indicated below.

if to the PubCo, to:

E2open Parent Holdings, Inc.
c/o E2open, LLC
9600 Great Hills Trail, Suite 300E
Austin, TX 78759
Attention:	Michael Farlekas
Laura Fese
Email:	Michael.Farlekas@e2open.com
Laura.Fese@e2open.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Lauren M. Colasacco, P.C.
Frances D. Dales
Email:	lauren.colasacco@kirkland.com
frances.dales@kirkland.com

if to the Holder, to:

Section II.2Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)Except as otherwise permitted hereunder, no Holder may assign such Holder’s rights or obligations under this Agreement, in whole or in part, without the prior written consent of PubCo.

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Any such assignee may not again assign those rights, other than in accordance with this Section 2.2(a). Any attempted assignment of rights or obligations in violation of this Section 2.2(a) shall be null and void.

(b)All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof.

(c)Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section II.3Termination.  The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.

Section II.4Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions hereof, to the extent permitted by Law shall remain in full force and effect.

Section II.5Entire Agreement; Amendments; No Waiver.

(a)This Agreement, together with Exhibit A to this Agreement, the SPA, and all other Transaction Documents (as such term is defined in the SPA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b)No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo; provided that any such amendment or modification that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder; provided, further, that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c)No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section II.6Counterparts; Electronic Delivery.  This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section II.7Governing Law; Waiver of Jury Trial; Jurisdiction.  The law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION

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BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 2.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section II.8Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, PubCo and Holder have duly executed this Agreement as of the date first written above.

PUBCO:

E2open Parent Holdings, Inc.

By:
Name:
Title:

HOLDER

Name:

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Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Lock Up Agreement (each as defined below), made as of , is between (“Transferor”) and (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Lock Up Agreement, dated as of September 1, 2021 among E2open Parent Holdings, Inc. (“PubCo”) and (the “Lock Up Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock Up Agreement.

Section 1.2Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock Up Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock Up Agreement.

Section 1.4Notice. Any notice, demand or other communication under the Lock Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.1 of the Lock Up Agreement.

Section 1.5Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

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Exhibit 10.4

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of September 1, 2021 (this “Amendment”), among, inter alios, E2OPEN, LLC, a Delaware limited liability company (the “Borrower”), E2OPEN INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), the Amendment No. 2 Incremental Lenders (as defined below) and Issuing Banks from time to time party hereto and GOLDMAN SACHS BANK USA, as Administrative Agent and as Collateral Agent  under the Loan Documents.

PRELIMINARY STATEMENTS

WHEREAS, reference is made to that certain Credit Agreement, dated as of February 4, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of June 18, 2021, as the same may be further amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used but not defined herein having the meaning provided in the Amended Credit Agreement), among Holdings, the Borrower, the Lenders and Issuing Banks from time to time party thereto, the Administrative Agent and the Collateral Agent;

WHEREAS, the Borrower intends to acquire (the “BluJay Acquisition”), directly or indirectly, 100% of the equity interests of BluJay Topco Limited, a private limited liability company incorporated in England and Wales (“BluJay”), in accordance with the terms of that certain Share Purchase Agreement (the “BluJay Purchase Agreement”) by and among the Sellers and E2Open Parent Holdings, Inc.;

WHEREAS, Section 2.20 of the Existing Credit Agreement permits the Borrower to incur Incremental Facilities and to amend the Existing Credit Agreement to give effect to the incurrence thereof pursuant to an Incremental Facility Amendment, by and among the Borrower, the Lenders providing such Incremental Facilities;

WHEREAS, the Borrower has requested an Incremental Term Increase pursuant to Section 2.20 of the Existing Credit Agreement in an aggregate principal amount of $380,000,000 in the form of new commitments by the Amendment No. 2 Incremental Term Lenders to make new Term Loans (collectively, the “Amendment No. 2 Incremental Term Loans”), which Amendment No. 2 Incremental Term Loans shall constitute a single Class of Term Loans with the Initial Term Loans and have terms identical to the terms of the Initial Term Loans, except to the extent otherwise set forth in this Amendment or the Amended Credit Agreement;

WHEREAS, the Borrower has requested an Incremental Revolving Commitment Increase pursuant to Section 2.20 of the Existing Credit Agreement in an aggregate principal amount of $17,500,000 in the form of new commitments by certain of the Amendment No. 2 Incremental Revolving Lenders to the USD Tranche Revolving Commitments (collectively, the “Amendment No. 2 USD Tranche Incremental Revolving Commitment”), which Amendment No. 2 USD Tranche Incremental Revolving Commitment shall constitute a single Class of Revolving Commitments with the USD Tranche Revolving Commitments and have terms identical to the terms of the USD Tranche Revolving Facility, except to the extent otherwise set forth in this Amendment or the Amended Credit Agreement;

WHEREAS, the Borrower has requested Additional Revolving Commitments pursuant to Section 2.20 of the Existing Credit Agreement in an aggregate principal amount of $62,500,000 in the form of new commitments by certain of the Amendment No. 2 Incremental Revolver Lenders (collectively, the

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EXECUTED VERSION

“Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment”, and, together with the Amendment No. 2 USD Tranche Incremental Revolving Commitment, the “Amendment No. 2 Incremental Revolving Commitments”, and the Amendment No. 2 Incremental Revolving Commitments, collectively with the Amendment No. 2 Incremental Term Loans, the “Amendment No. 2 Incremental Facilities”), which Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment shall constitute a new Class of Revolving Commitments;

WHEREAS, (i) each Amendment No. 2 Incremental Term Lender listed on Schedule I hereto is willing to provide Amendment No. 2 Incremental Term Loans to the Borrower in the amount set forth opposite its name on Schedule I hereto on the terms and conditions hereof and (ii) each Amendment No. 2 Incremental Revolving Lender listed on Schedule I hereto is willing to provide the applicable Amendment No. 2 Incremental Revolving Commitments to the Borrower in the amount set forth opposite its name on Schedule I hereto on the terms and conditions hereof;

WHEREAS, upon the effectiveness of this Amendment on the Amendment No. 2 Effective Date (as defined below), (i) the Amendment No. 2 Incremental Term Lenders will make the Amendment No. 2 Incremental Term Loans which shall be used to pay a portion of the acquisition consideration set forth in the BluJay Purchase Agreement and to pay the fees and expenses incurred in connection with the BluJay Acquisition and the transactions contemplated hereby and (ii) the Amendment No. 2 Incremental Revolving Lenders will establish the applicable Amendment No. 2 Incremental Revolving Commitments; and

WHEREAS, Goldman Sachs Bank USA, Credit Suisse Loan Funding LLC, Canadian Imperial Bank of Commerce, Fifth Third Bank, National Association and Madison Capital Funding LLC (collectively, the “Amendment No. 2 Lead Arrangers”) shall act as joint lead arrangers and joint bookrunners in each case, with respect to this Amendment and the Amendment No. 2 Incremental Facilities.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Amendments to the Existing Credit Agreement.  Subject to satisfaction (or written waiver) of the conditions set forth in Section 4 hereof, the Amendment No. 2 Incremental Lenders, each Issuing Bank, the Collateral Agent, the Administrative Agent and the Borrower hereby agree to amend the Existing Credit Agreement, as of the Amendment No. 2 Effective Date, by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto, except that any Schedule or Exhibit to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of Exhibit A shall remain in effect without any amendment or other modification thereto.

2.Amendment No. 2 Incremental Term Loans.

(a)Pursuant to Section 2.20 of the Existing Credit Agreement, with effect from and including the Amendment No. 2 Effective Date, each Person identified on the signature pages hereof as an “Amendment No. 2 Incremental Term Lender” (each, an “Amendment No. 2 Incremental Term Lender” and, collectively, the “Amendment No. 2 Incremental Term Lenders”) shall become a party to this Amendment and the Amended Credit Agreement, with each Amendment No. 2 Incremental Term Lender having all of the rights and obligations of a “Lender” and an “Additional Lender” under the Amended Credit Agreement and the other Loan Documents, and each such Amendment No. 2 Incremental Term Lender

AMERICAS 107903477

shall have a Commitment in the amount set forth opposite its name on Schedule I hereto. The aggregate Commitments of the Amendment No. 2 Incremental Term Lenders shall be in the amount of $380,000,000 (the “Amendment No. 2 Incremental Term Commitment”).

(b)On the Amendment No. 2 Effective Date, each Amendment No. 2 Incremental Term Lender agrees to make to the Borrower Amendment No. 2 Incremental Term Loans denominated in Dollars in an aggregate principal amount equal to the Amendment No. 2 Incremental Term Commitment of such Amendment No. 2 Incremental Term Lender. The Amendment No. 2 Incremental Term Commitment provided for hereunder shall terminate on the Amendment No. 2 Effective Date immediately upon the borrowing of the Amendment No. 2 Incremental Term Loans pursuant to this Section 2(b). Any Amendment No. 2 Incremental Term Loans repaid or prepaid may not be reborrowed.  The Amendment No. 2 Incremental Term Loans shall be initially incurred as Eurocurrency Loans which shall be added to (and thereafter deemed to constitute a part of) the then outstanding Advance of Initial Term Loans (the “Original Outstanding Initial Term Loan Advance”) on a pro rata basis, with such new Advance subject to (x) an Interest Period which commences on the Amendment No. 2 Effective Date and ends on the last day of the Interest Period applicable to the Original Outstanding Initial Term Loan Advance to which it is so added and (y) the same Eurocurrency Rate applicable to the Original Outstanding Initial Term Loan Advance. As used herein, “Advance” shall mean amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of the Borrower pursuant to Article II of the Amended Credit Agreement on the occasion of any borrowing and having the same initial Applicable Rate and Interest Period, as applicable, and any request for Advance or other borrowing hereunder; and “Advances” shall mean more than one Advance; provided that immediately following the incurrence of the Amendment No. 2 Incremental Term Loans  on the Amendment No. 2 Effective Date, the term “Advance” shall include each consolidated “Advance” of the Initial Term Loans and the Amendment No. 2 Incremental Term Loans.

(c)With effect from the Amendment No. 2 Effective Date, the Amendment No. 2 Incremental Term Loans made on the Amendment No. 2 Effective Date in accordance with Section 2(b) hereof shall constitute, for all purposes of the Amended Credit Agreement, a Term Loan made pursuant to the Amended Credit Agreement and this Amendment, and the Amendment No. 2 Incremental Term Commitment shall constitute a “Commitment” and a “Term Commitment” for all purposes of the Amended Credit Agreement after the Amendment No. 2 Effective Date, and all provisions of the Amended Credit Agreement applicable to Initial Term Loans shall be applicable to the Amendment No. 2 Incremental Term Loans (and the Amendment No. 2 Incremental Term Loans shall constitute Initial Term Loans for all purposes of the Amended Credit Agreement and the other Loan Documents), except as otherwise set forth herein and in the Amended Credit Agreement.

(d)Each of the Borrower, the Administrative Agent and the Amendment No. 2 Incremental Term Lenders hereby consents to the provision by the Amendment No. 2 Incremental Term Lenders of the Amendment No. 2 Incremental Term Loans, in each case, to the extent such consent is required under Section 2.20 of the Existing Credit Agreement. This Amendment constitutes an Incremental Facility Amendment to the Existing Credit Agreement as referred to in Section 2.20(d) of the Existing Credit Agreement.

(e)The Amendment No. 2 Incremental Term Loans shall be funded on the Amendment No. 2 Effective Date as a single borrowing as set forth in the Committed Loan Notice to be delivered to the Administrative Agent pursuant to the condition set forth in Section 4(g) hereof.

3.Amendment No. 2 Incremental Revolving Commitments.

(a)Pursuant to Section 2.20 of the Existing Credit Agreement, with effect from and including the Amendment No. 2 Effective Date, each Person identified on the signature pages hereof as an

AMERICAS 107903477

“Amendment No. 2 USD Tranche Incremental Revolving Lender” or an “Amendment No. 2 Multicurrency Tranche Incremental Revolving Lender” (as applicable) (each, an “Amendment No. 2 Incremental Revolving Lender” and, collectively, the  “Amendment No. 2 Incremental Revolving Lenders” and together with the Amendment No. 2 Incremental Term Lenders, the “Amendment No. 2 Incremental Lenders”) shall become a party to this Amendment and the Amended Credit Agreement, with each Amendment No. 2 Incremental Revolving Lender having all of the rights and obligations of a “Lender” and an “Additional Lender” under the Amended Credit Agreement and the other Loan Documents, and each such Amendment No. 2 Incremental Revolving Lender shall have an Amendment No. 2 USD Tranche Incremental Revolving Commitment or an Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment, as applicable, in the amount set forth opposite its name on Schedule I hereto. The aggregate Amendment No. 2 USD Tranche Incremental Revolving Commitments of the Amendment No. 2 Incremental Revolving Lenders shall be in the amount of $17,500,000.  The aggregate Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitments of the Amendment No. 2 Incremental Revolving Lenders shall be in the amount of $62,500,000.

(b)On the Amendment No. 2 Effective Date, each Amendment No. 2 Incremental Revolving Lender agrees to establish the applicable Amendment No. 2 Incremental Revolving Commitments in an aggregate amount equal to the applicable Amendment No. 2 Incremental Revolving Commitment of such Amendment No. 2 Incremental Revolving Lender set forth opposite its name on Schedule I hereto.

(c) With effect from the Amendment No. 2 Effective Date, the Amendment No. 2 USD Tranche Incremental Revolving Commitment shall constitute a “Revolving Commitment” and a “USD Tranche Revolving Commitment” for all purposes of the Amended Credit Agreement after the Amendment No. 2 Effective Date, and all provisions of the Amended Credit Agreement applicable to USD Tranche Revolving Commitments shall be applicable to the Amendment No. 2 USD Tranche Incremental Revolving Commitment, except as otherwise set forth herein and in the Amended Credit Agreement.  With effect from the Amendment No. 2 Effective Date, the Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment shall constitute a “Revolving Commitment” and a “Multicurrency Tranche Revolving Commitment” for all purposes of the Amended Credit Agreement after the Amendment No. 2 Effective Date.

(d)Each of the Borrower, the Administrative Agent, the Issuing Banks and the Amendment No. 2 Incremental Revolving Lenders hereby consents to the provision by the Amendment No. 2 Incremental Revolving Lenders of the applicable Amendment No. 2 Incremental Revolving Commitment, in each case, to the extent such consent is required under Section 2.20 of the Existing Credit Agreement. This Amendment constitutes an Incremental Facility Amendment to the Existing Credit Agreement as referred to in Section 2.20(d) of the Existing Credit Agreement.

(e)On the Amendment No. 2 Effective Date, each Revolving Lender immediately prior to the Amendment No. 2 Effective Date will automatically and without further act be deemed to have assigned to each Amendment No. 2 Incremental Revolving Lender with an Amendment No. 2 USD Tranche Incremental Revolving Commitment, and each such Amendment No. 2 Incremental Revolving Lender with an Amendment No. 2 USD Tranche Incremental Revolving Commitment will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations under the Amended Credit Agreement in outstanding USD Tranche Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations under the Amended Credit Agreement in USD Tranche Letters of Credit held by each USD Tranche Revolving Lender (including each Amendment No. 2 USD Tranche Incremental Revolving Lender) will equal the percentage of the aggregate initial USD Tranche Revolving Commitments of all Lenders represented by such Revolving Lender’s initial USD Tranche Revolving Commitments (in each

AMERICAS 107903477

case after giving effect to this Amendment and the addition of the Amendment No. 2 USD Tranche Incremental Revolving Commitments).

(f)Any USD Tranche Revolving Loans outstanding immediately prior to the Amendment No. 2 Effective Date will, on the Amendment No. 2 Effective Date, be prepaid from the proceeds of a new Borrowing of USD Tranche Revolving Loans made under the Amended Credit Agreement (reflecting the increase in USD Tranche Revolving Commitments effected pursuant to this Amendment) on the Amendment No. 2 Effective Date, which prepayment will be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.18(c) of the Amended Credit Agreement. The Administrative Agent and the Amendment No. 2 Incremental Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Credit Agreement will not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)It is understood and agreed that (i) the Revolving Commitments in existence immediately prior to giving effect to this Amendment are deemed to be USD Tranche Revolving Commitments (with any Loans advanced thereunder constituting USD Tranche Revolving Loans and Letters of Credit issued thereunder constituting USD Tranche Letters of Credit) for all purposes under the Loan Documents and (ii) the Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment shall constitute a new Class of Revolving Commitments known as “Multicurrency Tranche Revolving Commitments” in the Loan Documents which shall be subject to the terms set forth in the Amended Credit Agreement.

(h)Exhibit S to the Existing Credit Agreement (Form of Notice of Borrowing) is hereby amended and rested in its entirety in the form attached as Exhibit B hereto.

(i)Exhibit T to the Existing Credit Agreement (Form of Letter of Credit Request) is hereby amended and rested in its entirety in the form attached as Exhibit C hereto.

(j)On the Amendment No. 2 Effective Date (after giving effect to the establishment of the Amendment No. 2 Incremental Revolving Commitments), the portion of Schedule 2.01 of the Existing Credit Agreement with respect to Revolving Commitments shall be amended to reflect the following Revolving Commitments of the Revolving Lenders:

Revolving Lender	USD Tranche Revolving Commitment	Multicurrency Tranche Revolving Commitment
Goldman Sachs Bank USA	$27,000,000.00	$10,500,000.00
Credit Suisse AG, Cayman Islands Branch	$24,000,000.00	$10,500,000.00
GC Finance Operations LLC	$10,875,000.00	$0.00
US MML Portfolio III, a series of Global Investment Fund I	$1,875,000.00	$0.00
Deutsche Bank AG New York	$3,750,000.00	$0.00
Jefferies Finance LLC	$3,750,000.00	$0.00
Blackstone Holdings Finance Co. L.L.C.	$3,750,000.00	$0.00
Canadian Imperial Bank of Commerce	$0.00	$24,000,000.00
Fifth Third Bank, National Association	$0.00	$17,500,000.00
Madison Capital Funding LLC	$17,500,000.00	$0.00
Total:	$92,500,000.00	$62,500,000.00

4.Conditions Precedent. This Amendment and the amendments set forth in Section 1 of this Amendment shall only become effective upon the satisfaction (or written waiver) of the following conditions precedent (the date of satisfaction of all such conditions being referred to herein as the “Amendment No. 2 Effective Date”) where:

(a)The Administrative Agent shall have received from Holdings, the Borrower, each other Loan Party, each Amendment No. 2 Incremental Lender and, with respect to the Amendment No. 2 USD Tranche Incremental Revolving Commitments, each Issuing Bank, a counterpart of this Amendment, signed on behalf of such party; provided, that notwithstanding anything to the contrary herein, a signed counterpart of this Amendment from each Issuing Bank shall not be a condition to the funding of the Incremental Term Loans.

(b)The Amendment No. 2 Incremental Lenders and the Administrative Agent shall have received a customary written opinion (addressed to the Amendment No. 2 Incremental Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent and dated the Amendment No. 2 Effective Date) from Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (and each of the Borrower and Holdings hereby instructs Kirkland & Ellis LLP to deliver such legal opinion).

AMERICAS 107903477

(c)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, or certification that there have been no amendments or modifications to such Organizational Documents since the Effective Date, (ii) with respect to each Loan Party executing the Loan Documents, an incumbency certificate identifying the name and title and bearing the signatures of the authorized signatories of such Loan Party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the Loan Documents to which it is a party, certified as of the Amendment No. 2 Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(d)Prior to or substantially concurrently with the funding of the Amendment No. 2 Incremental Term Loans, the BluJay Acquisition shall have been consummated in all material respects, in accordance with the terms of the BluJay Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Amendment No. 2 Incremental Lenders or the Amendment No. 2 Lead Arrangers, unless consented to in writing by the Amendment No. 2 Incremental Lenders and the Amendment No. 2 Lead Arrangers.

(e)The representations and warranties set forth in Sections 3.01(a) (with respect to the Borrower and Holdings), 3.01(b) (with respect to the Loan Parties only as it relates to the execution, delivery and performance of each Loan Document to which such Loan Party is a party), 3.02, 3.03(b)(i), 3.03(b)(ii), 3.03(c), 3.08, 3.14 and 3.15 of the Existing Credit Agreement, shall be true and correct in all material respects on and as of the date Amendment No. 2 Effective Date, provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(f)As of the Amendment No. 2 Effective Date no Event of Default specified in Sections 7.01(a), (b), (d) (solely with respect to any violation of Sections 6.01, 6.02, 6.03, 6.04 and 6.07 of the Existing Credit Agreement), (h), (i), (m), (n) or (o) of the Existing Credit Agreement shall have occurred and be continuing.

(g)The Administrative Agent shall have received a Committed Loan Notice with respect to the Amendment No. 2 Incremental Term Loans to be made on the Amendment No. 2 Effective Date.

(h)All fees required to be paid on the Amendment No. 2 Effective Date pursuant to that certain Amended and Restated Fee Letter dated as of June 15, 2021, between the Borrower and the Commitment Parties (as defined therein) and all reasonable and documented out-of-pocket expenses required to be paid on the Amendment No. 2 Effective Date pursuant to the certain Amended and Restated Commitment Letter dated as of June 15, 2021 (the “Commitment Letter”), between the Borrower and the Commitment Parties (as defined therein), to the extent invoiced at least three (3) Business Days prior to the Amendment No. 2 Effective Date, shall have been paid in full in cash substantially concurrently with the borrowing of the Amendment No. 2 Incremental Term Loans (which amounts may, at the option of the Borrower, be offset against the proceeds of the Amendment No. 2 Incremental Term Loans).

(i)Proceeds from the PIPE (as defined in the Commitment Letter) in an amount of at least $300,000,000 shall have been received, which shall have been evidenced by the Administrative Agent having received a certificate from a Responsible Officer of the Borrower confirming that on or prior to the

AMERICAS 107903477

Amendment No. 2 Effective Date, such amount of proceeds from the PIPE has been received by the Borrower or any direct or indirect parent company of Holdings.

(j)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in Sections 4(d), (e), (f) and (i) of this Amendment have been satisfied.

5.Confirmation. Each Loan Party acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment and the transactions contemplated thereby, including the extension of credit in the form of the Amendment No. 2 Incremental Term Loans and Amendment No. 2 Incremental Revolving Commitments. Each Loan Party hereby (a) affirms and confirms its obligations under the Existing Credit Agreement and Loan Documents to which it is a party, (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, liens, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties, including the Amendment No. 2 Incremental Lenders, (c) acknowledges that from and after the date hereof, the Amendment No. 2 Incremental Term Loans and any outstanding Revolving Loans and other amounts related to the Amendment No. 2 Incremental Revolving Commitments shall be deemed to be Obligations, and (d) agrees that the Existing Credit Agreement as modified hereby is the “Credit Agreement” under and for all purposes of the Loan Documents.

6.Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with the Amended Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7.Loan Document. This Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents.

8.Assignments.  It is understood and agreed that the Borrower’s consent shall not be required for any assignments of Amendment No. 2 Incremental Term Loans made by any Amendment No. 2 Incremental Term Lender (or any Affiliate or Approved Fund thereof) in connection with the primary syndication of the Amendment No. 2 Incremental Term Loans (to the extent that any proposed assignee has been identified on a list approved by the Borrower on or prior to the Amendment No. 2 Effective Date).

9.Governing Law, Etc. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that the determination of whether the BLUJAY Acquisition has been consummated in accordance with the terms of the blujay PURCHASE Agreement shall be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Sections 9.09 and 9.10 of the AMENDED Credit Agreement are hereby incorporated by reference, mutatis mutandis.

10.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. The

AMERICAS 107903477

words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Remainder of Page Intentionally Left Blank]

AMERICAS 107903477

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first set forth above.

E2OPEN, LLC, as the Borrower

Name:
Title:

E2OPEN INTERMEDIATE, LLC, as Holdings

Name:
Title:

E2OPEN DEVELOPMENT CORPORATION, as a Loan Party

Name:
Title:

TERRA TECHNOLOGY, LLC, as a Loan Party

Name:
Title:

ORCHESTRO, LLC, as a Loan Party

Name:
Title:

AMERICAS 107903477

STEELWEDGE SOFTWARE, INC., as a Loan Party

Name:
Title:

VISUALBEAM, INC., as a Loan Party

Name:
Title:

SERUS CORPORATION, as a Loan Party

Name:
Title:

ZYME SOLUTIONS, INC., as a Loan Party

Name:
Title:

ZYME CCI LLC, as a Loan Party

Name:
Title:

AMERICAS 107903477

ENTOMO, INC., as a Loan Party

Name:
Title:

INTTRA INC., as a Loan Party

Name:
Title:

INTTRA INTERNATIONAL, INC., as a Loan Party

Name:
Title:

AMBER ROAD, INC., as a Loan Party

Name:
Title:

ECVISION INC., as a Loan Party

Name:
Title:

AMERICAS 107903477

AMBER ROAD HOLDINGS, INC., as a Loan Party

Name:
Title:

AVERETEK, LLC, as a Loan Party

Name:
Title:

AMERICAS 107903477

GOLDMAN SACHS BANK USA
as Administrative Agent and Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as an Amendment
No. 2 Incremental Term Lender, an Amendment No. 2
Multicurrency Tranche Incremental Revolving Lender, a
USD Tranche Issuing Bank and a Multicurrency Tranche
Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as an Amendment No. 2 Multicurrency
Tranche Incremental Revolving Lender, a USD Tranche
Issuing Bank and a Multicurrency Tranche Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

AMERICAS 107903477

CANADIAN IMPERIAL BANK OF COMMERCE,
as an Amendment No. 2 Multicurrency Tranche
Incremental Revolving Lender and a Multicurrency
Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as an Amendment No. 2 Multicurrency Tranche
Incremental Revolving Lender and a Multicurrency
Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

MADISON CAPITAL FUNDING LLC, as an
Amendment No. 2 USD Tranche Incremental Revolving
Lender and a USD Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

GOLUB CAPITAL LLC, as a USD Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

DEUTSCHE BANK AG NEW YORK BRANCH, as a USD Tranche Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

AMERICAS 107903477

JEFFERIES FINANCE LLC, as a USD Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., as a USD Tranche Issuing Bank

By:
Name:
Title:

AMERICAS 107903477

Schedule I

Amendment No. 2 Incremental Term Lender	Amendment No. 2 Incremental Term Commitment
Goldman Sachs Bank USA	$380,000,000.00
TOTAL	$380,000,000.00

Amendment No. 2 Incremental Revolving Lender	Amendment No. 2 USD Tranche Incremental Revolving Commitment	Amendment No. 2 Multicurrency Tranche Incremental Revolving Commitment
Goldman Sachs Bank USA	$0.00	$10,500,000.00
Credit Suisse AG, Cayman Islands Branch	$0.00	$10,500,000.00
Canadian Imperial Bank of Commerce	$0.00	$24,000,000.00
Fifth Third Bank, National Association	$0.00	$17,500,000.00
Madison Capital Funding LLC	$17,500,000.00	$0.00
TOTAL	$17,500,000.00	$62,500,000.00

AMERICAS 107903477

Exhibit A

EXHIBIT A TO AMENDMENT NO. 2 TO CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of

February 4, 2021

among

E2OPEN INTERMEDIATE, LLC,
as Holdings,

E2OPEN, LLC,

as Borrower,

the Lenders and Issuing Banks from time to time party hereto,

GOLDMAN SACHS BANK USA,

as Administrative Agent and as Collateral Agent,

and

GOLDMAN SACHS BANK USA,
CREDIT SUISSE LOAN FUNDING LLC,

GOLUB CAPITAL LLC,

DEUTSCHE BANK SECURITIES INC.,

JEFFERIES FINANCE LLC

and

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.,

as Lead Arrangers and Bookrunners

AMERICAS 107903477

AMERICAS 107903477

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AMERICAS 107903477

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SCHEDULES:

Schedule 1.01—Excluded Subsidiaries

Schedule 2.01—Commitments and Loans

Schedule 3.03—Government Approvals; No Conflicts

Schedule 3.06 —Litigation and Environmental Matters

Schedule 3.12—Subsidiaries

Schedule 5.14—Certain Post-Closing Obligations

Schedule 6.01—Existing Indebtedness

Schedule 6.02—Existing Liens

Schedule 6.04(e)—Existing Investments

Schedule 6.08—Existing Affiliate Transactions

Schedule 6.09—Existing Restrictions

Schedule 9.01—Notices

EXHIBITS:

Exhibit A—Form of Assignment and Assumption

Exhibit B—Form of Guarantee Agreement

Exhibit C—Form of Perfection Certificate

Exhibit D—Form of Collateral Agreement

Exhibit E—Form of Compliance Certificate

Exhibit F—[Reserved]

Exhibit G—Form of Solvency Certificate

Exhibit H—Form of Closing Certificate

Exhibit I—Form of Master Intercompany Note

Exhibit J—Form of Specified Discount Prepayment Notice

Exhibit K—Form of Specified Discount Prepayment Response

Exhibit L—Form of Discount Range Prepayment Notice

Exhibit M—Form of Discount Range Prepayment Offer

Exhibit N—Form of Solicited Discounted Prepayment Notice

Exhibit O—Form of Solicited Discounted Prepayment Offer

Exhibit P—Form of Acceptance and Prepayment Notice

Exhibit Q-1—Form of United States Tax Compliance Certificate 1

Exhibit Q-2—Form of United States Tax Compliance Certificate 2

Exhibit Q-3—Form of United States Tax Compliance Certificate 3

Exhibit Q-4—Form of United States Tax Compliance Certificate 4

Exhibit R—Form of Note

Exhibit S—Form of Notice of Borrowing

Exhibit T—Form of Letter of Credit Request

AMERICAS 107903477

CREDIT AGREEMENT, dated as of February 4, 2021 (this “Agreement”), among E2OPEN, LLC, a Delaware limited liability company (the “Borrower”), E2OPEN INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), the Lenders and Issuing Banks from time to time party hereto and GOLDMAN SACHS BANK USA (“Goldman Sachs”), as Administrative Agent and as Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D)(2) substantially in the form of Exhibit P.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired EBITDA” means, with respect to any Pro Forma Entity, for any period, the amount of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition of Parent and its Subsidiaries pursuant to the Acquisition Agreement.

“Acquisition Agreement” that certain Business Combination Agreement, dated as of the Signing Date (including the schedules, exhibits and disclosure letters thereto), by and among CC

AMERICAS 107903477

Neuberger Principal Holdings I, a Cayman Islands exempted company, which shall domesticate as a Delaware corporation and change its name to E2open Holdings, LLC, in each case, immediately prior to the Closing (as defined in the Acquisition Agreement) on the Effective Date (as so domesticated and renamed, the “Public Parent”), various merger subsidiaries created and controlled by the Public Parent, Sonar Company Merger Sub, LLC, a Delaware limited liability company, Parent, and Insight Venture Partners, LLC, a Delaware limited liability company.

“Acquisition Indebtedness” means Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Commitment” has the meaning specified in Section 2.20(a).

“Additional Revolving Lender” means any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional Revolving Commitment pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness with respect to any existing Revolving Loans or Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent (and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase or Additional Revolving Commitment, each applicable Issuing Bank), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness with respect to any existing Term Loans or Term Commitments, as applicable, pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Adjusted Eurocurrency Rate” means, subject to Sections 2.14(b) and (c) (as applicable), (i) with respect to any Eurocurrency Loans denominated in Dollars, for any Interest Period, a rate per annum equal to the product of (i) the Eurocurrency Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate and (ii) with respect to any Eurocurrency Rate Loans denominated in an Alternative Currency, for any Interest Period, a rate per annum equal to the Eurocurrency Rate; provided that the Adjusted Eurocurrency Rate for any Interest Period shall

AMERICAS 107903477

not: (A) with respect to the Term Loans, be less than 0.50% per annum and (B) with respect to the Revolving Loans, be less than 0.00% per annum.

“Administrative Agent” means Goldman Sachs, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliated Lender that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, and for which no personnel primarily responsible for making investment decisions in respect of the applicable Sponsors’ equity interest in Holdings (or any direct or indirect parent thereof) has the right to make investment decisions.

“Affiliated Lender” means, at any time, any Lender that is any of the Sponsors or an Affiliate of any of the Sponsors (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“After Year End Payment” has the meaning assigned to such term in Section 2.11(d).

“Agent” means the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Agreement Currency” has the meaning given to such term in Section 9.18.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day; provided further that the Adjusted Eurocurrency Rate for any Interest Period shall not be less than (x) with respect to

AMERICAS 107903477

Term Loans, 0.50% per annum, and (y) with respect to Revolving Loans, 0% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currencies” means (a) in the case of Multicurrency Tranche Revolving Loans, Euros, Sterling and any currency (other than Dollars) agreed to by the Administrative Agent, the Borrower and each Multicurrency Tranche Revolving Lender in writing at the request of the Borrower as described in Section 1.10, (b) in the case of any Multicurrency Tranche Letter of Credit, Euros, Sterling and any currency (other than Dollars) agreed to by the Borrower, the Administrative Agent and the applicable Multicurrency Tranche Issuing Bank in writing at the request of the Borrower as described in Section 1.10 and (c) in the case of any Additional Revolving Commitments, any currency agreed to by the Borrower and the Lenders providing such Additional Revolving Commitments; provided that in the case of immediately preceding clause (c), such Alternative Currency shall only be permitted to the extent it is administratively feasible for the Administrative Agent to provide agency services for products denominated in such Alternative Currency (as determined by the Administrative Agent in its sole discretion).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Multicurrency Tranche Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Amendment No. 1” means Amendment No. 1 to Credit Agreement, dated as of June 18, 2021, among Holdings, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks party thereto.

“Amendment No. 1 Effective Date” has the meaning specified in Amendment No. 1.

“Amendment No. 2” means Amendment No. 2 to Credit Agreement, dated as of September 1, 2021, among, inter alios, Holdings, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent, the Issuing Banks party thereto and the Amendment No. 2 Incremental Lenders.

“Amendment No. 2 Effective Date” has the meaning specified in Amendment No. 2.

“Amendment No. 2 Incremental Facilities” has the meaning specified in Amendment No. 2.

“Amendment No. 2 Incremental Term Commitment” has the meaning specified in Amendment No. 2.

“Amendment No. 2 Incremental Term Lenders” has the meaning specified in Amendment No. 2.

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“Amendment No. 2 Incremental Term Loans” has the meaning specified in Amendment No. 2.

“Amendment No. 2 USD Tranche Incremental Revolving Commitment” has the meaning specified in Amendment No. 2.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all other applicable laws, rules, and regulations concerning or relating to bribery or corruption.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Fronting Exposure” means, (i) with respect to any Person that is a USD Tranche Issuing Bank at any time, the sum of (a) the aggregate amount of all USD Tranche Letters of Credit issued by such Person in its capacity as a USD Tranche Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all USD Tranche LC Disbursements made by such Person in its capacity as a USD Tranche Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to any Person that is a Multicurrency Tranche Issuing Bank at any time, the sum of (a) the aggregate amount of all Multicurrency Tranche Letters of Credit issued by such Person in its capacity as a Multicurrency Tranche Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all Multicurrency Tranche LC Disbursements made by such Person in its capacity as a Multicurrency Tranche Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, (i) at any time with respect to any USD Tranche Revolving Lender, the percentage of the aggregate USD Tranche Revolving Commitments represented by such Lender’s USD Tranche Revolving Commitment at such time (or, if the USD Tranche Revolving Commitments have terminated or expired, such Lender’s share of the total USD Tranche Revolving Exposure at that time); provided that, at any time any USD Tranche Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total USD Tranche Revolving Commitments (disregarding any such Defaulting Lender’s USD Tranche Revolving Commitment) represented by such Lender’s USD Tranche Revolving Commitment and (ii) at any time with respect to any Multicurrency Tranche Revolving Lender, the percentage of the aggregate Multicurrency Tranche Revolving Commitments represented by such Lender’s Multicurrency Tranche Revolving Commitment at such time (or, if the Multicurrency Tranche Revolving Commitments have terminated or expired, such Lender’s share of the total Multicurrency Tranche Revolving Exposure at that time); provided that, at any time any Multicurrency Tranche Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Multicurrency Tranche Revolving Commitments (disregarding any such Defaulting Lender’s Multicurrency Tranche Revolving Commitment) represented by such Lender’s Multicurrency Tranche Revolving Commitment.  If the USD Tranche Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the USD Tranche Revolving

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Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.  If the Multicurrency Tranche Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Multicurrency Tranche Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, with respect to any Loan, the applicable rate per annum set forth in the tables below under the caption “ABR Loans”, “SONIA Loans” or “Eurocurrency Loans”, as the case may be, based upon the First Lien Leverage Ratio as of last day of the most recently ended Test Period for which financial statements, and the related Compliance Certificate, have been delivered pursuant to Section 5.01(a) or (b) and Section 5.01(e); provided that, notwithstanding anything to the contrary herein, (i) from and including the Effective Date until the financial statements, and the related Compliance Certificate, for the fiscal year of the Borrower ending on February 28, 2021 are delivered pursuant to Section 5.01(a) (or, if earlier, the financial statements for the fiscal quarter of the Borrower ending on May 31, 2021 are delivered pursuant to Section 5.01(b)) and Section 5.01(e), respectively, the “Applicable Rate” for each Loan shall be the applicable rate per annum set forth below in Category I and (ii) from and including the Amendment No. 2 Effective Date until the financial statements, and the related Compliance Certificate, for the fiscal quarter of the Borrower ending on November 30, 2021 are delivered pursuant to Section 5.01(b) and Section 5.01(e), respectively, the “Applicable Rate” for each Initial Term Loan shall be the applicable rate per annum set forth below in Category I:

Category	First Lien Leverage Ratio	Initial Term Loans
		Eurocurrency Loans	ABR Loans
Category I	Equal to or Greater than 3.30 to 1.00	3.50%	2.50%
Category II	Less than 3.30 to 1.00	3.25%	2.25%

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Category	First Lien Leverage Ratio	USD Tranche Revolving Loans
		Eurocurrency Loans	ABR Loans
Category I	Equal to or Greater than 3.80 to 1.00	3.00%	2.00%
Category II	Less than 3.80 to 1.00 but equal to or greater than 3.30 to 1.00	2.75%	1.75%
Category III	Less than 3.30 to 1.00	2.50%	1.50%

Category	First Lien Leverage Ratio	Multicurrency Tranche Revolving Loans
		Eurocurrency Loans	SONIA Loans	ABR Loans
Category I	Equal to or Greater than 3.80 to 1.00	3.00%	3.00%	2.00%
Category II	Less than 3.80 to 1.00 but equal to or greater than 3.30 to 1.00	2.75%	2.75%	1.75%
Category III	Less than 3.30 to 1.00	2.50%	2.50%	1.50%

The Applicable Rate shall be re-determined (and set) quarterly commencing on and including the Business Day following the date of delivery to the Administrative Agent of the certified calculation of the First Lien Leverage Ratio in a Compliance Certificate delivered in accordance with Section 5.01(e); provided that if the Borrower fails to provide such certification when such certification is due, at the option of the Administrative Agent or, (a) in the case of USD Tranche Revolving Loans, a Majority in Interest of the USD Tranche Revolving Lenders or (b) in the case of Multicurrency Tranche Revolving Loans, a Majority in Interest of the Multicurrency Tranche Revolving Lenders, as applicable, the Applicable Rate shall be set at the margin in Category I as of the first day of the fiscal month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Rate shall

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be set at the margin based upon the calculations disclosed by such certification).  In the event that the information regarding the First Lien Leverage Ratio contained in any certificate delivered pursuant to Section 5.01(e) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrower shall, as promptly as practicable, deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Rate shall be determined as if the correct Applicable Rate (as set forth in the table above) were applicable for such Applicable Period, and (iii) the Borrower shall, within five (5) Business Days of delivery of such correct certificate, deliver to the Administrative Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the affected Loan Document Obligations in accordance with this Agreement.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset Sale Prepayment Percentage” means 100%.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of, and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity of the Borrower and its subsidiaries for, the fiscal years of the Borrower ended as of February 29, 2020, February 28, 2019 and February 28, 2018.

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“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication and without duplication of any amount included in the Available Equity Amount):

(a)the greater of $50,000,000 and 42.0% of Consolidated EBITDA for the most recently ended Test Period as of such time (the “Starter Basket”), plus

(b)the sum of an amount (which amount shall not be less than zero) equal to the sum of (x) Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on or about February 28, 2022 and (y) Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that was not required to prepay Term Borrowings pursuant to Section 2.11(d) (this clause (b), the “Retained ECF Basket”), plus

(c)returns, profits, distributions and similar amounts received in (or converted into) cash or Permitted Investments (and the fair market value (as determined in good faith by the Borrower) of non-cash returns, profits, distributions and similar amounts) by the Borrower and its Restricted Subsidiaries on Investments made using the Available Amount, plus

(d)Investments of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation (provided that in the case of original investments made in cash, the fair market value shall be such cash value)), plus

(e)the Net Proceeds of a sale or other Disposition received by Holdings, the Borrower or any Restricted Subsidiary (i) of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary) or (ii) of Investments made using the Available Amount, plus

(f)to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary, plus

(g)without duplication of any amount included in the Available Equity Amount, the fair market value (as determined in good faith by the Borrower) of other property (other than contributions in the form of cash or Permitted Investments) received by the Borrower since the Effective Date from any Person (other than a Loan Party or Restricted Subsidiary) as a capital contribution or in exchange for Qualified Equity Interests of the Borrower or any of its direct or indirect parent entities which are then contributed to the Borrower after the Effective Date for Qualified Equity Interests of the Borrower, plus

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(h)the aggregate amount of any Retained Declined Proceeds since the Effective Date.

“Available Closing Date Equity” has the meaning assigned to such term in the Acquisition Agreement (as in effect on the Signing Date).

“Available Equity Amount” means a cumulative amount equal to (without duplication, and without duplication of any amount included in the Available Amount):

(a)without duplication of any amount included in the Available Amount, the Net Proceeds of new public or private issuances after the Effective Date of Qualified Equity Interests (excluding (i) Qualified Equity Interests the proceeds of which will be applied as Cure Amounts, (ii) the Available Closing Date Equity (other than to the extent contributed to the Borrower) and (iii) any other Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Agreement) of any parent of the Borrower which are contributed to the Borrower, plus

(b)capital contributions received by the Borrower after the Effective Date in cash or Permitted Investments (and the fair market value (as determined in good faith by the Borrower) of non-cash capital contributions) in respect of Qualified Equity Interests (excluding (i) Qualified Equity Interests the proceeds of which will be applied as Cure Amounts,  (ii) the Available Closing Date Equity (other than to the extent received by the Borrower) and (iii) any other Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Agreement), plus

(c)the net cash proceeds received by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d)returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the original amount of such Investments).

“Available General RP Capacity Amount” shall mean (i) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 6.07(a)(xv) plus (ii) the amount of prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing that may be made at the time of determination pursuant to Section 6.07(b)(vi)(A) minus (iii) the sum of the amount of the Available General RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary prior to such time to make (a) Restricted Payments pursuant to Section 6.07(a)(xv), (b) prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing pursuant to Section 6.07(b)(vi)(A), (c) Investments pursuant to Section 6.04(m)(A)(ii) utilizing the Available General RP Capacity Amount or (d) prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing pursuant to Section 6.07(b)(vi)(B) utilizing the Available General RP Capacity Amount.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III” means: (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated; (ii) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

AMERICAS 107903477

“BHC Act Affiliate” of a party means an ‘affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BluJay Acquisition” has the meaning specified in Amendment No. 2.

“BluJay Purchase Agreement” has the meaning specified in Amendment No. 2.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means (a) with respect to the Credit Facilities and the other Transactions consummated on the Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Golub Capital LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C., each in its capacity as a bookrunner with respect thereto, (b) with respect to the transactions contemplated by Amendment No. 1 to be consummated on the Amendment No. 1 Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Canadian Imperial Bank of Commerce, Fifth Third Bank, National Association and Madison Capital Funding LLC, each in its capacity as a bookrunner with respect thereto, and (c) with respect to the Amendment No. 2 Incremental Facilities and the other transactions contemplated by Amendment No. 2 to be consummated on the Amendment No. 2 Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Canadian Imperial Bank of Commerce, Fifth Third Bank, National Association and Madison Capital Funding LLC, each in its capacity as a bookrunner with respect thereto.

“Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary

AMERICAS 107903477

prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or SONIA Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Borrowing or SONIA Revolving Borrowing, $500,000 and (b) in the case of an ABR Revolving Borrowing, $250,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Borrowing or SONIA Revolving Borrowing, $500,000 and (b) in the case of an ABR Revolving Borrowing, $250,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that (i) when used in connection with a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (ii) when used in connection with a SONIA Loan, any fundings, disbursements, settlements and payments in respect of any such SONIA Loan or any other dealings to be carried out pursuant to this Agreement in respect of any such SONIA Loan, the term “Business Day” shall also exclude any day that is not a SONIA Business Day and (iii) when used in connection with a Eurocurrency Loan denominated in Euros, the term “Business Day” shall also exclude any such day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System payment system launched on November 19, 2007 or any successor settlement system is not open.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Commission Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of commissions that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect prior to the adoption of ASU 2016-02, Leases, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be

AMERICAS 107903477

the amount thereof accounted for as a liability in accordance with GAAP as in effect prior to the adoption of ASU 2016-02, Leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards, in each case, in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 2.15.

“Change of Control” means (a) the failure of Holdings, directly or indirectly through Wholly Owned Subsidiaries, to own all of the Equity Interests of the Borrower, (b) the acquisition of beneficial ownership, directly or indirectly, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Public Parent and the percentage of the aggregate

AMERICAS 107903477

ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the Public Parent held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or the Public Parent or (c) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the Public Parent or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (b) of this definition is triggered.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than Equity Interests and debt, if any, in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are USD Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, Other Revolving Loans, Initial Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a USD Tranche Revolving Commitment, Multicurrency Tranche Revolving Commitment, Other Revolving Commitment, Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.  For the avoidance of doubt, at all times on and after the Amendment No. 2 Effective Date, (i) the Amendment No. 2 Incremental Term Loans and the Initial Term Loans existing immediately prior to Amendment No. 2 Effective Date shall constitute a single Class of Term Loans and (ii) the Amendment No. 2 USD Tranche Revolving Commitments and the USD Tranche Revolving Commitments existing immediately prior to Amendment No. 2 Effective Date shall constitute a single Class of USD Tranche Revolving Commitments.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

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“Collateral Agent” means Goldman Sachs, in its capacity as Collateral Agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received from

(i)Holdings, any Intermediate Parent, the Borrower, each other Loan Party and each of the other Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, and

(ii)Holdings, any Intermediate Parent, the Borrower and each other Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person;

in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b) and 4.01(d);

(b)subject to Section 5.14, all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates, if any, of such entity reflecting the pledge, or other instruments, if any, representing all such Equity Interests (other than such Equity Interests in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)subject to Section 5.14, (i) if any intercompany Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Borrower, any other Loan Party or any Subsidiary in a principal amount of $15,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany

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indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors in the form of the Master Intercompany Note and (ii) if any Indebtedness for borrowed money of any Person that is not a Loan Party or a Restricted Subsidiary in a principal amount of $15,000,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)with respect to any Collateral owned by any Loan Party, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property; provided, that, to the extent any Mortgaged Property is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the Administrative Agent will cooperate with the Borrower or the applicable Loan Party in order to minimize the amount of tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by such Mortgage to the book value of such Mortgaged Property, as reasonably determined by the Borrower, if such limitation results in such mortgage tax being calculated based upon such book value, (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to

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be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) opinions, addressed to the Administrative Agent and the Secured Parties, from counsel qualified to opine in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgage such other matters as may be in form and substance reasonably satisfactory to the Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys or such other ALTA/NSPS requirements as are in effect on the date of preparation of such survey and otherwise reasonably satisfactory to the Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents; (c) [reserved]; (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken, nor shall the Administrative Agent be authorized to take any such action, to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) (provided, that to the extent a non-U.S. Subsidiary ceases to be an Excluded Subsidiary and becomes a Guarantor pursuant to clause (a)(i) above, the applicable Loan Parties and the Administrative Agent (or its designees) shall enter into such customary local law security agreements and/or make such local law filings as may be reasonably and mutually agreed); (e) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements; (f)(i) in the case of intercompany debt described in the first clause (c)(i) of this definition, other than the filing of UCC financing statements and the delivery of the Master Intercompany Note, no perfection shall be required with respect to promissory notes evidencing such debt for borrowed money in a principal amount (individually) of less than $20,000,000 and (ii) in the case of third party debt described in the first clause (c)(ii) of this definition, other than the filing of UCC financing statements, no perfection shall be required with respect to

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promissory notes evidencing such debt for borrowed money in a principal amount (individually) of less than $20,000,000; (g) in no event shall any Loan Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office; (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing a UCC financing statement; and (i) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment, USD Tranche Revolving Commitment, Multicurrency Tranche Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, Amendment No. 2 Incremental Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Fee Percentage” means 0.375% per annum (or, if at any time following delivery of the consolidated financial statements pursuant to Section 5.01(a) or Section 5.01(b) (commencing with the consolidated financial statements delivered pursuant to Section 5.01(a) for the fiscal period ending February 28, 2021 (or, if delivered earlier, the consolidated financial statements delivered pursuant to Section 5.01(b) for the fiscal period ending May 31, 2021)), the First Lien Leverage Ratio is less than or equal to 3.80 to 1.00, 0.25% per annum).

“Commitment Parties” means Goldman Sachs, Credit Suisse Loan Funding LLC, Credit Suisse AG, Golub Capital LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C..

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(e).

“Consolidated Cash Interest Charges” means, for any period, the total interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis net of any interest income, which shall be determined on a cash basis only and solely in respect of Indebtedness of the type described in the definition of Consolidated Total Indebtedness and excluding, for the avoidance of doubt, (i) any non-cash interest expense and any capitalized interest, whether paid or accrued, (ii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (iii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including agency costs, amendment, consent or

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other front end, one-off or similar non-recurring fees), (iv) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (vii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (viii) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (ix) any payments with respect to make whole premiums, commissions or other breakage costs of any Indebtedness, (x) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (xi) expensing of bridge, arrangement, structuring, commitment, fronting or other financing fees, (xii) fees and expenses (including any penalties and interest relating to Taxes but excluding any bona fide interest expense) associated with the consummation of the Transactions, (xiii) agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents and (xiv) fees (including any ticking fees) and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04 or the issuance of Equity Interests or Indebtedness (in each case excluding any bona fide interest expense).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a)without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii)provision for taxes based on income, profits, revenue or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

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(iii)Non-Cash Charges;

(iv)operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts Holdings, any Intermediate Parent, the Borrower and/or any of its Restricted Subsidiaries are required to pay pursuant to their respective employment agreements;

(v)[Intentionally omitted];

(vi)severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and any operating expenses, losses or charges related to the implementation of cost savings initiatives, operating expense reductions and other similar initiatives), recruiting fees, signing costs, reserve, retention, recruiting, relocation and signing bonuses and expenses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations, professional and consulting fees incurred in connection with any of the foregoing and other one-time and nonoperational costs and expenses;

(vii)restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii)the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income, excluding cash distributions in respect thereof;

(ix)losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(x)any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging);

(xi)any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xii)any gain relating to hedging obligations that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (c)(iv) below;

(xiii)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including

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amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xiv)charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xv)cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xvi)Earn-Out payments, contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments incurred in connection with any acquisition or other investment (including any acquisition or other investment consummated prior to the Effective Date) which are paid or accrued during the applicable period;

(xvii)Public Company Costs;

(xviii)costs and expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Effective Date;

(xix)non-recurring professional services costs;

(xx)charges attributable to, and payments of, legal settlements, fines, judgments or orders;

(xxi)[reserved];

(xxii)other adjustments and add backs of the nature or of the type identified or set forth in: (A) the Model and (B) the quality of earnings delivered in connection with the Transactions; plus

(b)without duplication, (i) the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring, any business optimization activities, cost saving initiatives and operating improvements or other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions that either have been taken, with respect to which substantial steps have been taken or that are expected to be taken within 24 months after the end of the relevant Test Period

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(including actions initiated prior to the Effective Date) (in the good faith determination of the Borrower) (which cost savings, operating expense reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included above or in the definition of “Pro Forma Basis” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); less

(c)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(ii)any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging);
(iii)any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(iv)any loss relating to hedging obligations that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xi) and (a)(xii) above; and

(v)the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income;

in each case, as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

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(III)there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the Consolidated EBITDA of such Person multiplied by the ownership percentage of the Borrower or applicable Restricted Subsidiary therein;

(IV)there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(V)to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $28,511,346.35 for the fiscal quarter ended February 28, 2020, (b) $30,070,992.96 for the fiscal

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quarter ended May 31, 2020, (c) $27,701,288.88 for the fiscal quarter ended August 31, 2020 and (d) $28,510,499.32 for the fiscal quarter ended November 30, 2020 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (b) of this definition.

“Consolidated First Lien Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness secured by Liens on any asset or other property of the Borrower and/or its Restricted Subsidiaries on an equal priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a)extraordinary (as defined under GAAP as in effect prior to FASB Update No. 2015-01) unusual, or non-recurring items for such period,

(b)the cumulative effect of a change in accounting principles during such period;

(c)any Transaction Costs incurred during such period,

(d)any fees, costs and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with or in relation to any acquisition (including any acquisition of a franchisee), non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, incurrence, issuance or repayment of debt or similar transaction, issuance of equity securities, option buyouts, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument or similar transaction (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e)any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f)accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on

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Earn-Outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g)stock-based award compensation expenses (including any one-time compensation related to unvested options outstanding as of the Effective Date),

(h)any income (loss) attributable to deferred compensation plans or trusts,

(i)any income (loss) from Investments recorded using the equity method,

(j)the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(k)any unrealized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP,

(l)(i) the net income of any Person that is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i) above,

(m)(A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents, and

(n)any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests).

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the

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Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the Consolidated EBITDA of such Person multiplied by the ownership percentage of the Borrower or applicable Restricted Subsidiary therein and (ii) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness secured by Liens on any asset or other property of the Borrower and/or its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination, (i) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of third-party Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, letters of guaranty and bankers’ acceptances and third-party debt obligations evidenced by bonds, debentures, loan agreements, promissory notes or similar instruments minus (ii) the sum of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (y) cash and cash equivalents restricted in favor of the Administrative Agent or any Lender (which may also include cash and cash equivalents securing other indebtedness secured by a Lien on Collateral).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and

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(III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”  has the meaning specified in Section 9.20.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by the Borrower or any other Loan Party in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Additional Revolving Commitments or Revolving Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt (other than with respect to any customary bridge loan facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to the conditions customary for similar conversions or exchanges), (c) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not (1) mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the maturity date of the Refinanced Debt (or if later, 91 days after the Latest Maturity Date), (2) have a Weighted Average Life to Maturity shorter than the Refinanced Debt (or any later maturing Credit Facility then in effect) plus 91 days, or (3) have mandatory prepayment, redemption or offer to purchase events more

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onerous than those set forth in the Refinanced Debt (and shall otherwise be subject to the same terms as the Refinanced Debt) (in each case other than with respect to any customary bridge loan facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (c) and such conversion or exchange is subject only to the conditions customary for similar conversions or exchanges), (d) with respect to Refinanced Debt consisting of Revolving Commitments, will not require scheduled amortization or mandatory commitment reductions prior to the Latest Maturity Date of such Refinanced Debt, (e) in the case of Refinanced Debt originally incurred by the Borrower, be incurred by the Borrower and shall not be guaranteed by any entity that is not a Loan Party, (f) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations, (ii) if not comprising Indebtedness hereunder, is subject to the relevant Intercreditor Agreement(s) and (iii) in the case of Refinanced Debt that was secured on a junior basis to the Secured Obligations, shall be secured on a junior basis to the Secured Obligations; provided that any unsecured Refinanced Debt shall not be refinanced with secured Credit Agreement Refinancing Indebtedness, (g) in the case of Refinanced Debt that is subordinated in right of payment to the Secured Obligations, shall be subordinated on the same basis, (h) has covenants, events of default and guarantees of any such Indebtedness, that are not materially more restrictive to the Borrower, when taken as a whole, than the Refinanced Debt (as determined by the Borrower in good faith) unless (1) the Lenders under the Term Loans or Revolving Loans, as applicable, also receive the benefit of such more restrictive terms (it being acknowledged that with respect to any “springing” financial maintenance covenant or other covenant or provision only applicable to, or for the benefit of, a revolving credit facility, shall also be added solely for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant)) (it being understood to the extent that any covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable), (2) any such provisions apply after the Latest Maturity Date at the time of such refinancing, or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower, and (i) if such Indebtedness is secured on a pari passu basis with the Liens securing the Secured Obligations, such Indebtedness may participate on a pro rata basis or a less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments in respect of the Term Loans or any Revolving Facility; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees). For the avoidance of doubt, such Credit Agreement Refinancing Indebtedness shall not be subject to any “most favored nation” pricing provisions.

“Credit Facilities” means each Revolving Facility and the Term Facility.

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“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Expiration Date” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Cured Default” has the meaning assigned to such term in Section 7.01.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) (x) SONIA for the day that is 5 SONIA Business Days prior to (A) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day (such SONIA Business Day determined pursuant to each of subclauses (A) and (B), the “SONIA Lookback Day”), (y) if SONIA is not available for the SONIA Lookback Day determined pursuant to clause (x) above, if by 5:00 p.m., London time, on the second (2nd) Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website (provided that SONIA determined pursuant to this clause (y) shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive SONIA Interest Days) or (z) if SONIA has been determined pursuant to clause (y) above for three (3) consecutive SONIA Interest Days and SONIA remains unavailable for the relevant SONIA Lookback Day, SONIA shall be (1) the percentage rate per annum which is the aggregate of (I) the GBP CBR for such SONIA Lookback Day and (II) the GBP Central Bank Rate Adjustment or (2) if clause (z)(1) applies but the SONIA CBR for the applicable SONIA Lookback Day is not available, the Daily Simple SONIA for such SONIA Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the most recent GBP CBR for an SONIA Business Day which is no more than five SONIA Business Days before that SONIA Lookback Day and (II) the GBP Central Bank Adjustment and (b) 0%.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding

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(specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank or any other Lender, as applicable, in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any applicable Issuing Bank or any other Lender, as applicable, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and its participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent, any applicable Issuing Bank or any other Lender’s, as applicable, receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any USD Tranche Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Obligations with respect to the USD Tranche Letters of Credit issued by such USD Tranche Issuing Bank and (b) with respect to any Multicurrency Tranche Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Obligations with respect to the Multicurrency Tranche Letters of Credit issued by such Multicurrency Tranche Issuing Bank, in each case, other than Secured Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition or, if converted to cash after 180 days, the lesser of (a) the consideration in cash or cash equivalents received from such conversion and (b) the fair market value of such non-cash consideration at the time of such conversion).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C)(1) substantially in the form of Exhibit L.

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“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each has the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable or contains any mandatory put, redemption or repayment provision (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

AMERICAS 107903477

(c)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; or

(d)in the case of any preferred Equity Interest, provides for scheduled payments of dividends and/or distributions in cash;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after, or payment thereunder is subject to the prior, repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments,(ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) any Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for a requirement of payment of dividends or distributions in violation of clauses (a) or (b) above shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest (x) give the applicable issuer the option to elect to pay such dividends or distributions on a non-cash basis and (y) do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under Section 6.07 of this Agreement or would result in an Event of Default hereunder.

“Disqualified Lenders” means (i) those Persons identified by Insight or the Borrower to the Administrative Agent in writing prior to the Signing Date as being “Disqualified Lenders” (or, if after such date, that are acceptable to the Administrative Agent), (ii) those Persons who are competitors of the Borrower and/or any Subsidiaries of the Borrower identified by Insight or the Borrower to the Administrative Agent from time to time in writing (including by email) which designation shall become effective two (2) days after the delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired, or entered into a trade to acquire, an assignment or participation interest in the Loan and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates (other than any such Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the primary Disqualified Lender does not possess the power to direct or cause the direction of the investment policies of such entity referenced in clause (ii) above, unless separately identified by the Borrower pursuant to clause (i) above) that are either (x) identified in writing by Insight or the Borrower from time to time or (y) clearly identifiable as Affiliates on the basis of such Affiliate’s name. Such list of Disqualified Lenders shall be available for inspection upon request by any Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount” means, at any time:

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(a)with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b)with respect to any Loan denominated in any Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars based on the Exchange Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination); and

(c)with respect to any LC Obligation (or any risk participation therein) and any other amounts referenced in this Agreement, (A) if denominated in Dollars, the amount thereof and (B) if denominated in any Alternative Currency, the amount thereof converted to Dollars based on the Exchange Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination).

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“Earn-Outs” means, with respect to any Person, obligations of such Person arising from Permitted Acquisitions or other Investments permitted hereunder which are payable to the sellers thereunder in their capacity as such based on the achievement of specified financial results or other criteria or milestones over time.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.05 to 1.00, 50.0% of Excess Cash Flow for such fiscal year, (b) greater than 3.80 to 1.00 but less than or equal to 4.05 to 1.00, 25.0% of Excess Cash Flow for such fiscal year and (c) less than or equal to 3.80 to 1.00, 0.00% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 4, 2021.

“Effective Date Refinancing” means, collectively, the repayment, redemption, repurchase or other discharge of all existing third-party indebtedness for borrowed money of the Borrower under the Existing Credit Agreement and the release and termination of (x) all commitments

AMERICAS 107903477

thereunder and (y) all related liens granted by and guarantees or borrower obligations related thereto by Holdings, the Borrower and its subsidiaries.

“Effective Yield” means, as of any date of determination, the sum of (i) the higher of (A) the Adjusted Eurocurrency Rate on such date for a deposit in Dollars with a maturity of one month and (B) the Adjusted Eurocurrency Rate floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Adjusted Eurocurrency Rate) and (iii) the amount of original issuance discount and/or upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount) (it being understood that customary arrangement, underwriting, structuring or commitment fees payable to any of the Commitment Parties in connection with the applicable Term Commitment or the applicable Revolving Commitment or to one or more arrangers, bookrunners or structuring advisors (or their affiliates) of any Incremental Facility shall be excluded).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Intermediate Parent, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person (a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), (ii) a Defaulting Lender or (iii) a Disqualified Lender; provided that a Disqualified Lender will constitute an Eligible Assignee solely to the extent that such assignment is consented to in writing by the Borrower.  Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender unless (i) (A) the Administrative Agent has acted with gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (B) such assignment resulted from a material breach of the Loan Documents by the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) the Borrower has not consented to such assignment or is not deemed to have consented to such assignment to the extent required by Section 9.04(b).

“Enterprise Transformative Event” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or Disposition, in any such case by Holdings, the Borrower or any Restricted Subsidiary, that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings, the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

AMERICAS 107903477

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Title IV and Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

AMERICAS 107903477

“Erroneous Payment” has the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”, “euro” or “€” means the single currency of Participating Member States.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, in the case of any Eurocurrency Loan for any Interest Period:

(a) in the case of any Eurocurrency Loan denominated in Dollars, the Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate;

(b) in the case of any Eurocurrency Loan denominated in Euros:

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) (such page currently being the EURIBOR01 page) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period;

(ii) in the event the rate referenced in the preceding clause (b)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clauses (b)(i) or (b)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Rate; or

AMERICAS 107903477

(c) in the case of any Eurocurrency Loan denominated in an Alternative Currency other than Euros:

(i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the applicable Reuters screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any successor thereto) that displays an offered rate administered by ICE Benchmark Administration Limited for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period;

(ii) if the rate referenced in the preceding clause (c)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service that displays an offered rate administered by ICE Benchmark Administration Limited for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clauses (c)(i) or (c)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period,

(ii)an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)decreases in Consolidated Working Capital and long-term account receivables for such period,

(iv)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v)extraordinary (as defined under GAAP as in effect prior to FASB Update No. 2015-01) gains, less:

(b)the sum, without duplication, of:

AMERICAS 107903477

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income” (other than cash charges to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)),

(ii)the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of (x) long term Indebtedness of the Borrower or its Restricted Subsidiaries other than Revolving Loans or (y) the issuance of Equity Interests,

(iii)(x) the aggregate amount of all principal payments of Indebtedness (including the principal component of payments in respect of Capitalized Leases, but excluding (A) all principal payments of Indebtedness to the extent reducing the required prepayment of Term Loans pursuant to Section 2.11(d) as a result of the application of clauses (i) through (v) of the first proviso thereof, (B) all prepayments of revolving loans (including Revolving Loans) except to the extent there is an equivalent permanent reduction in commitments thereunder and (C) all principal payments of Indebtedness to the extent financed with long-term Indebtedness (other than revolving Indebtedness)) and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness),

(iv)an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)increases in Consolidated Working Capital and long-term account receivables for such period,

(vi)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

AMERICAS 107903477

(vii)the aggregate amount of payments and expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period, except to the extent financed with the proceeds of (x) long-term Indebtedness of Holdings, any Intermediate Parent, the Borrower or their Restricted Subsidiaries other than Revolving Loans or (y) the issuance of Equity Interests,

(viii)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period, except to the extent financed with the proceeds of (x) long-term Indebtedness of Holdings, any Intermediate Parent, the Borrower or their Restricted Subsidiaries other than Revolving Loans or (y) the issuance of Equity Interests,

(ix)without duplication of amounts deducted from Excess Cash Flow in respect of a prior period, at the option of the Borrower, the aggregate consideration (including Earn-Outs) required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period relating to capital expenditures, Permitted Acquisitions or other Investments permitted hereunder (other than intercompany Investments or Investments in cash equivalents) to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such capital expenditures, Permitted Acquisitions or other applicable Investments during such subsequent period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters,

(x)the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period,

(xi)the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

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(xii)extraordinary (as defined under GAAP as in effect prior to FASB Update No. 2015-01) losses or charges.

“Excess Cash Flow Period” has the meaning set forth in Section 2.11(d).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency.  In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying the exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery 2 Business Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Account” means any (a) payroll account, (b) zero balance account, (c) withholding tax, trust and fiduciary account, (d) pension fund, escrow (including any escrow accounts for the benefit of any grantor’s customers), segregated, or similar account, (e) any accounts with an average monthly balance for all such accounts of less than $8,000,000 in the aggregate and (f) any other account reasonably agreed to by the Administrative Agent.

“Excluded Assets” means, (a) any fee-owned real property that is not Material Real Property and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles, railcars, trailers, aircraft, aircraft engines, construction and earth moving equipment and other assets subject to certificates of title or ownership, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement or equivalent financing statement with a central registry), (d) commercial tort claims with an individual value, as determined by the Borrower in good faith, of less than $15,000,000 and commercial tort claims for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (e) Equity Interests in any Person (other than any Wholly Owned Restricted Subsidiaries) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational, incorporation or joint venture documents, (f) Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Foreign Subsidiary or CFC Holdco, (g) Equity Interests of any Immaterial Subsidiary (except to the extent perfection of a security interest therein can be accomplished by filing of a UCC-1 financing statement or equivalent financing statement with a central registry), not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries (including real estate special purpose entities) and each Unrestricted Subsidiary, (h) any assets (including Equity Interests) owned by any Subsidiary that

AMERICAS 107903477

is a CFC or CFC Holdco, (i) any lease, license or other agreement, government approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement, government approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code, (j) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (k) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (l) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, rule or regulation, or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received in consultation with the Administrative Agent, (m) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time) and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Material Subsidiary of the Borrower), under the terms of any applicable organizational or incorporation documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than Material Subsidiaries after giving effect to the anti-assignment provisions of the UCC or any other applicable Requirements of Law, (n) Excluded Accounts, (o) assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings (or any direct or indirect parent or beneficial owner thereof), the Borrower or one of their respective subsidiaries (as determined in good faith by the Borrower), (p) assets sold to any Person who is not a Loan Party in compliance with the Loan Documents, (q) assets owned by a Subsidiary Loan Party after the release of the Guarantee of such Subsidiary Loan Party pursuant to the Loan Documents, and (r) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences (including adverse tax consequences as determined by the Borrower and the Administrative Agent in good faith) of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Party” has the meaning assigned to such term in Section 9.03(b).

AMERICAS 107903477

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (c) any Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC or any CFC Holdco, (e) any Immaterial Subsidiary, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or other consequences (including any adverse tax consequences as determined in good faith by the Borrower and the Administrative Agent) of providing the guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any Subsidiary if the provision of a guaranty by such Subsidiary would result in material adverse tax consequences to Holdings (or any direct or indirect parent or beneficial owner thereof), the Borrower or one of their respective subsidiaries (as determined in good faith by the Borrower), (h) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (i) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (j) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (k) [reserved] and (l) each Unrestricted Subsidiary; provided that any Immaterial Subsidiary that is a signatory to the Collateral Agreement and the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents unless the Borrower has otherwise notified the Administrative Agent; provided further that the Borrower may at any time and in its sole discretion, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), cause any Restricted Subsidiary to not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.

“Excluded Swap Obligation” means, with respect to any Loan Party at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Party), at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation. If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to any Recipient, (a) Taxes imposed on (or measured by) net income (however denominated) and franchise Taxes by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its

AMERICAS 107903477

applicable lending office in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any withholding Tax imposed pursuant to FATCA, (d) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of November 26, 2018 (as amended by that certain Amendment No. 1 to Credit Agreement and Incremental Joinder, dated as of July 2, 2019, by that certain Amendment No. 2 to Credit Agreement, dated as of November 5, 2019, and as may be further amended, restated, amended and restated, supplemented or modified from time to time), among the Borrower, as borrower, Holdings, the other Loan Parties (as defined therein) party thereto from time to time, the lenders and issuing banks party thereto from time to time and Golub Capital Markets LLC, as administrative agent and collateral agent.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the Federal Reserve Bank of New York’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of October 27, 2020, among the Borrower and the Commitment Parties.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

AMERICAS 107903477

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) in customary form reasonably acceptable to the Administrative Agent and the Borrower.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” has the meaning assigned to such term in Section 2.17(e)(ii).

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means each Subsidiary that is organized under or incorporated in the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any USD Tranche Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding USD Tranche LC Obligations, other than such USD Tranche LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other USD Tranche Revolving Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to any Multicurrency Tranche Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Multicurrency Tranche LC Obligations, other than such Multicurrency Tranche LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Tranche Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within

AMERICAS 107903477

one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“GBP CBR” means the Bank of England’s Bank Rate as published by the Bank of England from time to time.

“GBP Central Bank Rate Adjustment” means, in relation to GBP CBR prevailing at the close of business on any SONIA Business Day, the 20% trimmed arithmetic mean of the GBP Central Bank Spreads for the 5 most immediately preceding SONIA Business Days for which SONIA is available.

“GBP Central Bank Spreads” means, in relation to any SONIA Business Day, the difference (expressed as a percentage rate per annum) between (x) SONIA for such SONIA Business Day, and (y) the GBP CBR prevailing at close of business on such SONIA Business Day.

“Goldman Sachs” has the meaning assigned to such term in the preliminary statements hereto.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means any (i) federal, state, local, municipal, or other government, (ii) governmental or quasi-Governmental Authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iii) any supranational Governmental Authority (such as the European Union or the European Central Bank) or (iv) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

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“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preliminary statements hereto.

“IBA” has the meaning specified in Section 1.09.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of Qualified Equity Interests of the Borrower or any of its direct or indirect parent entities, the accretion of original issue discount or liquidation preference and

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increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Cap” means, as of any date of determination, (I) following the incurrence of the Amendment No. 2 Incremental Facilities on the Amendment No. 2 Effective Date, the greater of $120,000,000 and 100.0% of Consolidated EBITDA for the most recently ended Test Period as of such time, less the aggregate principal amount of all Incremental Equivalent Debt incurred in reliance on this clause (I) (for the avoidance of doubt, it is understood and agreed that a portion of the Amendment No. 2 Incremental Facilities may be incurred pursuant to this clause (I) but such incurrence shall not reduce the amount of Indebtedness permitted to be incurred pursuant to this clause (I)), plus (II) an amount equal to all voluntary prepayments and debt buy-backs and payments utilizing the “yank a bank” provisions herein (to the extent that the underlying debt is retired and not assigned) and all existing Incremental Facilities and Incremental Equivalent Debt made prior to the date of any such incurrence (in the case of any revolving facility, only so long as it is accompanied by a corresponding permanent commitment reduction thereunder) and all voluntary prepayments of Credit Agreement Refinancing Indebtedness, in each case, to the extent secured on a pari passu basis with the Credit Facilities except, in each case, to the extent (x) incurred in reliance on clause (III) below or (y) financed with the proceeds of long-term Indebtedness (other than revolving indebtedness) of Holdings, any Intermediate Parent, the Borrower or their Restricted Subsidiaries, plus (III) the maximum aggregate principal amount that can be incurred without causing the First Lien Leverage Ratio, after giving effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt (which shall assume that the full amount of any revolving credit facilities and/or delayed draw credit facilities being established at such time are fully drawn) and the use of proceeds thereof and any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable Test Period and on or prior to the date of such incurrence (but in any event calculated without netting the cash proceeds of such Incremental Facility and any other Incremental Facility or Incremental Equivalent Debt incurred concurrently), on a Pro Forma Basis (but excluding the cash proceeds of such incurrence and without giving effect to any simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the foregoing clause (I)), to exceed 4.30 to 1.00 as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered to the Administrative Agent, in each case, at the Borrower’s option, either (A) at the time of the effectiveness of such Incremental Facility or Incremental Equivalent Debt or (B) in the case of any Incremental Facility or Incremental Equivalent Debt incurred to finance a Limited Condition Acquisition, at the time a definitive agreement is entered into with respect to the transaction to be financed by such Incremental Facility or Incremental Equivalent Debt.  In calculating the Incremental Cap, the Borrower may elect to use the amounts permitted under clause (III) of the preceding sentence before using clause (I) and/or (II) of the preceding sentence, and if multiple amounts are available and the Borrower does not make an election, the Borrower will be deemed to have utilized amounts permitted first under clause (III), second under clause (II) and last under clause (I).

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(vii).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

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“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (w) trade accounts payable in the ordinary course of business, (x) any Earn-Out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after being due and payable, (y) liabilities associated with customer prepayments and deposits and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) contingent indemnity and similar obligations incurred in the ordinary course of business (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (v) Indebtedness of any Person that is a direct or indirect parent of Holdings appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, (vi) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition, (vii) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business, (viii) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms).

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Term Loans” means (a) prior to the Amendment No. 2 Effective Date, the Term Loans made on the Effective Date pursuant to Section 2.01(i) and (b) from and after the Amendment No. 2 Effective Date, collectively, (i) the Term Loans made by the Lenders on the Effective Date to the Borrower pursuant to Section 2.01(i) and (ii) the Amendment No. 2 Incremental Term Loans made by the Amendment No. 2 Incremental Term Lenders on the Amendment No. 2 Effective Date to the Borrower pursuant to Amendment No. 2.

“Insight” means Insight Venture Management, LLC and its Affiliates (other than its portfolio companies).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” means short-form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Intellectual Property that is registered, issued or applied for in the United States and that constitute Collateral.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement, as the context may require.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) Consolidated Cash Interest Charges for such Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each November, February, May and August and (b) with respect to any Eurocurrency Loan or SONIA Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or SONIA Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

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“Interest Period” means, with respect to any Eurocurrency Borrowing or SONIA Borrowing, as applicable, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing or SONIA Borrowing, as applicable, and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or Interest Election Request) (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date, (ii) in the case of USD Tranche Revolving Loans, the USD Tranche Revolving Maturity Date and (iii) in the case of Multicurrency Tranche Revolving Loans, the Multicurrency Tranche Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Subsidiary of Holdings and of which the Borrower is a subsidiary.

“Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period for which the Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the

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remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investors” means the Sponsors, the Public Parent, one or more co-investors and other investors who are holders of Equity Interests in Holdings (or any direct or indirect parent thereof) on the Effective Date after giving effect to the Transactions.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means a Multicurrency Tranche Issuing Bank and/or a USD Tranche Issuing Bank, as the context may require.

“Judgment Currency” has the meaning assigned to such term in Section 9.18.

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“Junior Financing” means (a) any Indebtedness (other than any permitted intercompany Indebtedness owing to Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary) for borrowed money in a principal amount in excess of the greater of $15,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period as of such date that is subordinated in right of payment to the Loan Document Obligations and (b) any Permitted Refinancing in respect of the foregoing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means USD Tranche LC Disbursement and/or an Multicurrency Tranche LC Disbursement, as the context requires.

“LCA Election” has the meaning assigned to such term in Section 1.06.

“LCA Test Date” has the meaning assigned to such term in Section 1.06.

“Lead Arranger” means (a) with respect to the Credit Facilities and the other Transactions consummated on the Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Golub Capital LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C., each in its capacity as a lead arranger with respect thereto, (b) with respect to the transactions contemplated by Amendment No. 1 to be consummated on the Amendment No. 1 Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Canadian Imperial Bank of Commerce, Fifth Third Bank, National Association and Madison Capital Funding LLC, each in its capacity as a lead arranger with respect thereto, and (c) with respect to the Amendment No. 2 Incremental Facilities and the other transactions contemplated by Amendment No. 2 to be consummated on the Amendment No. 2 Effective Date, each of Goldman Sachs, Credit Suisse Loan Funding LLC, Canadian Imperial Bank of Commerce, Fifth Third Bank, National Association and Madison Capital Funding LLC, each in its capacity as a lead arranger with respect thereto.

“Legal Reservations” has the meaning assigned to such term in Section 3.02.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a USD Tranche Letter of Credit and/or a Multicurrency Tranche Letter of Credit, as the context requires.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b)

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the interest of a vendor or a lessor under any conditional sale agreement, ground lease, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition or other investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Document Obligations” means (a) the due and punctual payment in cash by the Borrower of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the Applicable Rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents to which it is a party, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment in cash and performance of all other monetary obligations of the Borrower under or pursuant to each of the Loan Documents to which it is a party and (c) the due and punctual payment and performance of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents to which it is a party (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the Intercreditor Agreement (if applicable), the Fee Letter and, except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means Holdings, any Intermediate Parent, the Borrower and any Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the USD Tranche Revolving Lenders, Lenders having USD Tranche Revolving Exposures and unused USD Tranche Revolving Commitments representing more than 50% of

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the sum of the aggregate USD Tranche Revolving Exposures and the unused aggregate USD Tranche Revolving Commitments at such time, (b) in the case of the Multicurrency Tranche Revolving Lenders, Lenders having Multicurrency Tranche Revolving Exposures and unused Multicurrency Tranche Revolving Commitments representing more than 50% of the sum of the aggregate Multicurrency Tranche Revolving Exposures and the unused aggregate Multicurrency Tranche Revolving Commitments at such time, (c) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (d) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Master Intercompany Note” means the Master Intercompany Note substantially in the form of Exhibit I.

“Material Adverse Effect” means (a) on the Effective Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the Effective Date) and (b) after the Effective Date, a circumstance or condition that would materially and adversely affect (i) the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents or (iii) the rights and remedies, taken as a whole, of an Agent and the applicable Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means, collectively, any intellectual property owned by Holdings, the Borrower or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries.

“Material Non-Public Information” means (a) if the Borrower is a public reporting company, material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if the Borrower is not a public reporting company, information that is (i) of the type that would not be publicly available if the Borrower were a public reporting company and (ii)

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material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and owned (but not leased or ground-leased) by any Loan Party with a book value, as reasonably determined by the Borrower in good faith, greater than or equal to $15,000,000 (it being understood that no real property owned by any Loan Party as of the date of this Agreement shall be deemed to be Material Real Property).

“Material Subsidiary” means each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended net revenues or total assets in excess of 10.0% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder; provided, further, that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Borrower is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“MFN Adjustment” has the meaning assigned to such term in Section 2.20(b)(i).

“MFN Cushion” means 0.50% per annum.

“Model” means the model delivered by or on behalf of Insight to the Lead Arrangers on or about October 11, 2020.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multicurrency Tranche Issuing Bank” means, as the context may require, (a) as of the Amendment No. 2 Effective Date, each of Goldman Sachs, Credit Suisse AG, Cayman Islands Branch, Canadian Imperial Bank of Commerce, and Fifth Third Bank, National Association (or,

AMERICAS 107903477

in the case of any of the foregoing, an Affiliate or branch thereof designated by such Person), (b) a bank or other legally authorized Person designated by Administrative Agent (which Person may be Administrative Agent or an Affiliate thereof) and reasonably acceptable to Borrower; (c) any other Lender that may become a Multicurrency Tranche Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be a Multicurrency Tranche Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Multicurrency Tranche Letters of Credit hereunder; and/or (d) collectively, all of the foregoing.  Each Multicurrency Tranche Issuing Bank may, in its discretion, arrange for one or more Multicurrency Tranche Letters of Credit to be issued by Affiliates or designees of such Multicurrency Tranche Issuing Bank, in which case the term “Multicurrency Tranche Issuing Bank” shall include any Multicurrency Affiliate or designee with respect to Multicurrency Tranche Letters of Credit issued by such Affiliate or designee.  In the event that there is more than one Multicurrency Tranche Issuing Bank at any time, references herein and in the other Loan Documents to the Multicurrency Tranche Issuing Bank shall be deemed to refer to the Multicurrency Tranche Issuing Bank in respect of the applicable Multicurrency Tranche Letter of Credit or to all Multicurrency Tranche Issuing Banks, as the context requires.

“Multicurrency Tranche LC Disbursement” means an honoring of a drawing by a Multicurrency Tranche Issuing Bank pursuant to a Multicurrency Tranche Letter of Credit.

“Multicurrency Tranche LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Amount of all Multicurrency Tranche Letters of Credit that remains available for drawing at such time and (b) the aggregate Dollar Amount of all Multicurrency Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency Tranche LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Multicurrency Tranche LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Multicurrency Tranche Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Multicurrency Tranche Letter of Credit issued with the exclusion of Article 36 of the UCP, such Multicurrency Tranche Letter of Credit shall be deemed to be “outstanding” in the Dollar Amount so remaining available to be drawn. Unless otherwise specified herein, the Dollar Amount of a Multicurrency Tranche Letter of Credit at any time shall be deemed to be the stated Dollar Amount of such Multicurrency Tranche Letter of Credit in effect at such time; provided that with respect to any Multicurrency Tranche Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated Dollar Amount thereof, the Dollar Amount of such Multicurrency Tranche Letter of Credit shall be deemed to be the maximum stated Dollar Amount of such Multicurrency Tranche Letter of Credit after giving effect to all such increases, whether or not such maximum stated Dollar Amount is in effect at such time.

“Multicurrency Tranche LC Obligations” means, at any time, the sum of (a) the Dollar Amount available to be drawn under Multicurrency Tranche Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate principal Dollar Amount of all unreimbursed Multicurrency Tranche LC Disbursements.

“Multicurrency Tranche Letter of Credit” means any standby letter of credit or bank guarantee issued by a Multicurrency Tranche Issuing Bank and designated as a Multicurrency Tranche

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Letter of Credit in the applicable Letter of Credit Request pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Multicurrency Tranche Letter of Credit Sublimit” means a Dollar Amount equal to $20,000,000. The Multicurrency Tranche Letter of Credit Sublimit is part of and not in addition to the aggregate Multicurrency Tranche Revolving Commitments.

“Multicurrency Tranche Revolving Availability Period” means the period from and including the Amendment No. 2 Effective Date to but excluding the earlier of the Multicurrency Tranche Revolving Maturity Date and the date of termination of the Multicurrency Tranche Revolving Commitments.

“Multicurrency Tranche Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Multicurrency Tranche Revolving Loans and to acquire participations in Multicurrency Tranche Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Multicurrency Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase or (iv) a Loan Modification Agreement.  The initial amount of each Lender’s Multicurrency Tranche Revolving Commitment is set forth on Schedule 2.01 (as amended by Amendment No. 2), or in the Assignment and Assumption, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Multicurrency Tranche Revolving Commitment, as the case may be.  The aggregate amount of the Lenders’ Multicurrency Tranche Revolving Commitments as of the Amendment No. 2 Effective Date is $62,500,000.

“Multicurrency Tranche Revolving Exposure” means, with respect to any Multicurrency Tranche Revolving Lender at any time, the sum of the outstanding principal Dollar Amount of such Multicurrency Tranche Revolving Lender’s Multicurrency Tranche Revolving Loans and its Multicurrency Tranche LC Exposure at such time.

“Multicurrency Tranche Revolving Facility” means the Multicurrency Tranche Revolving Commitments and the Multicurrency Tranche Revolving Loans and other extensions of credit made thereunder under this Agreement.

“Multicurrency Tranche Revolving Lender” means a Lender with a Multicurrency Tranche Revolving Commitment or, if the Multicurrency Tranche Revolving Commitments have terminated or expired, a Lender with Multicurrency Tranche Revolving Exposure.

“Multicurrency Tranche Revolving Loan” means a Loan made pursuant to clause (iii) of Section 2.01.

“Multicurrency Tranche Revolving Maturity Date” means (i) February 4, 2026 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Multicurrency Tranche Revolving Lender that has extended its Multicurrency Tranche Revolving Commitment pursuant to a Permitted Amendment and with respect to any

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Multicurrency Tranche Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any Designated Non-Cash Consideration or other non‑cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or Earn-Out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out‑of‑pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than (x) the Loans or (y) other pari passu or junior Indebtedness secured by a lien on the Collateral) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of Tax Distributions, dividends and other restricted payments that Holdings, any Intermediate Parent, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the

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amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount, the Available Equity Amount that such amount was not previously applied pursuant to 6.04(m), 6.07(a)(vii) and 6.07(b)(vii).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit R, payable to a Lender in a principal amount equal to the principal amount of the applicable Revolving Commitment or Term Loans, as applicable, of such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles of association or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such Recipient (x) having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to this Agreement or (y) with respect to any Taxes imposed as a result of any Loan Party’s connection with the taxing jurisdiction, having sold or assigned an interest in any Loan Documents).

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means E2open Holdings, LLC, a Delaware limited liability company.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning assigned to it in Section 8.13(a).

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Perfection Requirements” means the need for appropriate filings, registrations, endorsements, notarizations, stampings and/or notifications of the Security Documents or the Collateral and any other steps or actions necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and/or to achieve the relevant priority expressed therein (including the delivery any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents).

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Restricted Subsidiary and such Restricted Subsidiary is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a Similar Business, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken to the extent required by Sections 5.11 or 5.12 (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (other than with respect to any Subsidiary of such newly created or acquired Restricted Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary) and (d) after giving effect to any such purchase or other acquisition no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional covenants or other provisions (i) with respect to which the Lenders under the Term Loans or Revolving Loans, as applicable, also receive the benefit of such more restrictive terms (it being acknowledged that any “springing” financial maintenance covenant or other covenant or provision only applicable to, or for the benefit of, a revolving credit facility shall also be added solely for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder), together with, at the election of the Borrower, any applicable

AMERICAS 107903477

“equity cure” provisions with respect to any financial maintenance covenant) (it being understood to the extent that any covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable), (ii) to the extent any such provisions apply after the Latest Maturity Date at the time of such Loan Modification Offer, or (iii) to the extent such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower.

“Permitted ECF Recalculation Considerations” has the meaning assigned to such term in Section 2.11(d).

“Permitted Encumbrances” means:

(a)Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)Liens incurred, pledges or deposits made in the ordinary course of business (i) in connection with payroll taxes, workers’ compensation, unemployment insurance and other social security legislation, public liability laws or similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items of the type set forth in the foregoing clause (i);

(d)Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, customer claims, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e)easements, licenses, servitudes, restrictive covenants, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar

AMERICAS 107903477

encumbrances and title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f)leases or subleases of real or personal property granted to other Persons (as lessee thereof) that do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(g)rights of future tenants pursuant to written leases entered into in accordance with the terms hereof;

(h)Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j) and any pledge and/or deposit securing any settlement of threatened litigation;

(i)Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(k)rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(l)Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(m)liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(n)Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

AMERICAS 107903477

(o)rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(p)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(q)Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to Holdings or any of its Subsidiaries;

(r)servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect; and

(s)Liens securing Priority Obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by any Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Loan Document Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (a) the Sponsors, and (b) any person or entity with which any of the Sponsors forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the applicable Sponsors beneficially own more than 50% of the relevant voting stock beneficially owned by that group.

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“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a)Dollars, Euros, Swiss francs, Sterling, Canadian dollars, or such other currencies held by it from time to time in the ordinary course of business;

(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c)time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f)marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g)securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, the United Kingdom, Canada, Switzerland, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(i)instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and

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tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized or incorporated in such jurisdiction;

(j)investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)demand deposit accounts holding cash;

(l) interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G7 government or other G7 governmental agency or a G7 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof;

(m)other short-term investments of a type analogous to the foregoing utilized by Foreign Subsidiaries;

(n)investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above; and

(o)any guarantee or indemnity for the obligations of a Subsidiary in connection with a Subsidiary claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions (including under section 394C, 448C or 479C of the Companies Act 2006 or other similar or equivalent provisions).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, exchanged or extended except (i) by an amount equal to unpaid accrued interest and premium thereon plus underwriting discounts, other amounts paid, and fees and expenses (including upfront fees, original issue discount or initial yield payments) incurred, in connection with such modification, refinancing, refunding, renewal or extension, (ii) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made and (iii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), (a)(xii) and (a)(xxvi), Indebtedness resulting from such modification, refinancing, refunding, renewal, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

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Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended; provided that the foregoing requirements of this clause (b) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges (c) if the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms not materially less favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended, (d) such Permitted Refinancing is not secured by a Lien on any assets other than the collateral securing, and, to the extent secured by Collateral, with no higher priority than the Liens securing, the Indebtedness being refinanced, except for accessions and additions to such property and replacements and proceeds thereof (unless permitted to be secured by another provision of Section 6.02), (e) if unsecured, such Indebtedness shall remain unsecured (unless permitted to be secured by another provision of Section 6.02) and (f) no Loan Party that was not an obligor with respect to the Indebtedness being refinanced shall be an obligor under the Permitted Refinancing and if the Indebtedness being refinanced was (or was required to be) subject to an Intercreditor Agreement, the holders of such Permitted Refinancing (if such Indebtedness is secured) or their authorized representative on their behalf, shall become party to such Intercreditor Agreement, in each case providing for the same (or lesser) lien priority renewed, exchanged or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness to the extent such successive Permitted Refinancings satisfy the foregoing requirements.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Loan Parties in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether existing as of the Effective Date or subsequently created or coming to exist.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

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“Pledged Equity Interests” has the meaning set forth in the Collateral Agreement.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a)any non-ordinary course sale, transfer or other disposition of any property or asset of the Borrower or any of its Restricted Subsidiaries pursuant to Section 6.05(k) or the occurrence of any other Casualty Event, in each case resulting in aggregate Net Proceeds exceeding (A) with respect to any single transaction or series of related transactions, the greater of $3,500,000 and 2.50% of Consolidated EBITDA individually or (B) with respect to all dispositions pursuant to Section 6.05(k) or Casualty Events in each case not excluded pursuant to previous clause (A), the greater of $7,000,000 and 5.00% of Consolidated EBITDA in the aggregate in any fiscal year than dispositions constituting a sale and leaseback transaction to the extent consummated substantially contemporaneously with the acquisition by the Borrower or such Restricted Subsidiary of the property subject to such sale and leaseback transaction; provided that, for the avoidance of doubt, only Net Proceeds in excess of such amount shall be subject to the mandatory prepayment provisions set forth in Section 2.11(c) and no Prepayment Event shall occur in any fiscal year until the Net Proceeds received during such fiscal year that are subject to clause (B) above exceed the amount set forth in clause (B) above; or

(b)the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Percentage” means (x) with respect to a Prepayment Event described in clause (a) of the definition of Prepayment Event, the Asset Sale Prepayment Percentage and (y) with respect to a Prepayment Event described in clause (b) of the definition of Prepayment Event, 100%.

“Prime Rate” means the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent).

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created thereon by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax,

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excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a) in making any determination of Consolidated EBITDA or any component thereof or the determination of financial ratios and tests hereunder, effect shall be given to the Transactions, any Specified Transaction made during the applicable Test Period and any synergies, operating improvements, operating expense reductions or cost savings pertaining to the business of the Borrower or any of its Subsidiaries, in each case, that occurred during the Reference Period or with respect to any such event or transaction included in the definition of Specified Transactions and projected by the Borrower in good faith to result from actions that either have been taken, with respect to which substantial steps have been taken or that are expected to be taken within 24 months after the end of the relevant Reference Period net of the amount of actual benefits realized, and without duplication of any such amount included in Consolidated EBITDA pursuant to the definition thereof; provided that any increase in Consolidated EBITDA as a result of any of the foregoing pro forma adjustments shall be subject to any applicable limitations set forth in the definition of Consolidated EBITDA;

(b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (i) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Documents or otherwise) issued, incurred, assumed or repaid during the Reference Period (or with respect to Indebtedness repaid, during the Reference Period or subsequent to the end of the Reference Period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or repaid at the beginning of such period, (ii) such calculation shall be made without regard to the netting of any cash proceeds of Indebtedness incurred in connection with the relevant transactions, (iii) in the case of any Indebtedness in the nature of a revolving credit facility, the entire principal amount of such credit facility shall be deemed to have been fully drawn and (iv) interest expense of such Person attributable to interest on any Indebtedness for which pro forma effect is being given as provided in preceding clause (i) bearing floating interest rates shall be computed on a pro forma basis at the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination,

(c) with respect to (A) any re-designation of a Subsidiary as an Restricted Subsidiary, effect shall be given to such Subsidiary re-designation and all other Subsidiary re-designations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary re-designation then being designated, collectively and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and

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on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively, and

(d) income statement items (whether positive or negative) attributable to all property acquired or disposed of in such relevant transaction shall be included as if such transaction had occurred as of the first day of the relevant Test Period.  Whenever a financial ratio or test or covenant is to be calculated on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements of Holdings were delivered pursuant to Section 5.01(a) or (b).

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Public Parent” has the meaning assigned to such term in the definition of “Acquisition Agreement”.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.20.

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“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Ratio Debt” has the meaning assigned to such term in Section 6.01(a)(viii).

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, emptying, escaping, pumping, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Repricing Transaction” means (a) the incurrence by the Borrower of any term loans that are broadly syndicated to banks, financial institutions and/or other institutional lenders or investors under credit facilities secured on a pari passu basis with the Initial Term Loans (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans (and not by virtue of any fluctuation in any “base” rate), but excluding Indebtedness incurred in connection any transaction that would, if consummated, constitute a Change of Control, Permitted Acquisition or similar Investment or Enterprise Transformative Event) and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace, in whole or in part, outstanding principal of Initial Term Loans or (b) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with any transaction that would, if consummated, constitute a Change of Control, Permitted Acquisition or

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similar Investment or Enterprise Transformative Event, and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on the Initial Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Additional Debt Terms” means with respect to any Incremental Equivalent Debt or Ratio Debt, (a) such Indebtedness does not mature earlier than the Latest Maturity Date or have a Weighted Average Life to Maturity less than the greatest Weighted Average Life to Maturity, in each case, of the then-existing Term Loans outstanding at the time of incurrence of such Indebtedness (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the Latest Maturity Date at the time of such incurrence), (b) such Indebtedness, if issued, borrowed or guaranteed by a Loan Party, is not guaranteed by any entity that is not a Loan Party (except to the extent such Indebtedness that is subject to the Required Additional Debt Terms is expressly permitted to be incurred by any Restricted Subsidiary that is not a Loan Party under Section 6.01), (c) such Indebtedness, if secured by assets that secure the Secured Obligations, (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s), (d) such Indebtedness shall not participate on a greater than pro rata basis than the Initial Term Loans with respect to any mandatory prepayment (other than any scheduled amortization payment) provided that the Borrower and the lenders providing the relevant Incremental Equivalent Debt or Ratio Debt shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis and (e) the covenants, events of default and guarantees of any such Indebtedness shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Term Loans or Revolving Loans, as applicable, unless (1) the Lenders under the Term Loans or Revolving Loans, as applicable, also receive the benefit of such more restrictive terms (it being acknowledged that any “springing” financial maintenance covenant or other covenant or provision only applicable to, or for the benefit of, a revolving credit facility shall also be added solely for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder), together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood to the extent that any covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable), (2) any such provisions apply after the Latest Maturity Date at the time of such incurrence, or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating

AMERICAS 107903477

that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, company secretary or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary, assistant secretary, company secretary or director of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

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“Retained ECF Basket” has the meaning assigned to such term in the definition of “Available Amount”.

“Revaluation Date” has the meaning assigned to it in Section 1.07(e).

“Revolving Commitment” means the USD Tranche Revolving Commitment and/or the Multicurrency Tranche Revolving Commitment, as the context may require.

“Revolving Exposure” means the USD Tranche Revolving Exposure and/or the Multicurrency Tranche Revolving Exposure, as the context may require.

“Revolving Facility” means the USD Tranche Revolving Facility and/or the Multicurrency Tranche Revolving Facility, as the context may require.

“Revolving Lender” means a USD Tranche Revolving Lender and/or a Multicurrency Tranche Revolving Lender, as the context may require.

“Revolving Loan” means a USD Tranche Revolving Loan and/or a Multicurrency Tranche Revolving Loan, as the context may require.

“Revolving Test Condition” means, as of any time, that the aggregate principal Dollar Amount of all outstanding Revolving Loans and Letters of Credit (but excluding (1) any Letter of Credit that has been cash collateralized, (2) the aggregate Dollar Amount of issued and undrawn and reimbursed Letters of Credit not in excess of $20,000,000, (3) Letters of Credit issued on or within 180 days of the Effective Date to backstop or replace existing letters of credit and Revolving Loans funded on the Effective Date to cash collateralize any existing letters of credit or to backstop or replace letters of credit issued on the Effective Date and (4) solely with respect to the first four full fiscal quarters of the Borrower commencing after the Effective Date, the principal amount of Revolving Loans (if any) made on the Effective Date to finance certain original issue discount and/or upfront fees in respect of the Initial Term Loans) exceeds an amount equal to 35.0% of the aggregate amount of Revolving Commitments at such time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more by any such Person in the foregoing clauses (a) and (b), or (d) any Person otherwise the subject of Sanctions.

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“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means, for any day and time, (a) with respect to any Eurocurrency Borrowing for any Interest Period for Dollars or any Alternative Currency not listed in clause (b) below, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) and (b) with respect to any Eurocurrency Borrowing for any Interest Period for Euros, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for Euros a period equal in length to such Interest Period as displayed on such day and time on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).  Notwithstanding the foregoing, if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral, in customary form reasonably acceptable to the Administrative Agent and the Borrower.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

AMERICAS 107903477

“Secured Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) and (d) the Erroneous Payment Subrogation Rights.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Collateral Agent, (e) each Person to whom any Secured Cash Management Obligations or Secured Swap Obligations are owed, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, Secured Swap Obligation or Secured Cash Management Obligation and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and its Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement and/or Section 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior or “silent” subordinated basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Signing Date” means October 14, 2020.

“Similar Business” means (1) any business conducted by the Borrower or any Restricted Subsidiary on the Effective Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Effective Date.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

AMERICAS 107903477

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solvent” means, with respect to the Borrower and its Subsidiaries, (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For the purposes of this definition, capitalized terms used and not defined in this Agreement shall have the meanings provided for in Exhibit G.

“SONIA” means, with respect to any SONIA Business Day, a rate per annum equal to the Sterling Overnight Index Average for such SONIA Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means, as to any Borrowing, the SONIA Loans comprising such Borrowing.

“SONIA Business Day” means for any Obligations consisting of any interest, fees or other amounts denominated in Sterling, any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London, United Kingdom.

“SONIA Interest Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“SONIA Interest Payment” means, in respect of any Interest Period in relation to a SONIA Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.13.

“SONIA Loan” means a Loan that bears interest at a rate based on Daily Simple SONIA.

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“SONIA Lookback Day” has the meaning specified in the definition of “Daily Simple SONIA”.

“Specified Acquisition Agreement Representations” means such of the representations and warranties in the Acquisition Agreement made by, or with respect to, Sonar Company Merger Sub, LLC, a Delaware limited liability company, or Parent, in each case, as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its or such Affiliates’ obligations under the Acquisition Agreement or decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit K, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Representations” means the representations and warranties of the Borrower, and to the extent applicable, the other Loan Parties, set forth in Section 3.01(a), Section 3.01(b) (as it relates to the organizational power and authority to execute, deliver and perform obligations under each Loan Document to which each applicable Person is a party after giving effect to the Transactions), Section 3.02, Section 3.03(b)(i) (with respect to the incurrence of the loans and the provision of the Guarantees, in each case under the Loan Documents, and the granting of the security interests in the Collateral to secure the Secured Obligations), Section 3.08, Section 3.14, Section 3.15, Section 3.17(a) (with respect to the USA PATRIOT Act), 3.17(b) (with respect to the use of proceeds of the Credit Facilities on the Effective Date) and Section 3.18 (as it relates to the creation, validity and perfection of the security interests in the Collateral).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

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“Sponsors” means (1) Insight Venture Management, LLC and its Affiliates, (2) CC Capital Partners, LLC and its Affiliates (excluding portfolio companies thereof) and (3) Neuberger Berman and its Affiliates (excluding portfolio companies thereof).

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; in each case, whether existing as of the Effective Date or subsequently created or coming to exist.

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is party to the Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Successor Holdings” has the meaning assigned to such term in Section 6.03(d).

“Supported QFC” has the meaning specified in Section 9.20.

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“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vi)(A).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of February 4, 2021, by and among the Public Parent, Holdings and the other persons party thereto (without giving effect to any amendments, supplements or other modifications thereto, other than to the extent such amendments, supplements or other modifications are reasonably acceptable to the Administrative Agent).

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by Borrower in good faith) entered into after the Effective Date so long as such Tax Restructuring does not impair the Guarantee or the security interests of the Agents and the Lenders under the Security Documents in the Collateral in any material respect and is otherwise not adverse to the Lenders in any material respect and after giving effect to such Tax Restructuring, Borrower and its Restricted Subsidiaries otherwise comply with Sections 5.11 and 5.12.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Facility Amendment in respect of any Term Loans or (iv) a Loan Modification Agreement.  The amount of each Lender’s Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, Loan Modification Agreement or Refinancing Amendment, as the case may be. As of the Effective Date, the total Term Commitment is $525,000,000.  As of the Amendment No. 2 Effective Date, the total Amendment No. 2 Incremental Term Commitment is $380,000,000.

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“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means, individually or collectively as the context requires, Initial Term Loans, Other Term Loans and Incremental Term Loans.

“Term Maturity Date” means (a) in the case of the Initial Term Loans, February 4, 2028 and (b) in the case of any Incremental Term Facility or any Other Term Loan, the date set forth in the applicable documentation in respect thereof.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements are delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time.

“Total Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Transaction Costs” means all fees, premiums, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Acquisition, (b) the incurrence of the Credit Facilities and the funding of the Initial Term Loans on the Effective Date, (c) the Effective Date Refinancing, (d) the consummation of the other transactions contemplated by this Agreement on the Effective Date, (e) the consummation of any other transactions in connection with the foregoing and (f) the payment of the Transaction Costs related thereto.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, Daily Simple SONIA or the Alternate Base Rate.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.20.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of

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Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its subsidiaries as of the end of, and the related unaudited consolidated statements of comprehensive loss, cash flows and members’ equity of the Borrower and its subsidiaries for, the fiscal quarter of the Borrower ended on or about November 30, 2020 (for the six-month period then ended).

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USD Tranche Issuing Bank” means, as the context may require, (a) as of the Amendment No. 2 Effective Date, each of Goldman Sachs, Credit Suisse AG, Cayman Islands Branch, Golub Capital LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC, Blackstone Holdings Finance Co. L.L.C. and Madison Capital Funding LLC (or, in the case of any of the foregoing, an Affiliate or branch thereof designated by such Person), (b) a bank or other legally authorized Person designated by Administrative Agent (which Person may be Administrative Agent or an Affiliate thereof) and reasonably acceptable to Borrower; (c) any other Lender that may become a USD Tranche Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be a USD Tranche Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of USD Tranche Letters of Credit hereunder; and/or (d) collectively, all of the foregoing.  Each USD Tranche Issuing Bank may, in its discretion, arrange for one or more USD Tranche Letters of Credit to be issued by Affiliates or designees of such USD Tranche Issuing Bank, in which case the term “USD Tranche Issuing Bank” shall include any such Affiliate or designee with respect to USD Tranche Letters of Credit issued by such Affiliate or designee.  In the event that there is more than one USD Tranche Issuing Bank at any time, references herein and in the other Loan Documents to the USD Tranche Issuing Bank shall be deemed to refer to the USD Tranche Issuing Bank in respect of the applicable USD Tranche Letter of Credit or to all USD Tranche Issuing Banks, as the context requires.

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“USD Tranche LC Disbursement” means an honoring of a drawing by a USD Tranche Issuing Bank pursuant to a USD Tranche Letter of Credit.

“USD Tranche LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Amount of all USD Tranche Letters of Credit that remains available for drawing at such time and (b) the aggregate Dollar Amount of all USD Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The USD Tranche LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total USD Tranche LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a USD Tranche Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any USD Tranche Letter of Credit issued with the exclusion of Article 36 of the UCP, such USD Tranche Letter of Credit shall be deemed to be “outstanding” in the Dollar Amount so remaining available to be drawn. Unless otherwise specified herein, the Dollar Amount of a USD Tranche Letter of Credit at any time shall be deemed to be the stated Dollar Amount of such USD Tranche Letter of Credit in effect at such time; provided that with respect to any USD Tranche Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated Dollar Amount thereof, the Dollar Amount of such USD Tranche Letter of Credit shall be deemed to be the maximum stated Dollar Amount of such USD Tranche Letter of Credit after giving effect to all such increases, whether or not such maximum stated Dollar Amount is in effect at such time.

“USD Tranche LC Obligations” means, at any time, the sum of (a) the Dollar Amount available to be drawn under USD Tranche Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate principal Dollar Amount of all unreimbursed USD Tranche LC Disbursements.

“USD Tranche Letter of Credit” means any standby letter of credit or bank guarantee issued by a USD Tranche Issuing Bank and designated as a USD Tranche Letter of Credit in the applicable Letter of Credit Request pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.  For the avoidance of doubt, each Letter of Credit outstanding prior to the Amendment No. 2 Effective Date shall, for all purposes under the Loan Documents, be deemed to be a USD Tranche Letter of Credit on and after the Amendment No. 2 Effective Date.

“USD Tranche Letter of Credit Sublimit” means a Dollar Amount equal to $30,000,000. The USD Tranche Letter of Credit Sublimit is part of and not in addition to the aggregate USD Tranche Revolving Commitments.

“USD Tranche Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the USD Tranche Revolving Maturity Date and the date of termination of the USD Tranche Revolving Commitments.

“USD Tranche Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make USD Tranche Revolving Loans and to acquire participations in USD Tranche Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s USD Tranche Revolving Exposure hereunder, as

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such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase or (iv) a Loan Modification Agreement.  The initial amount of each Lender’s USD Tranche Revolving Commitment is set forth on Schedule 2.01 (as amended by Amendment No. 2), or in the Assignment and Assumption, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its USD Tranche Revolving Commitment, as the case may be.  For the avoidance of doubt, each Revolving Commitment outstanding prior to the Amendment No. 2 Effective Date shall, for all purposes under the Loan Documents, be deemed to be USD Tranche Revolving Commitments on and after the Amendment No. 2 Effective Date.  The aggregate amount of the Lenders’ USD Tranche Revolving Commitments as of the Amendment No. 2 Effective Date is $92,500,000.

“USD Tranche Revolving Exposure” means, with respect to any USD Tranche Revolving Lender at any time, the sum of the outstanding principal Dollar Amount of such USD Tranche Revolving Lender’s USD Tranche Revolving Loans and its USD Tranche LC Exposure at such time.

“USD Tranche Revolving Facility” means the USD Tranche Revolving Commitments and the USD Tranche Revolving Loans and other extensions of credit made thereunder under this Agreement.

“USD Tranche Revolving Lender” means a Lender with a USD Tranche Revolving Commitment or, if the USD Tranche Revolving Commitments have terminated or expired, a Lender with USD Tranche Revolving Exposure.

“USD Tranche Revolving Loan” means a Loan made pursuant to clause (ii) of Section 2.01.  For the avoidance of doubt, each Revolving Loan outstanding prior to the Amendment No. 2 Effective Date shall, for all purposes under the Loan Documents, be deemed to be USD Tranche Revolving Loans on and after the Amendment No. 2 Effective Date

“USD Tranche Revolving Maturity Date” means (i) February 4, 2026 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any USD Tranche Revolving Lender that has extended its USD Tranche Revolving Commitment pursuant to a Permitted Amendment and with respect to any USD Tranche Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.

“Voluntary Prepayment and Repurchase Amount” has the meaning assigned to such term in Section 2.11(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

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“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”, “Multicurrency Tranche Revolving Loan” or “USD Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”, “SONIA Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing” or “SONIA Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or “SONIA Revolving Borrowing”).

SECTION 1.03Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document, including all schedules, exhibits and other attachments thereto and as from time to time amended, amended and restated, supplemented or otherwise

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modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04Accounting Terms; GAAP.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Notwithstanding anything to the contrary herein, but subject to Section 1.09, for purposes of determining compliance with any test contained in this Agreement, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test that are calculated with respect to any Test Period during which a Specified Transaction occurs shall be calculated on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating compliance with Section 6.10, if applicable, (y) calculating the First Lien Leverage Ratio for purposes of the definition of “Applicable Rate” and the determination of the Commitment Fee Percentage and (z) the determination of “ECF Percentage”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

(c)Notwithstanding anything to the contrary herein, all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect prior to the adoption of ASU 2016-02, Leases (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP (i) resulting from the adoption of ASU 2016-02, Leases or (ii) following the Effective Date that, in each case, would otherwise require such obligation to be

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recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby.

(d)Where reference is made to “Borrower and the Restricted Subsidiaries on a ‘consolidated basis’” or similar language, such consolidation shall not include any Unrestricted Subsidiaries.

SECTION 1.05Effectuation of Transactions.

All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions that occurred on the Effective Date, unless the context otherwise requires.

SECTION 1.06Limited Conditionality Acquisition.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets or whether a Default or Event of Default has occurred and is continuing, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred and is continuing shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) after giving Pro Forma Effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such transactions occurred at the beginning of the applicable Test Period, and for the avoidance of doubt, if any of such ratios or other provisions are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or such person subject to such Limited Condition Acquisition) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCA Test Date.

SECTION 1.07Certain Determinations.

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(a)For purposes of determining compliance with any of the covenants set forth in Article V or Article VI (including in connection with any Incremental Facility) at the time of incurrence, any Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article V or Article VI (including in connection with any Incremental Facility), the Borrower (i) shall, at the time of incurrence, in its sole discretion determine under which category such Lien (other than Liens with respect to the Initial Term Loans), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any determination and/or to divide or classify under which category or categories such Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction is permitted at the time of incurrence. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first (1st) Business Day following such applicable date.

(b)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including any Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c)Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement subject to any Dollar limitation, threshold or basket, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars based on the relevant currency exchange rate in effect on the applicable date of determination (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to any amount in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other payment in respect of any Junior Financing is made or such transaction with an Affiliate is entered into; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.07(c) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other payments in respect of any Junior Financing may be made or such transaction with an Affiliate may be entered into at any time under such Sections. For purposes of any determination of Consolidated Total Indebtedness, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section

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5.01(a) or Section 5.01(b) adjusted to reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent thereof. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(d)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or SONIA Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Loan, SONIA Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Multicurrency Tranche Issuing Bank, as the case may be.

(e)The Administrative Agent shall determine the Dollar Amount of each Multicurrency Tranche Revolving Loan denominated in an Alternative Currency and Multicurrency Tranche LC Obligation in respect of Multicurrency Tranche Letters of Credit denominated in an Alternative Currency (i) for Multicurrency Tranche Revolving Loans, as of the first day of each Interest Period applicable thereto, (ii) upon the issuance and increase of any Multicurrency Tranche Letter of Credit denominated in an Alternative Currency (each such date, a “Revaluation Date”) and (iii) shall, on a quarterly basis, promptly notify the Borrower and the Multicurrency Tranche Revolving Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Exchange Rate on the date of the related Borrowing request for purposes of the initial such determination for any Multicurrency Tranche Revolving Loan.

SECTION 1.08Divisions.

                       For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.09Interest Rates; Notification.

                       The interest rate on Eurocurrency Loans is determined by reference to the Screen Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel

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contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Sections 2.14(b) and (c), as applicable, provide a mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(b) or (c), as applicable, of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), as applicable, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b) or (c), as applicable), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.10Additional Alternative Currencies.

(a)The Borrower may from time to time request that Multicurrency Tranche Revolving Loans be made and/or Multicurrency Tranche Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided, that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Multicurrency Tranche Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each of the Multicurrency Tranche Revolving Lenders; and in the case of any such request with respect to the issuance of Multicurrency Tranche Letters of Credit, such request shall be subject to the approval of the Administrative Agent, each of the Multicurrency Tranche Revolving Lenders and each of the Multicurrency Tranche Issuing Banks.

(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), ten (10) Business Days prior to the date of the desired Borrowing or Multicurrency Tranche Letter of Credit issuance, as applicable.  In the case of any such request pertaining to Multicurrency Tranche Revolving Loans, the Administrative Agent shall promptly notify each Multicurrency Tranche Revolving Lender thereof; and in the case of any such request pertaining to Multicurrency Tranche Letters of Credit, the Administrative Agent shall promptly notify each Multicurrency Tranche Revolving Lender and each Multicurrency Tranche Issuing Bank thereof.  Each Multicurrency Tranche Revolving Credit

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Lender and each Multicurrency Tranche Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Multicurrency Tranche Revolving Loans or the issuance of Multicurrency Tranche Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by a Multicurrency Tranche Revolving Credit Lender or a Multicurrency Tranche Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Multicurrency Tranche Revolving Lender or Multicurrency Tranche Issuing Bank, as the case may be, to permit Multicurrency Tranche Revolving Loans to be made or Multicurrency Tranche Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Multicurrency Tranche Revolving Lenders consent to making Multicurrency Tranche Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Multicurrency Tranche Revolving Loans; and if the Administrative Agent, the Multicurrency Tranche Revolving Lenders and the Multicurrency Tranche Issuing Banks consent to the issuance of Multicurrency Tranche Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Multicurrency Tranche Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower thereof.

ARTICLE II

The Credits

SECTION 2.01Commitments.

Subject to the terms and conditions set forth herein, (i) each Term Lender severally agrees to make an Initial Term Loan to the Borrower denominated in Dollars on the Effective Date in a principal amount equal to its Term Commitment, (ii) each USD Tranche Revolving Lender agrees to make USD Tranche Revolving Loans to the Borrower denominated in Dollars in an aggregate principal amount which will not result in such USD Tranche Revolving Lender’s USD Tranche Revolving Exposure exceeding such USD Tranche Revolving Lender’s USD Tranche Revolving Commitment and (iii) each Multicurrency Tranche Revolving Lender agrees to make Multicurrency Tranche Revolving Loans to the Borrower denominated in Dollars or an Alternative Currency in an aggregate principal amount which will not result in such Multicurrency Tranche Revolving Lender’s Multicurrency Tranche Revolving Exposure exceeding such Multicurrency Tranche Revolving Lender’s Multicurrency Tranche Revolving Commitment. The Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02Loans and Borrowings.

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(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)Subject to Sections 2.14(b) and (c), as applicable, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans, SONIA Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement;

(c)At the commencement of each Interest Period for any Eurocurrency Borrowing or SONIA Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing or SONIA Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing or SONIA Borrowing, as applicable, may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings and SONIA Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by telecopy, electronic mail, facsimile or overnight courier (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing of Revolving Loans, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing and (c) in the case of a SONIA Borrowing, not later than 2:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing; provided that any notice given in connection with Borrowings on the Effective Date (including Eurocurrency Borrowings) may be given not later than 2:00 p.m., New York City time, one (1) Business Day before the Effective Date; provided further that, in each case, the Administrative Agent may in its discretion accept any later request. Each such written Borrowing Request shall be signed by the Borrower substantially in the form of Exhibit S and shall be irrevocable. Each such written Borrowing Request shall specify the following information:

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(i)whether the requested Borrowing is to be a USD Tranche Revolving Borrowing, a Multicurrency Tranche Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii)the aggregate amount of such Borrowing and the currency of such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing, SONIA Borrowing or a Eurocurrency Borrowing;

(v)in the case of a Eurocurrency Borrowing and a SONIA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)except in the case of any Borrowing that is made on the Effective Date, that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or SONIA Borrowing, then, in each case, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04[Reserved].

SECTION 2.05Letters of Credit.

(a)General. (i)Subject to the terms and conditions set forth herein (including Section 2.22), each USD Tranche Issuing Bank agrees, in reliance upon the agreements of the USD Tranche Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue USD Tranche Letters of Credit in Dollars for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower is an obligor in respect of all Loan Document Obligations arising under or in

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respect of such USD Tranche Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable USD Tranche Issuing Bank, which shall reflect the standard operating procedures of such USD Tranche Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the USD Tranche Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable USD Tranche Issuing Bank relating to any USD Tranche Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, no USD Tranche Issuing Bank shall be required to provide any bank guarantees or issue any letters of credit that are not standby letters of credit.

(ii)Subject to the terms and conditions set forth herein (including Section 2.22), each Multicurrency Tranche Issuing Bank agrees, in reliance upon the agreements of the Multicurrency Tranche Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Multicurrency Tranche Letters of Credit in Dollars or an Alternative Currency for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower is an obligor in respect of all Loan Document Obligations arising under or in respect of such Multicurrency Tranche Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Multicurrency Tranche Issuing Bank, which shall reflect the standard operating procedures of such Multicurrency Tranche Issuing Bank, at any time and from time to time during the period from the Amendment No. 2 Effective Date until the date that is the fifth (5th) Business Day prior to the Multicurrency Tranche Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Multicurrency Tranche Issuing Bank relating to any Multicurrency Tranche Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, no Multicurrency Tranche Issuing Bank shall be required to provide any bank guarantees or issue any letters of credit that are not standby letters of credit.

(b)Issuance, Amendment, Renewal or Extension; Certain Conditions. (i)To request the issuance of a USD Tranche Letter of Credit (or the amendment, renewal or extension of an outstanding USD Tranche Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable USD Tranche Issuing Bank and the Administrative Agent at least five (5) Business Days before the requested date of issuance, amendment, renewal or extension (provided that, in each case, the applicable USD Tranche Issuing Bank may in its discretion accept any later notice, and any such determination by such USD Tranche Issuing Bank to accept later notice shall be binding on the Administrative Agent) a notice requesting the issuance of a USD Tranche Letter of Credit, or identifying the USD Tranche Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such USD Tranche Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount of such USD Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such USD Tranche Letter of Credit. Each such notice shall be

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substantially in the form of Exhibit T, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable USD Tranche Issuing Bank, the Borrower also shall submit a letter of credit application on such USD Tranche Issuing Bank’s standard form in connection with any request for a USD Tranche Letter of Credit. A USD Tranche Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any USD Tranche Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each USD Tranche Issuing Bank shall not exceed its USD Tranche Revolving Commitment; provided that, in the case of any USD Tranche Issuing Bank that is a Lead Arranger, as applicable, but that is not a USD Tranche Revolving Lender on the Effective Date or the Amendment No. 2 Effective Date, as applicable, (x) the Applicable Fronting Exposure of such USD Tranche Issuing Bank shall not exceed the aggregate amount of such USD Tranche Issuing Bank’s USD Tranche Revolving Commitment (if any) and the USD Tranche Revolving Commitments of such USD Tranche Issuing Bank’s Affiliates and/or managed funds that are USD Tranche Revolving Lenders and (y) the Applicable Fronting Exposure of such USD Tranche Issuing Bank shall be allocated on a pro rata basis to the USD Tranche Revolving Commitment of such USD Tranche Issuing Bank (if any) and the USD Tranche Revolving Commitments of such USD Tranche Issuing Bank’s Affiliates and/or managed funds that are USD Tranche Revolving Lenders, (ii) the aggregate USD Tranche Revolving Exposures shall not exceed the aggregate USD Tranche Revolving Commitments and (iii) the aggregate USD Tranche LC Exposure shall not exceed the USD Tranche Letter of Credit Sublimit. To the extent there is more than one USD Tranche Issuing Bank, the Borrower will use reasonable efforts to request USD Tranche Letters of Credit from such USD Tranche Issuing Banks in such a way that the aggregate USD Tranche LC Exposure of any USD Tranche Issuing Bank as a percentage of all the aggregate USD Tranche LC Exposures of all of the USD Tranche Issuing Banks in respect of all USD Tranche Letters of Credit issued under this Agreement shall be generally in line with such USD Tranche Issuing Bank’s proportionate share of the USD Tranche Letter of Credit Sublimit (determined based on the USD Tranche Letter of Credit Sublimit being divided equally among the USD Tranche Issuing Banks); it being understood, for the avoidance of doubt, that the Borrower shall have no obligation to request USD Tranche Letters of Credit pursuant to the foregoing to the extent the Borrower determines, in its sole discretion, that any such request would not be feasible or commercially beneficial. No USD Tranche Issuing Bank shall be under any obligation to issue any USD Tranche Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such USD Tranche Issuing Bank from issuing such USD Tranche Letter of Credit, or any Requirements of Law applicable to such USD Tranche Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such USD Tranche Issuing Bank shall prohibit the issuance of letters of credit generally or such USD Tranche Letter of Credit in particular or shall impose upon such USD Tranche Issuing Bank with respect to such USD Tranche Letter of Credit any restriction, reserve or capital requirement (for which such USD Tranche Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Amendment No. 2 Effective Date, or shall impose upon such USD Tranche Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment No. 2 Effective Date and which such USD Tranche Issuing Bank in good faith deems material to it, (ii) the issuance of such USD Tranche Letter of Credit would violate one or more policies of such USD Tranche Issuing Bank now or hereafter in

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effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the Administrative Agent and the applicable USD Tranche Issuing Bank, such USD Tranche Letter of Credit is to be denominated in a currency other than Dollars, (iv) except as otherwise agreed by the Administrative Agent and such USD Tranche Issuing Bank, the USD Tranche Letter of Credit is in an initial stated amount less than $500,000, in the case of a standby USD Tranche Letter of Credit, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such USD Tranche Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such USD Tranche Issuing Bank with the Borrower or such Lender to eliminate such USD Tranche Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the USD Tranche Letter of Credit then proposed to be issued or such USD Tranche Letter of Credit and all other USD Tranche LC Exposure as to which such USD Tranche Issuing Bank has Defaulting Lender Fronting Exposure. No USD Tranche Issuing Bank shall be under any obligation (i) to amend or extend any USD Tranche Letter of Credit if (x) such USD Tranche Issuing Bank would have no obligation at such time to issue such USD Tranche Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such USD Tranche Letter of Credit does not accept the proposed amendment to such USD Tranche Letter of Credit or (ii) to issue any USD Tranche Letter of Credit if such USD Tranche Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such USD Tranche Letter of Credit.

(ii)To request the issuance of a Multicurrency Tranche Letter of Credit (or the amendment, renewal or extension of an outstanding Multicurrency Tranche Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Multicurrency Tranche Issuing Bank and the Administrative Agent at least five (5) Business Days before the requested date of issuance, amendment, renewal or extension (provided that, in each case, the applicable Multicurrency Tranche Issuing Bank may in its discretion accept any later notice, and any such determination by such Multicurrency Tranche Issuing Bank to accept later notice shall be binding on the Administrative Agent) a notice requesting the issuance of a Multicurrency Tranche Letter of Credit, or identifying the Multicurrency Tranche Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Multicurrency Tranche Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount and currency of such Multicurrency Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Multicurrency Tranche Letter of Credit. Each such notice shall be substantially in the form of Exhibit T, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Multicurrency Tranche Issuing Bank, the Borrower also shall submit a letter of credit application on such Multicurrency Tranche Issuing Bank’s standard form in connection with any request for a Multicurrency Tranche Letter of Credit. A Multicurrency Tranche Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Multicurrency Tranche Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Multicurrency Tranche Issuing Bank shall not exceed its

AMERICAS 107903477

Multicurrency Tranche Revolving Commitment; provided that, in the case of any Multicurrency Tranche Issuing Bank that is a Lead Arranger, as applicable, but that is not a Multicurrency Tranche Revolving Lender on the Amendment No. 2 Effective Date, (x) the Applicable Fronting Exposure of such Multicurrency Tranche Issuing Bank shall not exceed the aggregate amount of such Multicurrency Tranche Issuing Bank’s Multicurrency Tranche Revolving Commitment (if any) and the Multicurrency Tranche Revolving Commitments of such Multicurrency Tranche Issuing Bank’s Affiliates and/or managed funds that are Multicurrency Tranche Revolving Lenders and (y) the Applicable Fronting Exposure of such Multicurrency Tranche Issuing Bank shall be allocated on a pro rata basis to the Multicurrency Tranche Revolving Commitment of such Multicurrency Tranche Issuing Bank (if any) and the Multicurrency Tranche Revolving Commitments of such Multicurrency Tranche Issuing Bank’s Affiliates and/or managed funds that are Multicurrency Tranche Revolving Lenders, (ii) the aggregate Multicurrency Tranche Revolving Exposures shall not exceed the aggregate Multicurrency Tranche Revolving Commitments and (iii) the aggregate Multicurrency Tranche LC Exposure shall not exceed the Multicurrency Tranche Letter of Credit Sublimit. To the extent there is more than one Multicurrency Tranche Issuing Bank, the Borrower will use reasonable efforts to request Multicurrency Tranche Letters of Credit from such Multicurrency Tranche Issuing Banks in such a way that the aggregate Multicurrency Tranche LC Exposure of any Multicurrency Tranche Issuing Bank as a percentage of all the aggregate Multicurrency Tranche LC Exposures of all of the Multicurrency Tranche Issuing Banks in respect of all Multicurrency Tranche Letters of Credit issued under this Agreement shall be generally in line with such Multicurrency Tranche Issuing Bank’s proportionate share of the Multicurrency Tranche Letter of Credit Sublimit (determined based on the Multicurrency Tranche Letter of Credit Sublimit being divided equally among the Multicurrency Tranche Issuing Banks); it being understood, for the avoidance of doubt, that the Borrower shall have no obligation to request Multicurrency Tranche Letters of Credit pursuant to the foregoing to the extent the Borrower determines, in its sole discretion, that any such request would not be feasible or commercially beneficial. No Multicurrency Tranche Issuing Bank shall be under any obligation to issue any Multicurrency Tranche Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Multicurrency Tranche Issuing Bank from issuing such Multicurrency Tranche Letter of Credit, or any Requirements of Law applicable to such Multicurrency Tranche Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Multicurrency Tranche Issuing Bank shall prohibit the issuance of letters of credit generally or such Multicurrency Tranche Letter of Credit in particular or shall impose upon such Multicurrency Tranche Issuing Bank with respect to such Multicurrency Tranche Letter of Credit any restriction, reserve or capital requirement (for which such Multicurrency Tranche Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Amendment No. 2 Effective Date, or shall impose upon such Multicurrency Tranche Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment No. 2 Effective Date and which such Multicurrency Tranche Issuing Bank in good faith deems material to it, (ii) the issuance of such Multicurrency Tranche Letter of Credit would violate one or more policies of such Multicurrency Tranche Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the Administrative Agent and the applicable Multicurrency Tranche Issuing Bank, such Multicurrency Tranche Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency, (iv) except as otherwise agreed by the Administrative Agent and such

AMERICAS 107903477

Multicurrency Tranche Issuing Bank, the Multicurrency Tranche Letter of Credit is in an initial stated amount less than $500,000, in the case of a standby Multicurrency Tranche Letter of Credit, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Multicurrency Tranche Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Multicurrency Tranche Issuing Bank with the Borrower or such Lender to eliminate such Multicurrency Tranche Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Multicurrency Tranche Letter of Credit then proposed to be issued or such Multicurrency Tranche Letter of Credit and all other Multicurrency Tranche LC Exposure as to which such Multicurrency Tranche Issuing Bank has Defaulting Lender Fronting Exposure. No Multicurrency Tranche Issuing Bank shall be under any obligation (i) to amend or extend any Multicurrency Tranche Letter of Credit if (x) such Multicurrency Tranche Issuing Bank would have no obligation at such time to issue such Multicurrency Tranche Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Multicurrency Tranche Letter of Credit does not accept the proposed amendment to such Multicurrency Tranche Letter of Credit or (ii) to issue any Multicurrency Tranche Letter of Credit if such Multicurrency Tranche Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Multicurrency Tranche Letter of Credit.

(c)[Reserved].

(d)Expiration Date. (i)Each USD Tranche Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date that is one year after the date of the issuance of such USD Tranche Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (y) the date that is five (5) Business Days prior to the USD Tranche Revolving Maturity Date; provided that if such expiry date is not a Business Day, such USD Tranche Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further that any USD Tranche Letter of Credit may, upon the request of the Borrower, include a provision whereby such USD Tranche Letter of Credit shall be renewed, exchanged or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the USD Tranche Revolving Maturity Date) unless the applicable USD Tranche Issuing Bank notifies the beneficiary thereof within the time period specified in such USD Tranche Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then applicable expiration date, that such USD Tranche Letter of Credit will not be renewed, exchanged or extended; provided further that such USD Tranche Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the USD Tranche Revolving Maturity Date if such USD Tranche Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable USD Tranche Issuing Bank.

(ii)Each Multicurrency Tranche Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date that is one year after the date of the issuance of such Multicurrency Tranche Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (y) the date that is five (5) Business Days prior to the Multicurrency Tranche Revolving Maturity

AMERICAS 107903477

Date; provided that if such expiry date is not a Business Day, such Multicurrency Tranche Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further that any Multicurrency Tranche Letter of Credit may, upon the request of the Borrower, include a provision whereby such Multicurrency Tranche Letter of Credit shall be renewed, exchanged or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Multicurrency Tranche Revolving Maturity Date) unless the applicable Multicurrency Tranche Issuing Bank notifies the beneficiary thereof within the time period specified in such Multicurrency Tranche Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then applicable expiration date, that such Multicurrency Tranche Letter of Credit will not be renewed, exchanged or extended; provided further that such Multicurrency Tranche Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Multicurrency Tranche Revolving Maturity Date if such Multicurrency Tranche Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Multicurrency Tranche Issuing Bank.

(e)Participations. (i)Immediately upon the issuance of each USD Tranche Letter of Credit (or an amendment to a USD Tranche Letter of Credit increasing the amount thereof) and without any further action on the part of the USD Tranche Issuing Bank that is the issuer thereof or the Lenders, each USD Tranche Revolving Lender shall be deemed to have purchased and the applicable USD Tranche Issuing Bank shall be deemed to have sold a participation in such USD Tranche Letter of Credit equal to such USD Tranche Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such USD Tranche Letter of Credit. In consideration and in furtherance of the foregoing, each USD Tranche Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such USD Tranche Issuing Bank, such USD Tranche Revolving Lender’s Applicable Percentage of each USD Tranche LC Disbursement made by such USD Tranche Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each USD Tranche Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of USD Tranche Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any USD Tranche Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the USD Tranche Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)Immediately upon the issuance of each Multicurrency Tranche Letter of Credit (or an amendment to a Multicurrency Tranche Letter of Credit increasing the amount thereof) and without any further action on the part of the Multicurrency Tranche Issuing Bank that is the issuer thereof or the Lenders, each Multicurrency Tranche Revolving Lender shall be deemed to have purchased and the applicable Multicurrency Tranche Issuing Bank shall be deemed to have sold a participation in such Multicurrency Tranche Letter of Credit equal to such Multicurrency Tranche Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Multicurrency Tranche Letter of Credit. In consideration and in furtherance of the foregoing, each Multicurrency Tranche Revolving Lender hereby absolutely

AMERICAS 107903477

and unconditionally agrees to pay to the Administrative Agent in Dollars (for this purpose, with respect to any amounts denominated in an Alternative Currency, using the Dollar Amount thereof), for the account of such Multicurrency Tranche Issuing Bank, such Multicurrency Tranche Revolving Lender’s Applicable Percentage of each Multicurrency Tranche LC Disbursement made by such Multicurrency Tranche Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Multicurrency Tranche Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Multicurrency Tranche Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Multicurrency Tranche Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Multicurrency Tranche Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)Reimbursement. (i)If a USD Tranche Issuing Bank shall make any USD Tranche LC Disbursement in respect of a USD Tranche Letter of Credit, the Borrower shall reimburse such USD Tranche LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to such USD Tranche LC Disbursement not later than 4:00 p.m., New York City time on the Business Day immediately following the day that the Borrower receives notice of such USD Tranche LC Disbursement (the “Reimbursement Date”), together with accrued interest thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable USD Tranche Issuing Bank prior to 4:00 p.m., New York City time, on the date such USD Tranche LC Disbursement is made that the Borrower intends to reimburse the applicable USD Tranche Issuing Bank for the amount of the USD Tranche LC Disbursement (including any accrued interest thereon) with funds other than the proceeds of USD Tranche Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting USD Tranche Revolving Lenders to make USD Tranche Revolving Loans that are ABR USD Tranche Revolving Loans on the Reimbursement Date in an amount equal to such USD Tranche LC Disbursement (together with any accrued interest thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, USD Tranche Revolving Lenders shall, on the Reimbursement Date, make USD Tranche Revolving Loans that are ABR USD Tranche Revolving Loans in an amount equal to their Applicable Percentage of such USD Tranche LC Disbursement (together with any accrued interest thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable USD Tranche Issuing Bank for the amount of such USD Tranche LC Disbursement (together with any accrued interest thereon); provided that if for any reason proceeds of USD Tranche Revolving Loans are not received by the applicable USD Tranche Issuing Bank on the Reimbursement Date in an amount equal to such USD Tranche LC Disbursement (together with any accrued interest thereon), the Borrower shall reimburse the applicable USD Tranche Issuing Bank, on demand, in an amount in same day funds equal to the excess of such USD Tranche LC Disbursement (together with any accrued interest thereon) over the aggregate amount of such USD Tranche Revolving Loans, if any, which are so received. The USD Tranche Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

AMERICAS 107903477

(ii)If a Multicurrency Tranche Issuing Bank shall make any Multicurrency Tranche LC Disbursement in respect of a Multicurrency Tranche Letter of Credit, the Borrower shall reimburse such Multicurrency Tranche LC Disbursement by paying to the Administrative Agent an amount (in same day funds) equal to the amount such Multicurrency Tranche LC Disbursement not later than 4:00 p.m., New York City time on the Reimbursement Date, together with accrued interest thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Multicurrency Tranche Issuing Bank prior to 4:00 p.m., New York City time, on the date such Multicurrency Tranche LC Disbursement is made that the Borrower intends to reimburse the applicable Multicurrency Tranche Issuing Bank for the amount of the Multicurrency Tranche LC Disbursement (including any accrued interest thereon) with funds other than the proceeds of Multicurrency Tranche Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Multicurrency Tranche Revolving Lenders to make Multicurrency Tranche Revolving Loans that are ABR Multicurrency Tranche Revolving Loans on the Reimbursement Date in Dollars (in the case of any such Multicurrency Tranche LC Disbursement related to a Letter of Credit denominated in an Alternative Currency, using the Dollar Amount thereof) in an amount equal to such Multicurrency Tranche LC Disbursement (together with any accrued interest thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Multicurrency Tranche Revolving Lenders shall, on the Reimbursement Date, make Multicurrency Tranche Revolving Loans that are ABR Multicurrency Tranche Revolving Loans in Dollars (in the case of any such Multicurrency Tranche LC Disbursement related to a Letter of Credit denominated in an Alternative Currency, using the Dollar Amount thereof) in an amount equal to their Applicable Percentage of such Multicurrency Tranche LC Disbursement (together with any accrued interest thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Multicurrency Tranche Issuing Bank for the amount of such Multicurrency Tranche LC Disbursement (together with any accrued interest thereon); provided that if for any reason proceeds of Multicurrency Tranche Revolving Loans are not received by the applicable Multicurrency Tranche Issuing Bank on the Reimbursement Date in an amount equal to such Multicurrency Tranche LC Disbursement (together with any accrued interest thereon), the Borrower shall reimburse the applicable Multicurrency Tranche Issuing Bank, on demand, in an amount in same day funds equal to the excess of such Multicurrency Tranche LC Disbursement (together with any accrued interest thereon) over the aggregate amount of such Multicurrency Tranche Revolving Loans, if any, which are so received. The Multicurrency Tranche Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

(g)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case

AMERICAS 107903477

of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary thereof or in the relevant currency markets generally or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary thereof or in the relevant currency markets generally; or (x) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of any the Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the

AMERICAS 107903477

Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing by telecopy, electronic mail, facsimile or overnight courier of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i)Interim Interest. (i)If a USD Tranche Issuing Bank shall make any USD Tranche LC Disbursement, then, unless the Borrower shall reimburse such USD Tranche LC Disbursement in full on the date such USD Tranche LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such USD Tranche LC Disbursement is made to but excluding the date that the Borrower reimburses such USD Tranche LC Disbursement, at the rate per annum then applicable to ABR USD Tranche Revolving Loans; provided that, if the Borrower fails to reimburse such USD Tranche LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable USD Tranche Issuing Bank, except that interest accrued on and after the date of payment by any USD Tranche Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such USD Tranche Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable USD Tranche LC Disbursement in full.

(ii)If a Multicurrency Tranche Issuing Bank shall make any Multicurrency Tranche LC Disbursement, then, unless the Borrower shall reimburse such Multicurrency Tranche LC Disbursement in full on the date such Multicurrency Tranche LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Multicurrency Tranche LC Disbursement is made to but excluding the date that the Borrower reimburses such Multicurrency Tranche LC Disbursement, at the rate per annum then applicable to ABR Multicurrency Tranche Revolving Loans; provided that, if the Borrower fails to reimburse such Multicurrency Tranche LC Disbursement when due pursuant to paragraph (f)

AMERICAS 107903477

of this Section 2.05, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Multicurrency Tranche Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Tranche Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Multicurrency Tranche Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable Multicurrency Tranche LC Disbursement in full.

(j)Cash Collateralization. (i)If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a USD Tranche Letter of Credit, such USD Tranche Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent, the applicable USD Tranche Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, USD Tranche Revolving Lenders with USD Tranche LC Exposure representing more than 50% of the aggregate USD Tranche LC Exposure of all USD Tranche Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in Dollars equal to the portions of the USD Tranche LC Exposure attributable to USD Tranche Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the applicable USD Tranche Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent first to reimburse the USD Tranche Issuing Banks for USD Tranche LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the USD Tranche LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of USD Tranche Revolving Lenders with USD Tranche LC Exposure representing more than 50% of the aggregate USD Tranche LC Exposure of all the USD Tranche Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an

AMERICAS 107903477

amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(ii)If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Multicurrency Tranche Letter of Credit, such Multicurrency Tranche Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent, the applicable Multicurrency Tranche Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Multicurrency Tranche Revolving Lenders with Multicurrency Tranche LC Exposure representing more than 50% of the aggregate Multicurrency Tranche LC Exposure of all Multicurrency Tranche Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in Dollars (or, with respect to Multicurrency Tranche LC Exposure in an Alternative Currency, in such Alternative Currency) equal to the portions of the Multicurrency Tranche LC Exposure attributable to Multicurrency Tranche Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the applicable Multicurrency Tranche Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent first to reimburse the Multicurrency Tranche Issuing Banks for Multicurrency Tranche LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Multicurrency Tranche LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Multicurrency Tranche Revolving Lenders with Multicurrency Tranche LC Exposure representing more than 50% of the

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aggregate Multicurrency Tranche LC Exposure of all the Multicurrency Tranche Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)Designation of Additional Issuing Banks. (i)The Borrower may, at any time and from time to time, designate as additional USD Tranche Issuing Banks one or more USD Tranche Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a USD Tranche Revolving Lender of an appointment as a USD Tranche Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated USD Tranche Revolving Lender and, from and after the effective date of such agreement, (i) such USD Tranche Revolving Lender shall have all the rights and obligations of a USD Tranche Issuing Bank under this Agreement and (ii) references herein to the term “USD Tranche Issuing Bank” shall be deemed to include such USD Tranche Revolving Lender in its capacity as an issuer of USD Tranche Letters of Credit hereunder.

(ii)The Borrower may, at any time and from time to time, designate as additional USD Tranche Issuing Banks one or more Multicurrency Tranche Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Multicurrency Tranche Revolving Lender of an appointment as a Multicurrency Tranche Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Multicurrency Tranche Revolving Lender and, from and after the effective date of such agreement, (i) such Multicurrency Tranche Revolving Lender shall have all the rights and obligations of a Multicurrency Tranche Issuing Bank under this Agreement and (ii) references herein to the term “Multicurrency Tranche Issuing Bank” shall be deemed to include such Multicurrency Tranche Revolving Lender in its capacity as an issuer of Multicurrency Tranche Letters of Credit hereunder.

(l)Resignation or Termination of an Issuing Bank. (i)Subject to the appointment and acceptance of a successor USD Tranche Issuing Bank reasonably acceptable to the Borrower, any USD Tranche Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any USD Tranche Issuing Bank as “USD Tranche Issuing Bank” hereunder by providing a written notice thereof to such USD Tranche Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such USD Tranche Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof; provided that no such termination shall

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become effective until and unless the USD Tranche LC Exposure attributable to all USD Tranche Letters of Credit issued by such USD Tranche Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated USD Tranche Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated USD Tranche Issuing Bank shall remain a party hereto and shall continue to have all the rights of a USD Tranche Issuing Bank under this Agreement and the other Loan Documents with respect to USD Tranche Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional USD Tranche Letters of Credit or extend or increase the amount of USD Tranche Letters of Credit then outstanding, without affecting its rights and obligations with respect to USD Tranche Letters of Credit previously issued by it, or (b) be deemed a USD Tranche Issuing Bank for any other purpose.

(ii)Subject to the appointment and acceptance of a successor Multicurrency Tranche Issuing Bank reasonably acceptable to the Borrower, any Multicurrency Tranche Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Multicurrency Tranche Issuing Bank as “Multicurrency Tranche Issuing Bank” hereunder by providing a written notice thereof to such Multicurrency Tranche Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Multicurrency Tranche Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Multicurrency Tranche LC Exposure attributable to all Multicurrency Tranche Letters of Credit issued by such Multicurrency Tranche Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Multicurrency Tranche Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Multicurrency Tranche Issuing Bank shall remain a party hereto and shall continue to have all the rights of a Multicurrency Tranche Issuing Bank under this Agreement and the other Loan Documents with respect to Multicurrency Tranche Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Multicurrency Tranche Letters of Credit or extend or increase the amount of Multicurrency Tranche Letters of Credit then outstanding, without affecting its rights and obligations with respect to Multicurrency Tranche Letters of Credit previously issued by it, or (b) be deemed a Multicurrency Tranche Issuing Bank for any other purpose.

(m)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, face amount and currency of the Letters of Credit

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issued, amended, renewed, exchanged or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed) and whether such Letter of Credit is a USD Tranche Letter of Credit or a Multicurrency Tranche Letter of Credit, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m) of Section 2.05.

(n)Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.06Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding

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amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07Interest Elections.

(a)Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing or SONIA Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or SONIA Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by telecopy, electronic mail, facsimile or overnight courier by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be signed by the Borrower.

(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the

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information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing, SONIA Borrowing or a Eurocurrency Borrowing; and

(iv)if the resulting Borrowing is to be a Eurocurrency Borrowing or SONIA Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing or SONIA Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08Termination and Reduction of Commitments.

(a)Unless previously terminated, (i) on the Effective Date, the Term Commitments in effect on such date shall terminate upon the making of the relevant Term Loans, (ii) the USD Tranche Revolving Commitments shall terminate on the USD Tranche Revolving Maturity Date and (iii) the Multicurrency Tranche Revolving Commitments shall terminate on the Multicurrency Tranche Revolving Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class, (ii) the Borrower shall not terminate or reduce the USD Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the USD Tranche Revolving Loans in accordance with Section 2.11,

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the aggregate USD Tranche Revolving Exposures would exceed the aggregate USD Tranche Revolving Commitments and (iii) the Borrower shall not terminate or reduce the Multicurrency Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the Multicurrency Tranche Revolving Loans in accordance with Section 2.11, the aggregate Multicurrency Tranche Revolving Exposures would exceed the aggregate Multicurrency Tranche Revolving Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the USD Tranche Revolving Commitments or the Multicurrency Tranche Revolving Commitments, as applicable, delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each USD Tranche Revolving Loan of such Lender on the USD Tranche Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Multicurrency Tranche Revolving Loan of such Lender on the Multicurrency Tranche Revolving Maturity Date and (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the

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obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e)Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

SECTION 2.10Amortization of Term Loans.

(a)Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term Borrowings on the last day of each November, February, May and August in an amount equal to $2,262,500.00 (commencing on the first such date to occur after the Amendment No. 2 Effective Date); provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b)To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Agreement, as applicable, as directed by the Borrower and, in the absence of such direction, in direct order of maturity.

(d)Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing by telecopy, electronic mail, facsimile or overnight courier of such election not later than 2:00 p.m., New York City time, one (1) Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11Prepayment of Loans.

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(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty; provided that in the event that, on or prior to the date that is six (6) months after the Amendment No. 2 Effective Date, the Borrower (i) prepays, repays, refinances, repurchases, substitutes or replaces all or any portion of the Initial Term Loans in connection with a Repricing Transaction or (ii) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction (including in the case of any required assignment pursuant to Section 9.02(c)), the Borrower shall pay to the Administrative Agent, for the account of each applicable Lender (including each Lender holding Initial Term Loans immediately prior to the consummation of such Repricing Transaction that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender pursuant to Section 9.02(c)), (A) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment, modification, waiver or consent. For the avoidance of doubt, no prepayment fee shall be payable at any time on or after the date that is six (6) months after the Amendment No. 2 Effective Date.

Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans on the following basis:

(A)Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, any Intermediate Parent’s, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination

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to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B)(1)Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third (3rd) Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(ii)Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(iii)If there is at least one Discount Prepayment Accepting Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches

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of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to paragraph (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)

(1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (it being

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understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third (3rd) Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “ Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(ii)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following paragraph (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(iii)If there is at least one Participating Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries

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shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the

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tranche or tranches of Term Loans that Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third (3rd) Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third (3rd) Business Day after the date of receipt by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this paragraph (2) (the “Acceptance Date”), Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

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(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with subsections (B) through (D) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through

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any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b)In the event and on each occasion that the aggregate USD Tranche Revolving Exposures exceed the aggregate USD Tranche Revolving Commitments, the Borrower shall prepay USD Tranche Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) or otherwise backstop or replace all existing USD Tranche Letters of Credit in a manner that is reasonably satisfactory to the applicable USD Tranche Issuing Banks) in an aggregate amount necessary to eliminate such excess.  In the event and on each occasion that the aggregate Multicurrency Tranche Revolving Exposures exceed the aggregate Multicurrency Tranche Revolving Commitments, the Borrower shall prepay Multicurrency Tranche Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) or otherwise backstop or replace all existing Multicurrency Tranche Letters of Credit in a manner that is reasonably satisfactory to the applicable Multicurrency Tranche Issuing Banks) in an aggregate amount necessary to eliminate such excess.

(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten (10) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to the Prepayment Percentage of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 18 months after receipt of such Net Proceeds in the business of the Borrower and the other Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that

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have not been so invested (or committed to be invested) by the end of such 18-month period (or if committed to be so invested within such 18-month period, have not been so invested within 24 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the Net Proceeds by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event triggered by clause (a) of the definition of the term “Prepayment Event” to have been reinvested in accordance with this Section 2.11(b), so long as such deemed expenditure shall have been made no earlier than the execution of a definitive agreement for such Prepayment Event triggered by clause (a) of the definition of the term “Prepayment Event”; provided further that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured on a pari passu basis with the Term Loans, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness that is secured on a pari passu basis with the Term Loans, and such amount so used shall reduce on a dollar-for-dollar basis, any prepayment amount due hereunder in respect of such Net Proceeds.

(d)Following the end of each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on or about February 28, 2022 (each such fiscal year, an “Excess Cash Flow Period”), the Borrower shall prepay Term Borrowings in an aggregate amount equal to the ECF Percentage (after giving effect to any adjustment pursuant to the Permitted ECF Recalculation Considerations (as defined below)) of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced, at the option of the Borrower, by the aggregate amount (other than any amount applied to reduce the prepayment required under this clause (d) in respect of any prior year) of: (i) voluntary prepayments of Term Loans (and, to the extent the Revolving Commitments are permanently reduced in a corresponding amount, Revolving Loans) during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) shall be limited to the actual amount of such cash prepayment), (ii) voluntary prepayments of Indebtedness secured on a pari passu basis with the Term Loans that are incurred under Incremental Facilities (provided that in the case of the prepayment of any loans issued under any Additional Revolving Commitment there is a corresponding permanent reduction in such Additional Revolving Commitment), Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or Ratio Debt secured on a pari passu basis with the Term Loans, in each case, during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or similar provisions shall be limited to the actual amount of such cash prepayment) (the aggregate amount of prepayments made pursuant to the foregoing clauses (i) and (ii) shall be referred to as the “Voluntary Prepayment and Repurchase Amount”), (iii) amortization payments made pursuant to Section 2.10(a), (iv) except to the extent deducted in the calculation of Excess Cash Flow, the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment made in accordance with Section 9.04(g) during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction shall be limited to the actual amount of cash paid in

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connection with the relevant assignment) (in each case, excluding all such prepayments funded with the proceeds of other long-term Indebtedness (other than revolving Indebtedness)), (v) except to the extent deducted in the calculation of Excess Cash Flow, without duplication of any Contract Consideration already deducted in a previous Excess Cash Flow Period, capital expenditures, Permitted Acquisitions or other Investments not prohibited by this Agreement (other than Investments among the Borrower and its Restricted Subsidiaries and Investments in cash or Permitted Investments) during such fiscal year and, at the option of the Borrower, after fiscal year-end and prior to the date such prepayment is due as provided below (or committed during such period to be used for such purposes within the succeeding twelve month period, in each case subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period), (vi) except to the extent deducted in the calculation of Excess Cash Flow, Restricted Payments (other than non-cash Restricted Payments, Restricted Payments made by any wholly-owned Restricted Subsidiary to its direct parent and Restricted Payments made in reliance on clause (b) of the definition of Available Amount) and prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing, in each case, during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below, other than any non-cash prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing and any prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing made pursuant to Section 6.07(b)(ii) and (iii)(1), in each case, except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (vii) transaction costs and expenses related to items set forth in the preceding clauses (i) through (vi) (any payments described in the foregoing clauses (i) through (vii) of this proviso that are made after the end of the applicable Excess Cash Flow Period but prior to the making of the applicable prepayment in respect of such Excess Cash Flow Period being referred to herein as an “After Year End Payment”); provided that (1) an Excess Cash Flow payment pursuant to this clause (d) shall only be required with respect to amounts in excess of $20,000,000 for any Excess Cash Flow Period (and only such excess amount shall be applied to the payment thereof), (2) following the making of any After Year End Payment, (i) the First Lien Leverage Ratio shall be recalculated giving Pro Forma Effect to (x) such After Year End Payment as if such payment were made during the applicable Excess Cash Flow Period and (y) mandatory prepayments pursuant to this clause (d) otherwise required to be made for the applicable Excess Cash Flow Period, and the ECF Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio and (ii) such After Year End Payment shall not be applied to the calculation of the First Lien Leverage Ratio in connection with the determination of the ECF Percentage for purposes of (and shall not reduce the required amount of any subsequent Excess Cash Flow payment in another Excess Cash Flow Period and (3) to the extent the Voluntary Prepayment and Repurchase Amount for any Excess Cash Flow Period exceeds the amount of Excess Cash Flow required to be prepaid with respect to such Excess Cash Flow Period, the amount of any such excess shall be permitted to be carried forward indefinitely to reduce the amount of any future Excess Cash Flow payment otherwise required on a dollar-for-dollar basis for any subsequent Excess Cash Flow Period (the foregoing the “Permitted ECF Recalculation Considerations”). Notwithstanding anything to the contrary in the foregoing, the Borrower may use a portion of such amount of Excess Cash Flow (as so reduced) in respect of any such fiscal year that would otherwise be required to be applied to prepay Term Loans to prepay or repurchase any other

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Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (A) the amount of Excess Cash Flow (as so reduced) in respect of such fiscal year otherwise required to be applied to prepay Term Borrowings (without giving effect to this sentence) and (B) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness. Each prepayment pursuant to this paragraph shall be made on or before the date that is five (5) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e)Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent in writing by telecopy, electronic mail, facsimile or overnight courier at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower and added to the Available Amount (such amounts, “Retained Declined Proceeds”). Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans.

(f)The Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a)(i) in writing by telecopy, electronic mail, facsimile or overnight courier of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or SONIA Borrowing, not later than 11:00 a.m., New York City time, three (3)

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Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g)Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) or Excess Cash Flow of a Foreign Subsidiary giving rise to a payment pursuant to Section 2.11(d) are prohibited by, would violate or conflict with, or be delayed by, applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary so long, but only so long, as the Borrower determined in good faith that the applicable local law will not permit repatriation to the Borrower and once the Borrower has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected as soon as practicable and such repatriated Net Proceeds or Excess Cash Flow will be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term

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Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would conflict with the fiduciary duties of a Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member or management or consultant of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary.

SECTION 2.12Fees.

(a)(i)The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each USD Tranche Revolving Lender a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the USD Tranche Revolving Commitment of such USD Tranche Revolving Lender during the period from and including the Effective Date to but excluding the date on which the USD Tranche Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of November, February, May and August of each year and on the date on which the USD Tranche Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such commitment fees, a USD Tranche Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding USD Tranche Revolving Loans and USD Tranche LC Exposure of such Lender.

(ii)The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Multicurrency Tranche Revolving Lender a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Multicurrency Tranche Revolving Commitment of such Multicurrency Tranche Revolving Lender during the period from and including the Amendment No. 2 Effective Date to but excluding the date on which the Multicurrency Tranche Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of November, February, May and August of each year and on the date on which the Multicurrency Tranche Revolving Commitments terminate, commencing on the first such date to occur after the Amendment No. 2 Effective Date. All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing such commitment fees, a Multicurrency Tranche Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Multicurrency Tranche Revolving Loans and Multicurrency Tranche LC Exposure of such Lender.

(b)(i)The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each USD Tranche Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in USD Tranche Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to USD Tranche Revolving Loans that are Eurocurrency Loans on the daily amount of such Lender’s

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USD Tranche LC Exposure (excluding any portion thereof attributable to unreimbursed USD Tranche LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding USD Tranche Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s USD Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any USD Tranche LC Exposure, and (ii) to each USD Tranche Issuing Bank in Dollars a fronting fee equal to 0.125% per annum on the daily amount of the USD Tranche LC Exposure attributable to USD Tranche Letters of Credit issued by such USD Tranche Issuing Bank (excluding any portion thereof attributable to unreimbursed USD Tranche LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding USD Tranche Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date of termination of the USD Tranche Revolving Commitments and the date on which there ceases to be any USD Tranche LC Exposure, as well as such USD Tranche Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any USD Tranche Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of November, February, May and August of each year shall be payable on the last day of November, February, May and August, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the USD Tranche Revolving Commitments terminate and any such fees accruing after the date on which the USD Tranche Revolving Commitments terminate shall be payable on demand. Any other fees payable to a USD Tranche Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii)The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Multicurrency Tranche Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Multicurrency Tranche Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Multicurrency Tranche Revolving Loans that are Eurocurrency Loans or SONIA Loans, as applicable, on the daily amount of such Lender’s Multicurrency Tranche LC Exposure (excluding any portion thereof attributable to unreimbursed Multicurrency Tranche LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Multicurrency Tranche Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Amendment No. 2 Effective Date to and including the later of the date on which such Lender’s Multicurrency Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any Multicurrency Tranche LC Exposure, and (ii) to each Multicurrency Tranche Issuing Bank in Dollars a fronting fee equal to 0.125% per annum on the daily amount of the Multicurrency Tranche LC Exposure attributable to Multicurrency Tranche Letters of Credit issued by such Multicurrency Tranche Issuing Bank (excluding any portion thereof attributable to unreimbursed Multicurrency Tranche LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Multicurrency Tranche Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Amendment No. 2 Effective Date to and including the later of the date of termination of the Multicurrency Tranche Revolving Commitments and the date on which there ceases to be any Multicurrency Tranche LC Exposure,

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as well as such Multicurrency Tranche Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Multicurrency Tranche Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of November, February, May and August of each year shall be payable on the last day of November, February, May and August, respectively, commencing on the first such date to occur after the Amendment No. 2 Effective Date; provided that all such fees shall be payable on the date on which the Multicurrency Tranche Revolving Commitments terminate and any such fees accruing after the date on which the Multicurrency Tranche Revolving Commitments terminate shall be payable on demand. Any other fees payable to a Multicurrency Tranche Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(d)Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)The Loans comprising each SONIA Borrowing shall bear interest at a rate per annum equal to Daily Simple SONIA plus the Applicable Rate

(d)Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 any principal of or interest on any Loan or any fee or other amount payable by any Loan Party under a Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, all overdue principal amounts of the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of the principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(d) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

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(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, (x) in the case of USD Tranche Revolving Loans, upon termination of the USD Tranche Revolving Commitments and (y) in the case of Multicurrency Tranche Revolving Loans, upon termination of the Multicurrency Tranche Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the USD Tranche Revolving Availability Period or the Multicurrency Tranche Revolving Availability Period, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or SONIA Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)All interest hereunder for Loans denominated in Dollars and Euros shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate and interest for Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All computations of interest for Loans denominated in an Alternative Currency (other than to the extent denominated in Euros or Sterling) shall be made pursuant to conventions applicable to loans denominated in such Alternative Currency.  The applicable Alternate Base Rate, Daily Simple SONIA or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g)The Administrative Agent shall promptly upon the amount of any SONIA Interest Payment becoming determinable notify:

(i)(such notification to be made no later than three (3) SONIA Business Days prior to the due date for such SONIA Interest Payment) the Borrower of the amount of that SONIA Interest Payment;

(ii)each relevant Lender of the proportion of that SONIA Interest Payment which relates to that Lender’s participation in the relevant SONIA Loan; and

(iii)the relevant Lenders and the Borrower of each applicable rate of interest and the amount of interest for each day relating to the determination of that SONIA Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Rate and the Daily Simple SONIA for such date and any other information that the Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that SONIA Interest Payment).

(h)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) all Loans denominated in an Alternative Currency (other than Sterling) shall be Eurocurrency Loans and (ii) all Loans denominated in Sterling shall be SONIA Loans.

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SECTION 2.14Alternate Rate of Interest.

(a)Subject to clauses (b) and (c) below, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a SONIA Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable (including because the Screen Rate is not available or published on a current basis), or SONIA or Daily Simple SONIA, as applicable, for the applicable currency, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate or SONIA or Daily Simple SONIA, as applicable, for the applicable currency, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then in each such case, the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing by telecopy, electronic mail, facsimile or overnight courier as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or SONIA Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, then such Borrowing shall be made as an ABR Borrowing (or, in the case of a pending request for a Eurocurrency Loan denominated in an Alternative Currency, the Borrower, the Administrative Agent and the applicable Lenders may establish a mutually acceptable alternative rate); provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)Benchmark Replacement.  If a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark

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Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(vi)Certain Defined Terms. As used in this Section 2.14(b):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.14.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark

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Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the

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adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a

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resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.14(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

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(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.

(vii)Applicability.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (i) this Section 2.14(b) shall apply only to Loans denominated in Dollars and (ii) without limiting the applicability of Section 9.02, this Section 2.14(b) is the exclusive means in the Loan Documents for addressing the matters described in this Section 2.14(b) with respect to Loans denominated in Dollars.

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(c)Successor Rate for Alternative Currencies.  If at any time the Administrative Agent reasonably determines that, with respect to the Eurocurrency Rate or Daily Simple SONIA applicable to Multicurrency Tranche Revolving Loans denominated in the applicable Alternative Currency, (i) the circumstances set forth in Section 2.14(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a) have not arisen but the supervisor for the administrator of the screen rate used by Administrative Agent for such Alternative Currency pursuant to the definition of “Eurocurrency Rate” or “Daily Simple SONIA” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such screen rate shall no longer be used or published for determining interest rates for loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Eurocurrency Rate or Daily Simple SONIA for such Alternative Currency after such specific date (such specific date, the “Scheduled Unavailability Date”), then, reasonably promptly after such determination by the Administrative Agent, the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate or Daily Simple SONIA, as applicable, for such Alternative Currency that gives due consideration to the then prevailing market convention for determining a rate of interest for similar syndicated loans denominated in such Alternative Currency in the United States at such time, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in such Alternative Currency for such alternative rate of interest, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”, and any such proposed rate, a “Successor Rate”) and shall enter into an amendment to this Agreement to reflect Benchmark Replacement Conforming Changes (as defined below) relating to such alternate rate of interest (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate).  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 5 Business Days of the date notice of such alternate rate of interest is provided to the Multicurrency Tranche Revolving Lenders, a written notice from the Majority in Interest of Multicurrency Tranche Revolving Lenders with respect to Multicurrency Tranche Revolving Loans stating that such Majority in Interest of Multicurrency Tranche Revolving Lenders with respect to Multicurrency Tranche Revolving Loans object to such amendment.  Such Successor Rate shall be applied in a manner substantially consistent with market practice determined by the Administrative Agent; provided that to the extent the Administrative Agent determines that no adoption or any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Successor Rate exists, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  If no Successor Rate has been determined and the circumstances under this Section 2.14(c) exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Multicurrency Tranche Revolving Lender.  Thereafter, the obligation of the Multicurrency Tranche Revolving Lenders to make or maintain Eurocurrency Loans or SONIA Loans, as applicable, in such Alternative Currency shall be suspended, (to the extent of the affected Eurocurrency Loans, SONIA Loans or Interest Periods).  Until an alternate rate of interest shall be determined in accordance with this Section 2.14(c) (but, in the case of the circumstances described in clause (ii) of this clause (c), only to the extent the screen rate used by the Administrative Agent pursuant to the definition of “Eurocurrency Rate” or “Daily Simple SONIA” for such Interest Period is not available or published at such time on a current basis), any Borrowing Request that requests the continuation of any Eurocurrency Loan or SONIA Loan, as applicable, in such Alternative Currency as, a Eurocurrency Loan or SONIA Loan, as applicable, shall be ineffective; provided that in no event shall such alternate rate of interest be less than zero.  In connection with the implementation of a Successor Rate (but not, for the avoidance of doubt, the establishment or selection of such Successor Rate), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) administration of, submission of, calculation of or any other matter related to the Eurocurrency Rate, Daily Simple SONIA, the Successor Rate, the Adjustment, any component definition thereof or rates referenced in the definition of “Eurocurrency Rate”, “Daily Simple SONIA”, “Successor Rate”, “Adjustment” or any other rate with respect to any alternative, comparable or successor rate thereto, including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Successor Rate and/or the Adjustment) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Eurocurrency Rate, Daily Simple SONIA or any other rate, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  As used in this Section 2.14(c), “Benchmark Replacement Conforming Changes” shall mean, with respect to any implementation or any Successor Rate, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for administration of the Successor Rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (i) this Section 2.14(c) shall apply only to Multicurrency Tranche Revolving Loans denominated in an Alternative Currency and (ii) without limiting the applicability of Section 9.02, this Section 2.14(c) is the exclusive means in the Loan Documents for addressing the matters described in this Section 2.14(c) with respect to Multicurrency Tranche Revolving Loans denominated in an Alternative Currency.

SECTION 2.15Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar

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requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or Daily Simple SONIA);

(ii)subject the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or SONIA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or SONIA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered; provided that the Borrower shall not be liable for such compensation if, in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by (1) the Majority in Interest of Term Lenders with respect to Term Loans, (2) the Majority in Interest of USD Tranche Revolving Lenders with respect to USD Tranche Revolving Loans or (3) the Majority in Interest of Multicurrency Tranche Revolving Lenders with respect to Multicurrency Tranche Revolving Loans; provided, further, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or

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Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. Such loss, cost or expense shall in no event exceed that which would have been incurred by such Lender had it funded each Eurocurrency Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or

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expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.17Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b)Without duplication of any amounts described in paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c)The Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes paid by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably

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requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) (such Lender, a “Foreign Lender”) shall deliver (to the extent it is legally entitled to do so) to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal

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withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Code (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D)to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E)any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

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(iii)If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 or with respect to which additional amounts have been paid pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this Section 2.17(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this Section 2.17(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person.

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(g)The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan or SONIA Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. Except as otherwise expressly provided herein, all payments or prepayments of any Loan shall be made in Dollars (or, in respect of Multicurrency Tranche Revolving Loans denominated in an Alternative Currency, in such Alternative Currency), all reimbursements of any LC Disbursements shall be made in Dollars (or, in respect of Multicurrency Tranche Letters of Credit denominated in an Alternative Currency, in such Alternative Currency (unless the applicable Multicurrency Tranche Letter of Credit Issuer requests in writing that such reimbursement be made in Dollars)), all payments of accrued interest payable on a Loan or LC Disbursement shall be made in Dollars (or, in respect of Multicurrency Tranche Revolving Loans or Multicurrency Tranche Letters of Credit denominated in an Alternative Currency, in such Alternative Currency), and all other payments under each Loan Document shall be made in Dollars.  If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount.

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(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its USD Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, Term Loans or participations in USD Tranche LC Disbursements and/or Multicurrency Tranche LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its USD Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, Term Loans and participations in USD Tranche LC Disbursements and/or Multicurrency Tranche LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the USD Tranche Revolving Loans, Multicurrency Tranche Revolving Loans, Term Loans and participations in USD Tranche LC Disbursements and/or Multicurrency Tranche LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective USD Tranche Revolving Loans, , Multicurrency Tranche Revolving Loans, Term Loans and participations in USD Tranche LC Disbursements and/or Multicurrency Tranche LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In

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such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and (x) if a USD Tranche Revolving Commitment is being assigned and delegated, each USD Tranche Issuing Bank and (y) if a Multicurrency Tranche Revolving Commitment is being

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assigned and delegated, each Multicurrency Tranche Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20Incremental Credit Extensions.

(a)The Borrower may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) add one or more additional Classes of term loans or additional term loans of the same Class as any existing Class of term loans (an “Incremental Term Facility”) and/or increase the principal amount of the Term Loans by requesting new term loan commitments to be added to such Loans (an “Incremental Term Increase”, and together with any Incremental Term Facility, the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (iii) one or more additional tranches of revolving commitments (the “Additional Revolving Commitments” and, together with the Incremental Term Loans and the Incremental Revolving Commitment Increase, the “Incremental Facilities”); provided that, at the time that any such Incremental Term Loan, Incremental Revolving Commitment Increase or Additional Revolving Commitment is made or effected, no Event of Default (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Acquisition, no Event of Default pursuant to Sections 7.01(a), (b), (h) or (i)) shall have occurred and be continuing. Notwithstanding anything to contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $2,000,000 and integral multiples of $500,000 in excess thereof if such Incremental Facilities are denominated in Dollars (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $2,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) The Incremental Term Loans (a) shall rank equal in right of payment with the Term Loans, shall be secured only by the Collateral securing the Secured Obligations, shall

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be secured by the Collateral on a pari passu basis with the Credit Facilities, and shall not be guaranteed by any Person which is not a Loan Party, (b) shall not mature earlier than the Term Maturity Date with respect to the Initial Term Loans (except in the case of bridge loans the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Term Maturity Date respect to the Initial Term Loans), (c) shall not have a shorter Weighted Average Life to Maturity (except in the case of bridge loans the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Term Maturity Date applicable to the then-existing Term Loans) than the remaining Term Loans, (d) shall have a maturity date (subject to clause (b)), an amortization schedule (subject to clause (c)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the Additional Term Lenders thereunder; provided that in the event that the Effective Yield for any Incremental Term Loans that are secured by the Collateral on a pari passu basis with the Secured Obligations (other than any Incremental Term Loans with a maturity date more than two years after the Term Maturity Date with respect to the Initial Term Loans) is greater than the Effective Yield for any Class of Term Loans by more than the MFN Cushion, then the Effective Yield for each such Class of Term Loans shall be increased to the extent necessary so that the Effective Yield for each such Class of Term Loans are equal to the Effective Yield for the Incremental Term Loans minus the MFN Cushion (provided that the “Eurocurrency Rate floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “Eurocurrency Rate floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding) (any required adjustment to the Effective Yield described in this clause (d) shall be referred to herein as an “MFN Adjustment”), (e) other than with respect to Credit Agreement Refinancing Indebtedness shall not participate on a greater than pro rata basis than the Initial Term Loans with respect to any mandatory prepayment (other than any scheduled amortization payment) provided that the Borrower and the lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment on a less than pro rata basis and (f) may otherwise have terms and conditions different from those of the Term Loans (including currency denomination); provided that except with respect to matters contemplated by clauses (b), (c), (d) and (e) above, the covenants, events of default and guarantees of any such Incremental Term Loans shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Initial Term Loans, unless (1) the Lenders under the Term Loans also receive the benefit of such more restrictive terms (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood to the extent that any covenant is added for the benefit of any such Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Term Loans), (2) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Incremental Facility, (3) such terms are on market terms at the time of establishment of such Incremental Term Facility, as determined in good faith by the Borrower or (4) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided further that in no event shall it be a condition to the effectiveness of, or borrowing under, any such Incremental Term Loans that any representation or warranty of any Loan Party set forth herein (other than “specified

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representations”) be true and correct, except and solely to the extent required by the Additional Term Lenders providing such Incremental Term Loans.

(ii)Any Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to the maturity date thereof and scheduled or mandatory prepayment or commitment reductions) and shall be considered to be part of the Class of Revolving Loans being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

(iii)Any Additional Revolving Commitments (a) shall rank equal or subordinate in right of payment with the USD Tranche Revolving Loans and the Multicurrency Tranche Revolving Loans, shall be secured only by the Collateral securing the Secured Obligations, shall be secured by the Collateral on a pari passu basis with the Credit Facilities, and shall not be guaranteed by any Person that is not a Loan Party, (b) shall not mature earlier than the USD Tranche Revolving Maturity Date or the Multicurrency Tranche Revolving Maturity Date, in each case, as in effect on the date such Additional Revolving Commitments are established, (c) shall not require any scheduled or mandatory prepayment or commitment reduction prior to the USD Tranche Revolving Maturity Date or the Multicurrency Tranche Revolving Maturity Date, (d) other than with respect to Credit Agreement Refinancing Indebtedness shall not participate on a greater than pro rata basis than the USD Tranche Revolving Commitments or the Multicurrency Tranche Revolving Commitments with respect to any mandatory prepayment or commitment reduction, provided that the Borrower and the lenders providing the relevant Additional Revolving Commitments shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayment or commitment reduction on a less than pro rata basis and (e) may otherwise have terms and conditions different from those of the then-existing Revolving Loans (including currency denomination); provided that except with respect to matters contemplated by clauses (b), (c),(d) and (e) above, the covenants, events of default and guarantees of any such Additional Revolving Commitments shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the USD Tranche Revolving Commitments or the Multicurrency Tranche Revolving Commitments, unless (1) the Lenders with USD Tranche Revolving Commitments and Multicurrency Tranche Revolving Commitments also receive the benefit of such more restrictive terms (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood to the extent that any covenant is added for the benefit of any such Additional Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding USD Tranche Revolving Commitments and Multicurrency Tranche Revolving Commitments), (2) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Incremental Facility, (3) such terms are on market terms at the time of establishment of such Additional Revolving Commitments, as determined in good faith by the Borrower or (4) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided further that in no event shall it be a condition to the effectiveness of, or borrowing under, any such Additional Revolving Commitments that

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any representation or warranty of any Loan Party set forth herein (other than “specified representations”) be true and correct, except and solely to the extent required by the Lenders providing such Additional Revolving Commitments.

(c)Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Facility.

(d)Commitments in respect of any Incremental Facility shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall, unless it agrees, be obligated to provide any Incremental Facilities) or by any Additional Lender; provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lender, if such consent would be required pursuant to Section 9.04 for an assignment of Loans or Commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Commitment Increase or any Additional Revolving Commitment, the applicable Issuing Banks shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lender, if such consent would be required pursuant to Section 9.04 for an assignment of the applicable Revolving Loans or the applicable Revolving Commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders set forth in Section 9.04 shall apply to Loans and Commitments in respect of Incremental Facilities. Incremental Term Loans and loans under Incremental Revolving Commitment Increases or Additional Revolving Commitments shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate the applicable Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20. The Borrower will use the proceeds of the Incremental Facilities for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures, Permitted Acquisitions and other Investments, Restricted Payments and the refinancing of Indebtedness, and any other use not prohibited by the Loan Documents.

(e)Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

AMERICAS 107903477

SECTION 2.21Refinancing Amendments.

(a)At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender (but no such Lender or Additional Lender shall be obligated to provide), Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the applicable Revolving Loans (or applicable unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans, Other Revolving Commitments and Additional Revolving Commitments and loans issued thereunder), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment (or reduction) of outstanding Indebtedness being so refinanced (or the case may be), as the case may be and accompanied by any prepayment premium payable thereon in accordance with the terms hereof. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to (x) USD Tranche Letters of Credit under the USD Tranche Revolving Commitments or (y) Multicurrency Tranche Letters of Credit under the Multicurrency Tranche Revolving Commitments, as applicable, or as otherwise reasonably acceptable to the Administrative Agent; provided that no Issuing Bank shall be required to act as “issuing bank” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, (I) if so provided in the relevant Refinancing Amendment and with the consent of each USD Tranche Issuing Bank, participations in USD Tranche Letters of Credit expiring on or after the USD Tranche Revolving Maturity Date shall be reallocated from Lenders holding USD Tranche Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding USD Tranche Revolving Commitments, be deemed to be participation interests in respect of such USD Tranche Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly and (ii) if so provided in the relevant Refinancing Amendment and with the consent of each Multicurrency Tranche Issuing

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Bank, participations in Multicurrency Tranche Letters of Credit expiring on or after the Multicurrency Tranche Revolving Maturity Date shall be reallocated from Lenders holding Multicurrency Tranche Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Multicurrency Tranche Revolving Commitments, be deemed to be participation interests in respect of such Multicurrency Tranche Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(b)This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, (x) in the case of a USD Tranche Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each USD Tranche Issuing Bank and (y) in the case of a Multicurrency Tranche Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Multicurrency Tranche Issuing Bank; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and

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released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the applicable Revolving Commitment of that Defaulting Lender; provided that (A) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in USD Tranche Letters of Credit shall not exceed the positive difference, if any, of (1) the USD Tranche Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of outstanding USD Tranche Revolving Loans of that non-Defaulting Lender and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Multicurrency Tranche Letters of Credit shall not exceed the positive difference, if any, of (1) the Multicurrency Tranche Revolving Commitment of that non-Defaulting Lender

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minus (2) the aggregate principal amount of outstanding Multicurrency Tranche Revolving Loans of that non-Defaulting Lender.

(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Applicable Fronting Exposure of each Issuing Bank in accordance with the procedures set forth in Section 2.05(j).

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each applicable Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans denominated in Dollars or an Alternative Currency or to convert ABR Loans denominated in Dollars or an Alternative Currency to Eurocurrency Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), (A) if such Loans are denominated in Dollars, prepay or, if applicable, convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without

AMERICAS 107903477

reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate) or (B) if applicable and such loans are denominated in an Alternative Currency, the interest rate with respect to such Loans shall be determined by an alternative rate mutually acceptable to the Borrower and the Lenders, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24Loan Modification Offers.

(a)At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b)A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of

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each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c)If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then after receipt of consents from Lenders constituting the Required Lenders hereunder, the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Each of the Borrower and Holdings represents and warrants to the Lenders and each Agent that (limited, on the Effective Date, to the Specified Representations):

SECTION 3.01Organization; Powers.

Each of Holdings, the Borrower and its Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdictions) in, every jurisdiction where such qualification is

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required, except in the case of clause (a) above (other than with respect to Holdings and the Borrower), clause (b) above (other than with respect to Holdings and the Borrower) and clause (c) above, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law, and similar concepts under applicable law, (iii) any other matters which are set out as qualifications or reservations as to matters of law or general application in any legal opinion delivered to an Agent in connection with any Loan Document (together, the “Legal Reservations”) and (iv) the Perfection Requirements.

SECTION 3.03Governmental Approvals; No Conflicts.

Except as set forth in Schedule 3.03 and subject to the Legal Reservations and the Perfection Requirements, the execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any other Loan Party, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04Financial Condition; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, including the notes thereto and (ii) fairly present in all material respects the financial condition of the Borrower and its subsidiaries as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently

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applied throughout the period covered thereby, except as otherwise expressly noted therein, including the notes thereto.

(b)The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its subsidiaries as of the respective dates thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)The Borrower has heretofore furnished to the Lead Arrangers the consolidated pro forma balance sheet of the Borrower and its subsidiaries as of and for the twelve-month period ending on  November 30, 2020 (the “Pro Forma Financial Statements”), which have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as of November 30, 2020, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

(d)Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05Properties; Insurance.

Each of the Borrower and its Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, if any (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and each Restricted Subsidiary are maintaining insurance policies as required by Section 5.07.

SECTION 3.06Litigation and Environmental Matters.

(a)Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except as set forth in Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower,

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any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07Compliance with Laws.

Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10ERISA; Labor Matters.

(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c)Except as would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of the Borrower, nothing has occurred that

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would prevent or cause the loss of such tax-qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

(d)Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrower or its Restricted Subsidiaries has experienced any labor strike or work stoppage or other collective labor dispute by employees due to labor disagreements and (ii) each of the Borrower and its Restricted Subsidiaries is in compliance in all respects with any collective bargaining agreement to which it is a party.

SECTION 3.11Disclosure.

(a)As of the Effective Date, the written reports, financial statements, certificates or other written factual information (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that (i) any such projected financial information is merely a prediction as to future events and is not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

(b)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided pursuant to Section 4.01(l) is true and correct in all respects.

SECTION 3.12Subsidiaries.

As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each of its subsidiaries in, each subsidiary of the Borrower.

SECTION 3.13Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. No Intellectual Property owned by the Borrower or any Restricted Subsidiary and used in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or

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litigation regarding any of the Intellectual Property is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14Solvency.

Immediately after the consummation of each of the Transactions that occurred on the Effective Date (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), the Borrower and its Subsidiaries are Solvent.

SECTION 3.15Federal Reserve Regulations.

None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16Use of Proceeds.

(a)The Borrower will use the proceeds of the (a) Initial Term Loans made on the Effective Date to directly or indirectly finance the Transactions and to fund any original issue discount or upfront fees payable in connection therewith, (b) the Revolving Loans made on the Effective Date (x) in an aggregate amount not to exceed $10,000,000 to directly or indirectly finance the Transactions, (y) for ordinary course working capital needs (including to refinance any indebtedness incurred for working capital purposes) or to fund working capital, purchase price or similar adjustments under the Acquisition Agreement and (z) to cash collateralize existing letters of credit, guarantees or performance or similar bonds and (c) the Revolving Loans made, and Letters of Credit issued, after the Effective Date, for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures, Permitted Acquisitions and other Investments, Restricted Payments and the refinancing of Indebtedness, and any other use not prohibited by the Loan Documents.

(b)The Borrower will use the proceeds of the Amendment No. 2 Incremental Term Loans to pay the acquisition consideration set forth in the BluJay Purchase Agreement and to pay the fees and expenses incurred in connection with the BluJay Acquisition and the transactions contemplated hereby.

SECTION 3.17Anti-Corruption Laws and Sanctions.

(a)On the Effective Date, the representations and warranties contained in Section 4.21(a) of the Acquisition Agreement are true and correct in all respects except to the extent that any failure to be true and correct would not have a “Material Adverse Effect” (as such term is defined in the Acquisition Agreement).

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(b)Each of Holdings, the Borrower and each of its Subsidiaries will not, directly or to their knowledge indirectly, use the proceeds of the Loans or Letters of Credit to fund any activity or business with any Person, or in any country or territory that, at the time of such funding, is the subject of Sanctions except where such activities are authorized under a general or specific license, law, or regulation, or in violation of any Anti-Corruption Laws, the USA PATRIOT Act, or other applicable anti-money laundering or anti-terrorism laws.

(c)Holdings, the Borrower and its Restricted Subsidiaries and, to the knowledge of the Borrower, the officers, directors, employees and agents of Holdings, the Borrower and its Restricted Subsidiaries are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions, the USA PATRIOT Act, and other applicable anti-money laundering and anti-terrorism laws.

(d)(i) None of Holdings, the Borrower or its Restricted Subsidiaries and (ii) to the knowledge of Holdings, the Borrower, or its Restricted Subsidiaries, none of their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(e)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its Restricted Subsidiaries with applicable Anti-Corruption Laws and applicable Sanctions.

Notwithstanding anything to the contrary herein, the representations and warranties contained in clauses (c), (d) and (e) above are not made on the Effective Date.

SECTION 3.18Security Documents.

Subject to Section 5.14, the Legal Reservations and the Perfection Requirements, the Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of (i) Pledged Equity Interests represented by certificates, (x) when such certificates are delivered to the Collateral Agent or (y) when financing statements in appropriate form are filed in the appropriate filing offices, and (ii) the other Collateral described in the Collateral Agreement, which can be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate filing offices and such other filings as are required in the Collateral Agreement have been completed, the Lien created by the Collateral Agreement shall constitute, to the extent such perfection is required by the Collateral Agreement, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Secured Obligations.

ARTICLE IV
Conditions

SECTION 4.01Effective Date.

The obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii)

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written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Willkie Farr & Gallagher LLP, New York counsel to the Loan Parties, (ii) Stradling Yocca Carlson & Rauth, California, P.C., California counsel to the Loan Parties and (iii) counsel in such other jurisdictions of incorporation or formation of any Loan Parties as requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.  Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit H with appropriate insertions, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party, and (ii)  an officer certificate of each Loan Party, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party, including or attaching the documents referred to in paragraph (d) of this Section 4.01.

(d)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) with respect to each Loan Party executing the Loan Documents, an incumbency certificate identifying the name and title and bearing the signatures of the authorized signatories of such Loan Party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)The Administrative Agent shall have received all fees required to be paid on the Effective Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date, to the extent invoiced (in the case of expenses) at least three (3) Business Days prior to the Effective Date (except as otherwise agreed to by the Borrower), which amounts may, at the option of the Borrower, be offset against the proceeds of the initial Loans made hereunder.

(f)The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of the

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Guarantee Agreement and the Collateral Agreement by the Loan Parties, (ii) the creation and perfection of security interests in the Equity Interests of the Borrower and each Restricted Subsidiary owned by or on behalf of any Loan Party (provided that such Equity Interests are not Excluded Assets or owned or held by an Excluded Subsidiary), and (iii) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may otherwise reasonably agree).  Notwithstanding the foregoing, no Collateral shall be subject to any other pledges, security interest or mortgages, except for the Liens permitted under this Agreement.

(g)Since the date of the Acquisition Agreement, there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement).

(h)The Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(i)The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof on and as of the Effective Date and the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Effective Date; provided that, in each case, to the extent that any such representation expressly refers to an earlier date, such representation shall be true and correct in all material respects as of such earlier date.

(j)The Acquisition shall have been consummated, or substantially simultaneously with the borrowing of the Initial Term Loans on the Effective Date, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower that are materially adverse to the interests of the Lenders or the Commitment Parties which have not been consented to in writing by the initial Lenders (it being understood that (i) any modifications, amendments, supplements, consents, waivers or requests that result in a decrease in the Merger Consideration (as defined in the Acquisition Agreement as in effect on the Signing Date) or in the Enterprise Value (as defined in the Acquisition Agreement as in effect on the Signing Date) (in each case other than any adjustment implemented by the terms of the Acquisition Agreement as in effect on the Signing Date) of greater than 15% shall be materially adverse to the interests of the Lenders and the Commitment Parties, (ii) any increase in the Merger Consideration shall not be materially adverse to the interests of the Lenders and the Commitment Parties so long as such increase is not funded with the proceeds of additional funded indebtedness that is incurred or guaranteed by Holdings, the Borrower or any of their respective subsidiaries, (iii) any amendment to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties and (iv) the initial Lenders shall be deemed to have consented to any modification, amendment,

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supplement, consent, waiver or request to the extent such Lenders do not object in writing thereto within three (3) Business Days of receipt of written notice thereof).

(k)The Administrative Agent shall have received (i) a certificate from the chief financial officer or equivalent Responsible Officer of the Borrower certifying as to the solvency (as of the Effective Date) of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions, in substantially the form attached hereto as Exhibit G and (ii) certificates with respect to insurance policies of the Loan Parties as required under Section 5.07, all in form and substance reasonably satisfactory to Administrative Agent.

(l)(i) The Administrative Agent shall have received at least three (3) Business Days before the Effective Date all documentation and other information about the Loan Parties that the Administrative Agent reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each initial Lender that requests a Beneficial Ownership Certification will have received, at least three (3) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (i) and (ii), to the extent that the Administrative Agent has reasonably requested in writing delivered to the Loan Parties at least ten (10) Business Days prior to the Effective Date.

(m)The Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof.

(n)The Effective Date Refinancing shall have been consummated, or substantially simultaneously with the funding of the Initial Term Loans, shall be consummated.

(o)The Closing (as defined in the Acquisition Agreement as in effect on the Signing Date) shall have occurred.

(p)The Available Closing Date Equity shall not be less than $720,000,000.

SECTION 4.02Each Credit Event after the Effective Date.

After the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any Borrowing or issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)

(i) In the case of any Borrowing, other than a Borrowing under any Incremental Facility, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, and (ii) in the case of any Borrowing under any Incremental Facility, “specified representations” and, solely to the extent required by the Additional Lenders

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providing such Incremental Facility, other representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing (or, in the case of any Borrowing under any Incremental Facility incurred in connection with a Permitted Acquisition or an Investment not prohibited by Section 6.04, no Event of Default specified in Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing).

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit (other than any Borrowing or issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

From and after the Effective Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been fully reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01Financial Statements and Other Information.

Borrower and its Restricted Subsidiaries will furnish to the Administrative Agent, on behalf of each Lender:

(a)(i) on or before the date that is one hundred and fifty (150) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the end of the fiscal year of the Borrower ending on or about February 28, 2021 and (ii) on or before the date that is one hundred and twenty (120) days after the end of each fiscal year of the Borrower ending thereafter, the audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case, in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a

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“going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any indebtedness for borrowed money, (B) any actual or potential breach or inability to satisfy a financial covenant under any indebtedness for borrowed money or (C) any activities, operations, financial results, assets or liabilities of an Unrestricted Subsidiary)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and such Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)(i) on or before the date that is sixty (60) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the end of the fiscal quarters of the Borrower ending on or about May 31, 2021, August 31, 2021 and November 30, 2021 and (ii) on or before the date that is forty-five (45) days after the end of each fiscal quarter of the Borrower ending thereafter (but limited to the first three fiscal quarters of each fiscal year of the Borrower), the unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)[reserved];

(d)to the extent applicable, simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e)not later than five (5) days after any delivery of financial statements under paragraph (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer in the form of Exhibit E hereof (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (A) to the extent the Financial Performance Covenant is then required to be tested, demonstrating compliance with the Financial Performance Covenant, and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending on or about February 28, 2022, of Excess Cash Flow for such fiscal year;

(f)[reserved];

(g)[reserved];

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(h)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(i)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings); provided that (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting solely from, (i) an upcoming maturity date of any indebtedness for borrowed money, (ii) any actual or potential breach or inability to satisfy a financial covenant under any indebtedness for borrowed money or (iii) any activities, operations, financial results, assets or liabilities of an Unrestricted Subsidiary).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

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Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunners will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (c), (d) and (e) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

SECTION 5.02Notices of Material Events.

Promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof, the Borrower or the applicable Restricted Subsidiary will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)the occurrence of any Default or Event of Default;

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(b)the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(c)any other development or event (including without limitation, litigation) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03Information Regarding Collateral.

(a)Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or incorporation or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b)Not later than five (5) Business Days after delivery of financial statements pursuant to Section 5.01(a), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth any material changes to the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.03 and (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal quarter.

SECTION 5.04Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals used in the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except

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where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of its Subsidiaries or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06Maintenance of Properties.

The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07Insurance.

(a)The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such general liability policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance), to the extent covering Collateral and to the extent the Collateral Agent can be granted an insurable interest therein, shall (i) in the case of each such general liability policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each such casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder.

(b)If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) if required by the Flood Insurance Laws or other applicable law, maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

SECTION 5.08Books and Records; Inspection and Audit Rights.

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The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiary, as the case may be. The Borrower will, and will cause each Restricted Subsidiary that is a Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, during normal business hours and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09Compliance with Laws.

(a)The Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including ERISA, Environmental Laws, the USA PATRIOT Act, Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the U.S. Foreign Corrupt Practices Act of 1977 and other anti-money laundering, anti-corruption, sanctions and anti-terrorism laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permissible for a Person required to comply with Sanctions or where such activities are authorized under a general or specific license, law, or regulation, (ii) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries or to the knowledge of the Borrower, any other party hereto or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any legislation.

SECTION 5.10Use of Proceeds and Letters of Credit.

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The Borrower will use the proceeds of the Loans and Letters of Credit for the purposes set forth in Section 3.16.

SECTION 5.11Additional Subsidiaries.

(a)If (i) any additional Restricted Subsidiary or Intermediate Parent is formed or acquired after the Effective Date, (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) if the Borrower, at its option, elects to cause a Domestic Subsidiary, or to the extent reasonably acceptable to the Administrative Agent, a Foreign Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party, then, the Borrower will, within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or Intermediate Parent owned by or on behalf of any Loan Party within thirty (30) days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary or Intermediate Parent signed by a Responsible Officer, together with all attachments contemplated thereby.

(b)Within sixty (60) days (or, to the extent any new Material Subsidiary is organized or incorporated under the laws of a jurisdiction in which no existing Loan Party is organized or incorporated, within ninety (90) days) (or, in each case, such longer period as otherwise provided in this Agreement or as the Administrative Agent may reasonably agree) after the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c)Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 5.11, Holdings or the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within ninety (90) days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.12Further Assurances.

(a)Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any

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applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b)If, after the Effective Date, any material assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement”, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”. In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within ninety (90) days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

SECTION 5.13Designation of Subsidiaries.

The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default pursuant to Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (A) it is a “Restricted Subsidiary” for the purpose of any other Material Indebtedness of Holdings or the Borrower, (B) it is the legal owner of Material Intellectual Property or (C) it owns any Indebtedness or Equity Interests (or holds any Lien on any property) of the Borrower or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.14Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14(a) or such later date as the Administrative Agent agrees to in writing,

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including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedules 5.14(a) and 5.14(b), as applicable, that, where such actions are to be taken to reasonably accommodate circumstances unforeseen on the Effective Date, would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.15Maintenance of Ratings.

The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any particular rating) in respect of the Term Loans made available under this Agreement from each of S&P and Moody’s.

ARTICLE VI

Negative Covenants

From and after the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (i) contingent amounts not yet due and (ii) Cash Management Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been fully reimbursed, each of Holdings (with respect to Sections 6.03(c) and (d) only) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01Indebtedness; Certain Equity Securities.

(a)	The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Sections 2.20 or 2.21);

(ii)Indebtedness outstanding on the Effective Date and any Permitted Refinancing thereof; provided that any Indebtedness in excess of the greater of $3,500,000 and 3.0% of Consolidated EBITDA for the most recently ended Test Period as of such time, shall only be permitted if set forth on Schedule 6.01;

(iii)Guarantees by the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any

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Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing or any unsecured Indebtedness for borrowed money that constitutes Material Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the applicable Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is thirty (30) days after the Effective Date (or the date of acquisition of such Subsidiary) or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences) on terms (i) not materially less favorable, taken as a whole, to the Lenders as those set forth in the Master Intercompany Note or (ii) otherwise reasonably satisfactory to the Administrative Agent;

(v)(A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) incurred, issued or assumed by the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that, in the case of any purchase money Indebtedness, such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement; provided, further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) (excluding any Capital Leases Obligations incurred pursuant to a sale and leaseback transaction permitted under Section 6.06) shall not exceed the greater of $40,000,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of any Indebtedness set forth in the

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immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(vi)Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii)(A) Indebtedness of any Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) incurred, issued or assumed after the Effective Date (including in connection with, or in order to finance, any Permitted Acquisition or any other Investment not prohibited by Section 6.04); provided that (v) in the case of any such Indebtedness consisting of term loans secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral securing the Loans, the MFN Adjustment shall apply to such Indebtedness as if such Indebtedness was an Incremental Term Loan, (w) such Indebtedness complies with the Required Additional Debt Terms, (x) the aggregate principal amount for all such Indebtedness incurred, issued or assumed pursuant to this clause shall not exceed, at the time of incurrence thereof, the Incremental Cap at such time, (y) any such Indebtedness incurred, issued or assumed in reliance on clauses (I) or (II) of the definition of “Incremental Cap” may be secured or unsecured bonds, notes, debentures or loans and, if secured by Liens on the Collateral securing the Secured Obligations, may be secured either by Liens pari passu with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations and (z) any such Indebtedness incurred, issued or assumed in reliance on clause (III) of the definition of “Incremental Cap” may be secured bonds, notes, debentures or loans and, if secured by Liens on the Collateral securing the Secured Obligations, may be secured by Liens pari passu with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) (any Indebtedness incurred pursuant to this subclause (A), “Incremental Equivalent Debt”), and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A) (or successive Permitted Refinancings thereof);

(viii) (A) Indebtedness of the Borrower or any Restricted Subsidiary; provided that (1) if such Indebtedness is secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral securing the Loans, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the First Lien Leverage Ratio is less than or equal to 4.30 to 1.00, (2) if such Indebtedness is secured by a Lien on the Collateral that ranks junior in priority (or is otherwise subordinated) to the Liens on the Collateral securing the Loans, after giving effect to the incurrence

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of such Indebtedness on a Pro Forma Basis, the Secured Leverage Ratio is less than or equal to 5.55 to 1.00 or (3) if such Indebtedness is unsecured, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, at the election of the Borrower, (a) the Total Leverage Ratio is less than or equal to 6.30 to 1.00 or (b) the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00; provided, further, that (x) such Indebtedness complies with the Required Additional Debt Terms and (y) in the case of any such Indebtedness consisting of term loans secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral securing the Loans, the MFN Adjustment shall apply to such Indebtedness as if such Indebtedness was an Incremental Term Loan (any Indebtedness incurred pursuant to this subclause (A), “Ratio Debt”), and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A) (or successive Permitted Refinancings thereof);

(ix)[reserved];

(x)Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi)Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, Earn-Outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xii)(A) Indebtedness of the Borrower or any of the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xii) shall not exceed the greater of $60,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of any

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Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xiii)(A) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate outstanding principal amount not to exceed the greater of $30,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xiv)(A) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100.0% of the aggregate amount of capital contributions received by the Borrower after the Effective Date in cash or Permitted Investments (and the fair market value (as determined in good faith by the Borrower) of non-cash capital contributions) in respect of Qualified Equity Interests (excluding (i) Qualified Equity Interests the proceeds of which will be applied as Cure Amounts, (ii) the Available Closing Date Equity (other than to the extent received by the Borrower) and (iii) any other Qualified Equity Interests used for, or otherwise having the effect of increasing, any other basket under this Agreement) and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xv)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xvii)(A) Indebtedness arising from an agreement providing for indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments incurred in any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement, and (B) Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance pursuant to any such agreement described in clause (A);

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(xviii)Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(xix)Permitted First Priority Refinancing Debt and any Permitted Refinancing thereof;

(xx)(A)(I) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or any Restricted Subsidiary) after the Effective Date as a result of any Permitted Acquisition or any other Investment not prohibited by Section 6.04, or (II) Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in any Permitted Acquisition or any other Investment not prohibited by Section 6.04; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xxi)(A) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance of this clause (xxi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $60,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xxii)Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxiii)obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or

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similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxiv)(x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings, any Intermediate Parent, the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions, any Permitted Acquisition or any other Investment not prohibited by Section 6.04;

(xxv)Indebtedness consisting of unsecured promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) to the extent permitted by Section 6.07(a);

(xxvi)(A) letters of credit or bank guarantees (exclusive of Letters of Credit provided hereunder) and similar instruments incurred by the Borrowers and their Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xxvi) shall not exceed the greater of $12,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof);

(xxvii)Capital Lease Obligations arising under any sale and leaseback transaction permitted hereunder in reliance upon Section 6.05(f); and

(xxviii)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above.

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(b)The Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B)(x) preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary and (y) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (B) (x) any such issuance of preferred Equity Interests that are not Qualified Equity Interests shall constitute incurred Indebtedness and be subject to the provisions set forth in Sections 6.01(a) and (b) (and shall only be permitted if the incurrence of such Indebtedness would have been permitted thereunder) and (y) if so incurred, any cash payments made with respect to such preferred Equity Interests shall constitute Restricted Payments and shall be subject to Section 6.07(a).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is a Permitted Refinancing incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed exceeded by fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Section 6.01(a)(i) through (xxviii) but may be permitted in part under any combination thereof and (B) in the event that any item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 6.01(a)(i) through (xxviii) (except with respect to Indebtedness incurred on the Effective Date pursuant to Section 6.01(a)(i)), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided that all Indebtedness outstanding under this Agreement on the Effective Date shall at all times be deemed to have been incurred pursuant to Section 6.01(a)(i).  In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

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This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased or ground-leased) or hereafter acquired (but not leased or ground-leased) by it, except:

(i)Liens created under the Loan Documents;

(ii)Permitted Encumbrances;

(iii)Liens existing on the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that any Lien securing Indebtedness or other obligations in excess of $3,500,000 shall only be permitted if set forth on Schedule 6.02; provided further that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)(i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and its Restricted

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Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor or licensee under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(vi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness or other obligations of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted by this Agreement;

(x)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(xi)Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in

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each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(xii)any interest or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv)Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)[Reserved];

(xviii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

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(xix)Liens securing Indebtedness permitted under Section 6.01(a)(xix);

(xx)Liens on real property other than the Mortgaged Properties;

(xxi)[Reserved];

(xxii)Liens securing Indebtedness permitted under Section 6.01(a)(vii), (viii) or (xii);

(xxiii)Liens on cash and Permitted Investments to secure Indebtedness permitted under Section 6.01(a)(x) or (xxvi);

(xxiv)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv)Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi)Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii)Liens securing Indebtedness permitted under Section 6.01(a)(xxi); and

(xxviii)other Liens; provided that at the time of the granting of and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxviii) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $60,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 6.02(i) through (xxviii) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 6.02(i) through (xxviii) (except with respect to Liens incurred pursuant to Section 6.02(i) securing Indebtedness incurred on the Effective Date), the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien

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securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause.  In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 6.03Fundamental Changes; Holdings Covenant.

(a)

The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person (including pursuant to a division), or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i)any Restricted Subsidiary may merge or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary the continuing or surviving Person shall be a Subsidiary Loan Party; provided further that if the continuing or surviving Person is not a Subsidiary Loan Party, as applicable, the acquisition of such Subsidiary Loan Party by such surviving non-Loan Party Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii)(A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

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(iv)the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party, pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement, and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower will use commercially reasonable efforts to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender or Issuing Bank through the Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(v)the Borrower and its Subsidiaries may undertake or consummate any Tax Restructuring;

(vi)[Reserved];

(vii)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted

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Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; and

(viii)any Restricted Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b)Neither the Borrower, nor any Subsidiary Loan Party, shall amend or permit any amendments to such Person’s Organizational Documents after the Effective Date in any manner that (when taken as a whole) would be materially adverse to Lenders.

(c)Holdings will not, and will not permit any Intermediate Parent to, conduct, transact or otherwise engage in any material business or material operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent, (ii) the performance of obligations under and compliance with its Organizational Documents, or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of any Intermediate Parent, the Borrower and its Restricted Subsidiaries, (iii) repurchases of Indebtedness through open market purchases and Dutch auctions (to the extent permitted hereunder and to the extent any Loans are automatically and irrevocably cancelled after repurchase), the making of any loan to any officers, directors, managers, members of management, consultants or independent contractors constituting (or that would constitute, to the extent Holdings were subject to Section 6.04, an Investment permitted under Section 6.04) and the making of any Investment in any Intermediate Parent, the Borrower or its Restricted Subsidiaries, (iv) participating in tax, accounting and other administrative matters related to any Intermediate Parent, the Borrower and its Restricted Subsidiaries, (v) the entry into, and exercise rights and performance of its obligations under and in connection with the Loan Documents and Guarantees of other Indebtedness not prohibited from being incurred under this Agreement by any Intermediate Parent, the Borrower and its Restricted Subsidiaries, (vi) any public offering of its common stock or any other issuance or registration of its Qualified Equity Interests for sale or resale (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Qualified Equity Interests), including the costs, fees and expenses related thereto, (vii) holding of any cash and Permitted Investments received from any Intermediate Parent, the Borrower and its Subsidiaries, (viii) the payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations (other than Indebtedness) of its Subsidiaries and making Investments expressly permitted to be made by Holdings or any Intermediate Parent under this Agreement or structured through Holdings or any Intermediate Parent and promptly contributed to a Subsidiary thereof in a manner not prohibited by this Agreement, (ix) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and paying taxes, (x) providing indemnification for its current and former officers, directors, managers, members of management, employees, advisors, consultants or independent contractors, (xi) performing of its obligations under the Acquisition Agreement and the other documents and agreements related thereto or contemplated thereby, (xii) activities reasonably incidental to (1) the payment of

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Public Company Costs or (2) the consummation of a Tax Restructuring and (xiii) activities incidental to the businesses or activities described in the foregoing clauses. Holdings will not permit any Lien to exist on the Equity Interests of the Borrower and any Intermediate Parent, other than Liens permitted by Section 6.02(i) and (xxii) (other than in respect of Indebtedness permitted under Section 6.01(a)(xii)) and any non-consensual Liens permitted under Section 6.02.

(d)Holdings may merge, amalgamate or consolidate with any other Person (other than the Borrower); provided that (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (B) (x) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings, is a party, in each case, pursuant to a written supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and (y) for the avoidance of doubt, any such merger, amalgamation or consolidation shall not impair the Guarantee and the security interest of the Collateral Agent and the Lenders under the Security Documents in the Collateral in any material respect (and shall not otherwise be adverse to the Agents and the Lenders in any material respect) and Holdings shall have taken such actions as are reasonably requested by the Administrative Agent and/or the Collateral Agent to ensure that any Liens granted by Holdings continue to remain enforceable and perfected in accordance with the relevant Security Documents, (C) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction, unless such Subsidiary is the other party to such merger, amalgamation or consolidation, (D) Holdings shall have delivered to the Administrative Agent (1) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation complies with this Agreement and (2) if requested by the Administrative Agent, a customary opinion of counsel to the Loan Parties in connection with such merger, amalgamation or consideration, in form and substance reasonably satisfactory to the Administrative Agent and (E) the Successor Holdings shall have no assets, liabilities, liens or operations other than those permitted by this Section 6.03; provided, further, that (x) no Event of Default exists immediately before or after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which such Successor Holdings is a party; provided, further, that Holdings, as applicable, agrees to provide the Administrative Agent five (5) Business Days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice of such merger, amalgamation or consolidation and any documentation and other information about the Successor Holdings at least three (3) Business Days prior to the consummation of such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is be required by regulatory authorities under applicable “know your customer” laws and applicable anti-money-laundering rules and regulations, including the USA PATRIOT Act.

SECTION 6.04Investments, Loans, Advances, Guarantees and Acquisitions.

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The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a)Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

(b)loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be immediately contributed to the Borrower in cash as common equity or Qualified Equity Interests and shall not increase the Available Equity Amount or constitute Cure Amounts) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time in reliance on this clause (iii) not to exceed the greater of $9,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(c)Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in any of the Borrower or any other Restricted Subsidiary; provided that, other than with respect to any such Investment made in the ordinary course of business, the aggregate outstanding amount of all Investments made pursuant to this Section 6.04(c) in any Restricted Subsidiary that is not a Loan Party shall not exceed an aggregate amount equal to the greater of $90,000,000 and 75% of Consolidated EBITDA for the most recently ended Test Period after giving effect to such Investment;

(d)Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e)Investments (i) existing or contemplated on the Effective Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that any Investment in an amount greater than $3,500,000 shall only be permitted if set forth on Schedule 6.04(e) and (ii) Investments existing on the Effective Date by any Borrower or any Restricted Subsidiary in any Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided, in each case, that the amount of the Investment as of the Effective Date is not increased except by the terms of such Investment to the extent, in the event such increase is in excess of $3,500,000, set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f)Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h)Permitted Acquisitions;

(i)Investments in connection with the Transactions;

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(j)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) or such Intermediate Parent in accordance with Section 6.07(a);

(m)additional Investments and other acquisitions; provided that the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid (excluding the Net Proceeds from the issuance of such Qualified Equity Interests) in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of (A) (i) the greater of $60,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition; plus (ii) the Available General RP Capacity Amount at such time; plus (B) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (D) Investments in an aggregate outstanding amount not to exceed the portion, if any, of any unused amounts available under Section 6.07(a)(v) or 6.07(a)(xv) for Restricted Payments on the relevant date of determination that the Borrower elects to apply pursuant to this Section 6.04(m); provided that any Investment made in reliance on preceding clause (B), to the extent made using the Retained ECF Basket, shall be subject to (x) no Event of Default having occurred and be continuing or resulting therefrom and (y) before and after giving Pro Forma Effect to such Investment, on a Pro Forma Basis, the Total Leverage Ratio being less than or equal to 4.30 to 1.00 as of the end of the mostly recently ended Test Period as of such time;

(n)advances of payroll payments to employees in the ordinary course of business;

(o)Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (or any direct or indirect parent thereof);

(p)Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if

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such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s)Investments in the Borrower or any Restricted Subsidiary in connection with any Tax Restructuring;

(t)additional Investments so long as at the time of any such Investment and after giving effect thereto, (A) on a Pro Forma Basis, the Total Leverage Ratio is no greater than 4.05 to 1.00 and (B) no Event of Default exists or would result therefrom;

(u)Investments consisting of Indebtedness, Liens fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)Investments in joint ventures (or in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in joint ventures) in an aggregate outstanding amount not to exceed the greater of $40,000,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period;

(y)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is re-designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z)Investments in Unrestricted Subsidiaries (or in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Unrestricted Subsidiaries) in an aggregate outstanding amount not to exceed the greater of $40,000,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period;

(aa)Investments in Similar Businesses (or in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Similar

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Businesses) in an aggregate outstanding amount not to exceed the greater of $40,000,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period; and

(bb)Investments arising as a result of sale and leaseback transactions permitted by Section 6.06 hereto.

Notwithstanding anything to the contrary in this Section 6.04, no Material Intellectual Property as of the Effective Date owned by any Loan Party may be contributed and/or assigned as an Investment or otherwise transferred to any non-Loan Party.

SECTION 6.05Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose (including pursuant to a division) of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a)Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b)Dispositions of inventory and other assets in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then  the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)Dispositions permitted by Section 6.03 and Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

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(f)Dispositions of property pursuant to sale and leaseback transactions permitted by Section 6.06 hereto;

(g)Dispositions of Permitted Investments;

(h)Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i)leases, subleases, service agreements, product sales, abandonments, licenses, sublicenses or other disposals (including of Intellectual Property), in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j)transfers of property subject to Casualty Events;

(k)Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05; provided that with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of (x) with respect to any single transaction or series of related transactions, the greater of $12,500,000 and 10.0% of the Consolidated EBITDA as of the most recently ended Test Period, or (y) with respect to all other Dispositions in any fiscal year not excluded from the requirements of this proviso pursuant to the immediately preceding subclause (x), the greater of $25,000,000 and 20.0% of the Consolidated EBITDA as of the most recently ended Test Period, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash and (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of the greater of $40,000,000 and 33.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-Cash Consideration, with the fair

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market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n)Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(o)Dispositions of assets that are not Collateral in an aggregate amount not to exceed the greater of $20,000,000 and 17.0% of Consolidated EBITDA for the most recently ended Test Period in any calendar year (which amount, if not used in any calendar year, may be carried forward to the immediately succeeding calendar year (but to no other calendar year));

(p)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q)any Disposition of the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary; and

(r)other Dispositions in an aggregate amount not to exceed the greater of $40,000,000 and 33.0% of Consolidated EBITDA for the most recently ended Test Period.

Notwithstanding anything to the contrary contained in this Section 6.05, no Loan Party shall, directly or indirectly, sell or otherwise transfer (except for non-exclusive leases or non-exclusive licenses with respect thereto) any Material Intellectual Property as of the Effective Date to any non-Loan Party.

SECTION 6.06Sale and Leaseback Transactions.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any tangible property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) sale and leaseback transactions in an aggregate amount not to exceed the greater of $20,000,000 and 17.0% of Consolidated EBITDA for the most recently ended Test Period and (ii) any such sale of

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any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair market value (as determined in good faith by the Borrower) of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset.

SECTION 6.07Restricted Payments; Certain Payments of Indebtedness.

(a)The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii)Restricted Payments made on or substantially contemporaneously with the Effective Date to consummate the Transactions, including to finance the payment of Transaction Costs;

(iv)repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings), any Intermediate Parent, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v)Restricted Payments to Holdings or any Intermediate Parent, which Holdings or such Intermediate Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by Holdings or any Intermediate Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or

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repurchase their Equity Interests or to service Indebtedness incurred by Holdings or an Intermediate Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests), held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date, together with the aggregate amount of loans and advances to Holdings or an Intermediate Parent made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (v), not to exceed the greater of $20,000,000 and 17.0% of Consolidated EBITDA in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years; provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower (or by Holdings or an Intermediate Parent and contributed to the Borrower) or the Restricted Subsidiaries after the Effective Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of Holdings, an Intermediate Parent, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided further that cancellation of Indebtedness owning to the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings, any Intermediate Parent or the Borrower will not be deemed to constitute a Restricted Payment

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for purposes of this Section 6.07 or any other provisions of this Agreement.

(vi)the Borrower and its Restricted Subsidiaries may make Restricted Payments in cash to Holdings and any Intermediate Parent:

(A)for the purpose of funding, without duplication (i) payments by Holdings (or any direct or indirect parent of Holdings), any Intermediate Parent (and any direct or indirect Subsidiary thereof with respect to which the Borrower is a Subsidiary) in respect of Taxes directly payable by such entities, including any franchise or similar taxes, fees and expenses, and (ii) any tax distributions permitted by Section 6.2 of the Third Amended and Restated Limited Liability Company Agreement of E2open Holdings, LLC, as in effect on the Effective Date (disregarding for this purpose any limitations on such tax distributions imposed therein by reference to any bank financing agreements) (collectively, “Tax Distributions”);

(B)the proceeds of which shall be used by Holdings (or any direct or indirect parent of Holdings) or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of Holdings (or any direct or indirect parent thereof) or any Intermediate Parent attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and its Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and its Restricted Subsidiaries under this Agreement, (4) amounts due and payable pursuant to any investor management agreement entered into with any of the Sponsors as such investor management agreement is in effect on the Effective Date (to the extent that such amounts are reasonably satisfactory to the Administrative

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Agent) and (5) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii) or (xi);

(C)the proceeds of which shall be used by Holdings or any direct or indirect parent thereof or Intermediate Parent to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(D)to finance any Investment made by Holdings or any Intermediate Parent that, if made by the Borrower, would be permitted to be made pursuant to Section 6.04 (including required payments of Earn-Outs in connection therewith); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or any Intermediate Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E)the proceeds of which shall be used to pay (or to make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement;

(F)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and its Restricted Subsidiaries; and

(G)the proceeds of which shall be used to make payments permitted by clause (b)(iv) and (b)(v) of Section 6.07;

(vii)in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments, in an

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aggregate amount, when taken together with the aggregate amount of loans and advances previously made pursuant to Section 6.04(m) in lieu of Restricted Payments permitted by this clause (vii), not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment; provided that any Restricted Payment made in reliance on preceding clause (A), to the extent made using the Retained ECF Basket, shall be subject to (I) no Event of Default having occurred and be continuing or resulting therefrom and (II) before and after giving Pro Forma Effect to such Restricted Payment, on a Pro Forma Basis, the Total Leverage Ratio being less than or equal to 4.30 to 1.00 as of the end of the mostly recently ended Test Period as of such time (in each case, tested at the time of declaration of such Restricted Payment);

(viii)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions;

(ix)payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(x)Restricted Payments to Holdings or any Intermediate Parent, which Holdings or any Intermediate Parent may use to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xi)payments made or expected to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of

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stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xii)the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings, any Intermediate Parent, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments);

(xiii)so long as no Event of Default shall have occurred and be continuing or would result therefrom, the annual declaration and payment of Restricted Payments on Holdings’ or the Borrower’s common stock (or the payment of Restricted Payments to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock), of up to $160,000,000;

(xiv)[reserved];

(xv)so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Payments in an amount not to exceed the greater of $50,000,000 and 42.0% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period;

(xvi)the Borrower and its Restricted Subsidiaries may make Restricted Payments in securities or other property (other than cash) to Holdings and any Intermediate Parent so long as the relevant assets are promptly contributed to the Borrower or a Restricted Subsidiary;

(xvii)additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is equal to or less than 3.55 to 1.00 and (B) no Event of Default exists or would result therefrom; and

(xviii)additional Restricted Payments to finance any payments required to be made by Public Parent pursuant to the Tax Receivable Agreement, other than any accelerated payments or payments calculated based on valuation assumptions without regard to actual tax savings, including any such payments arising from a “Change of Control” (as defined in the Tax Receivable Agreement), a contractual breach, or by election of any party to the Tax Receivable Agreement.

(b)The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether

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in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, in each case, on or prior to the date that is one year prior to the scheduled maturity of such Junior Financing, except:

(i)payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii)(1) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent and (2) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv)prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to the date that is one year prior to its scheduled maturity; provided that after giving effect to such prepayments, redemptions, purchases, defeasances or other payments (A) on a Pro Forma Basis, the Total Leverage Ratio is equal to or less than 3.55 to 1.00 and (B) no Event of Default exists or would result therefrom;

(v)payments made in connection with, or in order to consummate, the Transactions;

(vi)(A) so long as no Event of Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to the date that is one year prior to its scheduled maturity in an aggregate amount not to exceed the greater of $50,000,000 and 42.0% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period plus (B) the amount of Restricted Payments that may be made pursuant to Section 6.07(a)(xv) at such time;

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(vii)additional prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing prior to the date that is one year prior to its scheduled maturity; provided that the aggregate amount of such prepayments, redemptions, purchases, defeasances and other payments made in reliance on this clause (vii), shall not exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such prepayments, redemptions, purchases, defeasances and other payments, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such prepayments, redemptions, purchases, defeasances and other payments; provided that any prepayments, redemptions, purchases, defeasances and other payments made in reliance on preceding clause (A), to the extent made using the Retained ECF Basket, shall be subject to, (I) before and after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, no Event of Default having occurred and be continuing or resulting therefrom and (II) before and after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments, on a Pro Forma Basis, the Total Leverage Ratio being less than or equal to 4.30 to 1.00 as of the end of the mostly recently ended Test Period as of such time (in each case, tested at the time of distribution or delivery of any irrevocable notice of prepayment, redemption, repurchase or defeasance, as applicable, in respect thereof); and

(viii)the prepayment of any Junior Financing owed to the Borrower or a Restricted Subsidiary or the prepayment of any Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing; provided that no Loan Party shall make any prepayment of any Junior Financing owed to any Restricted Subsidiary that is not a Loan Party pursuant to this clause (viii).

SECTION 6.08Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than the greater of $9,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period as of such time, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the majority of the members of the Board of Directors or a majority

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of the disinterested members of the Board of Directors of the Borrower in good faith), (iii) the payment of Transaction Costs, fees and expenses related to the Transactions, (iv) the payment of management, consulting, advisory, monitoring, refinancing, subsequent transaction and exit fees to the Investors (or management companies of the Investors) in an aggregate amount not to exceed the amount permitted to be paid pursuant to Section 6.07(a)(vi)(B)(4), and related indemnities and reasonable expenses, (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (vii) payments by the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among the Parent, Holdings (or any such parent thereof), any Intermediate Parent, the Borrower or its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), the Borrower, any Intermediate Parent, the Restricted Subsidiaries and the Sponsors in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) so long as no Event of Default under Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing, payments of management fees to the Sponsors and their Affiliates to the extent permitted pursuant to Section 6.07(a)(vi)(B) (it being understood that in the event of any such Event of Default such fees may continue to accrue on a subordinated basis), (xiv) customary payments by the Borrower and any Restricted Subsidiaries to any of the Sponsors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith, and (xv) payments by the Borrower and any Restricted Subsidiaries to reimburse any of the Sponsors and their respective Affiliates for any indemnities and reasonable out-of-pocket costs and expenses incurred in connection with the provision of any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) by any of the Sponsors to Borrower and any Restricted Subsidiaries.

SECTION 6.09Restrictive Agreements.

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The Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a)restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Incremental Equivalent Debt or Ratio Debt, (4) any documentation governing Permitted Unsecured Refinancing Debt or Permitted First Priority Refinancing Debt, (5) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxi) or Section 6.01(a)(xxvi) and (6) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (5) above;

(b)customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;

(g)restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of any Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h)restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

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(i)restrictions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04;

(k)customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; and

(m)customary provisions related to creditworthiness of the tenant contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such creditworthiness provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

SECTION 6.10Financial Performance Covenant.

As of the last day of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter ending after the Effective Date) on which the Revolving Test Condition is satisfied, the Borrower will not permit the First Lien Leverage Ratio to be greater than 6.75 to 1.00.

SECTION 6.11Changes in Fiscal Periods.

The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year; and provided further that the limitation of this Section 6.11 shall not apply with respect to any short year resulting from the Transactions that occurred on the Effective Date.

SECTION 6.12Amendment of Junior Financing Documents.

The Borrower will not, and will not permit any Restricted Subsidiary to, amend, modify, waive, terminate or release the documentation governing any Junior Financing (i) if the effect of such amendment, modification, waiver, termination or release (when taken as a whole) is materially adverse to the Lenders; provided that no such amendment, modification, waiver, termination or release will be deemed to be materially adverse to the Lenders if such Junior Financing could be otherwise incurred under this Agreement (including as Indebtedness that does not constitute a Junior Financing) with such terms as so amended, modified, waived, terminated or released or (ii) in a manner restricted by the terms of any applicable intercreditor or subordination agreement.

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ARTICLE VII

Events of Default

SECTION 7.01Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a)any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or all respects to the extent already qualified by materiality) when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(d)the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.10, 5.14 or in Article VI; provided that any Event of Default due to failure to comply with the Financial Performance Covenant is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the Cure Expiration Date for the applicable fiscal quarter of the Borrower; provided, further, that any Event of Default due to failure to comply with the Financial Performance Covenant shall not constitute an Event of Default with respect to the Term Loans, unless and until a Majority in Interest of the Revolving Lenders shall have terminated their Revolving Commitments and declared all Revolving Loans to be due and payable (and such declaration has not been rescinded);

(e)Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01) and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material

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Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event);

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)one or more final, non-appealable, enforceable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance (including self-insurance) as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

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(k)an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l)any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property to the extent that (x) such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (y) such deficiency arose through no fault of Borrower or its Restricted Subsidiaries, and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof, or (iv) as a result of acts or omissions of the Administrative Agent or any Secured Party;

(m)any material provision of any Loan Document or any material Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)any material Guarantee of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents); or

(o)a Change of Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything contained herein, with respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by Holdings, the Borrower or any Restricted

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Subsidiary to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, such action is taken or (ii) the taking of any action by Holdings, the Borrower or any Restricted Subsidiary that is not then permitted under the Credit Agreement or the other Loan Documents, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under the Credit Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time under the Credit Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by Holdings, the Borrower or any Restricted Subsidiary or the taking of any action by Holdings, the Borrower or any Restricted Subsidiary, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

SECTION 7.02Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable fiscal quarter of the Borrower, at any time after the end of such fiscal quarter until the expiration of the twentieth (20th) Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Sections 5.01(a) or (b), as applicable (such date, the “Cure Expiration Date”), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute to the Borrower as cash common equity or other Qualified Equity Interests) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i)Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)if, after giving effect to the foregoing pro forma adjustment (without giving pro forma effect to any repayment of any Indebtedness with any portion of the Cure Amount and without netting against the calculation of Consolidated Total Indebtedness any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and its Restricted

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Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be no more than two (2) fiscal quarters in which the Cure Right is exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount.  Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any pricing, financial ratio based conditions and/or available basket under Article VI of this Agreement (and the Cure Amount shall not be credited as an addition to any basket (including the Available Amount or the Available Equity Amount) or for any other calculation).  For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of the Borrower and its Restricted Subsidiaries on a Pro Forma Basis (whether by “cash netting” or otherwise) for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarter with respect to which such Cure Right was made.

(c)Notwithstanding anything herein to the contrary, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, from (x) the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is delivered in accordance with Section 5.01(e) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, until (y) the receipt by the Borrower of the applicable Cure Amount pursuant to Section 7.02(a) or the waiver of all Events of Default, (A) the Borrowing of USD Tranche Revolving Loans shall only be permitted if each USD Tranche Revolving Lender consents thereto, (B) the Borrowing of Multicurrency Tranche Revolving Loans shall only be permitted if each Multicurrency Tranche Revolving Lender consents thereto, (C) no USD Tranche Letters of Credit shall be issued or amended unless each USD Tranche Revolving Lender and the applicable USD Tranche Issuing Bank consents thereto and (D) no Multicurrency Tranche Letters of Credit shall be issued or amended unless each Multicurrency Tranche Revolving Lender and the applicable Multicurrency Tranche Issuing Bank consents thereto (it being understood that the Revolving Lenders shall have no

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obligation to make Revolving Loans and the Issuing Banks shall have no obligation to issue, amend to increase the face amount of or extend any Letter of Credit, pending actual receipt in immediately available funds of the applicable Cure Amount).

(d)Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans under the Credit Facilities or terminate the Commitments and none of the Administrative Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any remedy solely on the basis of an Event of Default having occurred and being continuing with respect to the Financial Performance Covenant, in each case, unless such Event of Default is not cured pursuant to the exercise of the applicable Cure Right on or prior to the applicable Cure Expiration Date (except to the extent that Holdings has confirmed in writing that it does not intend to provide the Cure Amount).

SECTION 7.03Application of Proceeds.

(a)Subject to the terms of any applicable intercreditor agreement contemplated by this Agreement, in connection with the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations (including in respect of any sale of, collection from or other realization upon all or any part of the Collateral (including any Collateral consisting of cash) or the Guarantees) shall be applied by the Administrative Agent to the payment of the Secured Obligations as follows:

(i) first, to the payment of all reasonable and documented or invoiced out of pocket costs and expenses incurred by the Collateral Agent in connection with such sale, collection, other realization or otherwise and to the payment of all other amounts owing to each of the Administrative Agent and the Collateral Agent in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all reasonable and documented or invoiced out of pocket court costs and the fees and expenses of its agents, the repayment of all advances made by it under any Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy under any Loan Document, in each case, if and to the extent payable pursuant to the terms of the Loan Documents;

(ii) second, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution) in accordance with this Agreement;

(iii) third, to any agent of any other junior secured debt, in accordance with any applicable intercreditor agreement; and

(iv) fourth, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.

(b)Notwithstanding anything to the contrary in Section 7.03(a), Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such

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Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 7.03(a).

ARTICLE VIII

Administrative Agent

SECTION 8.01Appointment and Authority.

(a)Each of the Lenders and the Issuing Banks hereby irrevocably (i) appoints Goldman Sachs to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and (ii) authorizes the Administrative Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Secured Party that is not a party hereto, by accepting the benefits of the Security Documents, hereby irrevocably appoints Goldman Sachs to act on its behalf as Collateral Agent under the Security Documents and authorizes Goldman Sachs (in its capacity as Collateral Agent) to take such actions on such Secured Party’s behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Each of the Lenders and the Issuing Banks, and each Secured Party that is not a party hereto, by accepting the benefits of the Security Documents, hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and/or Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02Rights as a Lender.

AMERICAS 107903477

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions;

(e)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;

(f)shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower, a Lender or the Issuing Banks;

AMERICAS 107903477

(g)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(h)shall not be responsible for nor have any duty to monitor the performance or any action of the Borrower or other Loan Party, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party, and may assume performance by all such Persons of their respective obligations and shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

SECTION 8.04Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Banks, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Banks unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Banks prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  As to any matters not expressly provided for in this Agreement and in the other Loan Documents (including enforcement or collection), the Administrative Agent and/or the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank.  Upon request by the Administrative Agent and/or the Collateral Agent, as the case may be, the Required Lenders shall confirm in writing the Administrative Agent’s authority and/or the Collateral Agent’s authority, as the case may be, to take any action in accordance with the terms of the Loan Documents and this Section 8.04 and may refrain from acting until such confirmation has been provided.

AMERICAS 107903477

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Loan Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases the Administrative Agent or the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document). The Administrative Agent and the Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Required Lenders to provide such instruction, advice or concurrence. This provision is intended solely for the benefit of the Administrative Agent and the Collateral Agent and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Except for any action expressly required of the Administrative Agent or the Collateral Agent hereunder or other Loan Document to which it is a party, it shall in all cases be fully justified in failing or refusing to act unless it shall receive further assurances to its reasonable satisfaction, including indemnification, from the Lenders and Issuing Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  No provision of this Agreement or any Loan Document shall require the Administrative Agent or the Collateral Agent to take any action that it reasonably believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 8.05Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as such Agent.

SECTION 8.06Resignation of Administrative Agent; Mergers.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Agent has been appointed. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default under Sections

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7.01(a), (b), (h) or (i) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Agent is replaced, the “Resignation Effective Date”); provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as an Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Any corporation or association into which an Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which an Agent is a

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party, will be and become the successor Agent under this Agreement and related Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 8.07Non-Reliance on Agents and Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent, any Lead Arranger, any Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any Lead Arranger or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agents and/or the Lenders on the Effective Date.

No Lender and no other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and the Collateral Agent on behalf of the Lenders and the other Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or the Collateral Agent, as agent for and representative of the Lenders and the other Secured Parties (but not any Lender, Lenders, Secured Party or Secured Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.08No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither the Bookrunners nor the Lead Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the

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other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and any Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and such Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and each Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank and, by its acceptance of the benefits of the Security Documents, each Secured Party that is not a party hereto, to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of any Agent and its agents and counsel, and any other amounts due such Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank or any Secured Party that is not a party hereto any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or any Secured Party that is not a party hereto to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

AMERICAS 107903477

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as an Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to such Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11Withholding Taxes.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank.

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SECTION 8.12Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each

AMERICAS 107903477

Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.13Erroneous Payments.

(a)If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank or Secured Party, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.  For the avoidance of doubt, neither the Borrower nor any other Loan Party shall constitute a “Payment Recipient”.

(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

AMERICAS 107903477

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(b).

(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such

AMERICAS 107903477

Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations or other Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

(h)For the avoidance of doubt, neither the Borrower nor any other Loan Party shall be liable for any amounts attributable to an Erroneous Payment.

ARTICLE IX

Miscellaneous

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SECTION 9.01Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)if to any Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by such Lender or Issuing Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

AMERICAS 107903477

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent and any Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02Waivers; Amendments.

AMERICAS 107903477

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)Except as provided in Section 2.14, Section 2.20 with respect to any Incremental Facility Amendment, Section 2.21 with respect to any Refinancing Amendment or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender or change any ratable sharing or payment provision that directly and adversely affects any Lender (with only such Lenders whose entitlement to a payment under such provisions is reduced being “directly and adversely affected”) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of the Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(d) or to waive the MFN Adjustment, (iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the

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principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date, any scheduled amortization payment or the date for payment of any interest or fees), without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders”, “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) except as expressly provided in the Loan Documents, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of the Required Lenders with respect to any Class directly and adversely affected thereby, (ix) amend, modify or waive Section 6.10 (or, for the purposes of determining compliance with the Financial Performance Covenant, any defined term used therein) or Section 7.02 without the written consent of a Majority in Interest of the Revolving Lenders, (x) waive, amend, supplement or modify any condition precedent set forth in Section 4.02 as applied to the obligation of the Lenders to make Revolving Loans without the written consent of (X) with respect to USD Tranche Revolving Loans, a Majority in Interest of the USD Tranche Revolving Lenders or (Y) with respect to Multicurrency Tranche Revolving Loans, a Majority in Interest of the Multicurrency Tranche Revolving Lenders or (xi) amend Section 1.10 or the definition of “Alternative Currency” without the written consent of the Administrative Agent, each Multicurrency Tranche Revolving Lender and each Multicurrency Tranche Issuing Bank; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent and such Issuing Bank, as applicable, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent in order (i) to comply with local law or advise of local counsel or (ii) to cure any (1) ambiguity, omission, defect or inconsistency or technical error or (2) mistake, the cure of which mistake would not be adverse to the Lenders, in the good faith determination of the Borrower and the Administrative Agent, and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or

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Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, Intermediate Parent, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure any (1) ambiguity, omission, defect or inconsistency or technical error or (2) mistake, the cure of which mistake would not be adverse to the Lenders, in the good faith determination of the Borrower and the Administrative Agent, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents, including the relevant Intercreditor Agreement(s).

(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix) or (xi) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) if no Event of Default under Sections 7.01(a), (b), (h) or (i) exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, (I) if a USD Tranche Revolving Commitment is being assigned, each USD Tranche Issuing Bank and (II) if a Multicurrency Tranche Revolving Commitment is being assigned, each Multicurrency Tranche Issuing Bank),

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which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent (a) any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization does not require the consent of each Lender or each affected Lender.

SECTION 9.03Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of White & Case LLP and, if reasonably necessary, of a single firm of local counsel to the Commitment Parties in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), in each case incurred in connection with the Credit Facilities, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof), (ii) all reasonable and documented out‑of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit

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or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by each Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for such Agent, the Issuing Banks and the Lenders, in connection with the preservation, enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) (and, in the case of a conflict of interest, where each Agent, each Issuing Bank or any Lender affected by such conflict notifies Holdings of the existence of such conflict and thereafter retains its own counsel, one additional counsel) and such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the expenses of counsel shall not include any allocated costs of in-house counsel.

(b)The Borrower shall indemnify each Agent, each Issuing Bank, each Lender, the Lead Arrangers, the Bookrunners and each Related Party of any of the foregoing Persons (but excluding any such Person to the extent such Person is acting as a financial advisor to the Public Parent in connection with the Transactions (any such Person to the extent acting in such capacity, an “Excluded Party”)) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (without duplication), any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees, to the extent reasonably necessary, a single firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, solely in the case of an actual or potential conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel after receipt of consent from the Borrower (not to be unreasonably withheld or delayed), of one additional firm of counsel for the affected Indemnitees, and, if reasonably necessary, one additional firm of local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (including any inquiry or investigation), regardless of whether any such Indemnitee is a party thereto, whether based on contract, tort or any other theory, relating to (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder, the consummation of the Transactions or any other transactions contemplated thereby, the syndication of the Credit Facilities or the enforcement of any obligations of a Loan Party hereunder or under any other Loan Document, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the

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foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, any Intermediate Parent, the Borrower or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties acting on behalf of, or at the direction of, the Indemnitee (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties acting on behalf of, or at the direction of, the Indemnitees (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) brought by Holdings, the Borrower or any Restricted Subsidiary or any of their successors or permitted assigns against any such Indemnitee or (z) arise from disputes between or among Indemnitees (other than disputes involving claims against the Agents, the Lead Arrangers, the Bookrunners or any Issuing Bank, in each case, in their respective capacities) that does not arise from an act or omission by Holdings, the Borrower or any Restricted Subsidiary. This Section 9.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time (or if all such amounts have been reduced to zero, at the time immediately preceding such reduction). The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)To the extent permitted by applicable law, (i) neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties and (ii) no Loan Party (or any Affiliate thereof), Investor (or any Affiliate thereof), or Indemnitee shall be liable for any special, indirect, consequential, incidental, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

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Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this paragraph shall limit any Loan Party’s (or any Affiliate thereof) or Investor’s (or any Affiliate thereof) indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 9.03.

(e)All amounts due under this Section 9.03 shall be payable not later than thirty (30) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld, conditioned or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) by a Lender or Issuing Bank to the Administrative Agent pursuant to Section 8.13, (x) by a Term Lender to any other Lender, any Affiliate of a Lender or any Approved Fund, (y) by a Revolving Lender to any other Revolving Lender, any Affiliate of a Revolving Lender or any Approved Fund or (z) if an Event of Default under Sections 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing (other than in respect of a proposed assignment to a Disqualified Lender); provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section

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2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or Term Commitment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, the Borrower or any of its Subsidiaries, (C) each USD Tranche Issuing Bank; provided that no consent of any USD Tranche Issuing Bank shall be required for an assignment of all or any portion of a Term Loan, Term Commitment, Multicurrency Tranche Revolving Loan or Multicurrency Tranche Revolving Commitment and (D) each Multicurrency Tranche Issuing Bank; provided that no consent of any Multicurrency Tranche Issuing Bank shall be required for an assignment of all or any portion of a Term Loan, Term Commitment, USD Tranche Revolving Loan or USD Tranche Revolving Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans, Revolving Commitments and/or Revolving Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment (other than in respect of a proposed assignment to a Disqualified Lender).

(ii)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof) or, in the case of a Term Loan, not be less than $1,000,000 (and integral multiples of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing (other than in respect of a proposed assignment to a Disqualified Lender), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender;

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provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, (E) unless the Borrower otherwise consents, no assignment of all or any portion of the USD Tranche Revolving Commitment of a USD Tranche Issuing Bank may be made unless (1) the assignee shall be or becomes a USD Tranche Issuing Bank and assumes a ratable portion of the rights and obligations of such assignor in its capacity as a USD Tranche Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to issue USD Tranche Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s USD Tranche Revolving Commitment for purposes of Sections 2.05(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s USD Tranche Revolving Commitment prior to such assignment and the assignor’s USD Tranche Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing (other than in respect of a proposed assignment to a Disqualified Lender) and (F) unless the Borrower otherwise consents, no assignment of all or any portion of the Multicurrency Tranche Revolving Commitment of a Multicurrency Tranche Issuing Bank may be made unless (1) the assignee shall be or becomes a Multicurrency Tranche Issuing Bank and assumes a ratable portion of the rights and obligations of such assignor in its capacity as a Multicurrency Tranche Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to issue Multicurrency Tranche Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Multicurrency Tranche Revolving Commitment for purposes of Sections 2.05(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s Multicurrency Tranche Revolving Commitment prior to such assignment and the assignor’s Multicurrency Tranche Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing (other than in respect of a proposed assignment to a Disqualified Lender).

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights

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or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Facilities held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such

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Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury regulations.

(iii)A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(e)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i)(x) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II and (y) Affiliated Lenders shall not have any right to bring any action against the Administrative Agent in its capacity as such in connection with any Term Loans purchased by assignment pursuant to this Section 9.04 or to challenge the Administrative Agent’s attorney-client privilege;

(ii)for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender (subject to the limitations set forth in the definition of “Required Lenders”);

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(iii)Affiliated Lenders may not purchase Revolving Loans, including pursuant to this Section 9.04;

(iv)the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 30.0% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

(v)Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(vi)Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (x) other Lenders’ commitment percentages and (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender or do not adversely affect such Affiliated Lender in any material respect as compared to other Lenders that are not Affiliated Lenders; provided that the commitments of any Affiliated Lender shall not be increased, the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to any Affiliated Lender hereunder will not be extended and the amounts owning to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender;

(vii)each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information, (3) none of the Affiliated Lenders or any of their Subsidiaries, or Holdings, the Borrower or any Restricted Subsidiary, shall be required to make any representation that it is not in possession of Material Non-Public Information, (4) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information, (5) the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders and (6) the parties to such assignment shall execute a customary “big boy” disclaimer letter in connection with such assignment; and

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(viii)notwithstanding anything in Section 9.02 or the definition of the term “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, (x) all Term Loans held by any Affiliated Lenders that are not Affiliated Debt Funds shall be deemed to have voted in respect to its Loans in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter for all purposes of calculating whether the Required Lenders have taken any actions and (y) all Term Loans, Revolving Commitments and Revolving Exposure held by Affiliated Debt Funds may not account for more than 49.9% of the Term Loans, Revolving Commitments and Revolving Exposure of consenting Lenders included in determining whether the Required Lenders have consented to any action (or inaction) pursuant to Section 9.02;

(ix)any Affiliated Lender (other than Affiliated Debt Funds) may (but shall not be obligated to) contribute such Term Loans acquired by it to Holdings or any of its Subsidiaries for purposes of cancelling such Indebtedness, which may include a contribution to the Borrower (whether through direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity or the Borrower at such time under this Agreement; and

(x)each Affiliated Lender shall deliver to the Administrative Agent any tax forms required by Section 2.17(e).

(g)Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to Holdings or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) the Borrower shall not make any Borrowing of Revolving Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the

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Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h)Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower.  Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

(i)Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or any Intermediate Parent or otherwise), in exchange for Qualified Equity Interests of Holdings, any Intermediate Parent or the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time.

SECTION 9.05Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant

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to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof or the resignation or removal of any Agent. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the Credit Facilities, (a) a USD Tranche Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the USD Tranche Revolving Lenders from their obligations hereunder with respect to any USD Tranche Letter of Credit issued by such USD Tranche Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such USD Tranche Letter of Credit having been collateralized in full by a deposit of cash with such USD Tranche Issuing Bank or being supported by a letter of credit that names such USD Tranche Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such USD Tranche Letter of Credit shall cease to be a “Letter of Credit” and “USD Tranche Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the USD Tranche Revolving Lenders shall be deemed to have no participations in such USD Tranche Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f) and (b) a Multicurrency Tranche Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Multicurrency Tranche Revolving Lenders from their obligations hereunder with respect to any Multicurrency Tranche Letter of Credit issued by such Multicurrency Tranche Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Multicurrency Tranche Letter of Credit having been collateralized in full by a deposit of cash with such Multicurrency Tranche Issuing Bank or being supported by a letter of credit that names such Multicurrency Tranche Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Multicurrency Tranche Letter of Credit shall cease to be a “Letter of Credit” and “Multicurrency Tranche Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Multicurrency Tranche Revolving Lenders shall be deemed to have no participations in such Multicurrency Tranche Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the

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subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and each other Loan Document or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08Right of Setoff.

If an Event of Default under Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender

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shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except that (x) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred) for the purpose of Section 4.01(g), (y) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower or any of its Affiliates have the right to terminate its or their obligations under the Acquisition Agreement and (z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall in each case be determined pursuant to the Acquisition Agreement, which is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality.

(a)Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors, in each case, who need to know such Information in connection with the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any governmental authority or self-regulatory authority having jurisdiction over the Administrative Agent, any Issuing Bank, any Lender or any Affiliates of any of the foregoing, as applicable, or, based on reasonable advice of counsel, to the extent required by (A) an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, (B) applicable law or by any subpoena or similar compulsory legal process or (C) in connection with the exercise of remedies or enforcement of rights hereunder in any suit, action or proceeding relating to this Agreement; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by bank accountants or governmental or self-regulatory authorities exercising examination or regulatory authority, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested

AMERICAS 107903477

or required disclosure and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any direct or indirect contractual counterparty to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency in connection with obtaining a rating; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers (including any numbering, administration or settlement service providers) providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the Credit Facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or otherwise by reason of improper disclosure by the Administrative Agent, any Issuing Bank, any Lender or any Affiliates or Related Parties of any of the foregoing (including the Persons referred to in clauses (i) above) in violation of any confidentiality obligations owing to the Loan Parties, the Sponsors or any Subsidiaries, Affiliates or Related Parties of any of the foregoing or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation, or (viii) to the extent that such information was already in the possession of the Administrative Agent, any Issuing Bank or any Lender prior to any duty or other undertaking of confidentiality or is independently developed by the Administrative Agent, any Issuing Bank or any Lender without the use of such information and without otherwise violating the terms of this Section 9.12. For the purposes hereof, “Information” means all information received from or on behalf of Holdings, the Borrower or any of their Subsidiaries relating to Holdings, the Borrower, any of their Subsidiaries or their business. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, other than as set forth in the proviso below, (x) no such information shall be disclosed to a Disqualified Lender or Excluded Party that constitutes a Disqualified Lender or Excluded Party, as applicable, at the time of such disclosure without the Borrower’s prior written consent and (y) in connection with any proposed assignment of Loans and/or Commitments in accordance with Section 9.04, upon request by the applicable potential assignee therefor, the applicable potential assigning Lender may  disclose the list of Disqualified Lenders  to such potential assignee  solely for purposes of enabling such assignee to make a representation in its applicable Assignment and Assumption that such prospective assignee is an Eligible Assignee, provided, however, that, subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, the list of Disqualified Lenders may be disclosed to any bona fide potential assignee or Participant, so that such potential

AMERICAS 107903477

assignee or Participant can represent and warrant that it is neither a Disqualified Lender nor an Affiliate of a Disqualified Lender.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14Release of Liens and Guarantees.

(a)A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary Loan Party ceasing to be a Wholly Owned Subsidiary) or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement (but only a

AMERICAS 107903477

transaction in which such Subsidiary Loan Party becomes a bona fide joint venture and the other Person taking an equity interest in such Subsidiary Loan Party is not an Affiliate of the Borrower (other than as a result of such joint venture)) as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released.  Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of each applicable Issuing Bank as described in Section 9.05 of this Agreement), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b)The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c)Each of the Lenders and the Issuing Banks and, by accepting the benefits of the Security Documents, each Secured Party that is not a party hereto, irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

SECTION 9.15No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each

AMERICAS 107903477

of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17Intercreditor Agreement. Each of the Lenders and each Issuing Bank and, by accepting the benefits of the Security Documents, each Secured Party that is not a party hereto, hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with

AMERICAS 107903477

respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of the Administrative Agent (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

SECTION 9.18Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with the normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Lender may in accordance with the normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

1.

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

2.	the effects of any Bail-In Action on any such liability, including, if applicable:

i.a reduction in full or in part or cancellation of any such liability;

AMERICAS 107903477

ii.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Left Blank]

AMERICAS 107903477

Exhibit B

Form of Notice of Borrowing

Goldman Sachs Bank USA,
as Administrative Agent for the Lenders referred to below

200 West Street,

New York, New York 10282-2198

Attention: SBD Operations

Phone: (972) 368-2323

Fax: (212) 428-9270

Email: gs-dallas-adminagency@ny.email.gs.com; gs-sbdagency-borrowernotices@ny.email.gs.com

[●], 20[●][1]

Ladies and Gentlemen:

•

Reference is hereby made to that certain Credit Agreement, dated as of February 4, 2021 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among E2open Intermediate, LLC, a Delaware limited liability company (“Holdings”), E2open, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Issuing Banks party thereto and Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●], 20[●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)       Borrower: E2open, LLC

(B)       Date of Borrowing (which shall be a Business Day):                   [●]

(C)       Aggregate Amount of Borrowing:[2]                                             [$/€/£][●]

[1]            The Administrative Agent must be notified in writing or by telephone (with such telephonic notification to be promptly confirmed in writing in substantially in the form of this Exhibit S), which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 2:00 p.m. New York City time, three (3) Business Days prior to the requested day of any Borrowing of Eurocurrency Loans, (ii) 2:00 p.m. New York City time, four (4) Business Days prior to the requested day of any Borrowing of SONIA Loans or (iii) 11:00 a.m. New York City time, on the requested date of any ABR Borrowing of Revolving Loans (or, in each case, such later time as is acceptable to the Administrative Agent).

[2]            Subject to Section 2.02(c) of Credit Agreement.

(D)       Type of Borrowing:[3]                                                                  [●]

(E)        Class of Borrowing:[4]                                                                 [●]

AMERICAS 107903477

(F)        Currency of Borrowing:[5]                                                            [●]

(G)       Interest Period[6] (in the case                                                        [●]

            of a Eurocurrency Borrowing)

(H)    Amount, Account Number and Location:[7] [To be identified to the Administrative Agent in a separate funds flow prior to the funding date.]

[Wire Transfer Instructions:
Amount	[$/€/£][●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A)  The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing; provided that to the extent that any representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date.

(B)  At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.][8]

[3]            State whether a Eurocurrency Borrowing, SONIA Borrowing or ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

[4]           State whether a USD Tranche Revolving Borrowing, a Multicurrency Tranche Revolving Borrowing or a Term Borrowing.

[5]           State whether Borrowing is in Dollars, Euros or Sterling (or other Alternative Currency).

[6]           Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.

[7]           Wire transfer instructions to be included herein or in a funds flow provided to the Administrative Agent prior to the funding date.

[8]           Include bracketed language for Borrowings after Effective Date other than the exceptions/revisions contemplated in Section 4.02 of the Credit Agreement.

[Notwithstanding anything herein to the contrary, this Borrowing Request shall be subject to and conditioned upon the effectiveness of the Credit Agreement.][9]

[Signature Page Follows]

">

[9]           Bracketed language to be reflected on Borrowings for the Effective Date.

">

E2OPEN, LLC

By:
Name:
Title:

">

Exhibit C

Form of Letter of Credit Request

[Issuing Bank],[1]
as Issuing Bank

Attention:         [●]
Fax:                  [●]]

with a copy to:

Goldman Sachs Bank USA,
as Administrative Agent for the Lenders referred to below

2001 Ross Avenue – 29th Floor

Dallas, TX 75201 Attention: Letter of Credit Operations
Fax: (212) 428-9270
Email: gs-loc-operations@ny.email.gs.com

[●] [●] 20[●][2]

Ladies and Gentlemen:

•

We hereby request that [●][3], as a [USD Tranche / Multicurrency Tranche] Issuing Bank, in its individual capacity, [issue, amend, extend][a/an] [existing] Standby Letter of Credit on [●][4] (the “Date of Issuance”), which Letter of Credit shall be in the aggregate amount of [$/€/£][●][5], shall be for the account of [●][6] and shall be a [USD Tranche Letter of Credit / Multicurrency Tranche Letter of Credit] and denominated in [●][7]. The beneficiary of the requested Letter of Credit is [●][8], and such Letter of Credit will have a stated expiration date of [●][9].  For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement, dated as of February 4, 2021 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among E2open Intermediate, LLC, a Delaware limited liability company (“Holdings”), E2open, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Issuing Banks party thereto and Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”).

[1]            Insert name and address of the applicable Issuing Bank.

[2]            Must be delivered to the applicable Issuing Bank and the Administrative Agent, at least five (5) Business Days in advance of the requested date of issuance, amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank).

[3]            Insert name of the applicable Issuing Bank.

[4]            Insert date of issuance, which must be a Business Day.

[5]            Insert aggregate initial amount of Letter of Credit.

[6]            Insert name of account party.

[7]           Insert currency of Letter of Credit.

[8]            Insert name and address of beneficiary.

[9]            Date may not be later than the date referred to in Section 2.05(d) of the Credit Agreement.

[We hereby certify that:

(A)       The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance;

AMERICAS 107903477

provided that to the extent that a representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date.

(B)       As of the Date of Issuance and immediately after giving effect to the requested Letter of Credit, no Default or Event of Default has occurred and is continuing.][10]

[Notwithstanding anything herein to the contrary, this Letter of Credit Request shall be subject to and conditioned upon the effectiveness of the Credit Agreement.][11]

[Signature Page Follows]

[10]          Include bracketed language only for issuances, amendments, modifications, extensions of renewals, of Letters of Credit after Effective Date.

[11]          Bracketed language to be reflected in Letter of Credit Requests for the Effective Date.

">

E2OPEN, LLC

By:
Name:
Title:

AMERICAS 107903477

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated June 30, 2021 with respect to the consolidated financial statements of BluJay TopCo Limited for the years ended March 31, 2021 and 2020 included on the Form 8-K of E2open Parent Holdings, Inc. filed on September 2, 2021, which are incorporated in this Registration Statement. We consent to the incorporation by reference of said report in the Registration Statement of E2open Parent Holdings, Inc. on Form S-8 (File No. 333-256349) the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON UK LLP

London, England

September 2, 2021

AMERICAS 107903477

Exhibit 99.1

E2open Completes Acquisition of BluJay Solutions and Raises

Fiscal Year 2022 Guidance

Accelerates growth of the largest SaaS supply chain software platform

AUSTIN, Texas – September 1, 2021 – E2open Parent Holdings, Inc. (NYSE: ETWO), a leading network-based provider of cloud-based, mission-critical, end-to-end supply chain management platform, today announced it has completed its acquisition of BluJay Solutions, a leading cloud-based, logistics execution platform.

“The acquisition of BluJay is a continuation of our strategy to offer the broadest and most data-rich SaaS supply chain platform,” said Michael Farlekas, chief executive officer at E2open. “The largest and most iconic global brands are re-imagining their supply chains to be more agile, more resilient, and reduce their environmental impact.  E2open now offers more extensive capabilities, timely data, and continued innovation to help them accomplish their strategic objectives. We are excited to share our combined capabilities with our customers and welcome BluJay’s talented team to E2open.”

“We’re delighted to embark upon this strategic opportunity together, at a time when customers need the powerful combination of supply chain data, networks, and applications from planning through execution more than ever,” said Andrew Kirkwood, chief executive officer at BluJay Solutions. “E2open is uniquely positioned to increase global reach and broaden its offerings for customers, who will benefit from this commanding platform for the future.”

Compelling strategic benefits to accelerate future organic growth

•

Creates leading, independent SaaS-based supply chain platform spanning supply chain planning and execution: The acquisition of BluJay materially expands E2open’s supply chain execution capabilities and expands E2open’s network participants by nearly 25 percent, most specifically in transportation and logistics. Additionally, BluJay brings a highly complementary global trade management platform that encompasses customs declaration and filing to E2open’s strong capabilities in compliance and tariffs. The acquisition further adds key direct-to-consumer offerings including last mile, parcel and dropship commerce.

•

Increases global reach and TAM: BluJay’s global footprint, with customers and offices across EMEA and APAC, will strengthen E2open’s global reach and ability to penetrate emerging markets with international leadership based in the UK. E2open’s primarily enterprise customer base will be bolstered by BluJay’s strong presence in the upper mid-market, adding more than $9 billion to an already significant TAM opportunity in North America and Europe.

AMERICAS 107903477

•

Complementary go-to-market strengths: BluJay’s go-to-market strategy emphasizes new client acquisition. E2open’s go-to-market strategy has historically focused on cross-selling to existing customers. The combination leverages each company’s respective strengths to broaden the pool of cross-sell opportunities and significantly accelerates E2open’s strategic new logo growth initiative. Moreover, BluJay’s Transportation Management System solution provides E2open with another significant tip of the spear product to accelerate new logo growth for the combined company.

•

Enhances E2open’s leading supply chain networks: E2open operates a leading trade network with over 220k network participants. BluJay brings 50k network participants that include service providers across all modes of transportation and customs authorities across multiple countries with an estimated $40 billion in annual commerce spend and 1.9 billion annual transactions.

•

Broadens E2open’s data and analytics offerings: E2open’s network and data will be expanded by BluJay’s 50k network participants, expanding access, data sources, and insights for customers across freight and visibility for better business decision-making. This will substantially increase the monetization opportunity that E2open already has today for its data.

Financial Outlook for Fiscal Year 2022

E2open is increasing its full year, non-GAAP revenue guidance for the fiscal year 2022 on a stand-alone basis to $373 million to $375 million, compared with previous guidance of $369 million to $371 million. This reflects an E2open stand-alone organic growth rate of 11 percent over the prior fiscal year.

Due to the strong performance of E2open and BluJay Solutions, on a pro forma basis, E2open is increasing the combined company’s fiscal year 2022 non-GAAP revenue by $12 million to $570 million as compared to the previous guidance of $558 million.

$570 million of full year pro forma non-GAAP revenue guidance equates to $472 million of non-GAAP revenue as adjusted for the closing date of September 1, 2021.  The previous combined company’s non-GAAP revenue guidance adjusted for the September 1, 2021 closing date was $466 million.

Refer to the Non-GAAP Revenue Outlook Tables at the end of this press release for more detail.  Fiscal year 2022 full guidance, including non-GAAP gross profit and adjusted EBITDA, will be updated in conjunction with the second quarter earnings release.

Other Highlights

•	E2open expects mid-teens free cash flow per share accretion on a pro forma basis over the next 12 months.
•	The combination is expected to generate $20 million of run-rate cost savings, reflecting 5% of combined company costs.

AMERICAS 107903477

•	Accelerates organic revenue growth and higher net retention due to strength of combined solutions on one platform and significant cross-sell opportunities.
•	As a result of the transaction, Francisco Partners and Temasek have become significant shareholders and each entity will appoint a new member to the existing E2open board of directors.

Transaction Details

E2open acquired BluJay Solutions for an aggregate of 72.4 million shares of Class A Common Stock (representing approximately a 60% rollover of the seller’s pre-closing equity) and approximately $770 million in cash consideration including the repayment of BluJay’s debt facility.

To finance the transaction, E2open secured $300 million in a common equity PIPE from institutional investors, representing an additional 28.9 million shares of Class A Common Stock.   An additional $380 million in indebtedness was drawn through an expansion of the Company’s term loan which also provided a portion of the cash consideration.

Advisors

Credit Suisse is serving as lead financial advisor to E2open, and sole equity capital markets advisor and placement agent to E2open. Rothschild & Co is serving as financial advisor and delivering a fairness opinion to E2open and its Board of Directors. Berenson & Company is serving as financial advisor to E2open and Kirkland & Ellis LLP is serving as legal advisor to E2open.

Goldman Sachs is serving as exclusive financial advisor to BluJay, Lazard is serving as capital markets advisor to BluJay, and Latham & Watkins LLP is serving as legal advisor to BluJay.

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from clients, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply and logistics ecosystems. E2open is changing everything. Demand. Supply. Delivered.TM Visit www.e2open.com.

E2open and the E2open logo are registered trademarks of E2open, LLC. Demand. Supply. Delivered. is a trademark of E2open, LLC.

AMERICAS 107903477

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including non-GAAP revenue, adjusted EBITDA, and non-GAAP gross profit. These non-GAAP financial measures are not a measure of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies.

The Company believes this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about the Company's expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "outlook," "guidance" or the negative of those terms or other comparable terminology.

Please see the Company's documents filed or to be filed with the Securities and Exchange Commission, including the annual report filed on Form 10-K, and any amendments thereto for a discussion of certain important risk factors that relate to forward-looking statements contained in this press release. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by

AMERICAS 107903477

these forward-looking statements. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Adam Rogers

E2open

adam.rogers@e2open.com

515-556-1162

Media Contact

WE Communications for E2open

e2open@we-worldwide.com

512-527-7029

AMERICAS 107903477

E2OPEN PARENT HOLDINGS, INC.

NON-GAAP REVENUE(1) OUTLOOK

($ in millions)

Adjusting for the closing of BluJay on September 1, 2021 (the first day of E2open’s fiscal third quarter), the combined company guidance at the time of announcement of the transaction was $466 million of non-GAAP revenue guidance.  The total pro forma revenue guidance for the full fiscal year ending February 28, 2022 for the combined business was $558 million.

	Full Year: E2open + BluJay	E2open Full Year + BluJay 2nd Half
	Original Pro-forma Guidance(2)	As Reported Guidance(4)
	FY22	FY22
E2open	$370(6)	$370(6)
Growth %	10%	10%

BluJay	$188	$96
Growth %	6%(7)	3%

Total Company	$558	$466
Growth %	8%(7)	8%

Fiscal year 2022 non-GAAP revenue guidance on a combined company basis is $470 million to $474 million, an increase of $4 million to $8 million from the $466 million guidance provided at the announcement of the transaction.

	E2open Full Year + BluJay 2nd Half
	Actual(3)	Current Guidance(4)	Revised Guidance(5)
	FY21	FY22	FY22	$ Var
E2open	$338	$370(6)	$373 - 375	$3 – 5
Growth %		10%	11%(8)

BluJay	$93	$96	$97 - 99	$1 – 3
Growth %		3%	6%(8)

Total Company	$431	$466	$470 – 474(9)	$4 – 8
Growth %		8%	10%(8)

AMERICAS 107903477

(1)	Non-GAAP revenue adds back amortization of the fair value adjustment to deferred revenue resulting from the business combinations as required by GAAP
(2)	Full pro-forma view of both businesses with E2open fiscal year end February 28 and BluJay fiscal year end March 31
(3)	Reflects non-GAAP full year revenue of E2open and 2nd half of BluJay
(4)	Reflects full year of E2open per our previous guidance and the corresponding 2nd half BluJay guidance given a 9/1/2021 transaction close date
(5)	Reflects full year of E2open and the corresponding 2nd half BluJay revised guidance for full fiscal year 2022 as of the transaction closing September 1, 2021
(6)	Based on the mid-point of non-GAAP revenue guidance reaffirmed on July 14, 2021
(7)

Fiscal year 2022 BluJay and total company growth rate at announcement was 7% and 9% respectively.  The updated growth rate of 6% and 8% respectively are due to the over performance of the BluJay’s business in fiscal fourth quarter 2021

(8)	Revised guidance growth rate based on mid-point of revised guidance range
(9)	Total company revised non-GAAP revenue midpoint of $472 million equates to $570 million on a full pro forma basis for fiscal year 2022 vs. original pro forma guidance of $558 million

AMERICAS 107903477

Exhibit 99.2

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors

BluJay Topco Limited

We have audited the accompanying consolidated financial statements of BluJay Topco Limited (a company incorporated and domiciled in Great Britain) and subsidiaries, which comprise the consolidated statement of financial position as of March 31, 2021 and 2020, and the related consolidated statements of profit or loss, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BluJay Topco Limited and subsidiaries as of March 31, 2020 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Grant Thornton UK LLP

London

30 June 2021

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

For the years ended 31 March 2021 and 31 March 2020

	Note	Year ended 31 March 2021 $m	Year ended 31 March 2020 $m
Revenue	2	177.5	167.6
Operating expenses	3	(151.7)	(143.8)

Operating profit		25.8	23.8
Analysed as:
Adjusted EBITDA	2	66.6	57.2
Depreciation, amortisation, FX (gain)/loss, management fees, share based payment and loss on disposal	3	(22.2)	(26.8)
Impairment loss on goodwill and other intangibles	10	(15.4)	—
Exceptional items	3	(3.2)	(6.6)

Operating profit		25.8	23.8
Finance costs	5	(33.3)	(35.6)

Loss before taxation		(7.5)	(11.8)
Taxation	8	(2.0)	(1.4)

Loss for the year		(9.5)	(13.2)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the years ended 31 March 2021 and 31 March 2020

	Year ended 31 March 2021 $m	Year ended 31 March 2020 $m
Loss for the year	(9.5)	(13.2)
Other comprehensive income:
Currency translation differences	(12.6)	5.7

	(12.6)	5.7

Total comprehensive loss for the year	(22.1)	(7.5)

The accompanying policies and notes form an integral part of the financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At 31 March 2021 and 31 March 2020

	Note	Year ended 31 March 2021 $m	Year ended 31 March 2020 $m
Non-current assets
Goodwill	10	173.6	181.4
Other intangible assets	10	30.4	34.9
Right-of-use assets	12	8.5	10.7
Property, plant and equipment	11	7.1	6.4
Deferred tax assets	18	13.5	8.3

		233.1	241.7

Current assets
Trade and other receivables	14	45.8	47.2
Accrued income	14	1.9	1.8
Cash and cash equivalents	25	31.5	29.1

		79.2	78.1

Total assets		312.3	319.8

Current liabilities
Trade and other payables	15	(19.9)	(21.4)
Deferred revenue	15	(38.5)	(35.0)
Lease liability	12	(3.3)	(2.4)
Borrowings	16	—	(17.6)
Preference share liability	20	(83.5)	(68.7)
Current tax liabilities	19	(0.6)	(0.5)
Provisions	17	—	(0.1)

		(145.8)	(145.7)

Non-current liabilities
Borrowings, bank	16	(326.8)	(314.3)
Lease liability	12	(6.0)	(8.6)
Deferred tax liabilities	18	(8.6)	(4.8)
Long-term liabilities	17	—	(0.2)
Provisions	17	—	(0.1)

		(341.4)	(328.0)

Total liabilities		(487.2)	(473.7)

Net liabilities		(174.9)	(153.9)

Shareholders’ equity
Called up capital	20	0.8	0.8
Share premium	20	2.5	2.5
Capital redemption reserve	20	92.8	92.8
Cumulative translation reserve	21	9.1	21.7
Share based payment reserve	27	1.1	—
Retained deficit	21	(281.2)	(271.7)

Total shareholders’ deficit		(174.9)	(153.9)

The accompanying policies and notes form an integral part of the financial statements.

CONSOLIATED STATEMENT OF CHANGES IN EQUITY

For the years ended 31 March 2021 and 31 March 2020

	Share Capital $m	Share Premium $m	Capital Redemption Reserve $m	Translation reserve $m	Share based payment reserve $m	Retained deficit $m	Total equity $m
Group
At 1 April 2019	0.9	0.5	92.8	15.9	—	(258.4)	(148.3)
Shares issued	—	2.0	—	—	—	—	2.0
Shares repurchased	(0.1)	—	—	—	—	—	(0.1)
Comprehensive loss
Loss for the year	—	—	—	—	—	(13.3)	(14.6)
Currency translation differences	—	—	—	5.8	—	—	5.8

Total comprehensive loss for the year	—	—	—	5.8	—	(13.3)	(7.5)

At 31 March 2020	0.8	2.5	92.8	21.7	—	(271.7)	(153.9)

At 1 April 2020	0.8	2.5	92.8	21.7	—	(271.7)	(153.9)
Share based payment	—	—	—	—	1.1	—	1.1
Comprehensive loss
Loss for the year	—	—	—	—	—	(9.5)	(9.5)
Currency translation differences	—	—	—	(12.6)	—	—	(12.6)

Total comprehensive loss for the year	—	—	—	(12.6)	—	(9.5)	(22.1)

At 31 March 2021	0.8	2.5	92.8	9.1	1.1	(281.2)	(174.9)

The accompanying policies and notes form an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended 31 March 2021 and 31 March 2020

	Note	Year Ended 31 March 2021 $m	Year ended 31 March 2020 $m
Cash flows from operating activities
Cash generated from operations		61.7	58.2
Interest paid	20	(24.7)	(27.1)
Income tax paid (net)		(4.5)	(4.9)

Net cash generated from operating activities		32.5	26.2
Cash from investing activities
Contingent consideration paid for Era	10	(0.3)	(0.2)
Acquisition of Expedient	10	(1.7)	(7.8)
Net cash acquired with Expedient	10	—	1.8
Purchase of property, plant and equipment	11	(3.5)	(2.6)
Expenditure on capitalised development costs	10	(10.3)	(9.7)

Net cash used in investing activities		(15.8)	(18.5)
Cash from financing activities
Fees paid – new bank borrowing		—	(0.1)
New bank borrowings – gross proceeds		—	4.1
Payments for lease liabilities	12	(2.9)	(3.5)
Drawings on revolving credit facility		—	14.4
Repayments on revolving credit facility	17	(13.4)	(6.4)

Net cash generated from financing activities		(16.3)	8.5
Net increase in cash and cash equivalents		0.4	16.2
Cash and cash equivalents at the beginning of the year		29.1	13.2
Effect on foreign exchange rates		2.0	(0.3)

Cash and cash equivalents at the end of the year		31.5	29.1

Reconciliation of loss for the year to cash generated from operations
Loss before taxation		(7.5)	(11.8)
Depreciation charges		3.8	3.3
Depreciation of right of use assets		3.3	—
Amortisation of other intangible assets		16.7	19.7
Amortisation of arrangement fees		1.5	1.4
Loss on disposal of asset		—	0.3
Loss on impairment of goodwill and other intangibles		15.4	—
Foreign exchange differences		(3.4)	2.8
Share based payments		1.1	—
Interest payable		31.0	33.6
Interest on lease liabilities		0.8	0.6
(Increase)/decrease in trade and other receivables		3.0	(0.1)
Increase/(decrease) in trade and other payables		(4.0)	8.4

Cash generated from operations		61.7	58.2

The accompanying policies and notes form an integral part of the financial statements.

1.	Accounting policies

The consolidated financial statements include the results of the BluJay Topco Ltd and its subsidiaries (together referred to as the “Group” or “Company” and individually as “Group entities”). The Group’s principal activity is to the provision of software and associated services to give their customers insight, agility, and tools they need to better deliver customer service and streamline global supply chain execution.

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out below. The policies have been consistently applied to the periods presented, unless otherwise stated.

Amounts are presented in USD and to the nearest million dollars (to one decimal place) unless otherwise noted.

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board. The Group’s consolidated financial statements have been prepared on a going concern basis under the historical cost convention.

The preparation of consolidated financial statements in conformity with International Financial Reporting Standards as adopted by the International Accounting Standards Board requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below.

Group consolidated financial information

The Group has applied International Financial Reporting Standards as adopted by the International Accounting Standards Board. Certain amounts in the Consolidated Statement of Profit or Loss and the Consolidated Statement of Financial Position have been grouped together for clarity, with their breakdown being shown in the notes to the consolidated financial statements. The distinction presented in the Statement of Financial Position between current and non-current entries has been made on the basis of whether the assets and liabilities fall due within one year or more.

Going concern

The consolidated financial statements are prepared on a going concern basis as the directors are satisfied that the Group has the resources to continue in business for the foreseeable future (which has been taken as 12 months from the date of approval of the consolidated financial statements “Forecast Period”).

The Group has prepared detailed cash flow forecasts. After making enquiries with management and considering the budgets and cash flows, the Directors have a reasonable expectation that the Group has access to adequate resources to continue in operational existence for the foreseeable future. Note 25 includes the Company’s objectives, policies and processes for managing its capital, its financial risk management objectives, and its exposure to credit risk and liquidity risk.

Operational and business impact of COVID-19 and Brexit

The impact of the COVID-19 pandemic was naturally a key focus of management when it emerged in Spring 2020. Operationally the business has been able to pivot to remote working such that operations have continued

seamlessly. The Group’s business model is 77% recurring revenue on long-term contracts for each of the periods presented. The Group’s key verticals (e.g., food and beverage) have been resilient due to the critical nature of the Group’s software. The Group’s revenue grew by approximately 6%. Bookings have been strong during FY21; overall bookings increased by 11% compared with the previous year. As a result of the travelling restrictions in many of our markets expenses typically incurred for marketing programmes and travelling have been lower than the previous year. The nature of BluJay’s products and services are that they are critical to the operations of most of the customers. The Directors continue to monitor the effects of COVID-19 on the business and will continue to react appropriately to further developments and the associated risks.

The Directors do not expect the direct consequences of Brexit to have a material impact to the Group given BluJay’s structure and global footprint. A large portion of the Group’s business is not affected as it is located in the Americas and Asia-Pacific regions.

For fiscal year 2022, the Group prepared a budget for the twelve month period to 31 March 2022 and then a longer forecast period to 31 March 2023 (the “Forecast Period”) was considered. The Group’s forecasts and projections, which include key assumptions as to growth in new contract bookings, customer churn rates, and headcount increases, show that the Group will be able to operate within the level of these current resources and borrowing facilities and has significant covenant headroom. Various sensitivity analyses were performed including a severe but plausible case as well as reverse stress test without mitigating actions by decreasing the assumed growth rate for new contract bookings and increasing assumed customer churn rates while keeping headcount assumptions unchanged.

Liquidity and financing position

As COVID-19 shutdowns and restrictions began in early 2020, the Group drew down additional cash on the credit facility to have cash readily available. The Group did not need this cash for day-to-day working capital requirements and the amount has subsequently been repaid in October 2020. Operating cash flow conversion is in excess of 80%. Additionally, the Group has not re-negotiated the covenants on its bank borrowings. At the year end the Group had cash balance of $31.5m and a further $20.0m available on the revolving credit facility. The modelling shows that throughout the Forecast Period in the base case the Group has satisfactory cash and covenant head room. The facilities agreement commits the Group to operate within certain covenants, including a leverage ratio covenant. Leverage ratio is defined as the ratio of Total Net Debt as at any Quarter Date to annualised EBITDA in respect of that Quarter. Throughout the Forecast Period at each quarterly testing date there is headroom of at least 2x EBITDA under the base case.

Approach to stress testing, and mitigating actions

As part of the going concern assessment, management has modelled a number of different scenarios, including a severe but plausible downside scenario. Given current economic uncertainties, including but not limited to the impact of COVID-19, the Directors’ modelling of the severe-but-plausible scenario, as compared to the detailed forecasts, considers the potential impact of a generalised economic downturn across all three geographical regions and the extent to which this could adversely affect sales volumes and cash flows. This impact has been modelled as a change to the key assumptions to be a c.30% reduction in new contract bookings compared to base case, and a doubling in customer churn rates, whilst at the same time maintaining planned headcount increases. In all scenarios modelled, including the severe but plausible scenario, throughout the Forecast Period the Group continues to have satisfactory liquidity and at each quarterly testing date there is headroom of at least 1x EBITDA leverage ratio covenant headroom. In all scenarios modelled, including the severe but plausible scenario, the Group continues to have satisfactory liquidity and covenant headroom throughout the Forecast Period.

Pending Acquisition by E2Open

On 27 May 2021, E2open Parent Holdings, Inc. (E2open) announced it will acquire BluJay Solutions with completion expect to take place during the calendar year third quarter of 2021, subject to regulatory approvals. In making their going concern statement the directors have considered the pending transaction and its likely impact on the Group. This transaction will constitute a change of control under the Group’s existing facilities agreement. Under the terms of the acquisition documents E2open has agreed to provide funding for the Group including repaying outstanding amounts under the facilities agreement which will become due and payable on completion and to redeem and repay preference share liabilities. While the process to obtain regulatory approval for the acquisition is ongoing the Group continues to operate autonomously. Therefore, it is assumed that trading will continue post-acquisition as modelled in the detail forecasts, without adjustments to reflect reduction of financing costs as a result of repayment of the outstanding term loans.

Conclusion on going concern

The Directors recognise that in the event of the successful acquisition by E2open, which constitutes a change in control, there is some uncertainty over the direction that any future acquiror could choose to take. However, based on the forgoing paragraphs, the Directors are satisfied that the Group will maintain adequate levels of resources to be able to continue to operate as a Going Concern during the Forecast Period.

New standards issued but not yet effective

At the date of authorisation of these financial statements, the following new standards and interpretations which have not been applied in these financial statements were in issue but not yet effective:

•	Amendments to IFRS 7, IFRS 4, IFRS 16: Interest Rate Benchmark Reform – Phase 2 (issued August 2020)

•	Amendments to IAS 1: Presentation of financial statements’ classification of liabilities (issued January 2020)

•	A number of narrow-scope amendments to IFRS 3, IAS 16, IAS 17 and some annual improvements on IFRS 1, IFRS 9, IAS 41 and IFRS 16 (issued May 2020)

•	Amendments to IAS 1: Presentation of financial statements’ on classification of liabilities (issued January 2020)

•	Narrow scope amendments to IAS 1: Practice statement 2 and IAS 8 (issued 2021)

•	IFRS 17: Insurance contracts (issued May 2017)

•	Amendments to IFRS 17 and IFRS 4: Insurance contracts deferral of IFRS 9, as amended in June 2020 (issued August 2020)

It is anticipated that there will be minimal impact on the financial statements from the adoption of these new and revised standards. The quantum of this impact is being assessed. Other standards and interpretations or amendments thereto which have been issued, but are not yet effective, are not expected to have a material impact on the Group’s consolidated historical financial information.

Basis of consolidation

The Group consolidated financial statements present consolidated the financial information of all of subsidiary undertakings. The accounts of each company in the Group have been prepared to 31 March 2021 and 2020. The results of subsidiary undertakings have been included from the date of acquisition. All intra-group profits and trading are eliminated on consolidation.

Functional and presentational currency

The consolidated financial statements are presented in United States dollars (“USD”), whilst the functional currency of the parent company is Pounds Sterling (£). The functional currency of each company in the Group is that of the primary economic environment in which the Group entity operates, and items included in the financial statements of each entity are measured using that currency. For the purposes of presenting the consolidated financial statements, the results of foreign operations are translated into USD, the Group’s presentation currency, at the monthly average exchange rate. The assets and liabilities are translated at rates of exchange ruling at the reporting date. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the entity and translated at the closing rate.

Foreign currency translation

Transactions in foreign currencies are translated into each Group entity’s functional currency at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into USD at the rates of exchange ruling at the period-end. All differences are taken to the statement of comprehensive income.

Exceptional items

Exceptional items are non-recurring, non-trade items of income or expense which the Group determines separate presentation in order to aid in the understanding of the Group’s on-going financial trading performance. Examples of such items include legal and advisory costs related to acquisitions, integration costs, strategic restructuring programs costs, cost of impairment for goodwill or other assets, and other particularly significant or unusual items.

Revenue recognition

Revenue from sale of goods and services

The Group adopted International Financial Reporting Standards (IFRS) 15, Revenue from Contracts with Customers (IFRS 15) on 1 April 2018. Revenue is measured based on the consideration specified in a contract with a customer. The Group recognises revenue when performance obligations are met by transferring control over a product or service to a customer. Satisfying a performance obligation occurs either at a point in time or over time. Performance obligations in customer contracts are described in the “Nature of services” section below. The Group does not have a service type warranty; therefore, it is not considered a distinct performance obligation. Customer contracts can contain multiple performance obligations. For contracts containing multiple performance obligations, these obligations have been determined to be distinct obligations based on management analysing the contracts using the guidance in IFRS 15. The price is allocated based on estimated stand-alone selling price. The period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Therefore, as a practical expedient, the Group has not adjusted the promised amount of consideration for the effects of a significant financing component.

Transaction price includes but is not limited to, estimating variable consideration and measuring obligations for returns, refunds and other similar obligations. If it is determined that there is a discount in a contract with multiple performance obligations, the discount is allocated to all performance obligations in the contract proportionately.

The sale of the Group’s products do not have a significant financing component. Invoices for recurring revenue are invoiced either monthly, quarterly, or annually. Payments are typically due within 30 days of satisfaction of the performance obligation.

Nature of services

The Group offers software licences, software-as-a-service (SaaS), logistics-as-a-service (LaaS), support / maintenance, and professional services (including installation, consultancy, training) and hosting. Software

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licences, professional services (including installation, consultancy, and training), and licence maintenance are considered to be distinct. Additionally, SaaS, LaaS, support / maintenance services, and hosting are distinct services that have the same pattern of transfer to the customer over time.

Software-as-a-Service (SaaS)

SaaS agreements cover a range of different software products and principally provide logistical solutions that connects the customer to suppliers and supply chain by providing customer access to the Group’s hosted software. These deliver a suite of standard software packages with a tailored professional service that integrates and optimises a solution. Revenue from the SaaS arrangement is recognized over the term of the contract utilizing the output method as the service is consumed. Revenue is invoiced and then recognised on a monthly basis. Revenue recognition over time is considered appropriate since the customer simultaneously receives and consumes the benefits provided by Group. In addition, for SaaS contract, customers also pay for network usage and access fees. Revenue from these services is recognized over the term of the contract. Contractual term for average SaaS agreement is approximately 3 years.

Logistics-as-a-Service (LaaS)

LaaS services provide end-to-end freight management solutions. Revenue from the LaaS arrangement is recognized over the term of the contract utilising the output method. Revenue is invoiced and then recognised on a monthly basis. Revenue recognition over time is considered appropriate since the customer simultaneously receives and consumes the benefits provided by BluJay. Contractual term for average LaaS agreement is approximately 3 years.

Licence and support / maintenance

Licence agreements give the customer the perpetual software licence. Maintenance for the license may purchased; however, maintenance is not required to be purchased. Whilst revenue for licence sales is recognised at a point in time as the product is delivered, maintenance revenue is a stand ready to perform obligation and revenue is recognised over the term of the contract. Maintenance revenue is recognized over the term of the contract utilizing the output method. Maintenance revenue is invoiced and then recognised on a monthly basis. Maintenance revenue recognition over time is considered appropriate since the customer simultaneously receives and consumes the benefits provided by Group.

Professional Services (installation, consultancy, and training)

SaaS, LaaS, and licencing agreements typically also include professional services. Through a separate work order, these services provide software implementation services including, implementation, configuration, training, and other similar services to creates interfaces between the Group’s software and customers systems. Revenue from these services is recognised over time using input method as professional services are being performed. Revenue is recognized as work is performed. The Group’s services do not create an asset with alternate use and the Group has an enforceable right to payment for performance completed to date.

Other income

Bank interest receivable is accrued on a time basis taking account of the principle outstanding and interest rate applicable. Dividend income from investments is recognised when the right to receive payment is established.

Cost of contracts

Under IFRS 15, the Group capitalises commission fees payable as costs of obtaining a contract when they are incremental and – if they are expected to be recovered – it amortises them consistently with the pattern of

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revenue for the related contract. If the expected amortisation period is one year or less, then the commission fee is expensed when incurred. Amortized commission expense is included within the selling and marketing expense. See note 4 for additional information

Expenses

Expenses are recognised on as an expense in the statement of comprehensive income in period in which they are incurred, on an accrual basis.

Intangible assets

Intangible assets

Intangible asset acquired separately are measured on initial recognition at cost. Intangibles acquired in a business combination are measured at their fair value at the date of acquisition.

Intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses.

Amortisation is calculated to the cost of the intangible assets on a straight-line basis over their expected useful economic lives, for each individual asset. The economic useful life varies by acquisition as set out below and was determined using an independent third-party valuation.

Intellectual property – 2, 5 or 10 years

Brand – 1 or 2 years

Customer relationships – 5 or 10 years

Non-compete – 1 year

The Group’s intangible assets comprise intellectual property (principally comprising computer software acquired or developed for sale to customers), brand values, non-complete agreements and customer base (contractual customer relationships acquired in a business combination).

Capitalised development costs

Research costs are expensed as incurred when the criteria for capitalisation are not met. Development expenditures related to the development of the Group’s products are recognised as an intangible asset when the Group can demonstrate:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	its intention to complete the intangible asset and use or sell it;

•	its ability to use or sell the intangible asset;

•	how the intangible will generate probable future economic benefit;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset;

•	its ability to reliably measure the expenditure attributable to the intangible asset during its development.

Time spent on research activities performed by the product management team are not tracked in the Group’s time tracking system. Once the development team begins working on features and functionality that meet the criteria for capitalisation, their time is tracked in a time tracking system.

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Costs directly attributable to a project that are capitalised as development costs are software development employee costs. Costs to maintain the software or perform bug fixes are expensed. Additionally, down-time is not capitalised.

Amortisation is calculated to write off the cost of the capitalised development costs on a straight-line basis over their expected useful economic lives, which is typically 5 years.

Goodwill

The acquisition method of accounting is used to account for the acquisitions of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments used and liabilities incurred or assumed at the date of exchange. Acquisition related costs are not included in the cost of acquisition but charged to operating expenses as they are incurred. Any pre-existing equity interest in the entity acquired is remeasured to fair value at the date of obtaining control, with any resulting gain or loss recognised in profit or loss. Identifiable assets and liabilities and contingent liabilities assumed in a business combination are measured initially at the fair values at acquisition date. The excess of cost of acquisition over the fair value of the Group’s share of the identifiable net assets is recorded as goodwill. Any changes in the Group’s ownership interest subsequent to the date of obtaining control are recognised directly in equity, with no adjustment to goodwill.

Contingent consideration is measured at fair value. Any changes to the cost of an acquisition, including contingent consideration, resulting from events after the date of acquisition are recognised in profit or loss.

Goodwill is capitalised on the balance sheet and allocated to cash generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The carrying value of goodwill is cost less accumulated impairment losses. Impairment testing occurs at least annually. The assets’ recoverable amount is estimated at each year end date and whenever there is an indication of impairment. On subsequent disposal or termination of a business acquired, the profit or loss on termination is calculated after charging the carrying value of any related goodwill. Negative goodwill is recognised directly in the Statement of Profit or Loss.

Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation and, when appropriate, provision for impairment. Depreciation is provided at rates calculated to write down the cost of the assets less estimated residual value over its expected useful life as follows:

—Leasehold improvements	straight line method over the lease
—Furniture, fixture and equipment	33% straight line method

Ordinary repairs and maintenance costs are charged to the statement of profit and loss during the accounting period in which they are incurred.

Any gain or loss arising on the de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated Statement of Profit or Loss in the period that the asset is derecognised.

Impairment

The Group assesses at each reporting date whether there is an indication that an asset may be impaired.

If any indication exists, or when the annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. The recoverable amount is the higher of an asset’s or cash generating unit’s (“CGU”)

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fair value less costs of disposal and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and written down to its recoverable amount. Impairment losses are recognised in profit and loss. Non-financial assets other than goodwill that have previously been impaired are reviewed for possible reversal of impairment at each reporting date.

Goodwill and intangible assets with indefinite useful lives are tested for impairment annually as at 31 March, either individually or at the CGU, and when circumstances indicate that the carrying value may be impaired.

Leases

The Group as a lessee

The Group adopted IFRS 16 on 1 April 2019. The Group assesses a contract to determine if it is or contains a lease, at inception of a contract. The Group applies a single recognition and measurement approach for all leases, except where the Group has used practical expedients. Short-term leases (defined as leases with a term less than 12 months) and leases of low-value assets (below $5,000) are treated as operating leases and have been excluded from capitalisation under IFRS 16. Rental payments associated with the leases are recognised in the statement of profit or loss on a straight-line basis over the life of the lease. As part of the measurement approach, the discount rate applied is assessed based on the underlying asset that the lease relates to and the economic conditions of the geographical region that the lease asset is situated. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. The Group recognises a right-of-use-asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee, except for short-term leases and leases of low value assets. For these leases, the Group recognises the lease payments as an operating expense on a straight-line basis in the Consolidated Statement of Profit and Loss over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the lease are consumed.

i) Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•	Property and vehicles—3 to 15 years

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right- of-use assets are also subject to impairment. Refer to the accounting policies section on impairment.

ii) Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

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Variable lease payments that do not depend on an index or a rate are recognised as an expense in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the interest charge and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

The Group’s lease liabilities are shown separately on the statement of financial position (note 12). Lease payments are presented in the financing section of the statement of cash flow while the interest portion is presented in the operating section of the statement of cash flow.

iii) Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of office equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term.

iv) COVID-19-related rent concessions

In May 2020, the IASB issued COVID-19 Related Rent Concessions—Amendment to IFRS 16 Leases (the amendment). The Board amended the standard to provide an optional relief to lessees from applying IFRS 16’s guidance on lease modification accounting for rent concessions arising as a direct consequence of the COVID-
19 pandemic. The Group has not received any rent concessions from landlords related to COVID-19.

Finance expenses

Financial expenses consist of interest payable on various forms of debt. It is recognised in the Statement of Profit or Loss under the effective interest rate method. Finance expenses are shown in the operating section in the Statement of Cash Flows.

Taxation

The tax expense for the year comprises current and deferred tax. The tax currently payable is based on taxable profit and is provided at amounts expected to be paid (or recovered) using tax rates and laws that have been enacted or substantively enacted by the year end date. Taxable profit differs from net profit as reported in the Statement of Profit or Loss because it excludes items of income or expense that are taxable or deductible in other periods and it further excludes items that are never taxable or deductible.

Deferred income tax is provided in full, using the liability method on an undiscounted basis, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the historical financial information. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affect neither accounting nor taxable profit or loss. Deferred tax is determined using tax rates and laws that have been enacted or substantially enacted at the year-end date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

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Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred tax liabilities are recognised for taxable temporary differences arising in investments in subsidiaries except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The carrying amount of deferred tax assets is reviewed at the end of each year and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised, or the liability is settled. Deferred tax is charged or credited in the profit and loss, except when it relates to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority, and the Group intends to settle its current tax assets and liabilities on a net basis.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets measured at amortised cost

The Group determines the classification of its financial assets at initial recognition. From 1 April 2018 the requirements of IFRS 9 for classification and subsequent measurement have been applied which require financial assets to be classified based on the Group’s business model for managing the asset, and contractual cash flow characteristics of the asset.

Trade receivables are measured at amortised cost. The Group uses the simplified approach for measuring the loss allowance. The Group’s history of low credit losses as a result of strong customer relationships and trade receivable controls indicates a low risk exposure for the portfolio looking forward.

Trade and other receivables

Trade receivables are unconditional amounts of consideration receivable by the Group. Trade and other receivables are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortised cost using the effective interest rate method, less loss allowance. Trade receivables are written-off when amounts are determined not be collectible.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and on demand deposits, and other short term, highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Financial liabilities

The Group classifies all of its financial liabilities as liabilities at amortised cost. The Group has not designated any financial liabilities as at fair value through profit or loss.

Initial recognition

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of

8

the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs. Derivative financial instruments are held at fair value. Changes in fair value of the derivative financial instruments that do not qualify for hedge accounting are recognised in loss as they arise. At present, the Group does not have any derivative financial instruments.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in profit and loss.

Trade and other payables

Trade payables are obligations to pay for goods or services that have been acquired in the course of ordinary business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade payables are recognised initially at fair value and subsequently held at amortised cost using the effective interest rate method.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated Statement of Financial Position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets, and settle the liabilities simultaneously.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred, and subsequently carried at amortised cost using the effective interest rate method so that any difference between the proceeds (net of transaction costs) and the redemption value is recognised in profit and loss over the period of the borrowings. Details of the Group’s borrowings are included in note 16.

Borrowing costs

The Group expenses borrowing costs in the period the costs are incurred. Where borrowing costs are attributable to the acquisition, construction or production of a qualifying asset, such costs are capitalised as part of the specific asset and amortised over the estimated useful life of the asset. Details of the Group’s borrowings are included in note 16.

Debt modification

Debt restructurings are evaluated to determine if the transaction should be treated as a modification of debt or extinguishment of debt in accordance with IFRS 9. The Group uses two tests to determine if the modification is considered substantial – qualitative and quantitative. A substantial modification of the terms and conditions, results in Group accounting for the debt restructure as an extinguishment of debt and recognition of a new liability at fair value whereas a non-substantial modification of terms and conditions results in debt modification accounting in which the existing liability is restated at net present value of revised cash flows.

Pension costs

Defined contribution pension schemes

The Group operates a number of defined contribution pension schemes. For defined contribution schemes the amount charged to profit or loss represents the contributions payable to the plans in the accounting period.

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Differences between contributions payable in the period and contributions actually paid are shown as either accruals or prepayments in the Statement of Financial Position.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. The amount of the provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using cash flows estimated to settle the present obligation, its carrying amount is the present value of the cash flows.

Share based payments

The Group operates equity-settled restricted share plan for its senior managers. The fair value of the employee services received in exchange for the share awards is recognised as a share-based payment expense. The fair value of employees’ services is determined indirectly by reference to the fair value of the shares purchased under the plan. This fair value is appraised at the purchase date and excludes the impact of the non-market vesting condition. Non-market vesting conditions are included in assumptions about the number of shares that are expected to vest. The Group recognises the impact of the revision to original estimates, if any, in the Statement of Comprehensive Income, with a corresponding adjustment to equity.

Critical judgements and estimates

The preparation of the Group’s consolidated financial statements for 31 March 2021 and 2020 in conforming with International Financial Reporting Standards as adopted by the International Accounting Standards Board requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts in the historical financial information. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances. However, the nature of estimation means that actual outcomes could differ from those estimates. Estimates and judgements are continually evaluated. Information about such judgements and estimation is contained in the accounting policies and/or notes to the consolidated financial statements and the key areas are summarised below:

Critical judgements

The following judgements have had the most significant effect on amounts recognised in the consolidated financial statements:

Classification of exceptional costs

The Group incurs costs and earns income that is non-recurring, or non-trading in nature or that, in the Directors’ judgement, need to be disclosed separately by virtue of their size and incidence in order for users of the consolidated financial statements to obtain a proper understanding of the financial information and the underlying performance of the business. Significant exceptional costs which have been classified as exceptional are detailed in note 3.

Preference shares

As specified in the Company’s articles of association the preference shares do not have a set redemption date but are to be redeemed upon a Listing or Sale, or otherwise upon agreement between shareholders (but only on condition the Company remains within the terms and conditions of the financing agreements). In accordance with the Group’s accounting policy these financial instruments are deemed to be a liability. We have estimated that

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the liability component is recognised at the full amount of the fair value of the instrument as there is the potential that a contingent settlement via a sale or list could occur in the foreseeable future. In addition, these financial instruments are classified under current liabilities as there is no unconditional right to defer payment for 12 months or more and the change of control event is deemed to be outside the control of the Group.

Capitalized development

The Group undertakes development activities and capitalises certain expenditures as internally generated intangible assets when certain criteria are met. Judgement is required to determine when accumulation of costs to be capitalised begins and ends as well as determining the appropriate amortisation period. In determining the amounts to be capitalised, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. At 31 March 2021, the carrying amount of capitalised development costs was $21.6m (2020: $15.7m). If a product is determined to become obsolete in a future period, the unamortised balance would need to be written off.

Recognition of deferred tax asset

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. Further details on taxes are disclosed in note 18.

Critical estimates

The following estimates are dependent upon assumptions which could change in the future and have a material effect on the carrying amount of assets and liabilities recognised at the Statement of Financial Position date:

Goodwill

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating unit’s (CGU’s) fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, management uses the discounted cash flow model which requires estimating the future financial results and an appreciate discount rate. Determining the carrying value of an asset or CGU requires the use of estimates of future cash flows and discount rates in order to calculate the present value of the cash flows. Note 10 provides additional information on the carrying values as well as sensitivities performed regarding estimate.

Leases—Estimating the incremental borrowing rate

The Group cannot readily determine the interest rate implicit in leases, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs when available and is required to make certain entity-specific estimates. The IBR is reassessed when there is a reassessment of the lease liability or a lease modification. Note 12 lists the IBRs used by the Group as well as sensitivities performed to highlight possible scenarios related to changes in the estimates.

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2.	Revenue

IFRS 15 requires the Group to disaggregate revenue by

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Revenue by type
Recurring	137.3	127.6
Non-recurring	40.2	40.0

Total revenue	177.5	167.6

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Revenue by geographical region
Americas	98.5	95.4
EMEA	65.5	62.9
APAC	13.5	9.3

Total revenue	177.5	167.6

Recurring revenue consists of Software-as-a-Service (SaaS), Logistics-as-a-Service (LaaS), and maintenance revenue. Non-recurring revenue consists of license and professional services revenue. All revenue is recognised over time except for license revenue which is recognised at a point in time, which is $3.6m for the year (2020: $3.2m). The Americas region is North America and South America. EMEA is Europe, Middle East, and Africa. APAC is Asia and the Pacific region (including Australia and New Zealand). The Group does not have any customers whose revenue is greater than 10% of the Group’s total revenue in all the periods presented in this historical financial information.

Information on trade receivables arising from customer contracts is detailed in Note 14, and information on deferred revenue from customer contracts is detailed in note 26.

3.	Expense analysis

Overall operating costs are managed on a Group basis. The Group’s Board measures the overall performance of the Group by reference following non-GAAP measures:

•

Adjusted EBITDA before IFRS 16 and capitalised employee development costs – which is defined as earnings before interest, tax, depreciation, amortisation and impairment of intangible assets, exceptional items, share based payments expense, realized foreign exchange gains/losses, loss on disposal of fixed assets, management fees, leases as if not IFRS 16 was not applied and software development costs as if they were not capitalised.

•

Adjusted EBITDA—which is defined as earnings before interest, tax, depreciation, amortisation and impairment of intangible assets, exceptional items, share based payments expense, foreign exchange gains/losses, loss on disposals and management fees.

These profit measures are applied by the Board to understand the earnings trend of the Group and are considered the most meaningful measure under which to assess the true operating performance of the Operating Group.

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Adjusted EBTIDA before IFRS 16 and capitalised employee development costs is reconciled to Adjusted EBTIDA and Adjusted EBTIDA is reconciled to Operating profit.

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Adjusted EBITDA before IFRS 16 and capitalised employee development costs	52.6	43.8
Leases adjustment for IFRS 16	3.7	4.1
Capitalised development costs	10.3	9.3

Adjusted EBITDA	66.6	57.2
Loss on disposal of fixed assets	—	(0.3)
Management fees (see note 23)	(0.7)	(0.7)
Exceptional items	(3.2)	(6.6)
Foreign exchange gain / (loss)	3.4	(2.8)
Share based payment expense	(1.1)	—
Depreciation	(3.8)	(3.3)
Depreciation on right of use assets	(3.3)	(3.8)
Amortisation	(16.7)	(15.9)
Impairment loss on goodwill and other intangibles	(15.4)	—

Operating profit	25.8	23.8

Operating profit is stated after charging/(crediting):

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Staff costs
Direct staff costs	47.5	43.6
Sales & marketing staff costs	13.9	13.2
Research & development staff costs	23.9	23.3
General & administrative staff costs	13.9	9.9
Marketing program costs	2.4	4.6
Direct costs, excluding staff costs	10.8	12.0
IT costs, excluding staff costs	4.1	5.0
Other costs, excluding staff costs	8.2	12.2

Sub-total	124.7	123.8
Less:
Capitalised development costs	(10.1)	(9.3)
Lease expense, finance leases under IFRS 16	(3.7)	(4.1)

Sub-total	110.9	110.4
Amortisation expense	16.7	19.7
Depreciation expense right of use assets	3.3	—
Depreciation expense	3.8	3.3
Impairment loss on goodwill and other intangibles	15.4	—
Loss on disposal of fixed assets	—	0.3
Share based payment expense	1.1	—
Foreign exchange gain / (loss)	(3.4)	2.8
Exceptional items	3.2	6.6
Management fees (note 23)	0.7	0.7

Operating Expenses	151.7	143.8

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Exceptional items

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Acquisition	0.1	1.2
Exceptional and restructuring	3.1	5.4

Exceptional items	3.2	6.6

Exceptional costs for the year ended 31 March 2021 mainly relate to consulting costs for a revenue system implementation. In FY20, most of the exceptional costs were related to significant worldwide restructuring activity, both before and after the Expedient, Blackbay, CSF, Grosvenor, and Era acquisitions, undertaken in order to streamline operations and invest in new and improved business processes. These costs include consultancy and other professional charges along with redundancy payments. Acquisition costs are related to either completed acquisitions or potential acquisitions.

4.	Cost of contracts – commissions

The Group has determined that commissions payable to employees are incremental, recoverable costs incurred to obtain or fulfil contracts with customers. These amounts are included in the trade and other receivables on the Consolidated Statement of Financial Position. These costs are recognised as an asset and amortised over the average contract length.

Commissions
$m
31 March 2019	1.9
Commissions recognized as an asset	2.8
Amortisation expense	(1.3)
Foreign exchange	(0.1)

31 March 2020	3.3
Commission recognised as an asset	4.4
Amortisation expense	(2.5)
Foreign exchange	0.2

31 March 2021	5.4

5.	Finance expense

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Interest on bank debt	(23.8)	(26.0)
Amortisation of capitalised fees	(1.5)	(1.4)
Interest on lease liabilities – note 12	(0.8)	(0.6)
Preference share dividends – note 20	(7.2)	(7.6)

Total finance expense	(33.3)	(35.6)

14

6.	Key management and directors

The remuneration of Directors of the Group and key management is set out below.

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Key management and directors
Salaries and wages	4.6	3.2
Other benefits	0.3	0.2
Post-employment benefits	0.1	—

	5.0	3.4

Directors
Salaries and wages	1.2	0.7
Other benefits	0.1	—

	1.3	0.7

The key management compensation figures above include a total of 20 (2020: 17) personnel, comprising directors and senior functional management.

During the year, the directors and key management are employed by subsidiaries of BluJay Topco Limited.

7.	Employee information

The average monthly number of employees (including directors) employed by the Group during the period was:

	Year ended 31 March 2021	Year ended 31 March 2020
	No.	No.
Technical and sales	1,127	1,091
Administrative	141	136

	1,268	1,227

The aggregate payroll costs of these employees charged in the Statement of profit and loss was as follows:

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Wages and salaries	83.1	73.8
Social security costs	12.8	13.1
Other pension costs	3.3	3.1

Gross employee costs	99.2	90.0
Less capitalised development costs	(10.1)	(9.3)

Net employee costs	89.1	80.7

15

8.	Taxation

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Current tax
Current income tax charge	2.8	2.4
Adjustments in respect of prior periods	0.9	(0.6)
Deferred tax
Origination and reversal of temporary differences	1.3	(0.9)
Adjustment in respect of prior year	(3.0)	0.5

Total taxation charge	2.0	1.4

	Year ended 31 March 2021	Year ended 31 March 2020
	$m	$m
Reconciliation of tax
Loss before tax	7.5	11.8

Nominal tax charge at UK corporation tax rate of 19% (2020 -19%)	(1.4)	(2.2)
Factors affecting charge for the year
Effect of higher and lower tax rates on earnings overseas	1.9	0.1
Adjustments to tax charge in respect of prior periods	(2.1)	(0.1)
Acquisition costs not deductible for tax purposes	0.4	0.3
Other expenses not deductible for tax purposes	4.0	1.7
Current year losses not recognised	0.3	0.2
Utilisation in year of previously unrecognised losses	—	(0.2)
Non-deductible interest	1.3	2.0
Transfer from unrecognised deferred tax assets	(2.5)	(0.4)
Withholding taxes paid and expensed	0.1	—

	2.0	1.4

Factors that may affect future tax charges

The Group’s future tax charge and effective tax rate could be affected by several factors, including changes in tax laws and their interpretation, proposed changes in tax rates which are yet to be enacted, the continuing OECD international tax reform work, as well as the impact of acquisitions, disposals and any restructuring of our businesses

9.	Pension

Defined contribution scheme

The Group operates a number of defined contribution pension schemes in the United Kingdom and overseas. The total contributions payable in respect of these schemes amounted to $3.5m (31 March 2020: $3.1m).

16

10.	Goodwill and intangibles

Goodwill

$m
At 1 April 2019	177.1
Acquisition of Expedient group	7.1
Foreign exchange	(2.8)

At 31 March 2020	181.4
Loss on impairment of goodwill	(14.6)
Foreign exchange	6.8

At 31 March 2021	173.6

Goodwill recognised as at 1 April 2019 arose from acquisitions in previous fiscal years.

The goodwill recognised during the year ended 31 March 2020 related to the acquisition of Expedient. Refer to section below in this note for details on the Expedient acquisition. Goodwill is allocated to cash generating units (CGU), which are noted in the acquisition descriptions below.

Impairment assessment

The Group tests whether goodwill has suffered any impairment on an annual basis. The recoverable amount of a CGU is determined based on value-in-use calculations which requires the use of assumptions. The calculations use cash flow forecasts for 5 years and are estimated based on the annual budget approved by management. An impairment is recorded when the recoverable amount is less than the carrying value.

For the purposes of carrying out impairment tests, the Group’s total goodwill has been allocated to a number of CGU’s and each of these CGU’s has been separately assessed and tested. The CGU’s are the smallest identifiable group of assets that generate cash inflows that are independent of cash inflows from other assets or groups of assets.

Goodwill by CGU

	31 March 2021	31 March 2020
	$m	$m
US	105.4	105.4
UK	24.5	22.2
Benelux	6.1	5.7
Germany	24.7	23.3
Denmark	2.9	2.7
India	0.5	0.5
Southeast Asia	—	13.8
Era	1.3	1.2
Expedient	8.2	6.6

	173.6	181.4

All CGU’s were tested for impairment. During the year ended 31 March 2021 an impairment loss was recorded on the Southeast Asia goodwill of $14.6m. The loss was recorded as a result of the impact on value-in-use calculations due to operational changes in the Southeast Asia CGU. These changes did not adversely affect any other CGU, and thus no other CGU was impaired.

17

Significant judgements, assumptions and estimates

All CGU’s recoverable amounts are measured using value in use. At each period end forecasting for the following five years is performed based on the most recent approved financial budget for the next fiscal year. Management considers forecasting over this period to appropriately reflect the business cycle of the CGU’s.

In determining the value in use of CGU’s it is necessary to make a series of assumptions to estimate the present value of future cash flows. In each case, these key assumptions have been made by management reflecting past experience and are consistent with relevant external sources of information.

Operating cash flows and long-term growth rates

The main assumptions within forecast operating cash flow include the achievement of future growth in revenue, the cost structure of each CGU, the impact of foreign currency rates and the levels of capital expenditure. Each year management prepares a budget for the upcoming fiscal year. This budget is used as the basis for the impairment analysis. Management then reviews the growth rates for revenue and EBTIDA to determine appropriate amounts to use for EBTIDA and cash flow growth. For the impairment analysis for the current year, cash flows beyond the budget year are extrapolated using a revenue and EBTIDA growth rate of 5% for the next four years, after which a growth rate of 2% is used in perpetuity. The growth rates are based on past experience as well as the Group’s expected performance. The Group does not experience significant variances in growth in each region; thus, a different growth rates by region have not been used.

Pre-tax risk adjusted discount rates

This rate reflects the specific risks relating to each CGU. The discount rate reflects the return that market participants would expect from the CGU based on its specific risks and the time value of money. A country premium was added to the UK, India and Italy (Era) CGU’s to be consistent with market calculations.

	31 March 2021	31 March 2020
US	10.4%	9.3%
UK	11.0%	9.82%
Benelux	10.4%	9.3%
Germany	10.4%	9.3%
Denmark	10.4%	9.3%
India	13.1%	9.3%
Southeast Asia	10.4%	9.3%
Era	13.1%	11.6%
Expedient	10.4%	9.3%

Goodwill sensitivity analysis

The results of the Group’s impairment tests are dependent upon estimates and judgements made by management, particularly in relation to the key assumptions described above. Management has performed sensitivity analysis on the key assumptions of discount rates and growth rates. Significant changes to these key assumptions would have to occur before the carrying value exceeds to the recoverable amount. In the growth rate sensitivity, growth would have to decrease to 2.5% for the 3 years after the budget period and no growth after this period for one CGU, Expedient, to reach the point where the carrying value exceeds the recoverable amount. Based on the Group’s historical and expected performance, the no growth scenario is a remote possibility. If the discount rates increase by 1% all of the CGU’s maintain positive headroom except Expedient which is impaired by $1.1m. Management does not feel that this change in discount rate is likely and is not a reason to impair the Expedient CGU based on its projected growth.

18

Intangibles

	Intellectual Property	Brand names	Customer relationships	Non-complete agreements	Capitalised Development costs	Total
	$m	$m	$m	$m	$m	$m
Cost At 1 April 2019	92.6	11.6	49.5	9.1	11.7	174.5
Acquisition of Expedient	2.0	0.1	2.2	—	—	4.3
Capitalised in the year	—	—	—	—	9.7	9.7
Foreign exchange	(1.8)	(0.2)	(0.9)	(0.1)	(0.3)	(3.3)

At 31 March 2020	92.8	11.5	50.8	9.0	21.1	185.2
Capitalised in the year	—	—	—	—	10.3	10.3
Loss on impairment of intangible	—	—	(0.8)	—	—	(0.8)
Foreign exchange	4.2	(1.6)	2.4	—	1.4	6.4

At 31 March 2021	97.0	9.9	52.4	9.0	32.8	201.1

Accumulated amortisation At 1 April 2019	81.1	11.6	33.3	8.7	2.2	136.9
Charge for the year	5.9	—	6.4	0.4	3.2	15.9
Foreign exchange	(1.6)	(0.2)	(0.6)	(0.1)	—	(2.5)

At 31 March 2020	85.4	11.4	39.1	9.0	5.4	150.3
Charge for the year	4.7	—	6.4	—	5.6	16.7
Foreign exchange	3.5	(1.5)	1.5	—	0.2	3.7

At 31 March 2021	93.6	9.9	47.0	9.0	11.2	170.7

Net book value

31 March 2021	3.4	—	5.4	—	21.6	30.4

31 March 2020	7.4	0.1	11.7	—	15.7	34.9

All amortisation and impairment charges in the period are included in operating expenses in the income statement.

Intellectual property, customer relationships, trademarks and non-competes are the intangibles valued as part of acquisitions. With each acquisition, management has a third party valuation firm perform a valuation of the intangibles acquired. These intangibles are recorded as part of the acquisition and then amortized over the life determined by the valuation. Annually, the intangible assets are reviewed by management to determine if any impairment indicators have been triggered. For the 2021 annual assessment, management noted that the loss of a customer caused an impairment indicator to be triggered. Management determined that a loss needed to be recorded on the Blackbay customer relationship intangible asset. Thus, a loss of $0.8m was recorded in the year.

Details of the acquisitions are provided in the section below.

Acquisition of Expedient Software

On 20 December 2019, BluJay Group entered into a Share Sale Deed with Gavin Millman & Associates (Aust.) Pty Ltd. On 28 February 2020, the BluJay group completed the acquisition and changed the name to Expedient Software Pty Limited (Expedient). Expedient is a leading provider of customs and forwarding software for the logistics market in Australia and New Zealand. With the acquisition, BluJay broadens its customs and forwarding technology offerings, along with its presence in the Asia-Pacific region.

19

Cash consideration was AU$12m ($7.8m), less cash acquired of AU$2.8m ($1.8m). Share consideration was AU$3m ($2.0m), which was issued by the Company. Additional consideration of AU$2.5m ($1.6m) was paid in June 2020 based on a working capital analysis and completion statement. For this consideration, BluJay acquired the entity based in Australia.

The acquisition was financed by additional term loans of $4.1m, issuing shares in the Company of $1.95m and cash.

The fair value of the financial assets includes trade receivables with a gross contractual value of $0.5m, which is also the best estimate of fair value.

The goodwill of $7.1m arising from the acquisition includes the value attributed to the workforce. There was also considered to be material value in the growth prospects of Expedient and its ability to foster new customer relationships. All these factors are reflected in the goodwill balance. None of the goodwill is expected to be deductible for tax purposes.

Acquisition-related costs amounted to $1.2m in FY20 (note 3).

Expedient contributed revenue in FY20 was $0.2m with no profit. Expedient would have contributed revenue of $3.2m in revenue and profit of $0.7m in FY20 if it had been acquired at the beginning of the year.

The identifiable assets acquired and liabilities assumed upon the acquisition during the year are set out in the table below:

		2020
	Note	Expedient Fair Value $m
Other intangible assets	10	4.3
Property, plant and equipment	11	0.1
Deferred tax assets	18	0.1
Trade and other receivables – gross value		0.5
Trade and other payables		(0.9)
Deferred tax liabilities	18	(1.6)
Cash		1.8

Net assets acquired		4.3
Goodwill	10	7.1

Total consideration		11.4

Satisfied by:
Cash		9.4
Shares in BluJay Topco Ltd		2.0

		11.4

Cash consideration paid		7.8
Less: cash acquired		(1.8)

Net cash outflow arising upon acquisition		6.0
Additional consideration as noted above		1.6

		7.6

20

Capitalised development costs

Capitalised development costs represent internally-generated intangible assets arising from the Group’s product development, as recognised in accordance with IAS 38.

11.	Property, plant and equipment

	Leasehold improvements	Furniture, fittings and equipment	Assets not yet in service	Total
	$m	$m	$m	$m
Cost or valuation
At 1 April 2019	1.1	18.3	—	19.4
Acquisitions	—	0.1	—	0.1
Additions	—	2.6	—	2.6
Disposals	(0.8)	(2.9)	—	(3.7)
Foreign exchange	0.1	—	—	0.1

At 31 March 2020	0.4	18.1	—	18.5
Additions	0.6	3.0	0.8	4.4
Disposals	(0.2)	(4.7)	—	(4.9)
Foreign exchange	—	0.6	—	0.6

At 31 March 2021	0.8	17.0	0.8	18.6

Accumulated depreciation
At 1 April 2019	0.5	11.7	—	12.2
Charge for the year	0.1	3.1	—	3.3
Disposals	(0.6)	(2.8)	—	(3.5)
Foreign exchange	0.1	—	—	0.1

At 31 March 2020	0.1	12.0	—	12.1
Charge for the year	0.1	3.7	—	3.8
Disposals	(0.2)	(4.7)	—	(4.9)
Foreign exchange	—	0.5	—	0.5

At 31 March 2021	—	11.5	—	11.5

Net book value

At 31 March 2021	0.8	5.5	0.8	7.1

At 31 March 2020	0.3	6.1	—	6.4

Details of the acquisitions are provided in note 10.

Right of use assets and accumulated amortisation related to leases capitalised under IFRS 16 are disclosed in note 12.

12.	Leases

The Group adopted IFRS 16 (Leases) as of 1 April 2019. IFRS 16 introduces significant changes to accounting for leases by removing the distinction between operating and finance leases and requiring the recognition of right of use assets and lease liabilities. The Group has used practical expedients in respect of leases of less than 12 months duration and leases for low value items (i.e. below $5,000) and has excluded them from capitalisation under IFRS 16. Leases payments for these leases are recognised straight-line over the lease term. See note 24 for minimum lease payments due.

21

Leases are negotiated on an individual basis and contain varying terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used for security for borrowing purposes. The Group leases office space. The rental agreements for office space are typically for fixed periods up to 10 years but may have extension or termination options as described below. The Group has determined that its datacentre agreements have a lease component. The Group leases specific, dedicated space in datacentres, which are typically for fixed periods up to 5 years. Additionally, the Group also leases cars, which are typically for fixed periods up to 5 years. The leases for office space and datacentre space is disclosed in property below while the car leases are disclosed as vehicles.

The Group recognises an asset and liability at the lease commencement date. The asset is recognised at cost, which compromises the initial amount of the lease liability adjusted for any lease payments made before the commencement date, plus any initial direct costs incurred or any costs to dismantle and remove the underlying asset. The right of use asset is subsequently depreciated using a straight-line method from commencement date to the earlier of the end of the useful life of the right of use asset or end of the lease term. Property consists of office space and data centres. The lease liability is initially measured as the present value of the lease payments that are not paid at commencement date, discounted using the incremental borrowing rate.

If extension or termination options are included in leases, the options are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). These options are used to maximise operational flexibility in terms of managing contracts. In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option.

Upon adoption of IFRS 16 the Group applied the following practical expedients as permitted under the standard.

•	The Group has applied a single discount rate to a portfolio of leases with reasonably similar characteristics.

•

The Group has adjusted the right-of-use asset at the date of initial application by the amount of provision for onerous leases recognised under IAS 37 in the statement of financial position immediately before the date of initial application as an alternative to performing an impairment review.

•	The Group has elected not to recognise right-of-use assets and lease liabilities to leases for which the lease term ends within 12 months of the date of initial application.

•	The Group has excluded initial direct costs from the measurement of the right-of-use asset at the date of initial application.

•	The Group has used hindsight when determining the lease term when the contract contains options to extend or terminate the lease.

Right of use assets

Set out below are the carrying amounts of right-of-use assets recognised and the movements during this period:

	Property	Vehicles	Total
	$m	$m	$m
Cost or valuation
At 31 March 2019	—	—	—
Transition to IFRS 16	8.0	1.0	9.0
Additions	5.1	0.4	5.5

At 31 March 2020	13.1	1.4	14.5
Additions	2.1	1.1	3.2
Changes in lease term	(2.7)	—	(2.7)
Foreign exchange	0.4	0.1	0.5

At 31 March 2021	12.9	2.6	15.5

22

	Property	Vehicles	Total
	$m	$m	$m

Depreciation
At 31 March 2019	—	—	—
Depreciation charge for the year	3.2	0.6	3.8

At 31 March 2020	3.2	0.6	3.8
Depreciation charge for the year	2.7	0.6	3.3
Foreign exchange	(0.1)	—	(0.1)

At 31 March 2021	5.8	1.2	7.0

Net book value

At 31 March 2021	7.1	1.5	8.5

At 31 March 2020	9.9	0.8	10.7

Lease liabilities

Operating lease commitments at 31 April 2019 were $13.1m. Lease liabilities recognised at 1 April 2019 on transition to IFRS 16 using the incremental borrowing rate were $9.0m.

When measuring lease liabilities, the Group discounts lease payments using its incremental borrowing rate. On adoption of IFRS 16 on 1 April 2019, the weighted-average rate applied is 7.9%. The incremental borrowing rate has been calculated with reference to the margin the Group pays on its senior bank debt with the variable element of the interest being converted into the equivalent fixed rate of interest by taking the average of the 2, 3 and 5 year relevant swap rates. When determining whether the senior bank debt is appropriate to determine the incremental borrowing rate, the following factors were assessed: creditworthiness of the lessee, term, security, level of funds and economic environment. Incremental borrowing rates have been calculated for the United States, the UK and Europe. The Group considers the US incremental borrowing rate appropriate to use for leases in the Asia Pacific region. The incremental borrowing rate for new leases in the current year is 7.0%.

	Year ended 31 March 2021 $m	Year ended 31 March 2020 $m
Non-current	6.0	8.6
Current	3.3	2.4

	9.3	11.0

	Year ended 31 March 2020 $m	Year ended 31 March 2020 $m
Contractual undiscounted cash flows
Less than 1 year	3.4	3.1
1 to 5 years	6.8	8.3
Greater than 5 years	—	2.3

	10.2	13.7

Total lease cash outflows for year	3.7	4.1

23

Set out below are the carrying amounts of lease liabilities under right of use assets and the movements during this period:

	Property	Vehicles	Total
	$m	$m	$m
At 31 March 2019
Operating lease commitments at 31 March 2019	11.8	1.3	13.1
Effect of discounting	(1.2)	(0.1)	(1.3)
Short-term leases	(0.2)	—	(0.2)
Lease renewals not exercised(1)	(1.2)	—	(1.2)
Timing of lease signing(2)	(2.4)	—	(2.4)

	6.8	1.2	8.0
Datacentre discounted lease liabilities(3)	1.0	—	1.0

Discounted lease liabilities at 1 April 2019	7.8	1.2	9.0
Additions	5.1	0.4	5.5
Payments	(3.4)	(0.6)	(4.0)
Interest	0.5	—	0.5

At 31 March 2020	10.0	1.0	11.0

Additions	2.1	1.2	3.3
Revisions in current year	(2.7)	—	(2.7)
Payments	(3.0)	(0.7)	(3.7)
Interest	0.6	0.1	0.7
Foreign exchange	0.6	0.1	0.7

At 31 March 2021	7.6	1.7	9.3

(1)	At 31 March 2019, the renewal options for certain leases were considered in the minimum lease commitments schedule. However, during FY20 it was determined that these leases would not be renewed.
(2)

At 31 March 31 2019 the lease payments were not included in the minimum lease commitments scheduled since two leases were signed subsequent to year-end. For IFRS 16 transition, the lease was considered an addition in FY20 since it was signed during FY20.

(3)

The leasing component of the datacentre agreements was not included in minimum lease commitments at 31 March 2019 since these agreements were not deemed operating leases under IAS 17. However, under IFRS 16 a leasing component was identified.

Profit and loss amounts and total cash flow amounts

The following are the amounts recognised in profit or loss:

	Year ended 31 March 2021 $m	Year ended 31 March 2020 $m
Depreciation expense of right of use assets	3.3	3.8
Interest expense on lease liabilities	0.8	0.6
Expense relating to short-term leases	—	0.2
Expense relating to low value leases	—	3.4

24

13.	Investments

The full list of subsidiary undertakings as at 31 March 2021 is as follows: The financial performance and financial position of these undertakings have been consolidated.

Trading	Address of registration	Country of incorporation / registration
BluJay Solutions Ltd	Blue Tower, 14th Floor MediaCityUK Salford Quays, M50 2ST United Kingdom	UK

BluJay Solutions Inc.	915 E 32nd Street, Suite B Holland, MI 49423 United States	USA

BluJay Solutions Inc.	66 Wellington Street West Suite 5300, TD Bank Tower Toronto, Ontario Canada	Canada

BluJay Solutions B.V.	Stationsweg 45, 3331 LR Zwijndrecht, Netherlands	Netherlands

BluJay Solutions N.V.	Bredabaan 859, 2930 Brasschaat Belgium	Belgium

BluJay Solutions GmbH	Marienbader Platz 1, D-61348 Bad Homburg Germany	Germany

BluJay Solutions A/S	Slevtvej 2E, 1.th, 8310 Tranbjerg J, Denmark	Denmark

BluJay Solutions SA	Calle Zurbarán 9 local derecha A Madrid, Spain	Spain

BluJay Solutions (India) Private Ltd	Sy No 83/1, 9th Floor, Unit 2B, Octave Block, Knowledge City, Pacel 4, Raidurg, Panmaktha, Serilingampally, Hyderabad, Rangareddy, Telangana, 500081 India	India

BluJay Solutions Pte Ltd	298 Tiong Bahru Road #11-01/02, Central Place Singapore 168730	Singapore

BluJay Solutions Ltd	Unit 10268, 10th Floor, Kowloonbay International Trade and Exhibition Centre (“KITEC”) 1 Trademart Drive Kowloon Bay, Hong Kong	Hong Kong

BluJay Solutions Co. Limited	No 8, Floor 9, 1468Nan Jing Xi Lu, Jing’ an District Shanghai, China 200070	China

BluJay Solutions K K	c/o TA Lawyers GKJ, Shiroyama Trust Tower 9th Floor, 4-3-1 Toranomon, Minato-ku, Tokyo, 105-6009 Japan	Japan

BluJay Solutions Pty Ltd	Suite 05, Level 2, 56 Berry Street North Sydney NSW 2060 Australia	Australia

BluJay Solutions (New Zealand) Limited	c/o Quigg Partners, Level 7 The Bayleys Building 36 Brandon Street Wellington, 6011 New Zealand	New Zealand

BluJay Solutions (Australia) Pty Ltd	First Floor 722 Mt. Alexander Road, Moonee Ponds VIC, 3039 Australia	Australia

BluJay Solutions S.r.l.	Via Federico Avio 1/11 16151 Genova Italy	Italy

Expedient Software Australia Pty Ltd	First Floor 722 Mt. Alexander Road, Moonee Ponds VIC, 3039 Australia	Australia

25

Trading	Address of registration	Country of incorporation / registration
Non-trading / sub-holding companies
BluJay Solutions Group Holdings Ltd	Blue Tower, 14th Floor MediaCityUK Salford Quays, M50 2ST United Kingdom	UK

BluJay Solutions Holdings Ltd	Blue Tower, 14th Floor MediaCityUK Salford Quays, M50 2ST United Kingdom	UK

BluJay Solutions Holding B.V.	Stationsweg 45, 3331 LR Zwijndrecht Netherlands	Netherlands

BluJay Solutions Nordics Holding B.V.	Slevtvej 2E, 1.th 8310 Tranbjerg J Denmark	Netherlands

BluJay Solutions (Germany) Holdings GmbH	Marienbader Platz 1, D-61348 Bad Homburg Germany	Germany

Blackbay Limited	Blue Tower, 14th Floor MediaCityUK Salford Quays, M50 2ST United Kingdom	UK

Grosvenor International Systems Limited	Blue Tower, 14th Floor MediaCityUK Salford Quays, M50 2ST United Kingdom	UK

Apart from BluJay Solutions Group Holdings Ltd, which is owned directly, all shares in the other entities above are owned indirectly by subsidiary undertakings of BluJay Topco Ltd. The ordinary shares of each entity is owned 100%.

The above companies operated principally in their countries of incorporation / registration and, apart from BluJay Co Limited (formerly Kewill Co. Limited), have 31 March year-ends.

The principal nature of business of trading subsidiary undertakings is the development and/or distribution of computer software and associated services.

There have been no changes to addresses or shares from prior year.

14.	Trade and other receivables

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Trade receivables	31.7	33.1
Less: loss allowance	(2.1)	(2.5)

Trade receivable, net	29.6	30.6
Other receivables	5.3	7.5
Prepayments	10.9	9.1
Accrued income	1.9	1.8

	47.7	49.0

26

Trade and other receivables are denominated in the following currencies:

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Sterling	11.1	7.6
US Dollars	19.3	21.6
Euro	7.7	10.1
Singapore Dollars	1.0	1.5
Other	8.6	8.2

	47.7	49.0

All trade and other receivables are expected to be recovered within 12 months of the year end date. The fair value of trade and other receivables is the same as the carrying values shown above. Loss allowance in respect of trade receivables are expensed as operating expenses. The carrying value of trade receivables and accrued income represents the maximum exposure to credit risk. The Group does not hold any collateral as security.

Expected credit losses are calculated based on a combination of factors, including the ageing of the receivable balances, historical experience of groupings customer segments that have similar loss patterns, current credit status of the customer and forward-looking information such as current economic conditions. The Group considers concentrations of credit risk with respect to trade receivables and accrued income limited due to the Group’s customer base being large and unrelated. The credit risk is managed on a Group basis through the Group’s credit risk management policies and procedures. The on-going credit risk is managed through regular review of ageing analysis.

The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits, and are only with major reputable financial institutions.

Movements on the loss allowance are as follows:

	As at 31 March 2021	As at 31 March 2020
	$m	$m
At 1 April	(2.5)	(1.6)
Foreign exchange	—	0.1
Receivables written off as uncollectible	0.9	0.4
New provisions created	(0.5)	(1.4)

	(2.1)	(2.5)

Expected credit loss

31 March 2021

	Not past due	<30 days	31-60 days	60-90 days	90-120 days	120-180 days	180-360 days	>360 days	Total
Expected credit loss rate	0.2%	0.3%	0.4%	2.0%	4.2%	9.3%	50.0%	100%
Estimated gross carrying amount at default	20.6	5.9	2.4	1.3	0.9	0.6	0.7	1.2	33.6
Loss Allowance	(0.1)	(0.1)	—	(0.1)	(0.1)	(0.1)	(0.4)	(1.2)	(2.1)

27

31 March 2020

	Not past due	<30 days	31-60 days	60-90 days	90-120 days	120-180 days	180-360 days	>360 days	Total
Expected credit loss rate	0.6%	0.7%	1.5%	2.4%	4.2%	9.3%	43.9%	100%
Estimated gross carrying amount at default	22.0	5.0	2.4	1.0	1.3	0.8	0.7	1.7	34.9
Loss Allowance	(0.2)	(0.1)	—	—	(0.1)	(0.1)	(0.3)	(1.7)	(2.5)

15.	Trade and other payables

	Group As at 31 March 2021	Group As at 31 March 2020
	$m	$m
Current
Trade payables	2.3	4.7
Other tax and social security costs	5.3	5.1
Accruals	12.3	11.6
Deferred income	38.5	35.0

	58.4	56.4

Trade and other payables are denominated in the following currencies:

	Group As at 31 March 2021	Group As at 31 March 2020
	$m	$m
Sterling	14.2	10.4
US Dollars	26.6	26.0
Euro	8.9	11.8
Singapore Dollars	1.8	1.2
Other	6.9	7.0

	58.4	56.4

All trade and other payables are expected to be settled within 12 months of the year end date. The fair value of trade and other payables is the same as the carrying values shown above.

16.	Borrowings

Total borrowings comprise:

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Term loans	326.8	314.3

Revolving credit facility	—	17.6

28

These obligations are presented in the Group’s Statement of Financial Position as follows:

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Included in current liabilities	—	17.6
Included in non-current liabilities	326.8	314.3

	326.8	331.9

Maturity profile of the group’s bank loans is as follows:

	Excluding capitalised fees	Capitalised Fees	Net Amount
	$m	$m	$m
In 1 year or less	—	(1.4)	(1.4)
In more than 1 year, but not more than 2 years	—	(1.4)	(1.4)
In more than 2 year, but not more than 5 years	320.5	(3.4)	317.1
In more than 5 years	—	—	—

31 March 2020	320.5	(6.2)	314.3

In 1 year or less	—	(1.5)	(1.5)
In more than 1 year, but not more than 2 years	—	(1.5)	(1.5)
In more than 2 year, but not more than 5 years	331.8	(2.0)	329.8
In more than 5 years	—	—	—

31 March 2021	331.8	(5.0)	326.8

The credit facilities are provided through a syndicate led by TPG Specialty Lending Europe I Advisors Ltd. The term loan facilities includes US dollar denominated loans totalling $170m, pounds sterling denominated loans totalling £35.2m and euro denominated loans totalling €96.9m. The repayment of the terms loans is due in September 2024. The revolving credit facilities comprise an available facility of $20,000,000. The loans are secured by fixed and floating charges over the shareholdings in the principal subsidiary undertakings as well as over the assets of the principal subsidiaries. The loans are subject to standard commercial loan covenants for which the group was fully in compliance throughout the year and to the date of this report.

The interest payable on the credit facilities is fixed in advance, for various time periods up to 3 months by reference to official market rates (e.g. LIBOR) plus a margin. The margin applicable to the term loans is 6.5% and margin applicable to the revolving credit facility is 3%. Under the terms of the Senior Credit Facility Agreement the official market rate used to calculate the rate of interest for the term loan interest period cannot be less than 0.5%. A commitment fee of 1.05% is payable on the portion of the revolving credit facility which is undrawn.

During the year ended 31 March 2021, the average interest rate charged on the bank loans was approximately 7% (2020: 8.10%). The total interest expense in the period on these borrowings, excluding amortisation of capitalised fees, was $23.8m (2020: $25.7m).

	Sterling loan	Euro Loan	USD loan	Total Loans	Borrowing cost	Total
	$m	$m	$m	$m	$m	$m
Balance 1 April 2019	45.9	104.5	170.0	320.4	(7.6)	312.8
New loans – cash	—	4.1	—	4.1	—	4.1
Borrowing costs for new loans-cash	—	—	—	—	(0.1)	(0.1)
Amortisation of borrowing cost-non-cash	—	—	—	—	1.4	1.4
Exchange differences	(2.2)	(1.8)	—	(4.0)	0.1	(3.9)

29

	Sterling loan	Euro Loan	USD loan		Total Loans	Borrowing cost	Total
	$m	$m	$m		$m	$m	$m
Balance 31 March 2020	43.7	106.8	170.0		320.5	(6.2)	314.3
Amortisation of borrowing cost-non-cash	—	—	—		—	1.5	1.5
Exchange differences	4.6	6.7	—		11.3	(0.3)	11.0

Balance 31 March 2021	48.3	113.5	170.0		331.8	(5.0)	326.8

Margin	6.5%	6.5%	6.	%
Base rate	LIBOR	EURIBOR	LIBOR
Revolving credit facility

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Available credit facility	20.0	20.0
Drawn amount	—	(17.6)
Amount available to be drawn	20.0	2.4

Movement revolving credit facility

Credit facility
$m
Balance 1 April 2019	9.9
Drawings on credit facility – cash	14.4
Repayments on credit facility-cash	(6.4)
Exchange differences	(0.3)

Balance 31 March 2020	17.6
Repayments on credit facility-cash	(13.4)
Exchange differences	(4.2)

Balance 31 March 2021	—

17.	Provisions and long-term liabilities

Provisions

	Dilapidations liability	Restructure costs	Total costs
	$m	$m	$m
As at 1 April 2019	0.1	0.1	0.2
Provided for during the year	—	—	—

As at 30 March 2020	0.1	0.1	0.2
Utilised for during the year	(0.1)	(0.1)	(0.2)

As at 30 March 2021	—	—	—

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Analysed as:
Current liabilities	—	0.1
Non-current liabilities	—	0.1

30

Long-term liabilities

The long-term liability for 31 March 2020 relates to deferred consideration for the Era acquisition which closed in October 2018.

$m
As at 1 April 2019	0.2
Provided for during the year	—

As at 30 March 2020	0.2
Utilised for during the year	(0.2)

As at 30 March 2021	—

18.	Deferred taxes

Deferred tax asset recognised

	Deferred tax in respect of losses recognized	Accelerated amortisation and depreciation	Other temporary differences	Total
	$m	$m	$m	$m
As at 1 April 2019	8.4	1.8	1.1	11.3
Recognised in the year
Adjustment in respect of prior periods	(1.5)	(1.1)	1.0	(1.6)
On temporary differences for the period	(1.5)	—	0.2	(1.3)
Acquisition of Expedient	—	—	0.1	0.1
Exchange differences	0.1	—	(0.3)	(0.2)

As at 31 March 2020	5.5	0.7	2.1	8.3
Recognised in the year
Adjustment in respect of prior periods	6.2	(0.1)	3.1	9.2
On timing differences for the period	(3.5)	0.5	(1.2)	(4.2)
Exchange differences	0.6	0.1	(0.5)	0.2

As at 31 March 2021	8.8	1.2	3.5	13.5

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Amount of deferred tax asset expected to be recovered within one year	7.9	4.2
Amount of deferred tax asset expected to be recovered in greater than one year	5.6	4.1

Deferred tax asset unrecognised

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Unrecognised deferred tax asset in respect of:
Trading losses	1.7	1.3
Non-trading losses	5.8	5.3
Capital losses	1.3	1.1
Other assets	5.7	2.3

	14.5	10.0

31

These deferred tax assets have not been recognised as the utilisation of the non-trading losses is restricted and the precise incidence of future profits in the relevant countries and legal entities cannot be predicted accurately at this time. The tax charge in future periods will be reduced by the utilisation of brought forward trading losses.

Deferred tax liability

Deferred tax liability is comprised of the following

	Intangible assets	Accelerated amortisation and depreciation	Other temporary differences	Total
	$m	$m	$m	$m
As at 1 April 2019	7.1	—	—	7.1
Acquisitions (note 10)	1.2	—	—	1.2
Released / charged to income	(4.0)	—	0.6	(3.4)
Exchange rates	(0.1)	—	—	(0.1)

As at 31 March 2020	4.2	—	0.6	4.8
Acquisitions (note 10)	0.2	—	—	0.2
Released to income	(2.5)	5.6	0.2	3.3
Exchange rates	0.3	—	—	0.3

As at 31 March 2021	2.2	5.6	0.8	8.6

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Amount of deferred tax liability expected to be crystalised within one year	1.8	3.2

19.	Current tax liability

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Current tax liability	—	0.1
Overseas tax liability	0.6	0.4

	0.6	0.5

20.	Called up share capital

	Number of shares (actual, not in millions)	Nominal value £m	Called up share capital (equity) $m
Issued, allotted, called up and fully paid:
A Ordinary shares of 1p each	60,093,051	0.6	0.8
B Ordinary shares of 0.1p each	1,334,983	—	—
C Ordinary shares of 0.1p each	6,429,777	—	—
A Preference shares of £1.00 each	38,355,558	38.4	—

31 March 2020		39.0	0.8

A Ordinary shares of 1p each	60,093,051	0.6	0.8
B Ordinary shares of 0.1p each	1,334,983	—	—
C Ordinary shares of 0.1p each	6,949,750	—	—

32

	Number of shares (actual, not in millions)	Nominal value £m	Called up share capital (equity) $m
A Preference shares of £1.00 each	38,355,558	38.4	—

31 March 2021		39.0	0.8

During the year ended 31 March 2021, the Company issued 519,973 new C Ordinary shares of 0.1p to an employee of BluJay Group under the terms of the restricted share plan (see note 27). The C shares were issued at 7.2p per share and total proceeds received amounted to £36,918 (not in millions).

During the year ended 31 March 2020, the Company issued 180,723 new A Ordinary shares of 0.1p in connection with the acquisition of Expedient Software (see note 10) and 1,339,946 new C Ordinary shares of 0.1p under the terms of the restricted share plan. The A shares were issued at £8.39 per share and the C shares were issued at 7.1p per share, and total proceeds received amounted to £1,611,997. In addition, in accordance with the rules of the restricted share plan, a total of 382,766 A Ordinary shares, 1,574,595 B Ordinary shares and 758,720 C Ordinary shares were repurchased from former employees each at the original purchase price, for a total cost of £59,271 (not in millions) and subsequently cancelled.

Each A Ordinary share and each B Ordinary share are entitled to one vote in any circumstances, and rank pari passu with one another. Each C Ordinary share is entitled to one vote on resolutions other than resolutions on other C Ordinary shares. C Ordinary shares shall be treated on a pari passu basis as between each one of them.

Preference shares

Holders of A Preference shares shall be entitled to receive notice of, attend and speak at general meetings, but are not entitled to vote on resolutions. Holders of A Preference shares rank ahead of the ordinary shares on a return of capital.

A fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof accrues to the holders of the A Preference shares, compounding annually. See also note 22.

	As at 31 March 2021	As at 31 March 2020
	$m	$m
Current carrying value in presentation currency of which all is classified as a liability	83.5	68.7

Shares issued / (redeemed) in year / period:
Preference share liability component	—	—
Equity	—	—

Liability component and movement:
Preference share liability component at 1 April	68.7	64.2
Dividends accruing (non-cash)	7.2	7.6
Exchange differences	7.6	(3.1)

Preference share liability component at 31 March	83.5	68.7

33

21.	Reserves

The following describes the nature and purpose of each reserve within equity:

Reserve	Description
Share Capital	Nominal value of subscribed shares.
Share premium reserve	Amount subscribed for share capital in excess of nominal value.
Capital redemption reserve	A non-distributable reserve into which amounts are transferred following the redemption or purchase of own shares.
Foreign currency translation	Includes translation gains or losses on translation of Group’s subsidiaries from the functional currencies to the presentational currency.
Share based payment reserve	Reserve that arose from share based payment charges.
Retained earnings

All other net gains and losses and transactions with owners (e.g., dividends) not recognised elsewhere, including $92.9m of non-distributable reserves. The non-distributable reserve arose on the redemption of preference shares and repurchase of ordinary shares.

22.	Dividends

No ordinary dividends were declared in the years or periods presented.

Holders of A Preference shares are entitled to a fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof (see also note 21). Dividends of £5.5m ($7.2m) were accrued in the year to 31 March 2021 (2020: £6.1m ($7.6m)). These dividends have been recognised as a finance expense in the income statement.

23.	Related party transactions

Transactions with related parties

During the year, the group received advisory and support services from Francisco Partners for which a management charge of $0.7m (31 March 2020: $0.7m) was paid. At 31 March 2021, the Group owed Francisco partners $0.3m (2020: $0.2m).

Key management disclosures as well as director wages and salaries are in note 6.

24.	Financial commitments and contingencies

Total future minimum lease payments (not discounted) under non-cancellable lease rentals are payable as follows:

The Group has used practical expedients in respect of leases of less than 12 months duration and leases for low value items (i.e. below $5,000) and has excluded them from capitalisation under IFRS 16. The minimum lease payments for these leases are:

Land and buildings $m
1 April 2019 (after IFRS 16)	0.2
Within 1 year	0.2
31 March 2020	0.2

Other assets primarily include computer hardware and photocopiers.

34

The minimum lease payments due within one year as at 31 March 2021 are less than $0.1m.

Contingent liabilities

The Group has given a guarantee declaring itself jointly and severally liable for the liabilities of its subsidiary undertaking for the following subsidiaries:

BluJay Solutions Holdings Ltd (formerly Kewill Holdings Ltd)

BluJay Solutions Limited

Blackbay Ltd.

Grosvenor International Systems, Ltd.

The Group has given a guarantee declaring itself jointly and severally liable for the liabilities of its subsidiary undertaking, BluJay Solutions Holding BV, in accordance with Article 403, 1f, Volume 2 of the Dutch Civil Code.

25.	Financial instruments

IFRS 13 requires the classification of financial instruments measured at fair value to be determined by reference to the source of inputs used to derive fair value. The fair values of all financial instruments in all periods are equal to their carrying value. The Group’s financial instruments comprise cash and liquid resources, along with various items such as trade receivables, trade payables, and accruals. The Group policy does not permit entering into speculative trading of financial instruments and this policy has continued to be applied throughout the year.

Financial instruments by category

Assets per statement of financial position

	31 March 2021
	Receivables at amortised cost $m	Fair value through comprehensive income $m	Total $m
Cash and cash equivalents	31.5	—	31.5
Trade receivables	31.7	—	31.7
Other receivables	5.3	—	5.3
Accrued income	1.9	—	1.9

	70.4	—	70.4

Liabilities per statement of financial position

	31 March 2021
	Liabilities at amortised cost $m	Fair value through comprehensive income $m	Total $m
Trade payables	2.2	—	2.2
Accruals	12.3	—	12.3
Other payables	5.3	—	5.3
Bank borrowings	331.8	—	331.8
Lease liabilities	9.3	—	9.3

35

	31 March 2021
	Liabilities at amortised cost $m	Fair value through comprehensive income $m	Total $m
Preference shares	83.5	—	83.5

	444.4	—	444.4

Assets per statement of financial position

	31 March 2020
	Receivables at amortised cost $m	Fair value through comprehensive income $m	Total $m
Cash and cash equivalents	29.1	—	29.1
Trade receivables	30.6	—	30.6
Other receivables	7.5	—	7.5
Accrued income	1.8	—	1.8

	69.0	—	69.0

Liabilities per statement of financial position

	31 March 2020
	Liabilities at amortised cost $m	Fair value through comprehensive income $m	Total $m
Trade payables	4.7	—	4.7
Accruals	11.6	—	11.6
Other payables	5.1	—	5.1
Bank borrowings	320.5	—	320.5
Credit facility drawn	17.6	—	17.6
Lease liabilities	11.0	—	11.0
Preference shares	68.7	—	68.7
	439.2	—	439.2

The currency profile of the cash and cash equivalents was:

	Group As at 31 March 2021 $m	Group As at 31 March 2020 $m
Sterling	3.3	1.7
USD	15.3	5.7
Euro	4.0	15.9
Danish Kroner	0.9	1.1
Singapore Dollar	0.4	0.4
Chinese Yuan Renminbi	0.2	0.1
Japanese Yen	0.6	0.1
Indian Rupee	2.4	0.7
Other	4.4	3.4

Total cash at bank	31.5	29.1

36

Floating rate cash earns interest based on relevant national interest rates ranging from 0.1% to 0.8%.

Group Financial Risk Factors

The Group’s activities expose it to a wide variety of financial risks: liquidity risk, credit risk and market risk (including currency risk, fair value interest rate risk, cash flows interest rate risk). The Group monitors these risks primarily through cash flow forecasting and sensitivity analysis, with a central treasury function identifying and evaluating financial risks in close co-operation with the Group’s main operational functions. The Board agrees principles for overall risk management.

The use of simple financial derivatives is considered in order to hedge specific financial risk where cost effective to do so. The Group does not enter into, or trade, financial instruments, including derivative financial instruments, for speculative purposes.

Liquidity risk

This is the risk that the Group will have insufficient funds to meet its financial liabilities, including scheduled repayments of its borrowing facilities, as they fall due. As the Group is strongly cash generative, and, with a high level of recurring income, its liquidity risk is considered to be low. That said, the Group still remains highly alert to liquidity risk and centrally manages its cash. The objective is to provide efficient cash and tax management and cost effective core funding to operating businesses, and this is undertaken by central pooling of surplus funds via the use of intra-group loans. This process also ensures that there are sufficient funds available to meet the scheduled loan repayments, as well as the expected funding requirements of the Group operations and investment opportunities.

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure that it has sufficient cash to meet operational needs while maintaining sufficient headroom in its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities.

The table below sets out the contractual maturities (representing undiscounted contractual cash-flows) of loans, borrowings and other financial liabilities:

	31 March 2021
	Up to 3 months $m	Between 3 & 12 months $m	Between 1 & 5 years $m	More than 5 years $m	Total $m
Bank borrowings	—	—	331.8	—	331.8
—Interest	5.9	17.6	57.8	—	81.3

Total bank loans	5.9	17.6	389.6	—	413.1
Preference shares	83.5	—	—	—	83.5
Lease liabilities	0.3	3.1	6.8		10.2
Trade & other payables	58.6	—	—	—	58.6

	148.3	20.7	396.4	—	565.4

37

	31 March 2020
	Up to 3 months $m	Between 3 & 12 months $m	Between 1 & 5 years $m	More than 5 years $m	Total $m
Bank borrowings	—	—	320.4	—	320.4
—Interest	5.8	17.3	80.0	—	103.1

Total bank loans	5.8	17.3	400.4	—	423.5
Credit facility drawn	17.6	—	—	—	17.6
Preference shares	68.7	—	—	—	68.7
Lease liabilities	0.3	2.8	8.3	2.3	13.7
Trade & other payables	21.4	—	—	—	21.4

	113.8	20.1	408.7	2.3	544.9

Credit risk

Credit risk is managed on a Group basis, except for credit risk relating to accounts receivable balances. Each local entity is responsible for managing and analysing the credit risk of their new customers before standard payment and delivery terms and conditions are offered. Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables. Treasury policies in place do not allow concentration of risk with individual counterparties and do not allow significant treasury exposures with counterparties which are rated below investment grade. Details on the methods, assumptions, and information used to estimate the expected credit loss are disclosed in note 14.

The Group does not have an individual customer with revenues totalling more than 10% of total revenues.

Market risks are inherent in the use of debt capital, interest rate cash flow risk for example, on top of which, in the course of its normal activities, the Group is routinely exposed to a variety of other financial risks. These are discussed further below.

Market risk

Currency risk

The Group’s currency risk is risk that arises on financial instruments that are denominated in a foreign currency other than the functional currency. The Group’s principal exposure to exchange rate fluctuations arises on the translation of diverse overseas net assets and results into a single presentation currency (currently US dollars) on consolidation. Overseas investments are not hedged, but the level of such balance sheet exposure will be regularly monitored to ensure this remains appropriate. Translation exposures on direct transactions, such as fund transfers between Group countries, will be managed by reviewing movements on exchange rates.

The Group’s borrowings are denominated in a mixture of US dollars, pounds sterling and euros. This matches closely the Group’s underlying cash generation, so mitigating significantly any economic currency risk on servicing the debt. However, given a US dollar presentation currency for the consolidated financial statements, the group may experience significant non-cash foreign exchange retranslation variances in the presentation of its debt going forwards.

Interest rate risk

The Group’s interest rate risk arises from US Dollar and non-US Dollar borrowings. During 2021 and 2020 the Group’s borrowings were denominated in United States Dollars, Sterling and Euros.

At 31 March 2021 each 0.1% increase in the relevant base above a 0.5% base would add approximately $0.3m to the total interest expense for the next twelve months (31 March 2020: $0.3m). The current Euro, USD and GBP

38

base rates are significantly below the 0.5% base and would require relevant base rates increase of around 1.0%, 0.3% and 0.4% respectively before any additional interest charges were due.

The table below approximates the impact on the Group’s profit before tax of a +/- 10% exchange rate movement (of US dollars against the specified currency, with all other variables held constant) of the Group’s major non-USD trading currencies during the year.

	For the year ended 31 March 2021 $m	For the year ended 31 March 2020 $m
Euro + / -	0.5	0.1
Pounds Sterling + / -	1.2	0.8

	1.7	0.9

Capital risk

The Group’s overall objective when managing capital and other financial risk is to safeguard its and the entities in the Group’s ability to continue as a going concern in order to provide returns to shareholders (investors) and benefits to other stakeholders. The overall strategy remains consistent over the fiscal years.

During the period, the Group financed its operations through a mixture of new equity and bank borrowings. At 31 March 2021, the capital structure of the Group primarily consisted of gross debt totalling $331.8m and equity attributable to equity holders totalling $84.3m (inclusive of preference shares). This equates to a gearing ratio of 80%.

The Group seeks to maintain an optimal level of bank borrowings as part of the long-term capital structure of the entity. The Group will review its capital structure regularly to consider the cost of capital and the risks associated with each class of capital.

26.	Deferred revenue

Deferred revenue movements related to invoicing and revenue recognition for the period are noted below. Based on the nature of BluJay’s business and when the performance obligations will be met, the ending deferred revenue will be recognized within one year from year-end.

$m
As at 1 April 2019	33.4
Amounts from acquisitions	0.4
Amounts invoiced	154.4
Revenue recognised	(152.6)
Foreign exchange	(0.6)

As at 31 March 2020	35.0
Amounts invoiced	158.4
Revenue recognised	(156.1)
Foreign exchange	1.2

As at 31 March 2021	38.5

Revenue recognised prior year deferred revenue in the current year was $35.3m (2020: $32.9m).

39

27.	Share based payments

The Group operates a restricted share plan (the “plan”) under which certain members of senior management are invited to purchase shares which are subject to the terms and conditions set out in the plan or related award documents. In accordance with IFRS2, purchases of shares under the plan are accounted for as equity-settled share-based payments.

Shares purchased under the plan are subject to vesting conditions, of the total number of shares in each award 50% are subject to exit-vesting conditions and the remaining 50% time-based vesting conditions. Exit vesting is a non-market performance condition. Exit vesting shares become vested upon a sale or listing of the Group provided the award holder remains an employee of the Group. This means that the length of the vesting period for exit vesting shares is dependent on achieving the non-market performance condition and should be accounted for as a grant with variable vesting period. In these circumstances the Company estimates at grant date whether (a) the employees will complete the requisite service period and (b) the non-market performance condition will be satisfied. At each reporting date the probability of exit is reassessed and when the event becomes probable a cumulative catch-up adjustment is posted. The time-based vesting shares are vested at the rate of 1/48 a month following the granting of the shares however all unvested time vesting shares will become vested on the sale of the Group. Accordingly, the time-vesting shares have been accounted for on the same basis as exit-vesting shares.

The fair value at grant date is independently determined using a probability-weighted expected returns methodology, which is an appropriate future-orientated approach when considering the fair value of options/
shares that have no intrinsic value at the time of issue. In this case the expected future returns were estimated by reference to the expected proceeds attributable to the underlying shares at exit, as provided by management, including adjustments for expected net debt, transaction costs and priority returns to other shareholders. This is then discounted into present value terms adopting an appropriate discount rate.

During the year an Award holder has subscribed for 519,973 shares (FY20: 1,339,946 shares) at a price of £0.071 per C Ordinary Share (FY20: £0.071). The fair value for the shares purchased have been determined as £0.84 per C Ordinary Share (FY20: Weighted Average £0.34 per C Ordinary Share). The difference between the price paid per share and the fair value per share is the cost per share to be used in determining the share-based payment charge.

An amount of $1.1m has been expensed during the year and includes the cumulative impact of re-assessing exit probability. There was no share-based payment charge expensed in FY20 because the amount was considered not material.

28.	Control

The ultimate controlling entity is Francisco Partners III L.P., of 1 Letterman Drive, Building C—Suite 410, San Francisco, CA 94109

29.	Subsequent event

On 4 May 2021, a subsidiary of the Group entered into a Stock Purchase Agreement to acquire Raven Logistics, Inc. for $15m cash. Raven is a leading logistics management company focused on rail transportation, offering a SaaS Rail TMS solution and managed services for the North American shipper market. Raven is expected to contribute $4.2M in revenue and $1m in EBITDA in FY22. Closing date is expected to be 1 July 2021.

On 27 May 2021 E2open Parent Holdings, Inc. (E2open) announced it will acquire BluJay Solutions with completion expect to take place during the calendar year third quarter of 2021, subject to regulatory approvals. This transaction will constitute a change of control under the Group’s existing facilities agreement. Under the terms of the acquisition documents E2open has agreed to provide funding for the Group including repaying outstanding amounts under the facilities agreement which will become due and payable on completion.

40

Exhibit 99.3

BluJay Topco Limited Unaudited Consolidated Financial Statements
Consolidated Income Statement for the Year Ended March 31, 2019	2
Consolidated Statement of Comprehensive Income for the Year Ended March 31, 2019	2
Consolidated Statement of Changes in Equity for the Year Ended March 31, 2019	3
Consolidated Balance Sheet as at March 31, 2019	4
Consolidated Cash Flow Statement for the year ended March 31, 2019	5
Notes to the Financial Statements	6

41

Consolidated income statement for the year ended 31 March 2019

		Year ended 31 March 2019
Continuing operations	Note	$000
Revenue	24	161,459
Operating expenses		(138,738)
Operating profit		22,721

Analysed as:
Operating profit before amortisation of intangibles, reorganisation costs and acquisition costs		47,873
Acquisition costs	1	(1,661)
Reorganisation costs	1	(2,813)
Amortisation of other intangibles	8	(20,678)
Operating profit		22,721

Interest receivable on cash and short-term deposits		17
Finance costs	2	(32,844)
Loss before gain on equity investment and taxation		(10,106)
Gain on equity investment	26	1,131
Loss before taxation	3	(8,975)
Taxation	4	(5,626)
Loss for the year		(14,601)

Consolidated statement of comprehensive income for the year ended 31 March 2019

Year ended 31 March 2019
$000
Loss for the year	(14,601)
Other comprehensive income:
Currency translation differences	7,921
Total comprehensive loss for the year	(6,680)

The accompanying accounting policies and notes form an integral part of the financial statements.

42

Consolidated statement of changes in equity for the year ended 31 March 2019

		Share capital	Share premium	Capital redemption reserve	Translation reserve	Non- distributable retained deficit	Retained deficit	Total
	Note
		$000	$000	$000	$000	$000	$000	$000
At 1 April 2018		34,870	-	98	4,280	(30,505)	(150,937)	(142,194)

Shares issued	21	8	538	-	-	-	-	546
Shares repurchased	21	(34,021)	-	92,666	3,727	(62,372)	-	-

Loss for the year		-	-	-	-	-	(14,601)	(14,601)
Transfer to capital redemption reserve		-	-	8	-	-	(8)	-
Reallocation in respect of preference share discount		-	-	-	-	-	-	0
Currency translation differences		-	-	-	7,921	-	-	7,921
Total comprehensive loss for the year		-	-	8	7,921	0	(14,609)	(6,680)

At 31 March 2019		857	538	92,772	15,928	(92,877)	(165,546)	(148,328)

The accompanying accounting policies and notes form an integral part of the financial statements.

43

Consolidated balance sheet as at 31 March 2019

	Note
		Year ended
		2019
		$000
Assets
Non-current assets
Goodwill	7	177,113
Other intangible assets	8	37,589
Property, plant and equipment	9	7,194
Deferred tax assets	13	11,349
		233,245
Current assets
Inventories	11	31
Trade and other receivables	12	46,169
Cash and cash equivalents	19	13,204
		59,404

Total assets		292,649

Liabilities
Current liabilities
Trade and other payables	14	(46,334)
Borrowings	17	(9,853)
Preference share liability	21	(64,176)
Current tax liabilities	15	(367)
Provisions	20	(95)
		(120,825)
Net current liabilities		(61,421)

Non-current liabilities
Borrowings	17	(312,778)
Deferred tax liabilities	16	(7,077)
Long term liabilities	20	(168)
Provisions	20	(129)
		(320,152)

Total liabilities		(440,977)

Net liabilities		(148,328)

Shareholders' equity

Called up share capital	21	857
Share premium		538
Capital redemption reserve		92,772
Cumulative translation reserve		15,928
Non-distributable retained deficit	21	(92,877)
Retained (deficit)/earnings		(165,546)

Total shareholders' equity		(148,328)

The accompanying accounting policies and notes form an integral part of the financial statements.

44

Consolidated cash flow statement for the year ended 31 March 2019

	Note
		Year ended 31 March 2019
Cash flows from operating activities		$000
Cash generated from operations		39,698
Interest paid		(26,436)
Income tax paid (net)		(5,538)
Net cash generated from operating activities		7,724

Cash flows from investing activities
Acquisition of CSF group	26	(9,340)
Acquisition of Grosvenor	26	(5,527)
Acquisition of Era	26	(1,278)
Purchase of property, plant and equipment		(3,989)
Expenditure on capitalised research and development costs	8	(7,652)
Net cash used in investing activities		(27,786)

Cash flows from financing activities
Net proceeds from issue of ordinary and preference shares	21	523
Repurchases of ordinary shares	21	31
New bank borrowings - gross proceeds received		15,015
Fees paid in respect of new bank borrowings		(413)
Drawings on revolving credit facility		25,744
Repayments of revolving credit facility		(15,290)
Net cash generated from/(used in) financing activities		25,610

Net increase/(decrease) in cash and cash equivalents		5,548
Cash and cash equivalents at the start of period		8,156
Effect of foreign exchange rate changes		(500)
Cash and cash equivalents at the end of period		13,204
Reconciliation of loss for the year to cash generated from operations
		Group Year ended 31 March 2019
		$000
Loss before taxation		(8,975)
Depreciation charges	9	2,837
Amortisation of other intangible assets	8	20,678
Amortisation of other arrangement fees		1,452
Gain on remeasure of fair value of equity investment		(1,131)
Non-cash foreign exchange differences		(3,410)
Interest receivable		(1,972)
Interest payable		33,366
(Increase)/decrease in trade and other receivables		5,828
Increase/(decrease) in trade and other payables and provisions		(8,975)
Cash generated from operations		39,698

The accompanying accounting policies and notes form an integral part of the financial statements.

45

General information

The consolidated financial statements include BluJay Topco Limited and its subsidiaries (together referred to as the Company or Group). The Group’s principal activity is to provision software and associated services to give their customers insight, agility, and tools they need to better deliver customer service and streamline global supply chain execution.

Functional and presentation currency

These financial statements are presented in United States dollars.

Significant accounting policies

The significant accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to both years presented, unless otherwise stated.

a)	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the International accounting Standards Board (IASB). The financial statements have been prepared under the historical cost convention. The principal accounting policies adopted are set out below.

The preparation of financial statements in conformity with International Financial Reporting Standards as adopted by the International Accounting Standards Board requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Significant estimates are used for, but not limited to: impairment of goodwill and investments, valuation of intangible assets, and recognition of deferred tax assets (see also below).

At the date of authorisation of these financial statements, the following new standards and interpretations which have not been applied in these financial statements were in issue but not yet effective:

•	IFRS 16 Leases
•	IFRIC Interpretation 23 Uncertainty over Income Tax Treatments
•	Amendments to IFRS 9: Prepayment features with negative compensation (issued 12 October 2017)
•	Amendments to IAS 19: Plan Amendment, Curtailment or Settlement (issued on 7 February 2018)
•	Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures (issued 12 October 2017)

It is anticipated that there will be minimal impact on the financial statements from the adoption of these new and revised standards. The quantum of this impact is being assessed. IFRS 16 will bring operating leases onto the balance sheet, and result in a proportion of the rental expense being disclosed as interest. An indication of the quantum of the changes is provided by the disclosures in note 23.

Going concern

Going concern considerations are discussed in the Strategic and Directors’ reports.

After making enquiries, the Directors have a reasonable expectation that the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis of accounting in preparing the annual financial statements.

The Group meets its day-to-day working capital requirements using cash in hand and is expected to generate sufficient free cash flow going forwards to meet scheduled repayments of its borrowings as well as to meet other liabilities as they fall due.

The Group’s forecasts and projections, taking into account reasonably possible changes in trading performance show that the Group should be able to operate within the level of these current resources and borrowing facilities to cover its liabilities as they fall due. Therefore, the Directors continue to adopt the going concern basis of accounting in preparing the Annual Report and financial statements.

Consolidated net liabilities at 31 March 2019 amounted to $148.3m, which is mainly the result of the accounting treatment of the preference shares and their accrued dividends (see notes 21 and 27). The holders of the preference

46

shares, Francisco Partners and Temasek, have confirmed that they will not seek to redeem these shares unless BluJay Topco Ltd has the ability to repay without impacting its ability to continue as a going concern (and for at least a minimum period of twelve months from the date of approval of these statutory financial statements).

b)	Consolidation policy and goodwill

The Group financial statements consolidate the financial statements of the Company and all of its subsidiary undertakings. The accounts of each company in the Group have been prepared to 31 March 2019. The results of subsidiary undertakings have been included from the date of acquisition or up to the date of disposal being the date control passes. All intra-group profits and trading are eliminated on consolidation.

The purchase method of accounting is used to account for the acquisitions of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments used and liabilities incurred or assumed at the date of exchange. Acquisition related costs are not included in the cost of acquisition, but charged to operating expenses as they are incurred. Any pre-existing equity interest in the entity acquired is remeasured to fair value at the date of obtaining control, with any resulting gain or loss recognised in profit or loss. Identifiable assets and liabilities and contingent liabilities assumed in a business combination are measured initially at the fair values at acquisition date.   The excess of cost of acquisition over the fair value of the Group’s share of the identifiable net assets is recorded as goodwill. Any changes in the Group’s ownership interest subsequent to the date of obtaining control are recognised directly in equity, with no adjustment to goodwill.

Deferred consideration is measured at fair value. Deferred consideration payable in more than one year, forming part of the cost of acquisition, is discounted to a present value. The unwinding of this discount is shown as part of finance costs in the income statement. Any changes to the cost of an acquisition, including deferred consideration, resulting from events after the date of acquisition are recognised in profit or loss.

Goodwill is capitalised on the balance sheet and allocated to cash generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The carrying value of goodwill is cost less accumulated impairment losses.

c)	Segmental reporting

The Group has chosen not to publish segmental reporting information other than that required by the Companies Act.

d)	Intangible assets (other than goodwill)

Intangible assets are included at cost or fair value to the Group at the date of acquisition, assessed on an estimate of the present value of future cash flows projected to arise from the use of those intangible assets, less amounts written off representing impairment in value.

Amortisation is calculated to write off the cost of the intangible assets on a straight-line basis over their expected useful economic lives, for each individual asset, which for all intangible assets is currently between 3 and 5 years.

The Group’s intangible assets comprise intellectual property (principally comprising computer software acquired or developed for sale to customers), brand values and customer base (contractual customer relationships acquired in a business combination).

e)	Impairments

Impairment tests on the carrying value of goodwill and other assets subject to amortisation are undertaken if events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is also tested for impairment at least annually. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that have been previously impaired are reviewed for possible reversal of the impairment at each reporting date.

f)	Property, plant and equipment and depreciation

Property, plant and equipment are stated at historical cost less depreciation and, when appropriate, provision for impairment. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Depreciation is provided at rates calculated to write off the cost of fixed assets less estimated residual value on a straight-line basis over the expected useful economic lives of the assets concerned. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

47

The annual rates used from date of purchase are:

Freehold land & buildings	4-5%
Leasehold improvements	10-20% (or the lease term if shorter)
Fixtures, fittings and equipment	33%

g)	Investments

Investments are included in the balance sheet at cost less amounts written off, representing impairment in value. Impairment charges are recorded if events or changes in circumstances indicate that the carrying value may not be recoverable and are charged to the income statement.

h)	Inventory

Inventory is stated at the lower of cost and net realisable value after making allowance for slow-moving and obsolete inventory. Cost of finished goods is based on purchase price on a first in first out basis.

i)	Foreign currencies

Transactions in foreign currencies are translated into each company’s functional currency at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated into each company’s functional currency at the rates of exchange ruling at the balance sheet date. Other foreign exchange gains and losses are taken to the income statement in the year in which they arise.

For the purposes of presenting the consolidated financial statements, the results of foreign operations are translated into dollars, the Group’s presentation currency, at the monthly average exchange rate. The assets and liabilities are translated at rates of exchange ruling at the end of the financial year. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity.

j)	Income recognition

(i)	Revenue from sale of goods and services

The Group adopted International Financial Reporting Standards (IFRS) 15, Revenue from Contracts with Customers (IFRS 15) on March 1, 2018. The Group has applied IFRS 15 using the cumulative effect method and therefore the comparative information has not been restated and continues to be reported under IAS 18 and IAS 11. The details of accounting policies under IAS 18 and IAS 11 are disclosed separately if they are different from those under IFRS 15 and the impact of changes is disclosed in Note 24.

Revenue is measured based on the consideration specified in a contract with a customer VAT and other sales-related taxes and are adjusted for variable considerations related to discounts. The Group recognises revenue when it transfers control over a product or service to a customer. The period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Therefore, as a practical expedient, the Group has not adjusted the promised amount of consideration for the effects of a significant financing component.

Transaction price includes but is not limited to, estimating variable consideration and measuring obligations for returns, refunds and other similar obligations. We have considered the following factors and determined that these do not have a significant impact of the transaction price: time value of money, non-cash considerations, allocation of transaction price including stand-alone selling price, and allocating discounts and variable considerations.

The Group does not have a service type warranty, therefore, it is not considered a separate performance obligation. Also, sale of the Group’s products do not have a significant financing component and payments are typically due within 30 days of satisfaction of the performance obligation.

The Group previously recognised commission fees payable related to the contracts as selling expenses when they were incurred. Under IFRS 15, the Group capitalises these commission fees as costs of obtaining a contract when they are incremental and – if they are expected to be recovered – it amortises them consistently with the pattern of revenue for the related contract. If the expected amortisation period is one year or less, then the commission fee is expensed when incurred. Total amount capitalised as a result of commissions is $2.1 million and balance remaining as of March 31, 2019 is $1.9 million.

In the Comparative period, revenue was measured at the fair value of the considerations received or receivable. Revenue from the sale of goods and services was recognised when the significant risks and reward of ownership had been transferred to the customer, recovery of consideration was probable, the associated costs and possible returns

48

for be estimated reliably, there was not continuing management involvement with the goods and the amount of revenue could be measured reliably. Revenue from rendering services was recognised in proportion to the stage of completion of work performed at the reporting date.

(ii)	Nature of goods and services

The Group offers software licences, software-as-a-service (SaaS), logistics-as-a-service (LaaS), hardware, support / maintenance, installation, consultancy, training, hosting, network usage and support services related to these products. In accordance with IFRS 15, licence, customized software, professional services (including software installation and training), licence maintenance, and hardware are considered to be distinct; and network usage and support services are distinct goods and services that have the same pattern of transfer to the customer over time.

Software-as-a-Service (SaaS)

SaaS agreements cover a range of different software products and principally provide logistical solutions that connects the customer to suppliers and supply chain by providing customer access to the Group’s hosted software. These deliver a suite of standard software packages with a tailored professional service that integrates and optimises a solution. While majority of the sales are made directly by BluJay, it also has agreements with resellers to sell the Group’s products. Revenue from the SaaS arrangement is recognized over the term of the contract utilizing the output method. Revenue recognition over time is considered appropriate based on provisions of IFRS 15 paragraph 35 as the customer simultaneously receives and consumes the benefits provided by BluJay. In addition, for SaaS contract, customers also pay for network usage and access fees. Revenue from these services is recognized over the term of the contract. Contractual term for average SaaS agreement is approximately 3 years.

Logistics-as-a-Service (LaaS)

LaaS services provide end-to-end freight management solutions and are made up of several different components which collectively provide the desired service to the customer. The LaaS agreements first require SaaS to be provided. The terms of SaaS do not vary significantly when LaaS is also provided. Revenue from the LaaS arrangement is recognized over the term of the contract utilizing the output method.

License

License agreements give the customer the perpetual software license. Licensed software is includes various products and is and typically includes a maintenance agreement. While revenue for license sales is recognized at a point in time as the product is delivered, maintenance revenue is a stand ready to perform obligation and revenue is recognized over the term of the contract.

Professional Services

SaaS, LaaS, and licensing agreements typically also include professional services. These services provide software implementation services including, implementation, configuration, training and other similar services to creates interfaces between BluJay’s software and customers systems. Revenue from these services is recognized over time using input method as professional services are being performed. Revenue recognition over time is considered appropriate based on provisions of IFRS 15 paragraph 35 as BluJay’s services do not create an asset with alternate use.

(iii)	Other income

Bank interest receivable is accrued on a time basis taking account of the principle outstanding and interest rate applicable. Dividend income from investments is recognised when the right to receive payment is established.

k)	Current and deferred tax

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case the tax is also recognised in other comprehensive income or directly in equity, respectively.

The charge for current tax is based on the results for the year as adjusted for items which are non-assessable or disallowed.   It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised, using the liability method on an undiscounted basis, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis

l)	Research and development expenditure

Expenditure on research activities related to the development of the Group’s products is recognised as an expense as it is incurred.

An internally-generated intangible asset arising from the Group’s product development is recognised only if all of the following conditions are met:

•	an asset is created that can be identified (such as software and new processes);
•	it is probable that the asset created will generate future economic benefits; and
•	the development cost of the asset can be measured reliably.

Amounts capitalised in response to this policy are presented in note 8.

m)	Pension costs

The Group operates a number of defined contribution pension schemes. The charge against the income statement is the amount of contributions payable to the pension schemes in respect of the accounting period.

n)	Operating and finance leases

Leases in which a significant proportion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Lease rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. All other leases are treated as finance leases.

o)	Provisions

Provisions for restructuring costs, legal claims and onerous contracts are recognised when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

p)	Financial instruments

Financial assets and financial liabilities are recorded in the Group’s balance sheet when the Group becomes a party to the contractual obligations of the instrument. Non-derivative financial instruments are recognised initially at fair value plus any directly attributable transaction costs. Income and expenditure arising on financial instruments is recognised on an accruals basis and taken to the income statement in the financial period in which it arises.

The Group’s financial assets comprise cash and cash equivalents or receivables.

The Group’s non-derivative financial liabilities comprise bank borrowings, trade payables, accruals, contingent consideration or onerous contractual obligations. All have fixed and determinable payments that are not quoted in an active market.

All financial assets and financial liabilities are included in current assets or current liabilities, as appropriate, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets or liabilities.

2BluJay Topco Ltd Financial Statements 2019

(i)	Cash and cash equivalents

Cash is defined as cash in hand and on demand deposits. Cash equivalents are defined as short-term, highly liquid investments with original maturities of twelve months or less but which can be drawn in less than 3 months.

(ii)	Trade receivables and payables, including accruals

Trade receivables and payables do not carry any interest and are stated at their nominal value. Provision is made for estimated irrecoverable receivables.

(iii)	Bank borrowings

Bank loans are recorded at proceeds received, net of finance costs. Finance charges and issue costs are accounted for on the effective interest rate method to the income statement.

Borrowing costs are recognised in profit or loss in the period in which they are incurred, unless they are directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use. The Group has no such qualifying assets at the present time.

(iv)	Derivative financial instruments

Derivative financial instruments are held at fair value. Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise. At the present time, the Group does not have any derivative financial instruments that do qualify for hedge accounting.

(v)	Equity instruments

Equity instruments issued by the Company are recorded at proceeds received, net of direct issue costs. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

(q) Preference shares

All preference shares in issue are compound instruments. The debt element of these financial instruments arises from the contingent settlement provisions which creates an unavoidable obligation to deliver cash or other financial assets to the holders on sale or listing of the entity at the sole discretion of the holder of these instruments. The equity element of these financial instruments arises as the holder of these financial instruments are entitled to a discretionary dividend over and above the fixed dividend which evidences an interest in the net assets of the group.

Critical accounting judgements and key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

Revenue recognition

The Group’s revenue recognition accounting policy is that “revenue is recognised when a contract exists, delivery has occurred and the fee is fixed or determinable and collectable”. However, the Group’s business includes the provision of software, in particular software licences and customised software, for which the asset provided is purely intangible. As a result, management often has to make judgements about cut-off; where to recognise the delivery of such intangible assets within projects and licences, as well as when to account for new revenue contracts.

Preference shares

In accordance with the Group’s accounting policy these financial instruments are deemed to be compound instruments. We have considered the fair value of the compound instrument as a whole and this is determined at the present value of the contractual cash flows, the instrument as a whole (i.e., including estimated discretionary dividends cash flows), discounted at a market rate for the instrument. We have estimated that the liability component is recognised at the full amount of the fair value of the instrument as there is the potential that a contingent settlement via a sale or list could occur in the foreseeable future. As such the fair value of the equity component is £nil, as the fair value of the liability component is equal to the full redemption value of the compound instrument as a whole.

In addition, these financial instruments are classified under current liabilities as there is no unconditional right to defer payment for 12 months or more and the change of control event is deemed to be outside the control of the Blujay group.

3BluJay Topco Ltd Financial Statements 2019

Key sources of estimation uncertainty

(i)	Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating units to which goodwill can be allocated. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash generating unit and a suitable discount rate in order to calculate present value.

The Group prepares a valuation based on expected performance going forward. The growth rate assumptions are in relation to periods covered by Board approved plans. Other key assumptions are the discount rate, where the Group uses its corporate weighted average cost of capital and the conversion to cash ratio of future profits.

It is impractical to disclose the extent of the possible effects of uncertainty in respect of a key assumption at the balance sheet date. It is possible that future outcomes that differ to the key assumptions could result in a material adjustment to the carrying value of the Group’s goodwill.

The carrying amount of goodwill at the balance sheet date was $177,113,000. Details regarding the goodwill carrying value and assumptions used in carrying out the impairment reviews are provided in note 7.

(ii)	Impairment of investments

The Group has also carried out an impairment review on the value of investments held by the Company. Where the investment is held in a company which has an ongoing trade, the value is derived by a value in use calculation of the cash generating units. This is done on a similar basis to that used in the impairment of goodwill calculation set out above and is therefore subject to the same judgement and estimations. Where the investment is held in a company which is no longer trading, the value is derived from the carrying value of the net assets on the balance sheet of the entity.

(iii)	Intangible assets

To determine the fair value of intangible assets in respect of intellectual property, brand values and customer relationships identified on the acquisition of businesses or subsidiaries, the Group uses various assumptions including the market royalty rates, estimated discount rates, expected levels of customer retention and profit margins relevant to the market in which the business operates. These assumptions have been applied in particular in respect of the purchase of CSF in April 2018, Grosvenor International Systems in August 2018, Era S.r.l. in October 2018, Blackbay in April 2017 and the LeanLogistics businesses acquired in June 2016 as well as a US business (trade and assets) acquired in the period ended 31 March 2015 and the Four Soft business acquired in the year ended 31 March 2014.

Recognition of capitalised development costs is dependent on assumptions of generating future economic benefits. Actual outcomes may differ.

Estimation of the useful economic lives of intangible assets is required for amortisation purposes, but again involves an assessment of uncertain future outcomes.

(iv)	Recognition of deferred tax asset

To determine the extent to which future taxable profits will be available against which temporary differences can be used the Group considers the current and forecast profitability of the relevant legal entity in the relevant country.

4BluJay Topco Ltd Financial Statements 2019

1.	Acquisition costs, reorganisation costs and other exceptional costs

Reorganisation costs of $2,813,000 in 2019 comprised costs of significant worldwide restructuring activity, both before and after the Blackbay, CSF, Grosvenor, and Era acquisitions, undertaken in order to streamline operations and invest in new and improved business processes. The costs include consultancy and other professional charges along with redundancy payments. There were acquisition costs of $1,661,000 recorded

2.	Finance costs

		Year ended 31 March 2019
	Note	$000
Interest payable on bank overdrafts and short term borrowings		26,470
Amortisation of capitalised fees		1,452
Preference share dividends	25	4,922
Finance costs		32,844

3.	Loss before taxation

		Year ended 31 March 2019
	Note	$000
Group loss before taxation is stated after charging/(crediting):

Staff costs	5	75,312
Total audit fees payable to the Company's auditor (see below)		395
Total non-audit fees payable to the Company's auditor (see below)		44
Depreciation of property, plant and equipment	9	2,837
Loss on disposal of property, plant and equipment		697
Amortisation of other intangible assets	8	20,678
Operating lease rentals - land and buildings		3,293
Operating lease rentals - other assets		272
Bad debt expense	12	2,091
Repair and maintenance expenditure on property, plant and equipment		899
Net foreign exchange (gains)/losses		(3,410)
Research & development
- total expenditure		15,110
- of which capitalised	8	7,652

Analysis of auditor's remuneration:
- fees payable to the Company's auditor for the audit of the Company's annual accounts		100
- fees payable to the Company's auditor for other services
* the audit of the Company's subsidiaries		295
		395

* taxation services
book-keeping and payroll services		44
		44

Fees payable by the Company's auditor for the audit of the Company's annual accounts have been borne on its behalf by its subsidiary undertakings, BluJay Solutions Holdings Limited and BluJay Solutions Limited.

Fees payable to the Company's auditor and their associates for non-audit services to the Company are not required to be disclosed because the consolidated financial statements are required to disclose such fees on a consolidated basis.

5BluJay Topco Ltd Financial Statements 2019

4a.	Taxation

Year ended 31 March 2019
$000
Current tax
Current income tax charge	3,704
Adjustments in respect of prior periods	79
Deferred tax
Origination and reversal of temporary differences	2,156
Adjustments in respect of prior periods	(215)
Change in future expected tax rates	(98)

Total taxation charge / (credit)	5,626

4b.	Reconciliation of tax

Year ended 31 March 2019
The tax on the Group's loss before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the Group as follows:	$000

Loss before tax	8,975

Tax on loss before tax at weighted average rate for the Group of 20.87%	(1,876)

Factors affecting charge for the year
Adjustments to tax charge in respect of prior periods	(136)
Acquisition costs not deductible	269
Other expenses not deductible for tax purposes	917
Current year losses not recognised	776
Utilisation in year of previously unrecognised losses	(419)
Recognition of other assets	5,496
Impact on deferred tax of change in future expected tax rates	98
Withholding taxes paid and expensed	8
Effect of foreign exchange movements	51
Local rate differences from Group rate	442
Total taxation charge / (credit)	5,626

4c.	Factors affecting future tax charges

At the balance sheet date, the group had an unrecognised deferred tax asset in respect of losses of $11,609,000 available for offset against future profits (see note 13).

5.	Employees

The average monthly number of Group and Company employees, including executive Directors, during the period was as follows:

Year ended 31 March 2019
Number
Technical and sales	1,040
Administrative	105
Total employees	1,145

6BluJay Topco Ltd Financial Statements 2019

5.	Employees (Continued)

Staff costs during the period, including executive Directors

Year ended 31 March 2019
$000
Wages and salaries	65,150
Social security costs	7,738
Other pension costs	2,424
Total staff costs	75,312

Key management compensation

Year ended 31 March 2019
Number
Salaries and short-term employee benefits	3,817
Post-employment benefits	12
Total key management compensation	3,829

The key management compensation figures above include a total of 22 personnel, comprising directors and senior functional management.

Of the total emoluments above, an aggregate amount of $531,000 is attributable to the highest paid director, being wholly salary and short term employee benefits. $923,000 was paid to directors during the year for salaries and wages and $62,000 was paid for short-term employee benefits (consisting of social security costs and allowances). There was no share based payment charge in 2019.

6.	Pension scheme costs

The Group operates a number of defined contribution pension schemes in the United Kingdom and overseas. The total contributions payable in respect of these schemes amounted to $2,524,000.

7.	Goodwill

Movements during the year are summarised as follows:

Year ended 31 March 2019
$000
Group

Net book amount
At 1 April	169,035
Acquisition of CSF group (see note 26)	8,035
Acquisition of Grosvenor (see note 26)	3,680
Acquisition of Era group (see note 26)	1,128
Foreign exchange differences	(4,765)
At 31 March	177,113

7BluJay Topco Ltd Financial Statements 2019

7.	Goodwill (Continued)

The carrying amounts of goodwill by geography are as follows:

Year ended 31 March 2019
$000
Europe	56,722
Americas	105,409
Asia	14,982
177,113

Goodwill recognised at 1 April 2018 arose on either the acquisition of the Blackbay group in April 2017, the US TMS business in September 2014, the Four Soft software group in October 2013, the Kewill plc software group in July 2012, or the LeanLogistics software group in June 2016. The goodwill recognised in the year 31 March 2019 related to CSF, Grosvenor and Era. These acquisitions were recognised in Europe.

Goodwill arising from these business combinations has been allocated to groups of cash-generating units (or "CGUs") based on the lowest level within the Group at which the goodwill is monitored for internal management purposes. The goodwill was tested for impairment at 31 March 2019 and will continue to be tested annually, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the CGUs are determined from value in use calculations.

The key assumptions for the value in use calculations are those regarding the growth in future cash flows, driven by revenue growth, and discount rates. These calculations use pre-tax forecast cash flows derived from the most recent financial plan approved by management for the year ended 31 March 2020. All cash flows beyond March 2020 are extrapolated using a growth rate of 3%, through to March 2023, after which a growth rate of 0% is used in perpetuity thereafter. The discount rate used to discount the forecast cash flows for the CGUs ranges from 11% to 12.5% and is estimated by reference to the weighted average cost of capital and the degree of risk attached to an individual CGU.

The impairment tests performed show that the fair value of the un-impaired goodwill is in excess of its book value.

8.	Other intangible assets

Movements during the period are summarised as follows:

	Year ended 31 March 2019
	Intellectual property	Brand names	Customer relation-ships	Non-compete agreements	Capitalised development costs	Total
	$000	$000	$000	$000	$000	$000
Cost
At 1 April	94,315	12,142	45,557	9,190	4,003	165,207
Acquisition of CSH group	1,663	-	2,710	-	-	4,373
Acquisition of Grosvenor	260	-	2,208	-	-	2,468
Acquisition of Era	93	12	487	-	-	592
Capitalised in period	-	-	-	-	7,652	7,652
Foreign exchange	(3,701)	(500)	(1,477)	(104)	-	(5,782)
At 31 March	92,630	11,654	49,485	9,086	11,655	174,510

Amortisation	-	-	-	-	-	0
At 1 April	75,570	12,087	26,640	6,076	730	121,103
Charge for the period	8,811	63	7,629	2,683	1,492	20,678
Foreign exchange	(3,289)	(496)	(980)	(96)	1	(4,860)
At 31 March	81,092	11,654	33,289	8,663	2,223	136,921

Net book amount At 31 March	11,538	0	16,196	423	9,432	37,589

8BluJay Topco Ltd Financial Statements 2019

8.	Other intangible assets (Continued)

All amortisation and impairment charges in the period are included in operating expenses in the income statement.

Details of the acquisition of the Blackbay, CSF, Grosvenor, and Era are provided in note 26. The Lean and Kewill brand names were deemed impaired following the BluJay rebranding, resulting in accelerated amortisation of $nil .

Capitalised development costs represent an internally-generated intangible asset arising from the Group's product development, as recognised in accordance with the relevant accounting policy. During 2019, with new systems in place, BluJay was able to determine the amount of software to be capitalised in relation to product development.

9.	Property, plant and equipment

Movements during the period are summarised as follows:

	Year ended 31 March 2019
	Leasehold improvements	Fixtures, fittings, equipment	Total
	$000	$000	$000
Group
Cost
At 1 April	957	15,057	16,014
Acquisitions	2	99	101
Additions	135	3,854	3,989
Disposals	-	(34)	(34)
Foreign exchange differences	(42)	(640)	(682)
At 31 March	1,052	18,336	19,388

Depreciation	-	-	0
At 1 April	374	9,529	9,903
Charge for the period	138	2,699	2,837
Disposals	-	(31)	(31)
Foreign exchange differences	(17)	(498)	(515)
At 31 March	495	11,699	12,194

Net book amount
At 31 March	557	6,637	7,194

Details of the acquisition of Blackbay, CSF, Grosvenor, and Era are provided in note 26. There were no assets acquired under finance leases at 31 March 2019.

9BluJay Topco Ltd Financial Statements 2019

10.	Investments

The full list of subsidiary undertakings of the Company as at 31 March 2019 is as follows:		% of equity
	Country of	and voting rights
Trading	incorporation/ registration	held at 31 March 2019
BluJay Solutions Ltd (formerly Kewill Ltd)	UK	100
BluJay Solutions Inc. (formerly Kewill Inc.)	USA	100
BluJay Solutions Inc. (formerly 7622317 Canada Inc.)	Canada	100
BluJay Solutions B.V. (formerly Kewill B.V.)	Netherlands	100
BluJay Solutions N.V. (formerly Kewill Belgium N.V.)	Belgium	100
BluJay Solutions GmbH (formerly Kewill GmbH)	Germany	100
BluJay Solutions A/S (formerly Kewill Nordics A/S)	Denmark	100
BluJay Solutions SA (formerly LeanLogistics Europe SA)	Spain	100
BluJay Solutions (India) Private Ltd (formerly Kewill India (Private) Ltd	India	100
BluJay Solutions Pte Ltd (formerly Kewill Pte Ltd)	Singapore	100
BluJay Solutions Ltd (formerly Kewill Ltd)	Hong Kong	100
BluJay Solutions Co. Limited (formerly Kewill Co. Limited )	China	100
BluJay Solutions K K (formerly Kewill K K)	Japan	100
BluJay Solutions Pty Ltd (formerly Kewill Pty Ltd)	Australia	100
BluJay Solutions (New Zealand) Limited (formerly Blackbay (New Zealand) Ltd )	New Zealand	100
BluJay Solutions (Australia) Pty Ltd (formerly Blackbay (Australia) Pty Ltd )	Australia	100
Grosvenor International Systems Limited	UK	100
Era Systems S.r.l.	Italy	100
Non-trading / sub-holding companies
BluJay Solutions Group Holdings Ltd (formerly Kewill Group Holdings Ltd)	UK	100
BluJay Solutions Holdings Ltd (formerly Kewill Holdings Ltd)	UK	100
BluJay Solutions Holding B.V. (formerly Kewill Holding B.V.)	Netherlands	100
BluJay Solutions Nordics Holding B.V. (formerly Kewill Nordics Holding B.V.)	Netherlands	100
BluJay Solutions (Germany) Holdings GmbH	Germany	100
Blackbay Ltd	UK	100

The above companies operated principally in their countries of incorporation/registration and, apart from BluJay Solutions Co. Limited (formerly Kewill Co. Limited), have 31 March year ends.

The principal nature of business of trading subsidiary undertakings is the development and/or distribution of computer software and associated services. All of the above companies are included in the consolidation.

Apart from BluJay Solutions Group Holdings Ltd, which is owned directly, all shares in the other entities above are owned indirectly by subsidiary undertakings of BluJay Topco Ltd.

11.	Inventories

Year ended 31 March 2019
$000
Finished goods	31

10BluJay Topco Ltd Financial Statements 2019

12.	Trade and other receivables

Year ended 31 March 2019
$000
Trade receivables	34,823
Less: provision for impairment of receivables	(1,622)
Trade receivables - net	33,201
Other receivables	2,846
Prepayments and accrued income	10,122
46,169

Trade and other receivables are denominated in the following currencies:

Year ended 31 March 2019
$000
Sterling	6,396
US Dollars	22,704
Euro	8,290
Singapore Dollars	1,557
Other	7,222
46,169

Movements on the provision for impairment of trade receivables are as follows:

Year ended 31 March 2019
$000
At 1 April	(783)
Foreign exchange	32
Receivables written off as uncollectable	997
New provisions created	(1,868)
At 31 March	(1,622)

As of 31 March 2019 the Group had trade receivables of $15,448,000 that were past due but not impaired.

The ageing analysis of these trade receivables is as follows:

Year ended 31 March 2019
$000
Up to 3 months	12,932
3 to 6 months	1,826
Over 6 months	690
15,448

Impaired trade receivables are all past due and over 6 months old.

In determining the recoverability of trade and other receivables, the Group considers any change in the credit quality of the receivable from the date the credit was initially granted up to the reporting date. Concentrations of credit risk with respect to trade receivables are limited due to the Group's customer base being large and unrelated. The credit risk is managed on a group basis through the Group’s credit risk management policies and procedures. The ongoing credit risk is managed through regular review of ageing analysis. Due to this, management believe there is no further material credit risk for doubtful receivables.

11BluJay Topco Ltd Financial Statements 2019

12.	Trade and other receivables (Continued)

The Group does not hold any collateral as security. The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits, and are only with major reputable financial institutions.

Impairments of trade receivables are expensed as operating expenses. The fair value of receivables equates to their book value.

The Group does not collect external credit ratings for customers but uses its own methods for determining credit worthiness.

Amounts receivable from subsidiary undertakings include $37.3m which is a £28.6m loan owed to the Company by its immediate subsidiary undertaking. This loan is repayable on demand and accrues interest at annually agreed rates which can vary between 0% and current market rates. A rate of 5.5% was charged for the period to 31 March 2019.

13a.	Deferred tax asset recognised

Year ended 31 March 2019
$000
As at 1 April	17,974
Recognised in the period:
adjustment in respect of prior periods	215
on timing differences for the period	(6,293)
on change of future expected tax rates	(373)
Exchange differences	(174)
As at 31 March	11,349

The deferred tax asset can be analysed as:

Year ended 31 March 2019
$000
Deferred tax in respect of losses recognised	8,453
Accelerated amortisation and depreciation	1,815
Other short-term timing differences	1,081
11,349

Of the total Group deferred tax asset, approximately $1.1m is expected to be recovered within one year.

13b.	Deferred tax asset unrecognised

The Group also has an unrecognised deferred tax asset of $17,022,000 as follows:

Year ended 31 March 2019
$000
Unrecognised deferred tax asset in respect of trading losses	2,957
Unrecognised deferred tax asset in respect of non-trading	7,559
Unrecognised deferred tax asset in respect of capital losses	1,093
Unrecognised deferred tax asset in respect of other assets	5,413
17,022

These deferred tax assets have not been recognised as the precise incidence of future profits in the relevant countries and legal entities cannot be predicted accurately at this time. In particular, some of these losses are expected to expire before they can be utilised. The tax charge in future periods will be reduced by the utilisation of brought forward trading losses.

12BluJay Topco Ltd Financial Statements 2019

14.	Trade and other payables

Year ended 31 March 2019
$000
Trade payables	2,301
Other tax and social security costs	2,278
Accruals	8,378
Deferred income	33,377
46,334

Trade and other payables are denominated in the following

Year ended 31 March 2019
$000
Sterling	11,539
US Dollars	20,410
Euro	2,909
Singapore Dollars	1,657
Other	9,819
46,334

15.	Current tax liability

Year ended 31 March 2019
$000
Corporation tax liability	150
Overseas tax liability	217
367

16.	Deferred tax liability

Year ended 31 March 2019
$000
At 1 April	9,862
Acquisitions (see note 26)	1,929
Released to income statement	(4,559)
Exchange differences	(155)
As at 31 March	7,077

The deferred tax liability relates wholly to the deferred tax on the acquisition of intangible assets. Of the total deferred tax liability, approximately $3.1m is expected to be utilised within one year.

13BluJay Topco Ltd Financial Statements 2019

17a.	Bank Borrowings

Group

Total borrowings comprise:

Year ended 31 March 2019
$000
Bank loans	312,778

These obligations are presented in the group's balance sheet as follows:

$000
Included in current liabilities	(1,390)
included in non-current liabilities	314,168
312,778

The maturity profile of the group's bank loans is as follows:

	Excluding capitalised fees	Capitalised fees	Total as presented
	$000	$000	$000
In one year or less	-	(1,390)	(1,390)
In more than one year, but not more than two years	-	(1,390)	(1,390)
In more than two years but not more than five years	-	(4,171)	(4,171)
In more than five years	320,410	(681)	319,729
	320,410	(7,632)	312,778

Refinance September 2017

The debt outstanding at 31 March 2017 was repaid in full in September 2017 through new debt finance raised.

The credit facilities are provided through a syndicate led by TPG Specialty Lending Europe I Advisors Ltd. The term loan facilities includes US dollar denominated loans totalling $170,000,000, pounds sterling denominated loans totalling £35,166,579 and euro denominated loans totalling €93,200,648. The repayment of the terms loans is due in September 2024. The new revolving credit facilities comprise an available facility of $20,000,000. The loans are secured by fixed and floating charges over the shareholdings in the principal subsidiary undertakings as well as over the assets of the principal subsidiaries. The loans are subject to standard commercial loan covenants for which the group was fully in compliance throughout the reporting period and to the date of this report.

Interest is payable on the credit facilities at a variable rate, payable at relevant base rates plus a further margin of up to 3%. Interest is payable on the term loans at a variable rate, payable at relevant base rates plus a further margin of up to 6.5%.

At 31 March 2019, $9.9m was drawn on the credit facility.

During the reporting period, the average interest rate charged on the bank loans was approximately 7.76%. The total interest expense in the period on these borrowings, excluding amortisation of capitalised fees, was $20,495,000.

17b.	Finance leases

At 31 March 2019 the Group did not have any minimum lease payments under finance leases.

14BluJay Topco Ltd Financial Statements 2019

18.	Derivative financial instruments

There were no derivative financial instruments at 31 March 2019.

Derivative financial instruments held at 1 April 2018 comprise a series of three interest rate cap arrangements entered into to protect the Company against the cash flow risk of potential future increases in the relevant base rates as applied to the current bank borrowings described above in note 17, one instrument each in US dollars, pounds sterling and euros.

The interest rate caps were purchased in July 2016, each instrument being a two year interest rate cap at 1.00% three month LIBOR and EURIBOR on 50% of the term loan balance then in place, by currency, as amortising going forwards until expiry 30 June 2018, for an aggregate total premium of $211,000. The notional principal of the caps at 31 March 2017 was equivalent to $111,411,612. During the period cash payments of $179,000 were received and fair value adjustments of $62,000 were credited to the income statement. At 31 March 2018 the fair value of the caps was $163,000.

The practical effect of the caps, combined with the relevant base rates floor in the new credit agreement, was that approximately 30% of the current term loan balances were fixed rate debt, and the Group was not exposed to base rate fluctuations on this proportion of the amortising term loan debt outstanding until the expiry of the caps on 30 June 2018.

Upon expiry, the interest rate cap arrangements were not renewed nor were new agreements entered into.

19.	Financial instruments

The Group's financial instruments comprise cash and liquid resources, along with various items such as trade receivables, trade payables, accruals, contingent consideration and onerous contractual obligations. The Group policy does not permit entering into speculative trading of financial instruments and this policy has continued to be applied throughout the year.

The Directors consider that the carrying amount of financial assets and liabilities approximates to their fair value.

Financial assets

The Group's financial assets at the year end are analysed as follows:

Year ended 31 March 2019
$000
Cash and cash equivalents	13,204
Trade receivables	33,201
Other receivables	10,122
Accrued income	2,846
59,373

The ageing of the Group's trade receivables is shown in note 12.

In the Company balance sheet, amounts owed by subsidiary undertakings total $37.3m , all of which is denominated in sterling and which accrues interest at annually agreed rates which can vary between 0% and current market rates. A rate of 5.5% was charged for the period to 31 March 2019.

15BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (Continued)

The interest rate profile of the Group's cash and cash equivalents was:

		At 31 March 2019
	Currency	Total	Floating rate financial assets
		$000	$000
Cash at bank	Sterling	2,724	2,724
	US Dollar	3,539	3,539
	Euro	2,472	2,472
	Danish Kroner	1,298	1,298
	Singapore Dollar	621	621
	Chinese Yuan Renminbi	291	291
	Japanese Yen	57	57
	Indian Rupee	832	832
	Other	1,369	1,369
Total cash at bank		13,203	13,203
Short-term deposits	Euro	1	1
Total short term deposits		1	1
Total of cash and other cash deposits		13,204	13,204

Floating rate cash earns interest based on relevant national interest rates ranging from 0.1% to 0.8%. The Company accounts include $45,000 total cash at bank.

Financial liabilities

The Group's financial liabilities at the year end are analysed as follows:

	Note	Due in less than 1 year 2019	Due in more than 1 year 2019	Total 2019
		$000	$000	$000
Trade payables		2,301	-	2,301
Accruals		8,378	-	8,378
Borrowings	17a	312,778	-	312,778
Preference shares	21	64,176	-	64,176
		387,633	0	387,633

16BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (continued)

Capital risk management

During the period, the Group financed its operations through a mixture of new equity and bank borrowings. At 31 March 2019, the capitalstructure of the Group primarily consisted of gross debt totalling $320.4m (note 17) and equity attributable to equity holders of the Parent Company totalling $37.3m (inclusive of preference shares, see note 21). This equates to a gearing ratio of 68%.

The Group's overall objective when managing capital and other financial risk is to safeguard its ability to continue as a going concern in order to provide returns to shareholders (investors) and benefits to other stakeholders. To this end the Group seeks to maintain an optimal level of bank borrowings as part of the long term capital structure of the entity. The Group will review its capital structure regularly to consider the cost of capital and the risks associated with each class of capital.

Market risks are inherent in the use of debt capital, interest rate cash flow risk for example, on top of which, in the course of its normal activities, the Group is routinely exposed to a variety of other financial risks. These are discussed further below.

Capital is primarily managed at individual entity level, with the overall objective being to foster a collectively strong capital base that will provide a stable level of return to Group shareholders (investors) and long term debt providers, as well as to promote overall investor and creditor confidence. As previously noted, an optimal level of debt forms part of the long term capital structure of the Group so as to facilitate and sustain the continuing development of the business.

Financial instruments and risk management

The main risks arising from the Group's financial instruments are counterparty credit risk, liquidity risk, foreign currency risk and interest rate risk. The Group monitors these risks primarily through cash flow forecasting and sensitivity analysis, with a central treasury function identifying and evaluating financial risks in close co-operation with the Group's main operational functions.

The use of simple financial derivatives is considered in order to hedge specific financial risk where cost effective to do so. The Group does not enter into, or trade, financial instruments, including derivative financial instruments, for speculative purposes.

Counterparty credit risk

This is the risk that a counterparty will be unable to pay amounts in full when due. Credit risks are associated with deposits with banks and receivables from customers. Exposure levels and credit limits applicable to each bank or customer are reviewed on a regular basis.

Liquidity risk

This is the risk that the Group will have insufficient funds to meet its financial liabilities, including scheduled repayments of its borrowing facilities, as they fall due. As the Group is strongly cash generative, and, with a high level of recurring income, its liquidity risk is considered to be low.

That said, the Group still remains highly alert to liquidity risk and centrally manages its cash. The objective is to provide efficient cash and tax management and cost effective core funding to operating businesses, and this is undertaken by central pooling of surplus funds via the use of intra-group loans. This process also ensures that there are sufficient funds available to meet the scheduled loan repayments, as well as the expected funding requirements of the Group operations and investment opportunities.

Foreign currency risk

The Group's principal exposure to exchange rate fluctuations arises on the translation of diverse overseas net assets and results into a single presentation currency (currently US dollars) on consolidation. Overseas investments are not hedged, but the level of such balance sheet exposure will be regularly monitored to ensure this remains appropriate. Translation exposures on direct transactions, such as fund transfers between Group countries, will be managed by reviewing movements on exchange rates.

The table below approximates the impact on the Group's profit before tax of a reasonably possible +/- 1% exchange rate movement (of US dollars against the specified currency, with all other variables held constant) of the Group's major non-USD trading currencies during the year.

Year ended 31 March 2019
$000
Euro +/-	87
Pounds Sterling +/-	53
140

17BluJay Topco Ltd Financial Statements 2019

19.	Financial instruments (continued)

The Group's borrowings are denominated in a mixture of US dollars, pounds sterling and euros. This matches closely the Group's underlying cash generation, so mitigating significantly any economic currency risk on servicing the debt. However, given a US dollar presentation currency for the consolidated financial statements, the group may experience significant non-cash foreign exchange retranslation variances in the presentation of its debt going forwards.

Interest rate risk

The Group is exposed to interest rate fluctuations on its borrowings (as detailed in note 17), but will actively monitor this exposure going forwards with a view to putting in place interest rate swaps or caps where deemed beneficial. As an illustration, each 0.1% increase in the relevant base above a 0.5% base would add approximately $320,000 to the total interest expense for the next twelve months. The current Euro borrowing is significantly below the 0.5% base however and would require a relevant base rates increase of around 0.8% before any additional interest charges were due

Interest income is generated from cash and short term deposits held by the Group. The Group's exposure to interest rate risk on surplus cash is currently minimal.

20.	Provisions

	Dilapidations liability	Restructure costs	Total
	$000	$000	$000
At 1 April 2018	158	279	437
Utilised during the year	(63)	(140)	(203)
Exchange differences	-	(10)	(10)
At 31 March 2019	95	129	224

The provisions are financial liabilities on which no interest is charged. The fair value of the financial liabilities approximate to their book value.

Year ended 31 March 2019
Analysed as:	$000
Current liabilities	95
Non current liabilities	129
224

The deferred consideration relates to the Era acquisition which closed in October 2018. The additional payments are highlighted in note 26.

21.	Called up share capital

		31 March 2019
Issued, allotted, called up and fully paid:	Number	£000
A Ordinary shares of 1p each	60,295,094	603
B Ordinary shares of 0.1p each	2,909,578	3
C Ordinary shares of 0.1p each	5,848,551	6
A Preference shares of £1.00 each	38,355,558	38,356
		38,968

		$000
Current carrying value in presentation currency		65,032

of which:
Preference share liability component on balance sheet		64,175
Equity		857
		65,032

18BluJay Topco Ltd Financial Statements 2019

21.	Called up share capital (continued)

31 March 2019
$000
Shares issued / (redeemed) in year:
Preference share liability component	-
Equity	8

Liability component:
Dividends accruing (see note 27)	4,922
Exchange differences	(4,486)
Preference share liability component at 31 March	436

During the period the Company issued 6,090,081 new C Ordinary shares of 0.1p to Directors and employees of BluJay group companies. The shares were issued at 7.1p per share, which was considered to also be the current market value of the shares, and total proceeds received amounted to £432,395. In addition, a total of 642,784 A Ordinary shares and 241,530 C Ordinary shares were repurchased from former employees for a total of £23,577, also in line with the latest valuations, and subsequently cancelled.

The Group operates an equity settled share based compensation plan which is based on the management seniority. These shares are subject to vesting conditions, 50% of the shares have time based vesting conditions and the remaining 50% have exit based vesting conditions. The time based vested shares are vested at the rate of 1/48 a month following the granting of the shares and the time vesting of the shares ceases on a notice of cessation of employment. All unvested time vested shares and the exit based vested shares will become vested on the sale of the Group. The time vested shares will become fully vested the earlier of 25 March 2023 or a complete exit of the group.

Each A Ordinary share and each B Ordinary share are entitled to one vote in any circumstances, and rank pari passu with one another. Each C Ordinary share is entitled to one vote on resolutions other than C Ordinary shares. C Ordinary shares shall be treated on a pari passu basis as between each one of them.

Holders of A Preference shares shall be entitled to receive notice of, attend and speak at general meetings, but are not entitled to vote on resolutions. Holders of A Preference shares rank ahead of the ordinary shares on a return of capital.

A fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof accrues to the holders of the A Preference shares, compounding annually. See also note 27.

The Non-distributable reserve arose on the redemption of Preference shares and repurchase of Ordinary shares.

A redemption of preference shares resulted in a reduction in the carrying value of the equity component recognised.

22.	Related party transactions

The Company has not undertaken any trading transactions with either its subsidiaries or its parent. The Company has loans outstanding from to subsidiary undertakings which are subject to interest and upon which a loan rate of 5.5% has been applied for the period to 31 March 2019.

During the period, the group received advisory and support services from Francisco Partners for which a management charge of $705,000 was paid.

Amounts owing to or from subsidiaries are disclosed in the balance sheet and related notes. Investment in subsidiaries during the period is disclosed in note 10.

Key management disclosures are contained in note 5.

19BluJay Topco Ltd Financial Statements 2019

23.	Financial commitments

At 31 March 2019 the Group was committed to making the following minimum lease payments in respect of operating leases which fall due for settlement as follows:

	Year ended 31 March 2019
	Land and buildings	Other assets
	$000	$000
Within one year	3,412	371
In the second to fifth years inclusive	7,743	966
After five years	693	-
	11,848	1,337

Other assets primarily include computer hardware, cars and photocopiers.

24.	Revenue

The Group's revenues split by geography are as follows:

	Year ended 31 March 2019
	Americas	APAC	EMEA	Total
	$000	$000	$000	$000
License revenue	1,774	127	1,557	3,458
Services revenue	14,724	4,599	17,244	36,567
Maintenance revenue	9,984	3,666	14,648	28,298
LaaS	20,511	-	-	20,511
SaaS	40,980	2,351	29,207	72,538
Other	-	25	62	87
	87,973	10,768	62,718	161,459

25.	Deferred Revenue

Deferred revenue movements related to invoicing and revenue recognition for the period are noted below. Based on the nature of BluJay's business and when the performance obligations will be met, the ending deferred revenue will be recognized within one year from year-end.

Ending balance, 1 April 2018	28,713
Amounts from acquisitions	1,564
Amounts invoiced	77,992
Revenue recognized	(73,872)
Foreign exchange	(1,020)
Ending balance, 31 March 2019	33,377

26.	Acquisitions

Acquisition of CSF Solutions

On 10 April 2018, the BluJay group completed the acquisition of CSF Solutions by acquiring all 100% of the shares. CSF is a leading provider of customs and compliance solutions to the German market. With the acquisition, BluJay further solidifies its position as Germany’s leading custom solutions provider. Prior to the acquisition in April 2018, BluJay owned 33% of one of the CSF companies. The equity investment was remeasured on the date of acquisition and a gain of $1.1m was recognized. The gain increased goodwill related to the transaction.

Base cash consideration was €6m, for CSF IS, and €1,750k for two-thirds of CSF IC since BluJay already owned one-third of CSF IC. Both entities are based in Germany.

20BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

The acquisition was financed by drawing upon the BluJay group's existing revolving credit facility, with no new term loan debt required.

The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Amount settled in cash		10,330
Fair value of previously held equity investment in CSF		1,200
		11,530

Other intangible assets	8	4,373
Property, plant and equipment	9	12
Trade and other receivables - gross value		751
Trade and other payables		(1,297)
Deferred tax liabilities	16	(1,334)
Cash		990
Net assets acquired		3,495
Goodwill	7	8,035

Satisfied by:
Cash		10,330

Cash flow attributable to acquisition:
Cash consideration paid		10,330
Less: cash acquired		(990)
Net cash outflow arising upon acquisition		9,340

The fair value of the financial assets includes trade receivables with a gross contractual value of $194,000 which is also the best estimate of fair value.

The goodwill of $6,835 arising from the acquisition includes the value attributed to the workforce. There was also considered to be Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

CSF would have contributed revenue $2.8m in revenue if it had been acquired at the beginning of 2019.

21BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

Acquisition of Grosvenor International Systems Ltd

On 1 August 2018, the BluJay group completed the acquisition of Grosvenor International Systems Ltd by purchasing 100% of the voting equity shares. Grosvenor's pioneering customs duty management software helps importers and exporters throughout Britain and Europe drive efficiencies, improve cashflow and reduce costs.

Base cash consideration was £4.3m.

The acquisition was financed by with additional term debt as an accordion to the current facilitates. The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Other intangible assets	8	2,468
Property, plant and equipment	9	55
Trade and other receivables - gross value		491
Trade and other payables		(555)
Deferred tax liabilities	16	(612)
Cash		1,333
Net assets acquired		3,180
Goodwill	7	3,680
Total consideration		6,860

Satisfied by:
Cash

Cash flow attributable to acquisition:
Cash consideration paid		6,860
Less: cash acquired		(1,333)
Net cash outflow arising upon acquisition		5,527

The fair value of the financial assets includes trade receivables with a gross contractual value of $409,000, which is also the best estimate of fair value.

The goodwill of $3,680,000 arising from the acquisition includes the value attributed to the workforce. There was also considered to be material value in the growth prospects of Grosvenor. This factor is reflected in the goodwill balance. None of the goodwill is expected to be deductible for tax purposes.

Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

Grosvenor would have contributed revenue $2.5m in revenue if it had been acquired at the beginning of 2019.

22BluJay Topco Ltd Financial Statements 2019

26.Acquisitions, continued

Acquisition of Era S.r.l.

On 1 October 2018, the BluJay group completed the acquisition of Era Systems S.r.l. by acquiring 100% of the voting shares. Era System is a young Italian based customs software provider with a 100% focus on the Italian market. It also has other solutions in its portfolio typically focused on the freight forwarder (freight management, terminal, accounting & billing). They are one of the few Italian customs software providers using recent technology (cloud based).

Base cash consideration was €1.7m, for which BluJay acquired a company based in Italy.

The acquisition was financed by drawing upon the BluJay group's existing revolving credit facility, with no new term loan debt required.

The identifiable assets acquired and liabilities assumed upon acquisition are set out in the table below:

	Note	Fair Value
		$000
Other intangible assets	8	592
Property, plant and equipment	9	34
Trade and other receivables - gross value		194
Trade and other payables		(90)
Deferred tax liabilities	16	(145)
Cash		259
Net assets acquired		844
Goodwill	7	1,128
Total consideration		1,972

Satisfied by:
Cash		1,972

Cash flow attributable to acquisition:
Cash consideration paid		1,537
Less: cash acquired		(259)
Net cash outflow arising upon acquisition		1,278
Additional consideration (12 months after closing)		174
Additional consideration (24 months after closing)		261
Total potential cash outflow		1,713

The fair value of the financial assets includes trade receivables with a gross contractual value of $166,000, which is also the best estimate of fair value.

The goodwill of $1,128,000 arising from the acquisition includes the value attributed to the workforce. There was also considered to be material value in the growth prospects of Era and its ability to foster new customer relationships. All these factors are reflected in the goodwill balance. None of the goodwill is expected to be deductible for tax purposes.

Acquisition-related costs for the acquisitions in FY19 amounted to $1,661,000 (note 1).

Era would have contributed revenue $2.5m in revenue if it had been acquired at the beginning of 2019.

23BluJay Topco Ltd Financial Statements 2019

27.	Dividends

No ordinary dividends were declared in the year ended 31 March 2019.

Holders of A Preference shares are entitled to a fixed, cumulative, preferential dividend at the rate of 10% per annum of the subscription price thereof (see also note 21). Dividends of £3,738,062 ($4,921,532) were accrued in the year to 31 March 2019 . These dividends have been recognised as a financial expense in the income statement.

28.	Share-based payments

The Company operates an unapproved share plan in which certain key directors or employees are invited to participate. The selected persons are able to subscribe for new C Ordinary shares in BluJay Topco Ltd at the higher of subscription par value or market price. Persons are not able to subscribe for shares at a discount to market value, nor are share options offered.

Market value is determined by engaging an external firm of suitably qualified valuers to undertake periodic share valuations. The valuations were based on establishing the enterprise value of the Company using generally accepted valuation methodologies including discounted cash flow analysis, comparable public company analysis and comparable acquisitions analysis. Cash was then added and debt deducted to determine the total equity value of the Company. The equity value was then allocated amongst the securities that comprise the capital structure of the Company using the Current Value Method, as described in the US standard AICPA Practice Aid entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

On the basis of the valuations undertaken, the market value of the securities issued during the period was not higher than subscription par value. As a result, the expense to the income statement from these share-based payment arrangements was $nil in both the current and prior year.

Note 21 details the transactions during the period in A Ordinary, B Ordinary, and C Ordinary share capital, all of which related to the share plan.

28.	Contingent liabilities

The Group has given a guarantee declaring itself jointly and severally liable for the liabilities of its subsidiary undertaking, Grosvenor International Systems, Ltd. This guarantee under s479C of the Companies Act of 2006 allows Grosvenor International Systems, Ltd. to be exempt from audit requirements as permitted by s479A of the Companies Act of 2006.

29.	Ultimate controlling entity

The ultimate controlling entity is Francisco Partners III L.P., of 1 Letterman Drive, Building C - Suite 410, San Francisco, CA 94109.

30.	Subsequent Event

Subsequent to the end of the financial year 1,039,946 new C Ordinary shares of 0.1p have been issued to employees of BluJay group companies. The shares were issued at 7.1p per share, which was considered to also be the current market value of the shares, and total proceeds received amounted to £73,836. In addition, a total of 1,574,595 B Ordinary shares and 563,473 C Ordinary shares have been repurchased from a former employee for a total of £41,582, also in line with the Share Awarded Agreement, and subsequently cancelled.

24BluJay Topco Ltd Financial Statements 2019

Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(As previously filed as part of the definitive proxy statement of E2open Parent Holdings, Inc. filed with the SEC on August 2, 2021)

Introduction:

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•

The acquisition of E2open by CCNB1 consummated on February 4, 2021, resulting reorganization into an umbrella partnership C corporation structure, and other agreements entered into as part of the Business Combination Agreement as of October 14, 2020, by and among CCNB1, E2open, the Blockers, the Blocker Merger Subs and the Company Merger Sub (the “Business Combination”);

•	Repayment of E2open debt and entering into new term loan consummated on February 4, 2021 in connection with the Business Combination;

•	The proposed acquisition of all of the outstanding shares of capital stock of BluJay Topco Limited (“BluJay”) by E2open (the “BluJay Acquisition”);

•

The issuance of 28,909,022 shares of Class A common stock in E2open to the BluJay PIPE Investors in exchange for aggregate gross proceeds of approximately $300 million (the “BluJay Pre-Closing Financing”); and

•	Repayment of BluJay debt and entering into a senior secured incremental term loan facility in an aggregate principal amount of up to $380 million in connection with the BluJay Acquisition.

CCNB1 was a blank check company incorporated on January 14, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On April 28, 2020, CCNB1 consummated the IPO of 41,400,000 Units, including the issuance of 5,400,000 Units as a result of the full exercise of the underwriters’ over-allotment option, at $10.00 per unit, generating gross proceeds of $414.0 million. Simultaneously with the closing of the IPO, CCNB1 consummated the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $10.280 million. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. Upon the closing of the IPO and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placement Warrants in the Private Placement was placed in the Trust Account established for the benefit of CCNB1’s Public Shareholders, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account.

The organizational structure of the Business Combination, as described above, is commonly referred to as an umbrella partnership C corporation (or “Up-C”) structure. This organizational structure will allow the Flow-Through Sellers to retain equity ownership in E2open, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units. The Flow-Through Sellers may exchange Common Units (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) into Class A Common Stock of the Company. In addition, CCNB1, the Blocker Sellers, and the Flow- Through Sellers will be a party to a Tax Receivable Agreement. In connection with the Business Combination, the Class A ordinary shares of CCNB1 converted automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share (which is referred to herein as Class A Common Stock), of the Company, which domesticated as a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, and de-registered as a Cayman Islands exempted company (the “Domestication”). The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Business Combination” in this prospectus for additional information on our organizational structure, including the Tax Receivable Agreement.

25BluJay Topco Ltd Financial Statements 2019

On February 4, 2021, the E2open, LLC (“Borrowers”) consummated a new financing from a syndicate of lenders including Goldman Sachs Bank USA, Credit Suisse AG, Golub Capital LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Blackstone Holdings Finance Co. L.L.C. in the form of a $525 million “covenant-lite” term loan containing no financial maintenance covenants and a $75 million revolver, which term loan was funded concurrently with the completion of the Business Combination. No amounts have been drawn on the revolver as of June 28, 2021. The new term loan will mature on February 4, 2028 and the new revolving facility will mature on February 4, 2026. Loans under the new financing bear interest, at the Borrower’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case, plus a spread. All obligations of the Borrower under the new financing and, at the option of the Borrower, under hedging agreements and cash management arrangements are guaranteed by E2open Intermediate, LLC, the Borrower (other than with respect to its own primary obligations) and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. organized restricted subsidiary of the Borrower (subject to customary exceptions). The Borrower’s previous term loan due 2024 and related revolving credit facility were terminated upon repayment.

E2open, BluJay and the shareholders of BluJay (the “BluJay Sellers”) entered into a Share Purchase Deed on May 27, 2021 (as may be amended from time to time in accordance with the terms thereof, the “BluJay Purchase Agreement”), pursuant to which E2open or a direct or indirect subsidiary thereof will purchase all of the outstanding shares of capital stock of BluJay from the BluJay Sellers. As a result of the BluJay Acquisition, BluJay and its subsidiaries will become subsidiaries of E2open.

Upon consummation of the BluJay Acquisition (the “BluJay Closing”), in exchange for the shares of BluJay, E2open will issue to the BluJay Sellers an aggregate of 72,383,299 shares of Class A common stock, par value $0.0001 per share, of E2open and pay to the BluJay Sellers cash in the aggregate amount of $456.8 million, subject to increase for a ticking fee and adjustments for leakage and other enumerated items as provided in the Purchase Agreement.

The BluJay Purchase Agreement follows a typical locked-box mechanism, pursuant to which the purchase price is fixed upfront by reference to the balance sheet position of BlueJay as at December 31, 2020, without any purchase price adjustment following the BluJay Closing. E2open is also required to pay an additional consideration on a daily basis for the period between December 31, 2020, and the date of the BluJay Closing at a rate of $63,000 per day. The purchase price will be reduced on a dollar for dollar basis if any value is extracted to or for the benefit of any BluJay Sellers between December 31, 2020, and the date of the BluJay Closing, which we refer to as leakage, other than for certain narrowly defined permitted leakage items specifically agreed by the BluJay Sellers and E2open and expressly provided for in the BluJay Purchase Agreement.

In connection with the BluJay Acquisition, on May 27, 2021, E2open entered into subscription agreements (the “BluJay Subscription Agreements”) with certain investors, including certain existing stockholders of E2open (the “BluJay PIPE Investors”). Pursuant to the BluJay Subscription Agreements, substantially simultaneously with and conditioned upon the BluJay Closing, E2open has agreed to issue to the BluJay PIPE Investors an aggregate of 28,909,022 shares of Class A common stock in exchange for aggregate gross proceeds of approximately $300 million (the “BluJay Pre-Closing Financing”).

The BluJay Acquisition and the BluJay Pre-Closing Financing are subject to the satisfaction or waiver of certain customary conditions.

The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination and BluJay Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination and the BluJay Acquisition.

26BluJay Topco Ltd Financial Statements 2019

The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 assumes that the BluJay Acquisition occurred on February 28, 2021. The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 does not include any pro forma adjustments for the Business Combination as the Business Combination is already reflected in the E2open audited consolidated balance sheet as of February 28, 2021. The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2021 presents the pro forma effect of the Business Combination and the BluJay Acquisition as if they had been completed on March 1, 2020.

E2open’s fiscal year ends on the last day in February, whereas CCNB1’s fiscal year ended on December 31, and BluJay’s fiscal year ended on March 31. Due to this difference, the unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma condensed combined statement of operations for the three months ended May 31, 2021 combines the E2open unaudited consolidated statement of operations for the three months ended May 31, 2021 and the BluJay unaudited consolidated statement of profit or loss for the three months ended March 31, 2021. The pro forma condensed combined statement of operations for the year ended February 28, 2021, combines the E2open audited consolidated statement of operations for the year ended February 28, 2021, the CCNB1 audited financial results for the period from January 14, 2020 (inception) through December 31, 2020, and the BluJay audited consolidated statement of profit or loss for the year ended March 31, 2021.

The unaudited pro forma condensed combined balance sheet combines the E2open audited consolidated balance sheet as of February 28, 2021 and the BluJay audited consolidated statement of financial position as of March 31, 2021, giving effect to the BluJay Acquisition as if it had been consummated on February 28, 2021.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) on the basis of E2open as the accounting acquirer and BluJay as the accounting acquiree.

The following summarizes the pro forma ownership of Class A common stock of the Company following the BluJay Acquisition:

Equity Capitalization Summary (shares in millions)	Shares	%
Existing E2open Shareholders (1)	187.1	64.9%
BluJay Sellers	72.4	25.1%
BluJay PIPE Investors	28.9	10.0%
Total Class A common stock in E2open	288.4	100.0%

(1)

Excludes impact of Restricted Common Units vesting. This also excludes the noncontrolling economic interest in Common Units, which will be exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock on a 1-for-1 basis. The table below presents the Common Units and noncontrolling interest percentage:

Noncontrolling interest in E2open (shares in millions)	35.6	11.0%
324.0

The following unaudited pro forma condensed combined balance sheet as of February 28, 2021 is based on the historical financial statements of E2open and BluJay as of February 28, 2021 and March 31, 2021, respectively, and assumes the BluJay Acquisition took place on February 28, 2021. The unaudited pro forma condensed combined statements of operations for the year ended February 28, 2021 are based on the historical financial statements of E2open, CCNB1, and BluJay for the year ended February 28, 2021, the period from inception through December 31, 2020, and the year ended March 31, 2021, respectively, and assume the Business

27BluJay Topco Ltd Financial Statements 2019

Combination and BluJay Acquisition occurred at the beginning of E2open’s fiscal year (i.e., March 1, 2020). The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2021

	Historical
($ in millions)	E2open (As of 2/28/21)	BluJay – U.S. GAAP (As of 3/31/21) (Note 3)	Transaction Accounting Adjustments		Pro Forma Combined
Cash and equivalents	$194.7	$31.5	$(177.3)	A	$48.9
Restricted cash	12.8	—	—		12.8
Accounts receivable, net	112.7	31.5	—		144.2
Prepaids and other current assets	12.6	17.3	—		29.9
Current assets	332.8	80.3	(177.3)		235.8
Long-term investments	0.2	—	—		0.2
Goodwill	2,628.6	173.6	1,085.0	B	3,887.2
Intangible assets, net	824.9	8.7	515.3	B	1,348.9
Property and equipment, net	44.2	28.8	—		73.0
Other noncurrent assets	7.5	13.5	—		21.0
Non-current assets	3,505.4	224.6	1,600.3		5,330.3
Total assets	$3,838.2	$304.9	$1,423.0		$5,566.1
Accounts payable and accrued liabilities	$70.2	$104.0	—		$174.2
Incentive program payable	12.8	—	—		12.8
Deferred revenue	89.7	38.5	(18.1)	D	110.1
Acquisition-related obligations	2.0	—	—		2.0
Current portion of notes payable and capital lease obligations	9.2	—	—		9.2
Current liabilities	183.9	142.5	(18.1)		308.3
Long term deferred revenue	0.5	—	—		0.5
Tax receivable agreement	50.1	—	0.2	E	50.3
Notes payable and capital lease obligations	509.4	326.8	43.5	C	879.7
Fair value of warrant liability	68.8	—	—		68.8
Contingent consideration	150.8	—	—		150.8
Other noncurrent liabilities	397.3	8.6	97.0	F	502.9
Non-current liabilities	1,176.9	335.4	140.7		1,653.0
Total liabilities	1,360.8	477.9	122.6		1,961.3

Common stock ($0.00001 par value)	—	—	—		—
Additional paid in capital	2,071.2	97.2	1,058.2	G	3,226.6
Accumulated other comprehensive income (loss)	2.4	9.1	(9.1)	G	2.4
Retained earnings (accumulated deficit)	10.8	(279.3)	251.3	G	(17.2)
Total shareholders’ equity	2,084.4	(173.0)	1,300.4		3,211.8
Noncontrolling interest	393.0	—	—		393.0
Total equity	2,477.4	(173.0)	1,300.4		3,604.8
Total liabilities & equity	$3,838.2	$304.9	$1,423.0		$5,566.1

28BluJay Topco Ltd Financial Statements 2019

(A)

Represents adjustments to cash due to the following inflows and outflows as a result of the BluJay Acquisition. The cost associated with any repayment of BluJay debt is dependent on the manner in which the debt is paid off; the amount reflected herein represents the highest estimated potential fee:

($ in millions)
Incremental term loan debt	$380.0
BluJay Pre-Closing Financing	300.0
Buyer transaction costs	(34.6)
Debt financing costs	(9.7)
Seller expenses	(38.4)
Repay BluJay debt and accrued interest (1)	(332.8)
Cash to BluJay sellers	(441.8)
Total	$(177.3)

(1)	Reflects an estimated payment of $317.0 million by E2open (see estimated cash sources and uses of funds for the BluJay Acquisition in Note 2) and an estimated payment of $15.8 million by BluJay.

(B)

Represents the adjustment for the estimated preliminary purchase price allocation for the BluJay business resulting from the BluJay Acquisition. The preliminary calculation of total consideration and allocation of the purchase price to the fair value of BluJay’s assets acquired and liabilities assumed is presented below as if the BluJay Acquisition was consummated on February 28, 2021. The Company has not completed its evaluation of the fair value of assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of the Company based on the information currently available and are subject to change once additional analyses are completed. Potential differences may include, but are not limited to, changes in allocations to intangible assets such as developed technology, customer relationships and trade name, changes in fair value of intangible assets and deferred revenue, and other changes to assets and liabilities.

Purchase Consideration: The following is a preliminary estimate of the fair value of consideration expected to be transferred in the Business Combination.

($ in millions)	Pro Forma
Equity consideration paid to BluJay Sellers (Class A common shares)	$862.1
Cash Consideration to BluJay Sellers	441.8
Cash repayment of BluJay debt	317.0
Cash paid for seller transaction costs	38.4
Total consideration	$1,659.3
Current assets (1)	$64.5
Property and equipment	28.8
Non-current assets	13.5
Intangible assets	524.0
Goodwill	1,161.5
Current liabilities	(104.0)
Deferred revenue	(20.4)
Non-current liabilities	(8.6)
Net assets acquired	$1,659.3

(1)	Excludes the estimated remaining balance of BluJay debt that will be paid down with cash from BluJay’s balance sheet (see Note A).

Intangible Assets: The following describes intangible assets that met either the separability criterion or the contractual-legal criterion described in ASC 805 and the anticipated valuation approach. The developed

29BluJay Topco Ltd Financial Statements 2019

technology intangible asset represents technology acquired or developed by BluJay for the purpose of generating income for BluJay, which was valued using the multi-period excess earnings method, a form of income approach considering technology migration. The customer relationships intangible asset represents the existing customer relationships of BluJay that was estimated by applying the with-and-without methodology, a form of the income approach. The trade name intangible asset represents the trade names that BluJay originated or acquired which was valued using the relief-from-royalty method. The pro forma adjustment to intangible assets reflects the difference between the fair value of intangible assets acquired (see below table) and BluJay’s historical intangible assets balance.

($ in millions)	Weighted average useful life (years)	Fair value
Developed Technology	7	$320.0
Customer Relationships	3.5	155.0
Trade Name	15	49.0
Total		$524.0

Goodwill: Approximately $1,161.5 million has been allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the estimated fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring BluJay primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. The Goodwill pro forma adjustment also reflects the removal of BluJay’s historical Goodwill balance of $173.6 million and an adjustment of $97.1 million related to the deferred taxes adjustment described in Note F.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill and indefinite lived intangible assets related to certain acquired brands will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of the combined company determines that the value of goodwill and/or indefinite/finite lived intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

(C)	Represents adjustments to long-term debt due to the following inflows and outflows as a result of the BluJay Acquisition:

Total
Record incremental term loan debt	$380.0
Record new deferred finance costs	(9.7)
Repay BluJay debt	(331.8)
Eliminate BluJay historical deferred finance costs	5.0
Transaction Accounting Adjustment	$(43.5)

(D)

Reflects a reduction in deferred revenues related to the estimated fair value of the acquired deferred revenue related to the BluJay Acquisition. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and BluJay’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(E)

The Company is a party to a tax receivable agreement, which is referred to herein as the Tax Receivable Agreement. Under the Tax Receivable Agreement, the Company generally will be required to pay the Flow-Through Sellers and/or Blocker Sellers, as applicable, 85% of the applicable cash savings, if any, of U.S. federal and state income tax that the Company is deemed to realize in certain circumstances, including as a result of (i) certain increases in tax basis resulting from the Business Combination, (ii) certain pre-existing

30BluJay Topco Ltd Financial Statements 2019

tax attributes of the Blockers existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the Tax Receivable Agreement. The Company generally will retain the benefit of the remaining 15% of the applicable tax savings. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Amounts payable under the Tax Receivable Agreement will be contingent upon, among other things, our generation of taxable income over the term of the Tax Receivable Agreement. If we do not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits subject to the Tax Receivable Agreement, we would not be required to make the related payments under the Tax Receivable Agreement. Although the amount of any payments required to be made under the Tax Receivable Agreement may be significant, the timing of these payments will vary and will generally be limited to one payment per member per year. The amount of such payments is also generally limited to the extent we are unable to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement in a given period.

We recorded a fair value liability related to the Tax Receivable Agreement of $50.3 million, using an imputed interest rate of 7%, assuming (1) a constant corporate tax rate of 24.1%, (2) no dispositions of corporate subsidiaries, (3) no material changes in tax law and (4) we do not elect an early termination of the Tax Receivable Agreement. However, due to the uncertainty of various factors, including: (a) the timing and value of future exchanges, (b) the amount and timing of our future taxable income, (c) changes in our tax rate, (d) no future dispositions of any corporate stock and (e) changes in the tax law, the likely tax savings we will realize and the resulting amounts we are likely to pay to the E2open Sellers pursuant to the Tax Receivable Agreement are uncertain.

Under the Tax Receivable Agreement, we are expecting future gross payments during the fiscal years ending February 2024 of $7.1 million, 2025 of $7.1 million, 2026 of $6.7 million and thereafter of $74.9 million.

The liability recorded on the balance sheet does not include an estimate of the amount of payments to be made if certain E2open Sellers exchanged their remaining interests in E2open Holdings for our Class A Common Stock, as this amount is not readily determinable and is dependent on several future variables, including timing of future exchanges, stock price at date of exchange, tax attributes of the individual parties to the exchange and changes in future applicable federal and state tax rates.

In addition, if we exercise our right to terminate the Tax Receivable Agreement or certain other acceleration events occur, we will be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the Tax Receivable Agreement. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that we have sufficient taxable income to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement over the period specified therein. The payments that we will be required to make will generally reduce the amount of overall cash flow that might have otherwise been available to us, but we expect the cash tax savings we will realize from the utilization of the related tax benefits will exceed the amount of any required payments. If we elected to terminate the Tax Receivable Agreement as of that date of this filing and using the closing stock price of the Company as of June 21, 2021, we estimate our early termination payment would have been approximately $156.8 million in the aggregate under the Tax Receivable Agreement.

In accordance with the Third Company Agreement, we are entitled to receive quarterly tax distributions from E2open Holdings Amended and Restated Limited Liability, subject to limitations imposed by applicable law and contractual restrictions. The cash received from such tax distributions will first be used by us to satisfy any tax liability and then to make any payments required under the Tax Receivable Agreement. We expect that such tax distributions will be sufficient to fund both our tax liability and the required payments under the Tax Receivable Agreement.

31BluJay Topco Ltd Financial Statements 2019

(F)

Represents adjustments to reflect applicable deferred taxes. Refer to Note B for the purchase price allocation. The deferred tax adjustments are primarily related to the difference between the financial statement and tax basis in E2open partnership interests and the financial statement fair market value step-up in various identified intangible assets. The partnership basis difference primarily results from the financial statement fair market value step-up of the net assets acquired below the E2open partnership in the BluJay Acquisition, net of the impact on the Company’s tax basis in their E2open partnership interest. The $97.0 million adjustment related to the deferred tax liability is assuming: (1) the GAAP balance sheet as of February 28, 2021 and March 31, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of February 28, 2021 and March 31, 2021 adjusted for the pro forma entries described herein, (3) an income tax rate that varies by jurisdiction including a U.S. federal income tax rate of 21.0%, a blended U.S. state tax rate of 3.11% (net of federal benefit), and other foreign jurisdictions as applicable, and (4) no material changes in tax law.

(G)	The following table summarizes the pro forma adjustments impacting equity (amounts in millions):

	Elimination of BluJay Equity(1)	BluJay Pre-Closing Financing(2)	Purchase of BluJay(3)	Other Items(4)	Pro Forma Adjustments
Additional paid in capital	$(97.2)	$300.0	$862.1	$(6.7)	$1,058.2
Accumulated other comprehensive income	(9.1)	—	—	—	(9.1)
Retained earnings (accumulated deficit)	279.3	—	—	(28.0)	251.3
Stockholders’ equity	$173.0	$300.0	$862.1	$(34.7)	$1,300.4

(1)	Elimination of BluJay Equity: Represents the elimination of BluJay’s historical equity.

(2)	BluJay Pre-Closing Financing: Represents the 28,909,022 shares of Class A common stock expected to be issued to PIPE Investors in exchange for aggregate gross proceeds of approximately $300 million.

(3)

Purchase Accounting: Represents the fair value of the 72,383,299 shares of Class A common stock to be issued to the BluJay Sellers upon the BluJay Closing. Refer to Note 2 for further discussion on this estimation of fair value.

(4)

Other items: Reflects the estimated, non-recurring buyer transaction expenses of $34.6 million, including PIPE fees of $6.7 million and excluding $9.7 million of debt issuance costs associated with the incremental term loan which are presented as a direct deduction from the face amount of the incremental term loan (see Note C), the $0.2 million increase in the fair value liability related to the Tax Receivable Agreement (see Note E), and a $0.1 million decrease in the deferred tax liability resulting from the change in fair value of the Tax Receivable Agreement liability.

32BluJay Topco Ltd Financial Statements 2019

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended February 28, 2021

	Historical						Historical
	Successor	Predecessor
($ in millions, except per share amounts)	E2open (From 2/4/21 through 2/28/21)	E2open (From 3/1/20 through 2/3/21)	CCNB1 (From 1/14/20 through 12/31/20)	Transaction Accounting Adjustments (Business Combination)		Pro Forma Results (Adjusted for the Business Combination)	BluJay – US GAAP (Year Ended 3/31/21) (Note 3)	Transaction Accounting Adjustments (BluJay Acquisition)		Pro Forma Combined
Revenue	$21.3	$308.6	$—	$(57.6)	H	$272.3	$177.5	$(16.4)	M	$433.4
Cost of Revenue
Subscriptions	7.8	55.6	—	—		63.4	36.4	—		99.8
Professional services and other	4.3	40.5	—	—		44.8	21.5	—		66.3
Amortization of acquired intangible assets	4.0	18.9	—	10.9	I	33.8	—	—		33.8
Total cost of revenue	16.1	115.0	—	10.9		142.0	57.9	—		199.9
Gross Profit	5.2	193.6	—	(68.5)		130.3	119.6	(16.4)		233.5
Operating Expenses
Research and development	10.5	53.8	—	—		64.3	14.8	—		79.1
Sales and marketing	8.8	46.0	—	—		54.8	16.3	—		71.1
General and administrative	23.1	37.4	3.9	—		64.4	36.1	—		100.5
Acquisition-related expenses	4.3	14.3	—	—		18.6	0.1	27.9	N	46.6
Amortization of acquired intangible assets	1.2	31.3	—	15.4	I	47.9	11.1	82.2	O	141.2
Impairment of long-lived assets	—	—	—	—		—	15.4	—		15.4
Total operating expenses	47.9	182.8	3.9	15.4		250.0	93.8	110.1		453.9
Income (loss) from operations	(42.7)	10.8	(3.9)	(83.9)		(119.7)	25.8	(126.5)		(220.4)
Gain (loss) from change in fair value of warrant liability	23.2	—	(66.0)	—		(42.8)	—	—		(42.8)
Gain (loss) from change in fair value of contingent consideration	33.7	—	(1.4)	—		32.3	—	—		32.3
Interest and other expense, net	(1.9)	(65.5)	—	42.1	J	(25.3)	(32.5)	8.6	P	(49.2)
Total other expenses	55.0	(65.5)	(67.4)	42.1		(35.8)	(32.5)	8.6		(59.7)
Loss before income tax benefit	12.3	(54.7)	(71.3)	(41.8)		(155.5)	(6.7)	(117.9)		(280.1)
Income tax expense (benefit)	(0.6)	(6.7)	—	(6.6)	K	(13.9)	2.0	(26.5)	Q	(38.4)
Net income (loss)	12.9	(48.0)	(71.3)	(35.2)		(141.6)	(8.7)	(91.4)		(241.7)
Net income attributable to noncontrolling interest	2.1	—	—	(27.0)	L	(24.9)		(5.9)	R	(30.8)
Net loss attributable to controlling interest	$10.8	$(48.0)	$(71.3)	$(8.2)	L	$(116.7)		$(85.5)	R	$(210.9)
Earnings per share (Note 4)
Weighted average shares outstanding, basic	187.1					187.1				288.4
Loss per share (basic)	$0.06					$(0.62)				$(0.73)
Weighted average shares outstanding, diluted	222.7					222.7				324.0
Loss per share (diluted)	$0.06					$(0.64)				$(0.75)

(H)

Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the Business Combination. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and E2open’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(I)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the Business Combination. This pro forma adjustment has been proposed assuming the Business Combination happened on March 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value
Indefinite- lived
Trademark / trade name	Indefinite	$110.0
Definite-lived
Customer relationships	20	300.0
Technology	6	370.0
Content library	10	50.0
Total		$830.0

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the Year Ended February 28, 2021
Indefinite-lived trademark / trade name	Indefinite	$110.0	Indefinite
Customer relationships	20	300.0	15.0
Technology	6	370.0	61.7
Content library	10	50.0	5.0
Total		$830.0	81.7
Cost of revenue			33.8
Less: Historical amortization expenses, cost of revenue			22.9
Pro forma adjustments, cost of revenue			10.9
Operating expense			47.9
Less: Historical amortization expenses, operating expense			32.5
Pro forma adjustments, operating expense			15.4

(J)

Represents estimated differences in interest expense and debt issuance costs as a result of incurring new debt and extinguishing historical E2open debt in connection with the Business Combination. The estimated interest rate of the new debt is 4.00%.

($ in millions)	Year Ended February 28, 2021
Eliminate historical interest expense	$66.0
Record interest on new debt	(23.9)
Transaction accounting adjustments	$42.1

2

(K)

Represents the income tax effect of the pro forma adjustments calculated using a blended statutory income tax rate of 24.11% applied to the loss before income tax benefit applicable to the controlling interest. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(L)	Represents the adjustment to present noncontrolling interest in E2open. Noncontrolling interest after consummation of the Business Combination but prior to the BluJay Acquisition is 16.0%.

(M)

Reflects a reduction in revenues related to the estimated fair value of the acquired deferred revenue related to the BluJay Acquisition. The adjustment is based on fair value estimates for deferred revenue, adjusted for costs to fulfill the liabilities assumed, plus normal profit margin. The difference between this adjusted deferred revenue at fair value and BluJay’s historical deferred revenue results in a revenue reduction on a pro forma basis.

(N)

Reflects buyer transaction expenses expected to be incurred by E2open in connection with the BluJay Acquisition as if it was consummated on March 1, 2020. These transaction expenses are non-recurring. The pro forma transaction expenses adjustment of $27.9 million excludes $6.7 million of BluJay Pre-Closing Financing fees which are netted against additional paid-in capital and $9.7 million of debt issuance costs which are presented as a direct deduction from the face amount of the incremental term loan. Interest expense related to the debt issuance costs are included in the pro forma interest expense adjustment discussed in Note J.

(O)

Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (“PPA”) at the closing of the BluJay Acquisition. This pro forma adjustment has been proposed assuming the BluJay Acquisition was consummated on March 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expenses that is adjusted to administrative expenses:

($ in millions)	Weighted average useful life (years)	Fair value
Developed Technology	7	$320.0
Customer Relationships	3.5	155.0
Trade Name	15	49.0
Total		$524.0

($ in millions)	Weighted average useful life (years)	Fair value	Amortization Expense for the Year Ended February 28, 2021
Developed Technology	7	320.0	45.7
Customer Relationships	3.5	155.0	44.3
Trade Name	15	49.0	3.3
Total		$524.0	$93.3

Less: Historical amortization expenses, operating expense			11.1
Pro forma adjustments, operating expense			$82.2

(P)

Represents estimated differences in interest expense and debt issuance costs as a result of incurring incremental debt in connection with the BluJay Acquisition. The estimated interest rate of the new debt is 4.00%.

3

(Q)

Represents the income tax effect of the pro forma adjustments calculated using various statutory income tax rates dependent upon the jurisdiction in which the pro forma adjustment applied. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(R)	Represents the adjustment to noncontrolling interest in E2open upon consummation of the BluJay Acquisition. Pro forma noncontrolling interest after the BluJay Acquisition is 11.0%.

1. Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with E2open as the acquiring entity of BluJay. Under the acquisition method of accounting, E2open’s assets and liabilities will retain their carrying values and the assets and liabilities associated with BluJay will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC Topic
820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by E2open, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the BluJay Acquisition that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the BluJay Acquisition are presented in the unaudited pro forma condensed combined statement of operations as if it was consummated on March 1, 2020. The impact of such transaction expenses incurred prior to the BluJay Acquisition are reflected in the unaudited pro forma condensed combined balance sheet as reductions to liabilities and a decrease to cash, whereas such transaction expenses incurred concurrently with the consummation of the BluJay Acquisition are reflected as an adjustment to retained earnings, accumulated deficit, or additional paid-in capital and a decrease to cash. Such transaction expenses incurred and paid by E2open prior to the BluJay Acquisition has been adjusted as part of the E2open equity close out adjustment.

The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the BluJay Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of February 28, 2021 assumes that the BluJay Acquisition occurred on February 28, 2021. The unaudited pro forma condensed combined statement of

4

operations for the year ended February 28, 2021 presents pro forma effects of the Business Combination and theBluJay Acquisition as if they had been completed on March 1, 2020. This period is presented on the basis of E2open being the accounting acquirer.

2. Description of the Business Combination and the BluJay Acquisition

The Business Combination

Pursuant to the Business Combination Agreement, existing E2open owners received a combination of cash, Class A common stock and non-economic voting Class V common stock in the continuing public company and will retain approximately 35.4% of the economic interests in E2open. The Business Combination was structured as an Up-C transaction, whereby the Flow-Through Sellers own equity in E2open (Common Units) and hold direct voting rights in CCNB1 (Class V common stock).

Below is a diagram of the transaction:

Structure Diagram

The BluJay Acquisition

Pursuant to the Purchase Agreement, the BluJay Sellers are expected to receive an aggregate of 72,383,299 shares of Class A common stock, par value $0.0001 per share, of E2open and cash in the aggregate amount of $456.8 million, subject to increase for a ticking fee and adjustments for leakage and other enumerated items as provided in the BluJay Purchase Agreement.

5

Below is a table to describe the estimated cash sources and use of funds as it relates to the BluJay Acquisition.

($ in millions)
Sources		Uses
Additional term loan capacity (1)	$ 380.0	Cash to BluJay Sellers (4)	$ 441.8
Rolled equity (2)	862.1	Rolled equity (2)	862.1
BluJay Pre-Closing Financing (3)	300.0	Repay BluJay debt (5)	317.0
Cash on balance sheet	161.5	Estimated transaction costs (6)	82.7
Total Sources	$1,703.6	Total Uses	$1,703.6

(1)

Represents the proceeds from a commitment for financing in the form of an incremental term loan of $380 million, the full amount of which will be funded concurrently with the consummation of the BluJay Acquisition.

(2)

Represents the fair value of the 72,383,299 shares of Class A common stock to be issued to the BluJay Sellers upon the BluJay Closing. The fair value is based on the closing price of E2open Class A common stock as reported on the New York Stock Exchange on June 21, 2021. The final purchase price will be based on the number of shares and fair market value of E2open Class A common stock outstanding immediately prior to the closing of the BluJay Acquisition, which could result in a purchase price different from that assumed in this unaudited pro forma combined financial information, and that difference may be material. A 10% and 20% increase (decrease) to the E2open share price from the $11.91 per share price assumed in the unaudited pro forma combined financial information would increase (decrease) the estimated purchase price by $86.2 million and $172.4 million, respectively.

(3)	Represents the proceeds from the BluJay Pre-Closing Financing (including proceeds from Neuberger Berman, The WindAcre Partnership, Eminence Capital and XN).
(4)	Represents the cash to be paid to BluJay Sellers, net of estimated fees.
(5)	Represents the amount of existing BluJay debt that E2open expects to pay down upon the BluJay Closing. The remaining balance of BluJay debt will be paid down with cash on BluJay’s balance sheet.
(6)	Represents the estimated transaction fees and expenses to be incurred by E2open and BluJay as part of the BluJay Acquisition.

3. BluJay Historical Financial Statements

BluJay’s audited financial statements as of and for the year ended March 31, 2021 were prepared in accordance with IFRS as issued by the IASB. During the preparation of these unaudited pro forma condensed combined financial statements, the Company performed a preliminary analysis of BluJay’s financial information to identify differences between IFRS as issued by IASB and U.S. GAAP, differences in accounting policies compared to those of the Company, and differences in financial statement presentation compared to the presentation of the Company. At the time of preparing the unaudited pro forma condensed combined financial statements, other than the adjustments made herein, the Company is not aware of any other material differences.

6

Statement of Financial Position Adjustments

		Historical			Historical
($ in millions)		BluJay – IFRS	IFRS to U.S. GAAP and Accounting Policy		BluJay - U.S. GAAP
BluJay Line Item	E2open Line Item	(As of 3/31/21)	Adjustments		(As of 3/31/21)
Cash and cash equivalents	Cash and cash equivalents	$31.5			$31.5
Trade and Other Receivables	Accounts receivable	29.6			29.6
Accrued income	Accounts receivable	1.9			1.9
Trade and Other Receivables	Prepaid expenses and other current assets	16.2	1.1	A	7.3
	Current assets	79.2	1.1		80.3
Goodwill	Goodwill	173.6			173.6
Other Intangible Assets	Intangible assets, net	8.7			8.7
Other Intangible Assets	Property and equipment, net	21.7			21.7
Property, Plant & Equipment	Property and equipment, net	7.1			7.1
Right-of-use assets		8.5	(8.5)	B	—
Deferred tax assets	Other noncurrent assets	13.5			13.5
	Total assets	$312.3	$(7.4)		$304.9
Trade and other payables	Accounts payable and accrued liabilities	$(19.9)			$(19.9)
Preference share liability	Accounts payable and accrued liabilities	(83.5)			(83.5)
Current tax liability	Accounts payable and accrued liabilities	(0.6)			(0.6)
Deferred revenue	Deferred revenue	(38.5)			(38.5)
Lease liability		(3.3)	3.3	B	—
	Current liabilities	(145.8)	3.3		(142.5)
Borrowings	Notes payable and capital lease obligations	(326.8)			(326.8)
Lease liability		(6.0)	6.0	B	—
Deferred tax liability	Other noncurrent liabilities	(8.6)			(8.6)
	Non-current liabilities	(341.4)	6.0		(335.4)
	Total liabilities	(487.2)	9.3		(477.9)
Called up capital	Additional paid-in capital	0.8			0.8
Share premium	Additional paid-in capital	2.5			2.5
Capital redemption reserve	Additional paid-in capital	92.8			92.8
Share based payment reserve	Additional paid-in capital	1.1			1.1
Cumulative translation reserve	Accumulated other comprehensive income (loss)	9.1			9.1
Retained deficit	Retained earnings (accumulated deficit)	(281.2)	1.9	A, B	(279.3)
	Total stockholder’s equity	(174.9)	1.9		(173.0)
	Total liabilities and equity	$312.3	$(7.4)		$304.9

(A)

Adjustment to align BluJay’s amortization of capitalized commissions with E2open’s accounting policy. This adjustment extends the amortization period of BluJay’s capitalized commissions to include renewal periods, which increases the related asset balance and reduces BluJay’s accumulated deficit balance by $1.1 million as of March 31, 2021.

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(B)

As of February 28, 2021, E2open has not yet adopted ASC 842, while BluJay adopted IFRS 16 in fiscal 2020. Accordingly, these adjustments remove BluJay’s right-of-use assets and operating lease liabilities from its consolidated statement of financial position and decrease BluJay’s accumulated deficit by $0.8 million.

Statement of Profit or Loss Adjustments

		Historical			Historical
($ in millions)		BluJay – IFRS (Year Ended	IFRS to U.S. GAAP and Accounting Policy		BluJay - U.S. GAAP (Year Ended
BluJay Line Item	E2open Line Item	3/31/21)(1)	Adjustments		3/31/21)
Revenue	Revenue	$177.5			$177.5
	Cost of Revenue				—
Operating expenses	Subscriptions	36.4			36.4
Operating expenses	Professional services and other	21.5			21.5
	Total cost of revenue	57.9			57.9
	Gross Profit	119.6			119.6
	Operating Expenses				—
Operating expenses	Research and development	14.8			14.8
Operating expenses	Sales and marketing	16.9	(0.6)	C	16.3
Operating expenses	General and administrative	35.5	0.6	D	36.1
Operating expenses	Acquisition-related expenses	0.1			0.1
Operating expenses	Amortization of acquired intangible assets	11.1			11.1
Operating expenses	Impairment of long-lived assets	15.4			15.4
	Total operating expenses	93.8	—		93.8
	(Loss) income from operations	25.8	—		25.8
Finance Costs	Interest and other expense, net	33.3	(0.8)	D	32.5
	Total other expenses	33.3	(0.8)		32.5
	Income (loss) before income tax benefit	(7.5)	0.8		(6.7)
Taxation	Income tax benefit (Loss)	(2.0)			(2.0)
	Net income/(loss)	$(9.5)	$0.8		$(8.7)

(1)	Certain Operating Expenses presented in BluJay’s audited consolidated financial statements have been disaggregated here to match E2open’s account classification.

(C)

Adjustment to align BluJay’s amortization of capitalized commissions with E2open’s accounting policy. This adjustment extends the amortization period of BluJay’s capitalized commissions to include renewal periods, which reduces the amount of amortization expense recognized in “Sales and marketing”.

(D)

Adjustments reflect the net impact of eliminating interest expense recorded by BluJay for its operating leases under IFRS 16 in “Interest and other expense, net” and recognizing straight-line lease expense in “General and administrative” to be consistent with E2open’s presentation.

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4. Pro Forma Earnings Per Share Information

As a result of the Business Combination, pro forma basic number of shares are reflective of 187.1 million shares of Class A common stock outstanding, and pro forma diluted number of shares are reflective of 222.7 million shares of Class A common stock outstanding.

Pro Forma Combined
Year Ended February 28, 2021
Net loss attributable to controlling interest ($ in millions)	$(116.7)
Weighted average shares outstanding - basic (shares in millions)	187.1
Loss per share - basic	$(0.62)
Net loss attributable to noncontrolling interest ($ in millions)	$(24.9)
Weighted average shares outstanding - diluted (shares in millions)	222.7
Loss per share - diluted	$(0.64)

As a result of the BluJay Acquisition, pro forma basic number of shares are reflective of 288.4 million shares of Class A common stock outstanding, and pro forma diluted number of shares are reflective of 324.0 million shares of Class A common stock outstanding.

Pro Forma Combined
Year Ended February 28, 2021
Net loss attributable to controlling interest ($ in millions)	$(210.9)
Weighted average shares outstanding - basic (shares in millions)	288.4
Loss per share - basic	$(0.73)
Net loss attributable to noncontrolling interest ($ in millions)	$(30.8)
Weighted average shares outstanding - diluted (shares in millions)	324.0
Loss per share - diluted	$(0.75)

Earnings per share exclude warrants and contingently issuable shares that would be anti-dilutive to pro forma EPS, including (i) 13,800,000 redeemable warrants to purchase Class A ordinary shares of CCNB1 offered by CCNB1 in its initial public offering, (ii) 10,280,000 warrants to purchase Class A ordinary shares of CCNB1 that were issued to the Sponsor concurrently with the IPO, (iii) 5,000,000 redeemable warrants issued at the close of the Business Combination as part of the Forward Purchase Agreement, (iv) 2,500,000 unvested Restricted Sponsor Shares, held by the Sponsor Eva F. Huston and Keith W. Abell, which convert into shares of Class A common stock in accordance with the Certificate of Incorporation and the Sponsor Side Letter Agreement, (v) 18,500,000 Flow-Through Seller non-voting unvested Restricted Common Units, and (vi) 35,636,680 Common Units owned by the Flow- Through Sellers that are exchangeable (together with the cancellation of an equal number of shares of voting, non-economic Class V common stock) into Class A common stock.

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